Exhibit 10.1

EXECUTION VERSION

$55,000,000 SENIOR SECURED CREDIT FACILITIES

CREDIT AGREEMENT

dated as of November 27, 2013,

among

LTX-CREDENCE CORPORATION

AND

EVERETT CHARLES TECHNOLOGIES LLC

as the Borrower,

THE SEVERAL LENDERS FROM TIME TO TIME PARTIES HERETO,

and

SILICON VALLEY BANK,

as Administrative Agent and Issuing Lender

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

(continued)

SCHEDULES

Schedule 1.1A:	Commitments

Schedule 1.1B:	Existing Letters of Credit

Schedule 4.4:	Governmental Approvals, Consents, Authorizations, Filings and Notices

Schedule 4.5:	Requirements of Law

Schedule 4.6:	Disclosed Matters

Schedule 4.15:	Subsidiaries

Schedule 4.17:	Environmental Matters

Schedule 4.19(a):	Financing Statements and Other Filings

Schedule 6.10:	Securities Accounts

Schedule 7.2(d):	Existing Indebtedness

Schedule 7.3(f):	Existing Liens

Schedule 7.11:	Affiliate Transactions

Schedule 7.15:	Negative Pledge Clauses

Schedule 7.16	Clauses Restricting Subsidiary Distributions

EXHIBITS

Exhibit A:	Form of Guarantee and Collateral Agreement

Exhibit B:	Form of Compliance Certificate

Exhibit C:	Form of Secretary’s/Managing Member’s Certificate

Exhibit D:	Form of Solvency Certificate

Exhibit E:	Form of Assignment and Assumption

Exhibits F-1 – F-4:	Forms of U.S. Tax Compliance Certificate

Exhibit G-1:	Form of Revolving Loan Note

Exhibit G-2:	Form of Term Loan Note

Exhibit H:	Form of Collateral Information Certificate

Exhibit I:	Form of Notice of Borrowing

Exhibit J:	Form of Notice of Conversion/Continuation

-v-

CREDIT AGREEMENT

THIS CREDIT AGREEMENT (this “Agreement”), dated as of November 27, 2013, is entered into by and among LTX-CREDENCE CORPORATION, a Massachusetts corporation (“LTX”), and EVERETT CHARLES TECHNOLOGIES LLC, a Delaware limited liability company (“ECT” and collectively with LTX, the “Borrower”), the several banks and other financial institutions or entities from time to time parties to this Agreement (each a “Lender” and, collectively, the “Lenders”), SILICON VALLEY BANK, as the Issuing Lender, and SILICON VALLEY BANK (“SVB”), as administrative agent and collateral agent for the Lenders (in such capacity, the “Administrative Agent”).

RECITALS:

WHEREAS, LTX has entered into a Master Sale and Purchase Agreement, dated as of September 6, 2013 (as amended as of November 27, 2013, and as further amended, supplemented or otherwise modified from time to time, in accordance with the provisions hereof and thereof, the “Acquisition Agreement”), with Dover Printing & Identification, Inc., a Delaware corporation (the “Seller”) and certain of its affiliates, to acquire (the “Acquisition”) those certain Acquired Shares and Acquired Business as defined in the Acquisition Agreement (collectively, the “Acquired Business”);

WHEREAS, LTX desires to obtain financing for the Acquisition, as well as for working capital financing and letter of credit facilities, and to refinance the Existing LC Facility;

WHEREAS, the Lenders have agreed to extend certain credit facilities to the Borrower, upon the terms and conditions specified in this Agreement, in an aggregate amount not to exceed $55,000,000, consisting of (a) a term loan facility in the aggregate principal amount of $50,000,000, and (b) a revolving loan facility in an aggregate principal amount of up to $5,000,000, with a letter of credit sub-facility in the aggregate availability amount of $5,000,000 (as a sublimit of the revolving loan facility);

WHEREAS, each Borrower has agreed to secure all of its respective Obligations by granting to the Administrative Agent, for the ratable benefit of the Secured Parties, a first priority lien (subject to Liens permitted by the Loan Documents) in substantially all of its respective personal property assets (other than any Excluded Assets) pursuant to the terms of the Guarantee and Collateral Agreement and the other Security Documents; and

WHEREAS, each of the Guarantors has agreed to guarantee the Obligations of the Borrower and to secure its respective Secured Obligations by granting to the Administrative Agent, for the ratable benefit of the Secured Parties, a first priority lien (subject to Liens permitted by the Loan Documents) in substantially all of such Guarantor’s personal property assets (other than any Excluded Assets) pursuant to the terms of the Guarantee and Collateral Agreement and the other Security Documents.

NOW, THEREFORE, the parties hereto hereby agree as follows:

SECTION 1

DEFINITIONS

1.1 Defined Terms. As used in this Agreement (including the recitals hereof), the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“ABR”: for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the higher of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect for such day plus 0.50%. Any change in the ABR due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate.

“ABR Loans”: Loans, the rate of interest applicable to which is based upon the ABR.

“Account Debtor”: any Person who may become obligated to any Person under, with respect to, or on account of, an Account, chattel paper or general intangible (including a payment intangible). Unless otherwise stated, the term “Account Debtor,” when used herein, shall mean an Account Debtor in respect of an Account of the Borrower.

“Accounts”: all “accounts” (as defined in the UCC) of a Person, including, without limitation, accounts, accounts receivable, monies due or to become due and obligations in any form (whether arising in connection with contracts, contract rights, instruments, general intangibles, or chattel paper), in each case whether arising out of goods sold or services rendered or from any other transaction and whether or not earned by performance, now or hereafter in existence, and all documents of title or other documents representing any of the foregoing, and all collateral security and guaranties of any kind, now or hereafter in existence, given by any Person with respect to any of the foregoing. Unless otherwise stated, the term “Account,” when used herein, shall mean an Account of the Borrower.

“Acquired Business”: as defined in the recitals.

“Acquisition”: as defined in the recitals.

“Acquisition Agreement”: as defined in the recitals.

“Acquisition Documentation”: collectively, the Acquisition Agreement and all schedules, exhibits and annexes thereto and all side letters and agreements affecting the terms thereof or entered into in connection therewith.

“Administrative Agent”: SVB, as the administrative agent under this Agreement and the other Loan Documents, together with any of its successors in such capacity.

“Affected Lender”: as defined in Section 2.23.

“Affiliate”: with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent Parties”: is defined in Section 10.2(d)(ii).

“Aggregate Exposure”: with respect to any Lender at any time, an amount equal to the sum of (a) the aggregate then unpaid principal amount of such Lender’s Term Loans, (b) the amount of such Lender’s Revolving Commitment then in effect or, if the Revolving Commitments have been terminated, the amount of such Lender’s Revolving Extensions of Credit then outstanding, and (c) without duplication of clause (b), the L/C Commitment of such Lender then in effect (as a sublimit of the Revolving Commitment of such Lender).

“Aggregate Exposure Percentage”: with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time.

“Agreement”: as defined in the preamble hereto.

“Agreement Currency”: as defined in Section 10.19.

“Applicable Margin”: commencing on the date on which the Administrative Agent receives copies of the consolidated financial statements of LTX and its Subsidiaries in respect of the fiscal quarter of LTX ending January 31, 2014, together with a Compliance Certificate in respect thereof as contemplated by Section 6.2(b), the rate per annum set forth under the relevant column heading below:

TERM LOANS

Level	Consolidated Leverage Ratio	Eurodollar Loans	ABR Loans

I	< 1.00:1.00	2.50%	1.50%

II	≥ 1.00:1.00 but < 2.00:1.00	3.00%	2.00%

III	≥ 2.00:1.00	3.50%	2.50%

REVOLVING LOANS AND LETTERS OF CREDIT

Level	Consolidated Leverage Ratio	Eurodollar Loans and Letter of Credit Fees	ABR Loans

I	< 1.00:1.00	2.50%	1.50%

II	≥ 1.00:1.00 but < 2.00:1.00	3.00%	2.00%

III	≥ 2.00:1.00	3.50%	2.50%

Notwithstanding the foregoing, (a) (i) until the delivery of the first Compliance Certificate required to be delivered pursuant to Section 6.2(b) in connection with the delivery by the Borrower of the consolidated financial statements required to be delivered to the Administrative Agent pursuant to Sections 6.1(a), and (ii) in respect of the fiscal quarter of LTX ending January 31, 2014, the Applicable Margin shall be the rates set forth in Level I of the foregoing table, (b) if the Borrower fails to deliver the financial statements required by Section 6.1 and the related Compliance Certificate required by Section 6.2(b), by the respective date required thereunder after the end of any related fiscal quarter of LTX, the Applicable Margin shall be the rates set forth in Level III of the foregoing table until such financial statements and Compliance Certificate are delivered, and (c) no reduction to the Applicable Margin shall become effective at any time when an Event of Default has occurred and is continuing.

If, as a result of any restatement of or other adjustment to the financial statements of the Loan Parties, the Administrative Agent determines that the Consolidated Leverage Ratio as calculated by the Borrower as of any applicable date was inaccurate in any respect such that a proper calculation of the Consolidated Leverage Ratio would have resulted in different pricing for any period, then (i) if the proper calculation of the Consolidated Leverage Ratio would have resulted in higher pricing for such period, the Borrower shall automatically and retroactively be obligated to pay to the Administrative Agent, for the benefit of the applicable Lenders, promptly on demand by the Administrative Agent, an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period; and (ii) if the proper calculation of the Consolidated Leverage Ratio would have resulted in lower pricing for such period, neither the Administrative Agent nor any Lender shall have any obligation to repay any interest or fees to the Borrower, provided that the applicable pricing tier for future periods shall be determined using the applicable restated or adjusted financial statements.

“Application”: an application, in such form as the Issuing Lender may specify from time to time, requesting the Issuing Lender to issue a Letter of Credit.

“Approved Fund”: any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Asset Sale”: any Disposition of property or series of related Dispositions of property (excluding any such Disposition of property permitted by Section 7.5) that yields gross proceeds to any Group Member (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds) in excess of $1,000,000.

“Assignment and Assumption”: an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.6), and accepted by the Administrative Agent, in substantially the form of Exhibit E or any other form (including electronic documentation generated by an electronic platform) approved by the Administrative Agent.

“Available Revolving Commitment”: at any time, an amount equal to the Total Revolving Commitments in effect at such time, minus (b) the aggregate undrawn amount of all outstanding Letters of Credit at such time, minus (c) the aggregate amount of all L/C Disbursements that have not yet been reimbursed or converted into Revolving Loans at such time, minus (d) the aggregate principal balance of any Revolving Loans outstanding at such time.

“Bankruptcy Code”: Title 11 of the United States Code entitled “Bankruptcy.”

“Bank Services”: any products, credit services and/or financial accommodations previously, now, or hereafter provided to the Borrowers or any of their Subsidiaries by SVB or any of its Affiliates, including any letters of credit (other than any Letters of Credit provided for the account of the Borrower hereunder), Cash Management Services, interest rate swap arrangements (other than to the extent constituting Specified Swap Agreements), and foreign exchange services (including with respect to FX Forward Contracts), as any such products or services may be identified in SVB’s various agreements related thereto (each, a “Bank Services Agreement”).

“Bank Services Agreement”: as defined in the definition of “Bank Services.”

“Benefitted Lender”: as defined in Section 10.7(a).

“Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower”: as defined in the preamble hereto.

“Borrowing Date”: any Business Day specified by the Borrower in a Notice of Borrowing as a date on which the Borrower requests the relevant Lenders to make Loans hereunder.

“Business”: as defined in Section 4.17(b).

“Business Day”: a day other than a Saturday, Sunday or other day on which commercial banks in the State of New York are authorized or required by law to close; provided that with respect to notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, such day is also a day for trading by and between banks in Dollar deposits in the interbank eurodollar market.

“Capital Lease Obligations”: as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP as in effect on the date of this Agreement.

“Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

“Cash Collateralize”: to deposit in a Controlled Account or to pledge and deposit with or deliver to (a) with respect to Obligations in respect of Letters of Credit, the Administrative Agent, for the benefit of the Issuing Lender and one or more of the Lenders, as applicable, as collateral for L/C Exposure or obligations of the Lenders to fund participations in respect thereof, cash or Deposit Account balances having an aggregate value of at least 105% of the L/C Exposure (or, with respect to L/C Exposure consisting of foreign Letters of Credit, 110% of such L/C Exposure) or, if the Administrative Agent and the Issuing Lender shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to the Administrative Agent and such Issuing Lender; (b) with respect to Obligations arising under any Bank Services Agreement in connection with Bank Services, SVB, for its own or any of its applicable Affiliate’s benefit, as provider of such Bank Services, cash or Deposit Account balances having an aggregate value of at least 105% of the aggregate amount of the Obligations of the Group Members arising under all such Bank Services Agreements evidencing such Bank Services; or (c) except to the extent provided under any Specified Swap Agreement with respect to Obligations in respect of such Specified Swap Agreement, the applicable Qualified Counterparty, as Collateral for such Obligations, cash or Deposit Account balances or, if such Qualified Counterparty shall agree in its reasonable discretion, other credit support, in each case pursuant to documentation in an amount, in form and substance reasonably satisfactory to such Qualified Counterparty. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents”: (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of one year or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $250,000,000; (c) commercial paper of an issuer rated at least A-1 by S&P or P-1 by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s; (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; (g) debt securities issued by corporate issuers made by the Borrower in accordance with its official investment policy (as the same shall be amended from time to time), (h) money market mutual or similar funds that invest exclusively in assets satisfying the requirements of clauses (a) through (g) of this definition, and assets of comparable quality (as reasonably determined by the Administrative Agent); or (i) money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000.

“Casualty Event”: any damage to or any destruction of, or any condemnation or other taking by any Governmental Authority of any property of the Loan Parties.

“Certificated Securities”: as defined in Section 4.19(a).

“Change of Control”: (a) at any time, any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), shall become, or obtain rights (whether by means or warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of 50% or more of the ordinary voting power for the election of directors of LTX (determined on a fully diluted basis); (b) during any period of 24 consecutive months, a majority of the members of the board of directors or other equivalent governing body of LTX cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors); or (c) at any time, LTX shall cease to own and control, of record and beneficially, directly or indirectly, 100% of each class of outstanding Capital Stock of each other Loan Party free and clear of all Liens (except Liens created by the Security Documents or otherwise permitted under Section 7.3 or a merger, disposition, consolidation or amalgamation permitted by Sections 7.4 or 7.5).

“Closing Date”: the date on which all of the conditions precedent set forth in Section 5.1 are satisfied or waived by the Administrative Agent and, as applicable, the Lenders or the Required Lenders.

“Code”: the Internal Revenue Code of 1986, as amended from time to time.

“Collateral”: all property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document. For the avoidance of doubt, no Excluded Asset (as such term is defined in the Guarantee and Collateral Agreement) shall constitute “Collateral.”

“Collateral Information Certificate”: the Collateral Information Certificate to be executed and delivered by the Loan Parties pursuant to Section 5.1, substantially in the form of Exhibit H.

“Collateral-Related Expenses”: all reasonable costs and expenses of the Administrative Agent paid or incurred in connection with any sale, collection or other realization on the Collateral, including reasonable attorneys’ fees (including as described in Section 6.6 of the Guarantee and Collateral Agreement), and all amounts for which the Administrative Agent is entitled to indemnification under the Security Documents and all advances made by the Administrative Agent under the Security Documents for the account of any Loan Party.

“Commitment”: as to any Lender, the sum of its Term Commitment and its Revolving Commitment.

“Commitment Fee”: as defined in Section 2.9(a).

“Commitment Fee Rate”: 0.35% per annum.

“Commitment Letter”: the Commitment Letter, dated September 6, 2013, between LTX and the Administrative Agent.

“Communications”: is defined in Section 10.2(d)(ii).

“Compliance Certificate”: a certificate duly executed by a Responsible Officer of the Borrower substantially in the form of Exhibit B.

“Connection Income Taxes”: Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Capital Expenditures”: for any period, with respect to LTX and its consolidated Subsidiaries, the aggregate of all expenditures (whether paid in cash or other consideration or accrued as a liability and including that portion of Capital Lease Obligations which is required to be capitalized on the consolidated balance sheet of LTX under GAAP as in effect on the date of this Agreement) by such Group Members during such period for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) that, in conformity with GAAP as in effect on the date of this Agreement, are included in “additions to property, plant or equipment” or comparable items reflected in the consolidated statement of cash flows of LTX; provided that “Consolidated Capital Expenditures” shall not include (a) expenditures in respect of normal replacements and maintenance which are properly charged to current operations, (b) expenditures made in connection with the replacement, substitution or restoration of assets to the extent financed (i) from insurance proceeds paid on account of the loss of or damage to the assets being replaced or restored or (ii) with awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced, or (c) expenditures made as a tenant as leasehold improvements during such period to the extent reimbursed by the landlord during such period.

“Consolidated EBITDA”: with respect to LTX and its consolidated Subsidiaries for any period, (a) the sum, without duplication, of the amounts for such period of (i) Consolidated Net Income, plus (ii) Consolidated Interest Expense, plus (iii) provisions for taxes based on income, plus (iv) total depreciation expense, plus (v) total amortization expense, plus (vi) costs and expenses relating to the Acquisition and the transactions contemplated under the Loan Documents not in excess of $$4,500,000 in the aggregate, plus (vii) non-cash stock compensation expense, plus (viii) non-cash foreign exchange losses, plus (ix) other non-cash items reducing Consolidated Net Income (excluding any such non-cash item to the extent that it represents an accrual or reserve for potential cash items in any future period or amortization of a prepaid cash item that was paid in a prior period) approved by the Administrative Agent in writing as an ‘add back’ to Consolidated EBITDA, minus (b) the sum, without duplication of the amounts for such period of other non-cash items increasing Consolidated Net Income for such period (excluding any such non-cash item to the extent it represents the reversal of an accrual or reserve for potential cash item in any prior period).

“Consolidated Fixed Charge Coverage Ratio”: with respect to LTX and its consolidated Subsidiaries for any period, the ratio of (a) the sum of (i) Consolidated EBITDA for such period minus (ii) the portion of taxes based on income actually paid in cash (net of any cash refunds received) during such period minus (iii) Consolidated Capital Expenditures (excluding the principal amount funded with the Loans) incurred in connection with such expenditures) to (b) Consolidated Fixed Charges for such period.

“Consolidated Fixed Charges”: with respect to LTX and its consolidated Subsidiaries for any period, the sum (without duplication) of (a) Consolidated Interest Expense for such period, plus (b) scheduled payments made during such period on account of principal of Indebtedness of LTX and its consolidated Subsidiaries (including scheduled principal payments in respect of the Term Loans but excluding Loans under the Revolving Commitments to the extent the Borrower has the right to continue or convert such Loans pursuant to Section 2.13); provided that, for the first year following the Closing Date any calculation of Consolidated Fixed Charges shall be made for the period of time from the Closing Date through such date of calculation and annualized (x) with a multiple of 4x for the period ending January 31, 2014, (y) with a multiple of 2x for the period ending April 30, 2014, and (z) with a multiple of 1.3x for the period ending July 31, 2014.

“Consolidated Interest Expense”: for any period, total cash interest expense (including that portion of any Capital Lease Obligations that is treated as interest in accordance with GAAP) of LTX and its consolidated Subsidiaries for such period with respect to all outstanding Indebtedness of such Persons (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Swap Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP).

“Consolidated Leverage Ratio”: as at the last day of any period, the ratio of (a) Consolidated Senior Indebtedness on such day, to (b) Consolidated EBITDA for such period.

“Consolidated Net Income”: for any period, the consolidated net income (or loss) of LTX and its consolidated Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from the calculation of “Consolidated Net Income” (a) the income (or deficit) of any such Person accrued prior to the date it becomes a Subsidiary of LTX or is merged into or consolidated with LTX or one of its Subsidiaries, (b) the income (or deficit) of any such Person (other than a Subsidiary of LTX) in which LTX or one of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by LTX or such Subsidiary in the form of dividends or similar distributions, and (c) the undistributed earnings of any Subsidiary of LTX to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Loan Document) or any Requirement of Law applicable to such Subsidiary or any owner of Capital Stock of such Subsidiary.

“Consolidated Senior Indebtedness”: as of any date of determination, the aggregate principal amount of all senior Indebtedness of LTX and its consolidated Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP, excluding for the avoidance of doubt any liabilities referred to in clauses (f) and (g) of the definition of “Indebtedness” and the obligations of the Borrowers under the Seller Note.

“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control”: the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Control Agreement”: any account control agreement entered into among the depository institution at which a Loan Party maintains a Deposit Account or the securities intermediary at which a Loan Party maintains a Securities Account, such Loan Party, and the Administrative Agent pursuant to which the Administrative Agent obtains control (within the meaning of the UCC or any other applicable law) over such Deposit Account or Securities Account.

“Controlled Account”: each Deposit Account and Securities Account that is subject to a Control Agreement in form and substance reasonably satisfactory to the Administrative Agent and the Issuing Lender; provided that unless the Administrative Agent has delivered a notice of exclusive control or similar instruction under such Control Agreement, the depositary or intermediary, as applicable, with respect to such Controlled Account may comply with the instructions of the applicable Loan Party.

“Debtor Relief Laws”: the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Declined Amount”: as defined in Section 2.12(e).

“Default”: any of the events specified in Section 8.1, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Default Rate”: as defined in Section 2.15(c).

“Defaulting Lender”: subject to Section 2.24(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the Issuing Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit) within two (2) Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent or the Issuing Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s reasonable determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.24(b)) upon delivery of written notice of such determination to the Borrower, the Issuing Lender and each Lender.

“Deposit Account”: any “deposit account” as defined in the UCC with such additions to such term as may hereafter be made.

“Deposit Account Control Agreement”: any Control Agreement entered into by the Administrative Agent, a Loan Party and a financial institution holding a Deposit Account of such Loan Party pursuant to which the Administrative Agent is granted “control” (for purposes of the UCC) over such Deposit Account.

“Determination Date”: as defined in the definition of “Pro Forma Basis”.

“Discharge of Obligations”: subject to Section 10.8, the satisfaction of the Obligations (including all such Obligations relating to Bank Services) by the payment in full, in cash (or, as applicable, Cash Collateralization in accordance with the terms of the definition thereof) of the principal of and interest on or other liabilities relating to each Loan and any previously provided Bank Services, all fees and all other expenses or amounts payable under any Loan Document (other than inchoate indemnification obligations and any other obligations which pursuant to the terms of any Loan Document specifically survive repayment of the Loans for which no claim has been made), to the extent (a) no Obligations in respect of any Bank Services are outstanding (or, as applicable, all such outstanding Obligations in respect of Bank Services have been Cash Collateralized in accordance with the terms hereof), (b) no Letter of Credit shall be outstanding (or, as applicable, each outstanding and undrawn Letter of Credit has been Cash Collateralized) and (c) the aggregate Commitments of the Lenders are terminated. The existence of obligations under any Specified Swap Agreement shall not preclude the “Discharge of Obligations” so long as such obligations are Cash Collateralized in accordance with the terms of the definition thereof.

“Disposition”: with respect to any property (including, without limitation, Capital Stock of the LTX or any of its Subsidiaries), any sale, lease, Sale Leaseback Transaction, assignment, conveyance, transfer or other disposition thereof. The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is ninety-one (91) days after the date on which the Loans mature. The amount of Disqualified Stock deemed to be outstanding at any time for purposes of this Agreement will be the maximum amount that LTX and its Subsidiaries may become obligated to pay upon maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock or portion thereof, plus accrued dividends.

“Dollars” and “$”: dollars in lawful currency of the United States.

“Domestic Accounts Receivable”: accounts receivable of the Loan Parties that are billed and collected in the United States and other accounts receivable acceptable to the Administrative Agent in its sole discretion.

“Domestic Subsidiary”: any Subsidiary of any Loan Party organized under the laws of any jurisdiction within the United States.

“Eligible Assignee”: any Person that meets the requirements to be an assignee under Section 10.6(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 10.6(b)(iii)).

“Eligible Syndication Transferee”: is any of (a) a commercial bank organized under the laws of the United States, or any state thereof, and having total assets in excess of $250,000,000, (b) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development or a political subdivision of any such country and which has total assets in excess of $250,000,000, provided that such bank is acting through a branch or agency located in the United States, (c) a finance company, insurance company, or other financial institution that is engaged in making, purchasing, or otherwise investing in commercial loans in the ordinary course of its business, that has (together with its Affiliates) total assets in excess of $250,000,000 and that is regulated by the Federal Reserve Bank, the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation or the Office of Thrift Supervision, and (d) any Affiliate (other than individuals) of a pre-existing Lender.

“Environmental Laws”: any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time hereafter be in effect.

“Environmental Liability: any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) a violation of an Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Materials of Environmental Concern, (c) exposure to any Materials of Environmental Concern, (d) the release or threatened release of any Materials of Environmental Concern into the environment, or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA”: the Employee Retirement Income Security Act of 1974, including (unless the context otherwise requires) any rules or regulations promulgated thereunder.

“ERISA Affiliate”: each business or entity which is, or within the last six years was, a member of a “controlled group of corporations,” under “common control” or an “affiliated service group” with any Loan Party within the meaning of Section 414(b), (c) or (m) of the Code, required to be aggregated with any Loan Party under Section 414(o) of the Code, or is, or within the last six years was, under “common control” with any Loan Party, within the meaning of Section 4001(a)(14) of ERISA, but only during such periods when such relationship described in Section 414(b), (c), (m), or (o) of the Code or Section 4001(a)(14) of ERISA with such Loan Party existed.

“ERISA Event”: any of (a) a reportable event as defined in Section 4043 of ERISA with respect to a Pension Plan, excluding, however, such events as to which the PBGC by regulation has waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event; (b) the applicability of the requirements of Section 4043(b) of ERISA with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, to any Pension Plan where an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such plan within the following 30 days; (c) a withdrawal by any Loan Party or any ERISA Affiliate thereof from a Pension Plan or the termination of any Pension Plan resulting in liability under Sections 4063 or 4064 of ERISA; (d) the withdrawal of any Loan Party or, to the knowledge of any Loan Party, any ERISA Affiliate thereof in a complete or partial withdrawal (within the meaning of Section 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefore, or the receipt by any Loan Party or, to the knowledge of an Loan Party, any ERISA Affiliate thereof of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA; (e) the filing of a notice of intent to terminate, the treatment of a plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (f) the imposition of liability on any Loan Party or any ERISA Affiliate thereof pursuant to Sections 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (g) the failure by any Loan Party or any ERISA Affiliate thereof to make any required contribution to a Pension Plan, or the failure to meet the minimum funding standard of Section 412 of the Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(c) of the Code) or the failure to make by its due date a required installment under Section 430 of the Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (h) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered to critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; (i) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (j) the imposition of any liability under Title I or Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Loan Party or any ERISA Affiliate thereof; (k) an application for a funding waiver under Section 303 of ERISA or an extension of any amortization period pursuant to Section 412 of the Code with respect to any Pension Plan; (l) the occurrence of a non-exempt prohibited transaction under Sections 406 or 407 of ERISA which results in material Liability of any Loan Party or any Subsidiary; (m) the occurrence of an act or omission which results in the material Liability of any Loan Party or any ERISA Affiliate thereof of fines, penalties or taxes under Chapter 43 of the Code or under Sections 409, 502(c), (i) or (1) or 4071 of ERISA; (n) the filing in Federal or state court of a material claim (other than routine claims for benefits) against any Pension Plan or the assets thereof, or against any Loan Party or any Subsidiary thereof in connection with any such Pension Plan; (o) receipt from the IRS of notice of the failure of any Pension Plan to qualify under Section 401(a) of the Code, or the failure of any trust forming part of any Pension Plan to fail to qualify for exemption from taxation under Section 501(a) of the Code; or (p) the imposition by a Federal Court of any lien on any of the rights, properties or assets of any Loan Party or any ERISA Affiliate thereof, in either case pursuant to Title I or IV, including Section 302(f) or 303(k) of ERISA or to Section 401(a)(29) or 430(k) of the Code.

“ERISA Funding Rules”: the rules regarding minimum required contributions (including any installment payment thereof) to Pension Plans, as set forth in Section 412 of the Code and Section 302 of ERISA, with respect to Plan years ending prior to the effective date of the Pension Protection Act of 2006, and thereafter, as applicable and in effect in Sections 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA, taking into account subsequent statutory provisions and applicable regulatory guidance.

“Eurocurrency Reserve Requirements”: for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves) under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.

“Eurodollar Base Rate”: with respect to each day during each Interest Period pertaining to a Eurodollar Loan, the rate per annum determined by the Administrative Agent by reference to the British Bankers’ Association LIBOR Rate or the successor thereto if the British Bankers’ Association is no longer making a LIBOR rate available (“LIBOR”) for deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period in Dollars, determined as of approximately 11:00 A.M. (London, England time) two (2) Business Days prior to the beginning of such Interest Period (as set forth by Bloomberg Information Service or any successor thereto or any other commercially available service selected by the Administrative Agent which provides quotations of LIBOR). In the event that the Administrative Agent determines that LIBOR is not available, the “Eurodollar Base Rate” shall be determined by reference to the rate per annum equal to the offered quotation rate to first class banks in the London interbank market by SVB for deposits (for delivery on the first day of the relevant Interest Period) in Dollars of amounts in same day funds comparable to the principal amount of the applicable Loan of the Administrative Agent, in its capacity as a Lender, for which the Eurodollar Base Rate is then being determined with maturities comparable to such period, as of approximately 11:00 A.M. (London, England time) two (2) Business Days prior to the beginning of such Interest Period.

“Eurodollar Loans”: Loans the rate of interest applicable to which is based upon the Eurodollar Rate.

“Eurodollar Rate”: with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula:

Eurodollar Base Rate
1.00 - Eurocurrency Reserve Requirements

The Eurodollar Rate shall be adjusted automatically as of the effective date of any change in the Eurocurrency Reserve Requirements which affect Eurodollar Loans to be made as of, and ABR Loans to be converted into Eurodollar Loans, in any such case, at the beginning of the next applicable Interest Period.

“Eurodollar Tranche”: the collective reference to Eurodollar Loans under a particular Facility (other than the L/C Facility), the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

“Event of Default”: any of the events specified in Section 8.1; provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Excess Cash Flow”: for any fiscal year (or other period) of the Borrower, the excess, if any, of (i) the sum of (a) Consolidated EBITDA for such fiscal year plus (b) provisions for current taxes based on income of LTX and its Subsidiaries and payable in cash with respect to such period, minus (ii) the sum, without duplication, of (a) the aggregate amount actually paid by LTX and its Subsidiaries in cash during such fiscal year (or other period) on account of Consolidated Capital Expenditures (excluding the principal amount of Loans incurred in connection with such expenditures, and any such expenditures financed with the proceeds of any Reinvestment Deferred Amount), plus (b) the aggregate amount of funds for which legally binding commitments have been made by LTX and its Subsidiaries to consummate Permitted Acquisitions, plus (c) the aggregate amount of all prepayments of Revolving Loans during such fiscal year to the extent accompanying permanent optional reductions of the Revolving Commitments, and all optional prepayments of the Term Loans during such fiscal year (or other period) (excluding, in each case, prepayments to the extent financed with proceeds of other Indebtedness), plus (d) the aggregate amount of all regularly scheduled principal payments of Funded Debt (including the Term Loans) of LTX and its Subsidiaries made during such fiscal year (or other period) (other than in respect of any revolving credit facility to the extent there is not an equivalent permanent reduction in commitments thereunder), plus (e) the distributed earnings of the Borrower to the extent of the declaration or payment of dividends or similar distributions by the Borrower.

“Excess Cash Flow Application Date”: as defined in Section 2.12(d).

“Exchange Act”: the Securities Exchange Act of 1934, as amended from time to time and any successor statute.

“Excluded Assets”: as defined in the Guarantee and Collateral Agreement.

“Excluded Foreign Subsidiary”: in respect of any Loan Party, any Subsidiary of such Loan Party, at any date of determination, (a) that is a “controlled foreign corporation” as defined in Section 957 of the Code, (b) that is a Subsidiary of a “controlled foreign corporation” as defined in Section 957 of the Code, or (c) substantially all of the assets of which are equity interests in a “controlled foreign corporation” as defined in Section 957 of the Code.

“Excluded Taxes”: any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in any such case (i) to the extent imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof), or (ii) to the extent constituting Other Connection Taxes; (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.23) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.20, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office; (c) Taxes attributable to such Recipient’s failure to comply with Section 2.20(f); and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Letters of Credit”: the letters of credit described on Schedule 1.1B.

“Extraordinary Receipt”: any cash received by any Loan Party on account of one-time extraordinary events not in the ordinary course of business, including tax refunds, pension plan reversions, indemnity payments and purchase price adjustments (but excluding cash received in connection with dispositions permitted pursuant to Section 7.4 and 7.5, Investments permitted under

Section 7.8, Indebtedness permitted pursuant to Section 7.2, Restricted Payments permitted pursuant to Section 7.6 and the proceeds of the issuance or sale by LTX of Capital Stock not constituting Disqualified Capital Stock), in each case in excess of $1,000,000 with respect to any such receipt or $3,000,000 in any fiscal year of the Borrower.

“Facility”: each of (a) the Term Facility, (b) the L/C Facility (which is a sub-facility of the Revolving Facility), and (c) the Revolving Facility.

“FASB ASC”: the Accounting Standards certification of the Financial Accounting Standards Board.

“FATCA”: (a) Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof, (b) any treaty, law, regulation or other official guidance enacted in any jurisdiction, or relating to an intergovernmental agreement between the United States and any other jurisdiction with the purpose (in either case) of facilitating the implementation of (a) above, or (c) any agreement pursuant to the implementation of paragraphs (a) or (b) above with the United States Internal Revenue Service, the United States government or any governmental or taxation authority in the United States.

“Federal Funds Effective Rate”: for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by SVB from three federal funds brokers of recognized standing selected by it.

“Fee Letter”: the letter agreement dated September 6, 2013, between LTX and the Administrative Agent.

“Flow of Funds Agreement”: the disbursement authorization letter made by the Borrowers to the Administrative Agent regarding the disbursement of Loan proceeds on the Closing Date.

“Foreclosed Borrower”: as defined in Section 2.25.

“Foreign Currency”: lawful money of a country other than the United States.

“Foreign Law Pledge Agreement”: in respect of the grant by any Loan Party to the Administrative Agent (for the ratable benefit of the Secured Parties) of a Lien on certain of the Equity Interests in any Material Foreign Subsidiary owned by such Loan Party, any pledge agreement (however designated) reasonably required by the Administrative Agent to be prepared under the laws of the foreign jurisdiction in which such Foreign Subsidiary is organized and executed by such Loan Party (and, as applicable, such Material Foreign Subsidiary) for the purpose of creating, perfecting and otherwise protecting such Lien to the maximum extent reasonably possible under the laws of such foreign jurisdiction.

“Foreign Pledge Documents”: collectively, in respect of the grant by any Loan Party to the Administrative Agent (for the ratable benefit of the Secured Parties) of a Lien on certain of the Equity Interests in any Material Foreign Subsidiary owned by such Loan Party, any related Foreign Law Pledge Agreement, any related filings, an opinion delivered by local counsel in the foreign jurisdiction in which such Material Foreign Subsidiary is organized and addressing the effectiveness of the pledge by such

Loan Party to the Administrative Agent (for the ratable benefit of the Secured Parties) of the pledged Equity Interests in such Material Foreign Subsidiary having been issued to such Loan Party, any related authorizing resolutions adopted by the board of directors (or equivalent) of such Loan Party in connection with such pledge, any amendments to the organizational documents of such Material Foreign Subsidiary required by the Administrative Agent to facilitate the pledge by such Loan Party to the Administrative Agent (for the ratable benefit of the Secured Parties) of such pledged Equity Interests, and any other agreements, documents, instruments, notices, filings or other items, in each case to the extent reasonably required by the Administrative Agent to be executed and/or delivered in connection with any of the foregoing.

“Foreign Lender”: (a) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.

“Foreign Subsidiary”: in respect of any Loan Party, any Subsidiary of such Loan Party that is not a Domestic Subsidiary of such Loan Party.

“Fronting Exposure”: at any time there is a Defaulting Lender, such Defaulting Lender’s L/C Percentage of the outstanding L/C Exposure other than L/C Exposure as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Fund”: any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“Funded Debt”: as to any Person, all Indebtedness of such Person which matures more than one year from the date of its creation or matures within one year from such date but is renewable or extendible, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including all current maturities and current sinking fund payments in respect of such Indebtedness whether or not required to be paid within one year from the date of its creation and, in the case of the Borrower, Indebtedness in respect of the Loans.

“Funding Office”: the Revolving Loan Funding Office or the Term Loan Funding Office, as the context requires.

“GAAP”: generally accepted accounting principles in the United States as in effect from time to time, except that for purposes of Section 7.1, GAAP shall be determined on the basis of such principles in effect on the date hereof and consistent with those used in the preparation of the most recent audited financial statements referred to in Section 4.1(b). In the event that any “Accounting Change” (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then each party to this Agreement agrees to enter into negotiations to amend such provisions of this Agreement so as to reflect equitably such Accounting Changes with the desired result that the criteria for evaluating the Borrower’s financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made. Until such time as such an amendment shall have been executed and delivered by the Borrower, the Administrative Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred. “Accounting Changes” refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC.

“Governmental Approval”: any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.

“Governmental Authority”: the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Group Members”: the collective reference to LTX and its Subsidiaries.

“Guarantee and Collateral Agreement”: the Guarantee and Collateral Agreement to be executed and delivered by the Borrower and each Guarantor, substantially in the form of Exhibit A.

“Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation, including a reimbursement, counterindemnity or similar obligation, of the guaranteeing person that guarantees or in effect guarantees, or which is given to induce the creation of a separate obligation by another Person (including any bank under any letter of credit) that guarantees or in effect guarantees, any Indebtedness (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Guarantors”: a collective reference to each Material Domestic Subsidiary of LTX which has become a Guarantor pursuant to the Guarantee and Collateral Agreement.

“Incurred”: as defined in the definition of “Pro Forma Basis”.

“Indebtedness”: of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than current trade payables incurred in the ordinary course of such Person’s business and earn-outs, hold-backs and other deferred payments of consideration in Permitted Acquisitions), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations and all Synthetic Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements, (g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Disqualified Stock, (h) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above, (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation (but only to the extent of such Lien if such Indebtedness is non-recourse), and (j) the net obligations of such Person in respect of Swap Agreements. For the avoidance of doubt, Indebtedness shall not include any warranty obligations. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.

“Indemnified Taxes”: (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any Obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee”: is defined in Section 10.5(b).

“Insider Indebtedness”: is any Indebtedness owing by any Loan Party to any Group Member or officer, director, shareholder or employee of any Group Member.

“Insider Subordinated Indebtedness”: is any Insider Indebtedness which is also Subordinated Indebtedness.

“Insolvency Proceeding”: is (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors, or other, similar arrangement in respect of any Person’s creditors generally or any substantial portion of such Person’s creditors, in each case undertaken under U.S. Federal, state or foreign law, including any Debtor Relief Law.

“Intellectual Property”: the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Intellectual Property Security Agreement”: an intellectual property security agreement entered into between a Loan Party and the Administrative Agent pursuant to the terms of the Guarantee and Collateral Agreement in form and substance satisfactory to the Administrative Agent, together with each other intellectual property security agreement and supplement thereto delivered pursuant to Section 6.12, in each case as amended, restated, supplemented or otherwise modified from time to time.

“Interest Payment Date”: (a) as to any ABR Loan, the first Business Day of each calendar month to occur while such Loan is outstanding and the final maturity date of such Loan, (b) as to any

Eurodollar Loan having an Interest Period of three (3) months or less, the last Business Day of such Interest Period, (c) as to any Eurodollar Loan having an Interest Period longer than three (3) months, each day that is three (3) months (or, if such date is not a Business Day, the Business Day next succeeding such date) after the first day of such Interest Period and the last Business Day of such Interest Period, and (d) as to any Loan (other than any Revolving Loan that is an ABR Loan), the date of any repayment or prepayment made in respect thereof.

“Interest Period”: as to any Eurodollar Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one (1), two (2), three (3) or six (6) months thereafter, as selected by the Borrower in its Notice of Borrowing or Notice of Conversion/Continuation, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one (1), two (2), three (3) or six (6) months thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent in a Notice of Conversion/Continuation not later than 1:00 P.M., Eastern time, on the date that is three (3) Business Days prior to the last day of the then current Interest Period with respect thereto; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

(i) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii) the Borrower may not select an Interest Period under a particular Facility that would extend beyond the Revolving Termination Date (in the case of Revolving Facility) or the Term Loan Maturity Date (in the case of Term Loans); and

(iii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month.

“Interest Rate Agreement”: with respect to any Person, any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedging agreement or other similar agreement or arrangement, each of which is (a) for the purpose of hedging the interest rate exposure associated with Borrower’s and its Subsidiaries’ operations, (b) approved by Administrative Agent in its reasonable discretion, and (c) not for speculative purposes.

“Inventory”: all “inventory,” as such term is defined in the Code, now owned or hereafter acquired by any Loan Party, wherever located, and in any event including inventory, merchandise, goods and other personal property that are held by or on behalf of any Loan Party for sale or lease or are furnished or are to be furnished under a contract of service, or that constitutes raw materials, work in process, finished goods, returned goods, or materials or supplies of any kind used or consumed or to be used or consumed in such Loan Party’s business or in the processing, production, packaging, promotion, delivery or shipping of the same, including all supplies and embedded software.

“Investments”: as defined in Section 7.7.

“IRS”: the Internal Revenue Service, or any successor thereto.

“ISP”: with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

“Issuing Lender”: as the context may require, (a) SVB or any Affiliate thereof, in its capacity as issuer of any Letter of Credit (including, without limitation, each Existing Letter of Credit), and (b) any other Lender that may become an Issuing Lender pursuant to Section 3.11 or 3.12, with respect to Letters of Credit issued by such Lender. The Issuing Lender may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Lender or other financial institutions, in which case the term “Issuing Lender” shall include any such Affiliate or other financial institution with respect to Letters of Credit issued by such Affiliate or other financial institution.

“Issuing Lender Fees”: as defined in Section 3.3(a).

“Judgment Currency”: as defined in Section 10.19.

“L/C Advance”: each L/C Lender’s funding of its participation in any L/C Disbursement in accordance with its L/C Percentage of the L/C Commitment.

“L/C Commitment”: as to any L/C Lender, the obligation of such L/C Lender, if any, to purchase an undivided interest in the Issuing Lenders’ obligations and rights under and in respect of each Letter of Credit (including to make payments with respect to draws made under any Letter of Credit pursuant to Section 3.5(b)) in an aggregate principal amount not to exceed the amount set forth under the heading “L/C Commitment” opposite such L/C Lender’s name on Schedule 1.1A or in the Assignment and Assumption pursuant to which such L/C Lender becomes a party hereto, as the same may be changed from time to time pursuant to the terms hereof. The L/C Commitment is a sublimit of the Revolving Commitment and the aggregate amount of the L/C Commitments shall not exceed the amount of the Total L/C Commitments at any time.

“L/C Disbursements”: a payment or disbursement made by the Issuing Lender pursuant to a Letter of Credit.

“L/C Exposure”: at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time, and (b) the aggregate amount of all L/C Disbursements that have not yet been reimbursed or converted into Revolving Loans at such time. The L/C Exposure of any L/C Lender at any time shall equal its L/C Percentage of the aggregate L/C Exposure at such time.

“L/C Facility”: the L/C Commitments and the extensions of credit made thereunder.

“L/C Fee Payment Date”: as defined in Section 3.3(a).

“L/C Lender”: a Lender with an L/C Commitment.

“L/C Percentage”: as to any L/C Lender at any time, the percentage of the Total L/C Commitments represented by such L/C Lender’s L/C Commitment, as such percentage may be adjusted as provided in Section 2.23.

“L/C-Related Documents”: collectively, each Letter of Credit (including any Existing Letter of Credit), all applications for any Letter of Credit (and applications for the amendment of any Letter of Credit) submitted by the Borrower to the Issuing Lender and any other document, agreement and instrument relating to any Letter of Credit, including any of the Issuing Lender’s standard form documents for letter of credit issuances.

“Lenders”: as defined in the preamble hereto; provided that unless the context otherwise requires, each reference herein to the Lenders shall be deemed to include the Issuing Lender.

“Letter of Credit”: as defined in Section 3.1(a); provided that such term shall include each Existing Letter of Credit.

“Letter of Credit Availability Period”: the period from and including the Closing Date to but excluding the Letter of Credit Maturity Date.

“Letter of Credit Fees”: as defined in Section 3.3(a).

“Letter of Credit Maturity Date”: the date occurring 15 days prior to the Revolving Termination Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).

“LIBOR”: as defined in the definition of “Eurodollar Base Rate.”

“Lien”: any mortgage, deed of trust, pledge, hypothecation, collateral assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest of any priority or any other security agreement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

“Liquidity”: at any time, the aggregate amount of unrestricted cash and Cash Equivalents and short term investments held at such time by the Borrower and its Subsidiaries that are Loan Parties in domestic Deposit Accounts or domestic Securities Accounts maintained with SVB or its Affiliates or subject to Control Agreements in favor of the Administrative Agent, provided that Liquidity may include up to $50,000,000 of unrestricted cash, Cash Equivalents and short term investments held by a Loan Party in accounts that are not maintained with SVB or its Affiliates but that are subject to Control Agreements in favor of the Administrative Agent.

“Liquidity Report”: a report, in form and substance reasonably satisfactory to the Administrative Agent, delivered by the Borrower to the Administrative Agent which discloses, as of the last day of the previous month, the amount of Liquidity as of such date.

“Loan”: any loan made or maintained by any Lender pursuant to this Agreement.

“Loan Documents”: this Agreement, the Security Documents, the Notes, the Fee Letter, the Solvency Certificate, the Collateral Information Certificate, each L/C-Related Document, each Compliance Certificate, each Borrowing Base Certificate, each Liquidity Report, each Notice of Borrowing, each Notice of Conversion/Continuation and any agreement creating or perfecting rights in Cash Collateral pursuant to the provisions of Section 3.10, and any amendment, waiver, supplement or other modification to any of the foregoing.

“Loan Parties”: each Borrower and each Guarantor.

“Majority Revolving Lenders”: at any time, (a) if only one Revolving Lender holds the Total Revolving Commitments at such time, such Revolving Lender, both before and after the termination of such Total Revolving Commitments; and (b) if more than one Revolving Lender holds the Total Revolving Commitments, at least two Revolving Lenders who together hold more than 50% of the Total Revolving Commitments (including, without duplication, the L/C Commitments) or, at any time after the termination of the Revolving Commitments when such Revolving Commitments were held by more than one Revolving Lender, at least two Revolving Lenders who together hold more than 50% of the Total Revolving Extensions of Credit then outstanding (including, without duplication, any L/C Disbursements that have not yet been reimbursed or converted into Revolving Loans at such time)); provided that the Revolving Commitments of, and the portion of the Revolving Loans and participations in L/C Exposure held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Majority Revolving Lenders.

“Majority Term Lenders”: at any time, (a) if only one Term Lender holds the Term Loan, such Term Lender; and (b) if more than one Term Lender holds the Term Loan, at least two Term Lenders who together hold more than 50% of the outstanding principal amount all Term Loans; provided that the portion of the Term Loans held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Majority Term Lenders.

“Mandatory Prepayment Date”: as defined in Section 2.12(e).

“Material Adverse Effect”: (a) a material adverse change in, or a material adverse effect on, the operations, business, assets, properties, liabilities (actual or contingent), or financial condition of LTX and its Subsidiaries, taken as a whole, (b) a material impairment of the rights and remedies of the Administrative Agent or any Lender under any material provision of the Loan Documents, or of the ability of the Borrower or any Guarantor to perform their respective obligations under any material provision of the Loan Documents to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against the Borrower or any Guarantor of any material provision of the Loan Documents to which it is a party.

“Material Domestic Subsidiary”: each Domestic Subsidiary of LTX (other than Everett Charles Technologies LLC) that is a Material Subsidiary.

“Material Foreign Subsidiary”: each Foreign Subsidiary of LTX that is a Material Subsidiary.

“Material Subsidiary”: each Subsidiary of LTX (other than Everett Charles Technologies LLC) whose revenue constitutes more than ten percent (10%) of the consolidated total revenue of LTX and its Subsidiaries, and/or whose assets constitute more than ten percent (10%) of the consolidated total assets of LTX and its Subsidiaries.

“Materials of Environmental Concern”: any substance, material or waste that is defined, regulated, governed or otherwise characterized under any Environmental Law as hazardous or toxic or as a pollutant or contaminant (or by words of similar meaning and regulatory effect), any petroleum or petroleum products, asbestos, polychlorinated biphenyls, urea-formaldehyde insulation, molds or fungus, and radioactivity, radiofrequency radiation at levels known to be hazardous to human health and safety.

“Merganser Securities Account Control Agreement”: the Securities Account Control Agreement, of near or even date herewith, among the Borrower, the Administrative Agent, and Merganser Capital Management, Inc.

“Minority Lender”: as defined in Section 10.1(b).

“Moody’s”: Moody’s Investors Service, Inc.

“Mortgaged Properties”: the real properties as to which, pursuant to Section 6.12(b) or otherwise, the Administrative Agent, for the benefit of the Secured Parties, shall be granted a Lien pursuant to the Mortgages.

“Mortgages”: each of the mortgages, deeds of trust, deeds to secure debt or such equivalent documents hereafter entered into and executed and delivered by one or more of the Loan Parties to the Administrative Agent, in each case, as such documents may be amended, amended and restated, supplemented or otherwise modified, renewed or replaced from time to time and in form and substance reasonably acceptable to the Administrative Agent.

“Multiemployer Plan”: a “multiemployer plan” (within the meaning of Section 3(37) of ERISA) to which any Loan Party or any ERISA Affiliate thereof makes, is making, or is obligated or has ever been obligated to make, contributions.

“Net Cash Proceeds”: (a) in connection with any Asset Sale undertaken by or any Recovery Event related to any Person or any Extraordinary Receipts, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds actually received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when actually received), net of attorneys’ fees, accountants’ fees, investment banking fees, appraisal fees, amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset that is the subject of such Asset Sale or Recovery Event (other than any Lien pursuant to a Security Document), collection costs, reasonable attorneys’ fees and other customary costs, fees and expenses actually incurred in connection with such Asset Sale, Recovery Event or Extraordinary Receipts, and net of taxes paid and such Person’s reasonable and good faith estimate of income, franchise, sales, and other applicable Taxes required to be paid by such Person in connection with such Asset Sale, Recovery Event or Extraordinary Receipts in the taxable year that such Asset Sale, Recovery Event or Extraordinary Receipts occur (or with respect to the deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, in the taxable year that such amount is received), the computation of which shall, in each such case, take into account any reduction in tax liability resulting from any available operating losses and net operating loss carryovers, tax credits, and tax credit carry forwards, and similar tax attributes, provided, however, that such losses, credits and other similar tax attributes shall first be used to reduce the tax liability resulting from other income of the Loan Parties in the applicable tax year, and (b) in connection with any issuance or sale of Capital Stock or any incurrence of Indebtedness, the cash proceeds received from such issuance or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions, and other customary premiums, costs, fees and expenses actually incurred in connection therewith.

“Non-Consenting Lender”: any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all Affected Lenders in accordance with the terms of Section 10.1 and (b) has been approved by the Required Lenders.

“Non-Defaulting Lender” at any time, each Lender that is not a Defaulting Lender at such time.

“Note”: a Term Loan Note or a Revolving Loan Note.

“Notice of Borrowing”: a notice substantially in the form of Exhibit I.

“Notice of Conversion/Continuation”: a notice substantially in the form of Exhibit J.

“Obligations”: the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to any Loan Party, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of the Loan Parties to the Administrative Agent, the Issuing Lender, any

other Lender, SVB or any of its applicable Affiliates (in its or their capacity as provider of Bank Services), and any Qualified Counterparty party to a Specified Swap Agreement, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document (including, for the avoidance of doubt, any Bank Services Agreement), the Letters of Credit, any Specified Swap Agreement or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, payment obligations, fees, indemnities, costs, expenses (including all reasonable and documented fees, charges and disbursements of counsel to the Administrative Agent, the Issuing Lender, any other Lender, SVB or any of its applicable Affiliates, to the extent that any applicable Bank Services Agreement requires the reimbursement by any applicable Loan Party of any such expenses. For the avoidance of doubt, the Obligations shall not include any obligations arising under any warrants or other equity instruments issued by any Loan Party to any Lender.

“Operating Documents”: for any Person as of any date, such Person’s constitutional documents, formation documents and/or certificate of incorporation (or equivalent thereof), as certified (if applicable) by such Person’s jurisdiction of formation as of a recent date, and, (a) if such Person is a corporation, its bylaws or memorandum and articles of association (or equivalent thereof) in current form, (b) if such Person is a limited liability company, its limited liability company agreement (or similar agreement), and (c) if such Person is a partnership, its partnership agreement (or similar agreement), each of the foregoing with all current amendments or modifications thereto.

“OFAC”: The Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Other Connection Taxes”: with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising solely from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes”: all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except (i) any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.23), grant of participation, transfer, or designation of a new lending office (other than a designation made pursuant to Section 2.22) and (ii) Excluded Taxes.

“Participant”: as defined in Section 10.6(d).

“Participant Register”: as defined in Section 10.6(d).

“Patriot Act”: the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, Title III of Pub. L. 107-56, signed into law October 26, 2001.

“PBGC”: the Pension Benefit Guaranty Corporation, or any successor thereto.

“Pension Plan”: an employee pension plan as defined in Section 3(2) of ERISA (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Sections 412 and 430 of the Code

or Sections 302 and 303 of ERISA and in respect of which any Loan Party or any ERISA Affiliate thereof is (or if such plan were terminated would under Section 4069 of ERISA be deemed to be) a “contributing sponsor” as defined in Section 4001(a)(13) of ERISA.

“Permitted Acquisition”: as defined in Section 7.8(o).

“Permitted Refinancing Indebtedness”: Indebtedness of any Person (“Refinancing Indebtedness”) issued or incurred by such Person (including by means of the extension or renewal of existing Indebtedness) to refinance, refund, extend, renew or replace existing Indebtedness of such Person (“Refinanced Indebtedness”); provided that (a) the principal amount of such Refinancing Indebtedness is not greater than the principal amount of such Refinanced Indebtedness plus the amount of any premiums or penalties and accrued and unpaid interest paid thereon and reasonable fees and expenses, in each case associated with such Refinancing Indebtedness, (b) such Refinancing Indebtedness has a final maturity that is no sooner than, and a weighted average life to maturity that is no shorter than, such Refinanced Indebtedness, (c) if such Refinanced Indebtedness or any Guarantee Obligation thereof or any security therefor are subordinated to the Obligations, such Refinancing Indebtedness and any Guarantee Obligations thereof and any security therefor remain so subordinated on terms no less favorable to the Lenders and the other Secured Parties, (d) the Loan Party obligors in respect of such Refinanced Indebtedness immediately prior to such refinancing, refunding extension, renewal or replacement are the only Loan Party obligors on such Refinancing Indebtedness and (e) any Guarantee Obligations which constitute all or a portion of such Refinancing Indebtedness, taken as a whole, are determined in good faith by a Responsible Officer of such Person to be no less favorable to such Person and the Lenders and the other Secured Parties in any material respect than the covenants and events of default or Guarantee Obligations, if any, applicable to such Refinanced Indebtedness.

“Person”: any natural Person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Platform”: is defined in Section 10.2(d)(i).

“Preferred Stock”: the preferred Capital Stock of any Loan Party.

“Prime Rate”: the rate of interest per annum from time to time published in the money rates section of the Wall Street Journal or any successor publication thereto as the “prime rate” then in effect; provided that if such rate of interest, as set forth from time to time in the money rates section of the Wall Street Journal, becomes unavailable for any reason as determined by the Administrative Agent, the “Prime Rate” shall mean the rate of interest per annum announced by SVB as its prime rate in effect at its principal office in the State of California (such SVB announced Prime Rate not being intended to be the lowest rate of interest charged by SVB in connection with extensions of credit to debtors).

“Pro Forma Basis”: with respect to any calculation or determination for a Loan Party for any period, in making such calculation or determination on the specified date of determination (the “Determination Date”) means:

(a) pro forma effect will be given to any Indebtedness incurred (“Incurred”) by such Loan Party or any of its Subsidiaries (including by assumption of then outstanding Indebtedness or by a Person becoming a Subsidiary) after the beginning of the applicable period and on or before the Determination Date to the extent the Indebtedness is outstanding or is to be Incurred on the Determination Date, as if such Indebtedness had been Incurred on the first day of such period;

(b) pro forma calculations of interest on Indebtedness bearing a floating interest rate will be made as if the rate in effect on the Determination Date (taking into account any Swap Agreement applicable to the Indebtedness) had been the applicable rate for the entire reference period;

(c) Consolidated Fixed Charges related to any Indebtedness no longer outstanding or to be repaid or redeemed on the Determination Date, except for Consolidated Interest Expense accrued during the reference period under a revolving credit to the extent of the commitment thereunder (or under any successor revolving credit) in effect on the Determination Date, will be excluded as if such Indebtedness was no longer outstanding or was repaid or redeemed on the first day of such period; and

(d) pro forma effect will be given to: (A) the acquisition or disposition of companies, divisions or lines of businesses by such Loan Party and its Subsidiaries, including any acquisition or disposition of a company, division or line of business since the beginning of the reference period by a Person that became a Subsidiary after the beginning of the applicable period; and (B) the discontinuation of any discontinued operations but, in the case of Consolidated Fixed Charges, only to the extent that the obligations giving rise to Consolidated Fixed Charges will not be obligations of such Loan Party or any of its Subsidiaries following the Determination Date; in each case of clauses (A) and (B), that have occurred since the beginning of the applicable period and before the Determination Date as if such events had occurred, and, in the case of any disposition, the proceeds thereof applied, on the first day of such period. To the extent that pro forma effect is to be given to an acquisition or disposition of a company, division or line of business, the pro forma calculation will be calculated in good faith by a responsible financial or accounting officer of such Loan Party in accordance with Regulation S-X under the Securities Act, based upon the most recent four full fiscal quarters for which the relevant financial information is available.

“Pro Forma Financial Statements”: balance sheets, income statements and cash flow statements prepared by LTX and its consolidated Subsidiaries that give effect on a Pro-Forma Basis (as if such events had occurred on such date) to (a) the consummation of the Acquisition, (b) the Loans to be made on the Closing Date and the use of proceeds thereof and (c) the payment of fees and expenses in connection with the foregoing, in each case prepared for (i) the most recently ended fiscal quarter as if such transactions had occurred on such date and (ii) on a quarterly basis through the first full fiscal year after the Closing Date, and on an annual basis for each fiscal year thereafter through the Term Loan Maturity Date, demonstrating pro forma compliance with the covenants set forth in Section 7.1, or otherwise prepared on such basis as is reasonably acceptable to the Administrative Agent.

“Projections”: as defined in Section 6.2(c).

“Properties”: as defined in Section 4.17(a).

“Qualified Counterparty”: with respect to any Specified Swap Agreement, any counterparty thereto that, at the time such Specified Swap Agreement was entered into or as of the Closing Date, was the Administrative Agent or a Lender or an Affiliate of the Administrative Agent or a Lender.

“Recipient”: the Administrative Agent or a Lender, as applicable.

“Recovery Event”: any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of any Group Member.

“Register”: is defined in Section 10.6(c).

“Regulation U”: Regulation U of the Board as in effect from time to time.

“Reinvestment Deferred Amount”: with respect to any Reinvestment Event, the aggregate Net Cash Proceeds received by any Loan Party in connection therewith that are not applied to prepay the Loans or other amounts pursuant to Section 2.12(e) as a result of the delivery of a Reinvestment Notice.

“Reinvestment Event”: any Asset Sale or Recovery Event in respect of which the Borrower has delivered a Reinvestment Notice.

“Reinvestment Notice”: a written notice executed by a Responsible Officer stating that no Event of Default has occurred and that the Borrower (directly or indirectly through a Guarantor) intends and expects to use all or a specified portion of the Net Cash Proceeds of an Asset Sale or Recovery Event to acquire or repair assets useful in its business.

“Reinvestment Prepayment Amount”: with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount expended prior to the relevant Reinvestment Prepayment Date to acquire or repair assets useful in the Borrower’s business.

“Reinvestment Prepayment Date”: with respect to any Reinvestment Event, the earlier of (a) the date occurring one hundred eighty days (180) after such Reinvestment Event, and (b) the date on which the Borrower (or its Subsidiaries) shall have determined not to, or shall have otherwise ceased to, acquire or repair assets useful in the Borrower’s business with all or any portion of the relevant Reinvestment Deferred Amount.

“Related Parties”: with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Replacement Lender”: as defined in Section 2.23.

“Required Lenders”: at any time, (a) if only one Lender holds the outstanding Term Loans and the Total Revolving Commitments, such Lender; and (b) if more than one Lender holds the outstanding Term Loans and Total Revolving Commitments, then at least two Lenders who together hold more than 50% of the sum of (i) the aggregate unpaid principal amount of the Term Loans then outstanding, and (ii) the Total Revolving Commitments (including, without duplication, the L/C Commitments) then in effect or, if the Revolving Commitments have been terminated, the Total Revolving Extensions of Credit then outstanding; provided that for the purposes of this clause (b), the outstanding principal amount of the Term Loans held by any Defaulting Lender and the Revolving Commitments of, and the portion of the Revolving Loans and participations in L/C Exposure held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Requirement of Law”: as to any Person, the Operating Documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer”: the chief executive officer, president, vice president, chief financial officer, treasurer or controller of an applicable Loan Party, but in any event, with respect to financial matters, the chief financial officer, treasurer or controller of such Loan Party and, solely for purposes of notices given pursuant to Section 2, any other officer of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payments”: as defined in Section 7.6.

“Revolving Commitment”: as to any Lender, the obligation of such Lender, if any, to make Revolving Loans and participate in Letters of Credit in an aggregate principal amount not to exceed the amount set forth under the heading “Revolving Commitment” opposite such Lender’s name on Schedule 1.1A or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as the same may be changed from time to time pursuant to the terms hereof (including in connection with assignments permitted hereunder).

“Revolving Commitment Period”: the period from and including the Closing Date to the Revolving Termination Date.

“Revolving Extensions of Credit”: as to any Revolving Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Revolving Loans held by such Lender then outstanding, plus (b) such Lender’s L/C Percentage of the aggregate undrawn amount of all outstanding Letters of Credit (including any Existing Letters of Credit) at such time, plus (c) such Lender’s L/C Percentage of the aggregate amount of all L/C Disbursements that have not yet been reimbursed or converted into Revolving Loans at such time.

“Revolving Facility”: the Revolving Commitments and the extensions of credit made thereunder.

“Revolving Lender”: each Lender that has a Revolving Commitment or that holds Revolving Loans.

“Revolving Loan Conversion”: as defined in Section 3.5(b).

“Revolving Loan Funding Office”: the office of the Administrative Agent specified in Section 10.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Borrower and the Lenders.

“Revolving Loan Note”: a promissory note in the form of Exhibit G-1, as it may be amended, supplemented or otherwise modified from time to time.

“Revolving Loans”: as defined in Section 2.4(a).

“Revolving Percentage”: as to any Revolving Lender at any time, the percentage which such Lender’s Revolving Commitment then constitutes of the Total Revolving Commitments or, at any time after the Revolving Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Lender’s Revolving Loans then outstanding constitutes of the aggregate principal amount of all Revolving Loans then outstanding.

“Revolving Termination Date”: is the date occurring on the five (5) year anniversary of the Closing Date.

“S&P”: Standard & Poor’s Ratings Services.

“Sale Leaseback Transaction”: any arrangement with any Person or Persons, whereby in contemporaneous or substantially contemporaneous transactions a Loan Party sells substantially all of its right, title and interest in any property and, in connection therewith, acquires, leases or licenses back the right to use all or a material portion of such property.

“SAM Securities Account Control Agreement”: the Securities Account Control Agreement, of near or even date herewith, among LTX, the Administrative Agent, SVB Asset Management, and U.S. Bank National Association.

“Sanctioned Entity”: (a) a country or a government of a country, (b) an agency of the government of a country, (c) an organization directly or indirectly controlled by a country or its government, (d) a Person resident in or determined to be resident in a country, in each case, that is subject to a country sanctions program administered and enforced by OFAC.

“Sanctioned Person”: a Person named on the list of Specially Designated Nationals maintained by OFAC.

“SEC”: the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

“Secured Obligations”: as defined in the Guarantee and Collateral Agreement.

“Secured Parties”: the collective reference to the Administrative Agent, the Lenders (including any Issuing Lender in its capacity as Issuing Lender), SVB or any of its applicable Affiliates (in its or their respective capacity as provider of Bank Services), and any Qualified Counterparties.

“Securities Account”: any “securities account” as defined in the UCC with such additions to such term as may hereafter be made.

“Securities Account Control Agreement”: any Control Agreement entered into by the Administrative Agent, a Loan Party and a securities intermediary holding a Securities Account of such Loan Party pursuant to which the Administrative Agent is granted “control” (for purposes of the UCC) over such Securities Account.

“Securities Act”: the Securities Act of 1933, as amended from time to time and any successor statute.

“Security Documents”: the collective reference to (a) the Guarantee and Collateral Agreement, (b) the Mortgages, (c) the Intellectual Property Security Agreements, (d) the SVB Deposit Account Control Agreement, (e) the SVB Securities Account Control Agreement, (f) the SAM Securities Account Control Agreement, (g) each Deposit Account Control Agreement, (h) each Securities Account Control Agreement, (i) each Foreign Pledge Document, (j) all other security documents hereafter delivered to the Administrative Agent granting a Lien on any property of any Person to secure the Obligations of any Loan Party arising under any Loan Document, and (k) all financing statements, fixture filings, patent, trademark and copyright filings, assignments, acknowledgments and other filings, documents and agreements made or delivered pursuant to any of the foregoing.

“Seller”: as defined in the recitals hereto.

“Seller Note”: that certain Subordinated Promissory Note dated on or about the Closing Date by LTX in favor of Dover Corporation.

“Seller Subordination Agreement”: the Subordination Agreement dated on or about the Closing Date by and between the Administrative Agent and Dover Corporation.

“Solvency Certificate”: the Solvency Certificate, dated the Closing Date, delivered to the Administrative Agent pursuant to Section 5.1(s), which Solvency Certificate shall be in substantially the form of Exhibit D.

“Solvent”: when used with respect to any Person or consolidated group of entities, as of any date of determination, (a) the amount of the “fair value” of the assets of such Person, or consolidated group of entities, will, as of such date, exceed the amount of all “liabilities of such Person, or consolidated group of entities, contingent or otherwise,” as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the “present fair saleable value” of the assets of such Person, or consolidated group of entities, will, as of such date, be greater than the amount that will be required to pay the liability of such Person, or consolidated group of entities, on its debts as such debts become absolute and matured, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (c) such Person, or consolidated group of entities, will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person, or consolidated group of entities, will be able to pay its debts as they mature. For purposes of this definition, (i) “debt” means liability on a “claim,” and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

“Specified Representations”: the representations and warranties contained in Sections 4.3, 4.4, 4.5, 4.11, 4.14 (but only the first sentence thereof), 4.16, 4.19 and 4.20 of this Agreement.

“Specified Swap Agreement”: any Swap Agreement entered into by the Borrower and any Qualified Counterparty (or any Person who was a Qualified Counterparty as of the Closing Date or as of the date such Swap Agreement was entered into) in respect of interest rates to the extent permitted under Section 7.13.

“Subordinated Debt Document”: any agreement, certificate, document or instrument executed or delivered by any Loan Party or any of their respective Subsidiaries and evidencing Indebtedness of such Loan Party or such Subsidiary which is subordinated to the payment of the Obligations in a manner approved in writing by the Administrative Agent and the Required Lenders, and any renewals, modifications, or amendments thereof which are approved in writing by the Administrative Agent and the Required Lenders, or as permitted as constituting Permitted Refinancing Indebtedness, or as otherwise permitted under the applicable Subordination Agreement.

“Subordinated Indebtedness”: Indebtedness of a Loan Party subordinated to the Obligations pursuant to subordination terms (including payment, lien and remedies subordination terms, as applicable) reasonably acceptable to the Administrative Agent, including, without limitation, Indebtedness under the Seller Note.

“Subsidiary”: as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of LTX.

“Surety Indebtedness”: as of any date of determination, indebtedness (contingent or otherwise) owing to sureties arising from surety bonds issued on behalf of any Loan Party or its respective Subsidiaries as support for, among other things, their contracts with customers, whether such indebtedness is owing directly or indirectly by such Loan Party or any such Subsidiary.

“SVB”: as defined in the preamble hereto.

“SVB Deposit Account Control Agreement”: the Deposit Account Control Agreement, of near or even date herewith, among the Borrower, the Administrative Agent and SVB.

“SVB Securities Account Control Agreement”: the Securities Account Control Agreement, of near or even date herewith, among the Borrower, the Administrative Agent, SVB Securities and Apex Clearing Corporation.

“Swap Agreement”: any agreement with respect to any swap, hedge, forward, future or derivative transaction or option or similar agreement (including without limitation, any Interest Rate Agreement) involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower and its Subsidiaries shall be deemed to be a “Swap Agreement.”

“Swap Termination Value”: in respect of any one or more Swap Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Agreements, (a) for any date on or after the date such Swap Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Agreements (which may include a Qualified Counterparty).

“Syndication Period” means the period commencing on the Closing Date and ending on the earlier of (i) 180 days thereafter, and (ii) the first date on which SVB reduces the amount of its Commitments to an amount equal to or less than $35,000,000 by means of one or more assignments to new Lenders.

“Synthetic Lease Obligation”: the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease or (b) an agreement for the use of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes”: all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges in the nature of a tax imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Commitment”: as to any Lender, the obligation of such Lender, if any, to make a Term Loan to the Borrower in an aggregate principal amount not to exceed the amount set forth under the heading “Term Commitment” opposite such Lender’s name on Schedule 1.1A. The original aggregate amount of the Term Commitments is $50,000,000.

“Term Facility”: the Term Commitments and the Term Loans made thereunder.

“Term Lender”: each Lender that has a Term Commitment or that holds a Term Loan.

“Term Loan”: the term loans made by the Lenders pursuant to Section 2.1.

“Term Loan Funding Office”: the office of the Administrative Agent specified in Section 10.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Borrower and the Lenders.

“Term Loan Maturity Date”: is the date occurring on the five (5) year anniversary of the Closing Date.

“Term Loan Note”: a promissory note in the form of Exhibit G-2, as it may be amended, supplemented or otherwise modified from time to time.

“Term Percentage”: as to any Term Lender at any time, the percentage which such Lender’s Term Commitment then constitutes of the aggregate Term Commitments (or, at any time after the Closing Date, the percentage which the aggregate principal amount of such Lender’s Term Loans then outstanding constitutes of the aggregate principal amount of the Term Loans then outstanding).

“Total Credit Exposure”: is, as to any Lender at any time, the unused Commitments, Revolving Extensions of Credit and outstanding Term Loans of such Lender at such time.

“Total L/C Commitments”: at any time, the sum of all L/C Commitments at such time, as the same may be reduced from time to time pursuant to Section 2.10 or 3.5(b). The initial amount of the Total L/C Commitments on the Closing Date is $5,000,000.

“Total Revolving Commitments”: at any time, the aggregate amount of the Revolving Commitments then in effect. The original amount of the Total Revolving Commitments is $5,000,000. The L/C Commitment is a sublimit of the Total Revolving Commitments.

“Total Revolving Extensions of Credit”: at any time, the aggregate amount of the Revolving Extensions of Credit outstanding at such time.

“Trade Date”: is defined in Section 10.6(b)(i)(B).

“Transactions”: the consummation of the Acquisition in accordance with applicable law and the Acquisition Agreement, collectively with the initial borrowings hereunder on the Closing Date.

“Transferee”: any Eligible Assignee or Participant.

“Type”: as to any Loan, its nature as an ABR Loan or a Eurodollar Loan.

“Unfriendly Acquisition”: any acquisition that is not consensual and has not, if applicable, at the time of the first public announcement of an offer relating thereto, been approved by the board of directors (or other legally recognized governing body) of the Person to be acquired; except that with respect to any acquisition of a non-U.S. Person, an otherwise friendly acquisition shall not be deemed to be unfriendly if it is not customary in such jurisdiction to obtain such approval prior to the first public announcement of an offer relating to a friendly acquisition.

“Uniform Commercial Code” or “UCC”: the Uniform Commercial Code (or any similar or equivalent legislation) as in effect from time to time in the State of New York, or as the context may require, any other applicable jurisdiction.

“United States” and “U.S.”: the United States of America.

“U.S. Person”: any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate”: as defined in Section 2.20(f).

“Withholding Agent”: as applicable, any of any applicable Loan Party and the Administrative Agent, as the context may require.

1.2 Other Definitional Provisions.

(a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b) As used herein and in the other Loan Documents, and in any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to any Group Member not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP, (ii) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation,” (iii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), (iv) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights, and (v) references to agreements (including this Agreement) or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated, amended and restated or otherwise modified from time to time.

(c) The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified. The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (ii) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (iii) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time.

(d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.

SECTION 2

AMOUNT AND TERMS OF COMMITMENTS

2.1 Term Commitments. Subject to the terms and conditions hereof, each Term Lender severally agrees to make a Term Loan to the Borrower on the Closing Date in an amount equal to the amount of the Term Commitment of such Lender. The Term Loans may from time to time be Eurodollar Loans or ABR Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.2 and 2.13, and once repaid in accordance with the provisions hereof may not be reborrowed.

2.2 Procedure for Term Loan Borrowing. LTX shall give the Administrative Agent an irrevocable Notice of Borrowing (which must be received by the Administrative Agent prior to 1:00 P.M., Eastern time, one (1) Business Day prior to the anticipated Closing Date (with originals to follow within three (3) Business Days)) requesting that the Term Lenders make the Term Loans on the Closing Date and specifying the amount to be borrowed. Unless otherwise agreed by the Administrative Agent, (i) the Term Loans made on the Closing Date shall initially be ABR Loans and (ii) no Term Loan may be converted into or continued as a Eurodollar Loan having an Interest Period in excess of one month prior to the date that is five (5) Business Days after the Closing Date. Upon receipt of such Notice of Borrowing, the Administrative Agent shall promptly notify each Term Lender thereof. Not later than 3:00 P.M., Eastern time, on the Closing Date each Term Lender shall make available to the Administrative Agent at the Term Loan Funding Office an amount in immediately available funds equal to the Term Loan or Term Loans to be made by such Lender. The Administrative Agent shall credit the account of the Borrower on the books of such office of the Administrative Agent with the aggregate of the amounts made available to the Administrative Agent by the Term Lenders in immediately available funds or, if so specified in the Flow of Funds Agreement, the Administrative Agent shall wire transfer all or a portion of such aggregate amounts to the Seller to pay a portion of the consideration for the Acquisition, in accordance with the wire instructions specified for such purpose in the Flow of Funds Agreement.

2.3 Repayment of Term Loans. Beginning on January 1, 2014, the Term Loans shall be repaid in consecutive quarterly installments on the last day of each fiscal quarter or the Term Loan Maturity Date, as applicable, as set forth below. Such installments shall be applied to an amount equal to such Lender’s Term Percentage multiplied by the installment amount set forth below opposite such installment payment date:

Installment Payment Dates	Quarterly Installment Amount	Annual Percentage of Term Loan Mandatorily Prepaid
January 31, 2014, April 30, 2014, July 31, 2014 and October 31, 2014	$625,000	5.0%
January 31, 2015, April 30, 2015, July 31, 2015 and October 31, 2015	$937,500	7.5%
January 31, 2016, April 30, 2016, July 31, 2016 and October 31, 2016	$1,250,000	10.0%
January 31, 2017, April 30, 2017, July 31, 2017 and October 31, 2017	$1,562,500	12.5%
January 31, 2018, April 30, 2018, July 31, 2018 and October 31, 2018	$1,875,000	15.0%
Term Loan Maturity Date	$25,000,000

To the extent not previously paid, all then outstanding Term Loans shall be due and payable on the Term Loan Maturity Date, together with accrued and unpaid interest on the principal amount to be paid to but excluding the date of payment.

2.4 Revolving Commitments.

(a) Subject to the terms and conditions hereof, each Revolving Lender severally agrees to make revolving credit loans (each, a “Revolving Loan” and, collectively, the “Revolving Loans”) to the Borrower from time to time during the Revolving Commitment Period in an aggregate principal amount with respect to all such Revolving Loans at any one time outstanding which, when added to the aggregate outstanding amount of any Revolving Loans, the aggregate undrawn amount of all outstanding Letters of Credit, and the aggregate amount of all L/C Disbursements that have not yet been reimbursed or converted into Revolving Loans, incurred on behalf of the Borrower and owing to such Lender, does not exceed the amount of such Lender’s Revolving Commitment. In addition, the amount of the Total Revolving Extensions of Credit outstanding at such time shall not exceed the Total Revolving Commitments in effect at such time. During the Revolving Commitment Period the Borrower may use the Revolving Commitments by borrowing, prepaying the Revolving Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof. The Revolving Loans may from time to time be Eurodollar Loans or ABR Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.5 and 2.13.

(b) The Borrower shall repay all outstanding Revolving Loans on the Revolving Termination Date.

2.5 Procedure for Revolving Loan Borrowing. The Borrower may borrow up to the Available Revolving Commitment under the Revolving Commitments during the Revolving Commitment Period on any Business Day; provided that the Borrower shall give the Administrative Agent an irrevocable Notice of Borrowing (which must be received by the Administrative Agent prior to 1:00 P.M., Eastern time, (a) three (3) Business Days prior to the requested Borrowing Date, in the case of Eurodollar Loans, or (b) one (1) Business Day prior to the requested Borrowing Date, in the case of ABR Loans (in each case, with originals to follow within three (3) Business Days)) (provided that any such Notice of Borrowing of ABR Loans under the Revolving Facility to finance payments under Section 3.5(a) may be given not later than 1:00 P.M., Eastern time, on the date of the proposed borrowing), in each such case specifying (i) the amount and Type of Revolving Loans to be borrowed, (ii) the requested Borrowing Date, (iii) in the case of Eurodollar Loans, the respective amounts of each such Type of Loan and the respective lengths of the initial Interest Period therefor, and (iv) instructions for remittance of the proceeds of the applicable Loans to be borrowed. Unless otherwise agreed by the Administrative Agent in its sole discretion, no Revolving Loan may be made as, converted into or continued as a Eurodollar Loan having an Interest Period in excess of one month prior to the date that is 30 days after the Closing Date. Each borrowing of, conversion to or continuation of a Eurodollar Loan shall be in a principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof (or, if the then aggregate Available Revolving Commitments are less than $100,000, such lesser amount). Except as provided in Sections 3.5(b) and 2.7(b), each borrowing of or conversion to ABR Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof (or, if the then aggregate Available Revolving Commitments are less than $100,000, such lesser amount). Upon receipt of any such Notice of Borrowing from the Borrower, the Administrative Agent shall promptly notify each Revolving Lender thereof. Each Revolving Lender will make the amount of its pro rata share of each such borrowing available to the Administrative Agent for the account of the Borrower at the Revolving Loan Funding

Office prior to 3:00 P.M., Eastern time, on the Borrowing Date requested by the Borrower in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the Borrower by the Administrative Agent crediting such account as is designated in writing to the Administrative Agent by the Borrower with the aggregate of the amounts made available to the Administrative Agent by the Revolving Lenders and in like funds as received by the Administrative Agent. Notwithstanding the foregoing, no Revolving Loans will be made on the Closing Date.

2.6 Reserved.

2.7 Reserved.

2.8 Reserved.

2.9 Fees.

(a) Commitment Fee. As additional compensation for the Total Revolving Commitments, the Borrower shall pay to the Administrative Agent for the account of the Lenders, a fee for the Borrower’s non-use of available funds under the Revolving Facility (the “Commitment Fee”), payable quarterly in arrears on the last Business Day of October, January, April and July of each year commencing on the first such date following the Closing Date, and on the Revolving Termination Date, in an amount equal to the Commitment Fee Rate multiplied by the average unused portion of the Total Revolving Commitments, as reasonably determined by the Administrative Agent divided by 360 multiplied by the number of days lapsed in the applicable period. The unused portion of the Total Revolving Commitments, for purposes of this calculation, shall equal the difference between (i) the Total Revolving Commitments (as reduced from time to time), and (ii) the sum of (A) the average for the period of the daily closing balance of the Revolving Loans outstanding, (B) the aggregate undrawn amount of all Letters of Credit outstanding at such time, and (C) the aggregate amount of all L/C Disbursements that have not yet been reimbursed or converted into Revolving Loans at such time.

(b) Agency Fees. The Borrower agrees to pay to the Administrative Agent the administration and other fees in the amounts and on the dates as set forth in the Fee Letter.

(c) Fees Nonrefundable. All fees payable under this Section 2.9 shall be fully earned on the date paid and nonrefundable.

2.10 Termination or Reduction of Total Revolving Commitments; Total L/C Commitments.

(a) Termination or Reduction of Total Revolving Commitments. The Borrower shall have the right, upon not less than three (3) Business Days’ written notice delivered to the Administrative Agent, to terminate the Total Revolving Commitments or, from time to time, to reduce the amount of the Total Revolving Commitments; provided that no such termination or reduction shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Loans to be made on the effective date thereof the amount of the Total Revolving Extensions of Credit then outstanding would exceed the Total Revolving Commitments then in effect. Any such reduction shall be in an amount equal to $1,000,000, or a whole multiple in excess thereof (or, if the then Total Revolving Commitments are less than $1,000,000, such lesser amount), and shall reduce permanently the Total Revolving Commitments then in effect; provided that, if in connection with any such reduction or termination of the Total Revolving Commitments a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.21. Any reduction of the Total Revolving Commitments shall be applied to the Revolving Commitments of each

Lender according to its respective Revolving Percentage. All accrued Commitment Fees with respect to any portion of the Revolving Commitments that shall be terminated shall be paid on the effective date of any termination of the Total Revolving Commitments.

(b) Termination or Reduction of Total L/C Commitments. The Borrower shall have the right, upon not less than three (3) Business Days’ written notice delivered to the Administrative Agent, to terminate the Total L/C Commitments available to the Borrower or, from time to time, to reduce the amount of the Total L/C Commitments available to the Borrower; provided that, in any such case, no such termination or reduction of the Total L/C Commitments shall be permitted if, after giving effect thereto, the Total L/C Commitments shall be reduced to an amount that would result in the aggregate L/C Exposure exceeding the Total L/C Commitments (as so reduced). Any such reduction shall be in an amount equal to $1,000,000, or a whole multiple in excess thereof (or, if the then Total L/C Commitments are less than $1,000,000, such lesser amount), and shall reduce permanently the Total L/C Commitments then in effect. Any reduction of the Total L/C Commitments shall be applied to the L/C Commitments of each Lender according to its respective L/C Percentage. All accrued Letter of Credit Fees with respect to any portion of the Total L/C Commitments that shall be terminated shall be paid on the effective date of any termination of the Total L/C Commitments.

2.11 Optional Loan Prepayments.

The Borrower may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty, upon irrevocable notice delivered to the Administrative Agent no later than 1:00 P.M., Eastern time, three (3) Business Days prior thereto, in the case of Eurodollar Loans, and no later than 1:00 P.M., Eastern time, one (1) Business Day prior thereto, in the case of ABR Loans, which notice shall specify the date and amount of the proposed prepayment; provided that if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.21; provided further that if such notice of prepayment indicates that such prepayment is to be funded with the proceeds of a refinancing, such notice of prepayment may be revoked if the financing is not consummated. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with (except in the case of Revolving Loans that are ABR Loans) accrued interest to such date on the amount prepaid. Partial prepayments of Term Loans and Revolving Loans shall be in an aggregate principal amount of $1,000,000 or a whole multiple thereof. Prepayments of the Term Loans made pursuant to this Section 2.11 shall be applied ratably to the prepayment of installments due in respect of the Term Loans on a pro rata basis and in accordance with Section 2.3 and 2.18(b).

2.12 Mandatory Prepayments.

(a) If any Indebtedness shall be incurred by any Group Member (excluding any Indebtedness incurred in accordance with Section 7.2), an amount equal to 100% of the Net Cash Proceeds thereof shall be applied on the date of such incurrence toward the prepayment of the Term Loans as set forth in Section 2.12(e).

(b) If on any date any Group Member shall receive Net Cash Proceeds from any Asset Sale or Recovery Event then, unless a Reinvestment Notice shall be delivered in respect thereof, such Net Cash Proceeds shall be applied within ten (10) Business Days after the date of such receipt toward the prepayment of the Term Loans as set forth in Section 2.12(e); provided that notwithstanding the foregoing, (i) the aggregate Net Cash Proceeds of Asset Sales that may be excluded from the foregoing requirement pursuant to a Reinvestment Notice shall not exceed $1,000,000 and (ii) on each Reinvestment Prepayment Date, an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event shall be applied toward the prepayment of the Term Loans as set forth in Section 2.12(e).

(c) If on any date any Group Member shall receive Net Cash Proceeds from any Extraordinary Receipt, then fifty percent (50%) of such Net Cash Proceeds shall be applied within ten (10) Business Days after such date toward the prepayment of the Term Loans as set forth in Section 2.12(e);

(d) If, for any fiscal year of the Borrower, there shall be Excess Cash Flow, the Borrower shall, on the relevant Excess Cash Flow Application Date, apply 50% of such Excess Cash Flow toward the prepayment of the Term Loans and other amounts as set forth in Section 2.12(e). Each such prepayment shall be made on a date (each an “Excess Cash Flow Application Date”) occurring no later than ten (10) Business Days after the earlier of (i) the date on which the financial statements of the Borrower referred to in Section 6.1(a), for the fiscal year with respect to which such prepayment is made, are required to be delivered to the Lenders and (ii) the date such financial statements are actually delivered.

(e) Amounts to be applied in connection with prepayments made pursuant to this Section 2.12 shall be applied to the prepayment of installments due in respect of the Term Loans in inverse order of maturity and in accordance with Sections 2.3 and 2.18(b) (provided that any Term Lender may decline any such prepayment (the aggregate amount of all such prepayments declined in connection with any particular prepayment, collectively, the “Declined Amount”), in which case the Declined Amount shall be distributed to the prepayment, on a pro rata basis, of the Term Loans held by Term Lenders that have elected to accept such Declined Amounts. Each prepayment of the Loans under this Section 2.12 shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid. The Borrower shall deliver to the Administrative Agent a notice of each prepayment of Term Loans in whole or in part pursuant to this Section 2.12 not less than two (2) Business Days prior to the date such prepayment shall be made (each, a “Mandatory Prepayment Date”). Such notice shall set forth (i) the Mandatory Prepayment Date, (ii) the aggregate amount of such prepayment and (iii) the options of each Term Lender to (x) decline or accept its share of such prepayment and (y) to accept Declined Amounts. Any Term Lender that wishes to exercise its option to decline such prepayment or to accept Declined Amounts shall notify the Administrative Agent by facsimile not later than two (2) Business Days prior to the Mandatory Prepayment Date.

(f) The Borrower shall deliver to the Administrative Agent, at the time of each prepayment required under this Section 2.12, a certificate signed by a Responsible Officer setting forth in reasonable detail the calculation of the amount of such prepayment or reduction. Each notice of prepayment shall specify the prepayment or reduction date, the Type of each Loan being prepaid and the principal amount of each Loan (or portion thereof) to be prepaid.

(g) No prepayment fee shall be payable in respect of any mandatory prepayments made pursuant to this Section 2.12.

2.13 Conversion and Continuation Options.

(a) The Borrower may elect from time to time to convert Eurodollar Loans to ABR Loans by giving the Administrative Agent prior irrevocable notice in a Notice of Conversion/Continuation of such election no later than 1:00 P.M., Eastern time, on the Business Day preceding the proposed conversion date; provided that any such conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto. Subject to Section 2.17, the Borrower may elect from time to time to convert ABR Loans to Eurodollar Loans by giving the Administrative

Agent prior irrevocable notice in a Notice of Conversion/Continuation of such election no later than 1:00 P.M., Eastern time, on the third Business Day preceding the proposed conversion date (which notice shall specify the length of the initial Interest Period therefor); provided that no ABR Loan may be converted into a Eurodollar Loan when any Event of Default has occurred and is continuing. Upon receipt of any such notice, the Administrative Agent shall promptly notify each relevant Lender thereof.

(b) Subject to Section 2.17, any Eurodollar Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving irrevocable notice in a Notice of Conversion/Continuation to the Administrative Agent by no later than 1:00 P.M., Eastern time, on the date occurring three Business Days preceding the proposed continuation date and otherwise in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans; provided that no Eurodollar Loan may be continued as such when any Event of Default has occurred and is continuing; provided further that if the Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso, such Loans shall automatically be converted to ABR Loans on the last day of such then expiring Interest Period. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

2.14 Limitations on Eurodollar Tranches. Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of Eurodollar Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the Eurodollar Loans comprising each Eurodollar Tranche shall be equal to $1,000,000 or a whole multiple of $100,000 in excess thereof, and (b) no more than seven (7) Eurodollar Tranches shall be outstanding at any one time.

2.15 Interest Rates and Payment Dates.

(a) Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to (i) the Eurodollar Rate determined for such day plus (ii) the Applicable Margin.

(b) Each ABR Loan shall bear interest at a rate per annum equal to (i) the ABR plus (ii) the Applicable Margin.

(c) During the continuance of an Event of Default at the request of the Required Lenders, all outstanding Loans shall bear interest at a rate per annum equal to the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2.00% (the “Default Rate”); provided that the Default Rate shall apply to all outstanding Loans automatically and without any Required Lender consent therefor upon the occurrence of any Event of Default arising under Section 8.1(a) due to the Borrower’s failure to pay principal of the Loans when due hereunder.

(d) Interest on the outstanding principal amount of each Loan shall be payable in arrears on each Interest Payment Date; provided that interest accruing pursuant to Section 2.15(c) shall be payable from time to time on demand.

2.16 Computation of Interest and Fees.

(a) Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to ABR Loans the rate of interest on which is calculated on the basis of the Prime Rate, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of each determination of a Eurodollar Rate. Any change in the interest rate on a Loan resulting from a change in the ABR or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate.

(b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.16(a).

2.17 Inability to Determine Interest Rate. If prior to the first day of any Interest Period, the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) in connection with any request for a Eurodollar Loan or a conversion to or a continuation thereof that, by reason of circumstances affecting the relevant market, (a) Dollar deposits are not being offered to banks in the London interbank market for the applicable amount and Interest Period of such requested Loan or conversion or continuation, as applicable, (b) adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or (c) the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, then, in any such case (a), (b) or (c), the Administrative Agent shall promptly notify the Borrower and the relevant Lenders thereof as soon as practicable thereafter. Any such determination shall specify the basis for such determination and shall, in the absence of manifest error, be conclusive and binding for all purposes. Thereafter, (x) any Eurodollar Loans under the relevant Facility requested to be made on the first day of such Interest Period shall be made as ABR Loans, (y) any Loans under the relevant Facility that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as ABR Loans and (z) any outstanding Eurodollar Loans under the relevant Facility shall be converted, on the last day of the then-current Interest Period, to ABR Loans. Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans under the relevant Facility shall be made or continued as such, nor shall the Borrower have the right to convert Loans under the relevant Facility to Eurodollar Loans.

2.18 Pro Rata Treatment and Payments.

(a) Except as otherwise provided herein, each borrowing by the Borrower from the Lenders hereunder, each payment by the Borrower on account of any commitment fee and any reduction of the Commitments shall be made pro rata according to the respective Term Percentages, L/C Percentages or Revolving Percentages, as the case may be, of the relevant Lenders.

(b) Except as otherwise provided herein, each payment (including each prepayment) by the Borrower on account of principal of and interest on the Term Loans shall be made pro rata according to the respective outstanding principal amounts of the Term Loans then held by the Term Lenders. The amount of each principal prepayment of the Term Loans (whether optional or mandatory) shall be applied to reduce the then remaining installments of the Term Loans pro rata based upon the respective then remaining principal amounts thereof. Except as otherwise may be agreed by the Borrower and the Required Lenders, any prepayment of Term Loans shall be applied to the then outstanding Term Loans on a pro rata basis regardless of type. Amounts prepaid on account of the Term Loans may not be reborrowed.

(c) Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Revolving Loans shall be made pro rata according to the respective outstanding principal amounts of the Revolving Loans then held by the Revolving Lenders.

(d) All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff and shall be made prior to 1:00 P.M., Eastern time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the applicable Funding Office, in Dollars and in immediately available funds. The Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received. Any payment received by the Administrative Agent after 1:00 P.M. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

(e) Unless the Administrative Agent shall have been notified in writing by any Lender prior to the date of any borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent on such date in accordance with Section 2, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not in fact made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender and the Borrower severally agree to pay to the Administrative Agent, on demand, such corresponding amount with interest thereon, for each day from and including the date on which such amount is advanced to the Borrower but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, a rate equal to the greater of (A) the Federal Funds Effective Rate and (B) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, and (ii) in the case of a payment to be made by the Borrower, the rate per annum applicable to ABR Loans under the relevant Facility. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(f) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Lender hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower is making such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Lender, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Lender, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. Nothing herein shall be deemed to limit the rights of Administrative Agent or any Lender against any Loan Party.

(g) If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Section 2, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable extension of credit set forth in Section 5.1 or Section 5.2 are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(h) The obligations of the Lenders hereunder to (i) make Term Loans, (ii) make Revolving Loans, (iii) to fund its participations in L/C Disbursements in accordance with its respective L/C Percentage, and (iv) to make payments pursuant to Section 9.7, as applicable, are several and not joint. The failure of any Lender to make any such Loan, to fund any such participation or to make any such payment under Section 9.7 on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 9.7.

(i) Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(j) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, toward payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(k) If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the principal of or interest on any Loan made by it, its participation in the L/C Exposure or other obligations hereunder, as applicable (other than pursuant to a provision hereof providing for non-pro rata treatment), in excess of its Term Percentage, Revolving Percentage or L/C Percentage, as applicable, of such payment on account of the Loans or participations obtained by all of the Lenders, such Lender shall forthwith advise the Administrative Agent of the receipt of such payment, and within five (5) Business Days of such receipt purchase (for cash at face value) from the other Term Lenders, Revolving Lenders or L/C Lenders, as applicable (through the Administrative Agent), without recourse, such participations in the Term Loans or Revolving Loans made by them and/or participations in the L/C Exposure held by them, as applicable, or make such other adjustments as shall be equitable, as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of the other Lenders in accordance with their respective Term Percentages, Revolving Percentages or L/C Percentages, as applicable; provided, however, that if all or any portion of such excess payment is thereafter recovered by or on behalf of the Borrower from such purchasing Lender, the purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.18(k) may exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. No documentation other than notices and the like referred to in this Section 2.18(k) shall be required to implement the terms of this Section 2.18(k). The Administrative Agent shall keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased pursuant to this Section 2.18(k) and shall in each case notify the Term Lenders, the Revolving Lenders or the L/C Lenders, as applicable, following any such purchase. The provisions of this Section 2.18(k) shall not be construed to apply to (i) any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (ii) the application of Cash Collateral provided for in Section 3.10, or (iii) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or sub-participations in any L/C Exposure to any assignee or participant, other than an assignment to the Borrower or any Subsidiary thereof (as to which the provisions of this Section shall apply). The Borrower consents on behalf of itself and each other Loan Party to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Loan Party in the amount of such participation.

(l) Notwithstanding anything to the contrary in this Agreement, the Administrative Agent may, in its discretion at any time or from time to time, without the Borrower’s request and even if the conditions set forth in Section 5.2 would not be satisfied, make a Revolving Loan in an amount equal to the portion of the Obligations constituting overdue interest and fees from time to time due and payable to itself, any Revolving Lender or the Issuing Lender, and apply the proceeds of any such Revolving Loan to those Obligations; provided that after giving effect to any such Revolving Loan, the aggregate outstanding Revolving Loans will not exceed the Total Revolving Commitments then in effect.

2.19 Illegality; Requirements of Law.

(a) Illegality. If any Lender determines that any Requirement of Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender to make, maintain or fund Eurodollar Loans, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue Eurodollar Loans or to convert ABR Loans to Eurodollar Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Loans of such Lender to ABR Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

(b) Requirements of Law. If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or the compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

(i) shall subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its Loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

(ii) shall impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Eurodollar Rate); or

(iii) impose on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing is to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining Loans determined with reference to the Eurodollar Rate or of maintaining its obligation to make such Loans, or to increase the cost to such Lender or such other Recipient of issuing or participating in Letters of Credit, or to reduce any amount receivable or received by such Lender or other Recipient hereunder in respect thereof (whether in respect of principal, interest or any other amount), then, in any such case, upon the request of such Lender or other Recipient, the Borrower shall promptly pay such Lender or other Recipient, as the case may be, any additional amounts necessary to compensate such Lender or other Recipient, as the case may be, for such increased cost or reduced amount receivable. If any Lender becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.

(c) If any Lender reasonably determines that any change in any Requirement of Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Lender, to a level below that which such Lender or such Lender’s holding company would have achieved but for such change in such Requirement of Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Lender or such Lender’s or Issuing Lender’s holding company for any such reduction suffered.

(d) For purposes of this Agreement, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, or directives in connection therewith are deemed to have gone into effect and been adopted after the date of this Agreement, and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a change in any Requirement of Law, regardless of the date enacted, adopted or issued.

(e) A certificate as to any additional amounts payable pursuant to paragraphs (b), (c), or (d) of this Section submitted by any Lender to the Borrower (with a copy to the Administrative Agent) shall be prima facie evidence of such additional amounts. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof. Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation. Notwithstanding anything to the contrary in this Section 2.19, the Borrower shall not be required to compensate a Lender pursuant to this Section 2.19 for any amounts incurred more than six months prior to the date that such Lender notifies the Borrower of such Lender’s intention to claim compensation therefor; provided that if the circumstances giving rise to such claim have a retroactive effect, then such nine-month period shall be extended to include the period of such retroactive effect. The obligations of the Borrower arising pursuant to this Section 2.19 shall survive the Discharge of Obligations and the resignation of the Administrative Agent.

2.20 Taxes.

For the avoidance of doubt, for the purposes of this Section 2.20, the term “Lender” includes the Issuing Lender.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.20) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding for Indemnified Taxes been made.

(b) Payment of Other Taxes. The Borrower shall, and shall cause each other Loan Party to, timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes applicable to such Loan Party.

(c) Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party or the Administrative Agent to a Governmental Authority pursuant to this Section 2.20, the Borrower shall, or shall cause such other Loan Party to, deliver to the Administrative Agent, or the Administrative Agent shall deliver to the Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent or the Borrower, as the case may be.

(d) Indemnification by Loan Parties. The Borrower shall, and shall cause each other Loan Party to, jointly and severally indemnify each Recipient, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.20) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto (including any recording and filing fees with respect thereto or resulting therefrom and any liabilities with respect to, or resulting from, any delay by any Loan Party in paying such Indemnified Taxes), whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A reasonably detailed certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be prima facie evidence of the amount of such payment or liability. If any Loan Party fails to pay any Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, such Loan Party shall indemnify the Administrative Agent and the Lenders for any incremental taxes, interest or penalties that may become payable by the Administrative Agent or any Lender as a result of any such failure.

(e) Indemnification by Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after written demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.6 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A reasonably detailed certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be prima facie evidence of such amount. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f) Status of Lenders.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times required by applicable law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, at the time or times required by applicable law or if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 2.20(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if the Lender is not legally entitled to complete, execute or deliver such documentation or, in the Lender’s reasonable judgment, such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter as required by applicable law or upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter as required by applicable law or upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed originals of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 871(h) or Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit F-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or

(4) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-2 or Exhibit F-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter as required by applicable law or upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii) Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(g) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.20 (including by the payment of additional amounts pursuant to this Section 2.20), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, under this Section 2.20 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority, other than any penalties, interest or other charges imposed as a result of the gross negligence or willful misconduct of the indemnified party) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h) Survival. Each party’s obligations under this Section 2.20 shall survive the resignation or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, and the Discharge of Obligations.

2.21 Indemnity. The Borrower agrees to indemnify each Lender for, and to hold each Lender harmless from, any loss or expense that such Lender may sustain or incur as a consequence of (a) a default by the Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) a default by the Borrower in making any prepayment of or conversion from Eurodollar Loans after the Borrower has given a notice thereof in accordance with the provisions of this Agreement, or (c) for any reason, the making of a prepayment of Eurodollar Loans on a day that is not the last day of an Interest Period with respect thereto. Such losses and expenses shall be equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, reduced, converted or continued, for the period from the date of such prepayment or of such failure to borrow, reduce, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, reduce, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest or other return for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any), over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. A certificate as to any amounts payable pursuant to this Section submitted to the Borrower by any Lender shall be conclusive in the absence of manifest error. This covenant shall survive the Discharge of Obligations.

2.22 Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.19(b), Section 2.19(c), Section 2.20(a), Section 2.20(b) or Section 2.20(d) with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate a different lending office for funding or booking its Loans affected by such event or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, in each case, with the object of avoiding the consequences of such event; provided that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal, regulatory or other disadvantage; provided further that nothing in this Section shall affect or postpone any of the obligations of the Borrower or the rights of any Lender pursuant to Section 2.19(b), Section 2.19(c), Section 2.20(a), Section 2.20(b) or Section 2.20(d). The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment made at the request of the Borrower.

2.23 Substitution of Lenders. Upon the receipt by the Borrower of any of the following (or in the case of clause (a) below, if the Borrower is required to pay any such amount), with respect to any Lender (any such Lender described in clauses (a) through (c) below being referred to as an “Affected Lender” hereunder):

(a) a request from a Lender for payment of Indemnified Taxes or additional amounts under Section 2.20 or of increased costs pursuant to Section 2.19 (and, in any such case, such Lender has declined or is unable to designate a different lending office in accordance with Section 2.22 or is a Non-Consenting Lender);

(b) a notice from the Administrative Agent under Section 10.1(b) that one or more Minority Lenders are unwilling to agree to an amendment or other modification approved by the Required Lenders and the Administrative Agent; or

(c) notice from the Administrative Agent that a Lender is a Defaulting Lender;

then the Borrower may, at its sole expense and effort, upon notice to the Administrative Agent and such Affected Lender: (i) request that one or more of the other Lenders acquire and assume all or part of such Affected Lender’s Loans and Commitments; or (ii) designate a replacement lending institution (which shall be an Eligible Assignee) to acquire and assume all or a ratable part of such Affected Lender’s Loans and Commitments (the replacing Lender or lender in (i) or (ii) being a “Replacement Lender”); provided, however, that the Borrower shall be liable for the payment upon demand of all costs and other amounts arising under Section 2.21 (subject to Section 2.25) that result from the acquisition of any Affected Lender’s Loan and/or Commitments (or any portion thereof) by a Lender or Replacement Lender, as the case may be, on a date other than the last day of the applicable Interest Period with respect to any Eurodollar Loans then outstanding; and provided further, however, that if the Borrower elects to exercise such right with respect to any Affected Lender under clause (a) or (b) of this Section 2.23, then the Borrower shall be obligated to replace all similarly Affected Lenders under such clauses. The Affected Lender replaced pursuant to this Section 2.23 shall be required to assign and delegate, without recourse, all of its interests, rights and obligations under this Agreement and the related Loan Documents to one or more Replacement Lenders that so agree to acquire and assume all or a ratable part of such Affected Lender’s Loans and Commitments upon payment to such Affected Lender of an amount (in the aggregate for all Replacement Lenders) equal to 100% of the outstanding principal of the Affected Lender’s Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents from such Replacement Lenders (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts, including amounts under Section 2.21 hereof). Any such designation of a Replacement Lender shall be effected in accordance with, and subject to the terms and conditions of, the assignment provisions contained in Section 10.6 (with the assignment fee to be paid by the Borrower in such instance), and, if such Replacement Lender is not already a Lender hereunder or an Affiliate of a Lender or an Approved Fund, shall be subject to the prior written consent of the Administrative Agent (which consent shall not be unreasonably withheld). Notwithstanding the foregoing, with respect to any assignment pursuant to this Section 2.23, (a) in the case of any such assignment resulting from a claim for compensation under Section 2.19 or payments required to be made pursuant to Section 2.20, such assignment shall result in a reduction in such compensation or payments thereafter; (b) such assignment shall not conflict with applicable law and (c) in the case of any assignment resulting from a Lender being a Minority Lender referred to in clause (b) of this Section 2.23, the applicable assignee shall have consented to the applicable amendment, waiver or consent. Notwithstanding the foregoing, an Affected Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Affected Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

2.24 Defaulting Lenders.

(a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 10.1 and in the definitions of Majority Revolving Lenders, Majority Term Lenders and Required Lenders.

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 8 or otherwise, and including any amounts made available to the Administrative Agent by such Defaulting Lender pursuant to Section 10.7), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Lender hereunder; third, to be held as Cash Collateral for the funding obligations of such Defaulting Lender of any participation in any Letter of Credit; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement, and (y) be held as Cash Collateral for the future funding obligations of such Defaulting Lender of any participation in any future Letter of Credit; sixth, to the payment of any amounts owing to any L/C Lender or the Issuing Lender as a result of any judgment of a court of competent jurisdiction obtained by any L/C Lender or the Issuing Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default has occurred and is continuing, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (A) such payment is a payment of the principal amount of any Loans or L/C Advances in respect of which such Defaulting Lender has not fully funded its appropriate share and (B) such Loans or L/C Advances were made at a time when the conditions set forth in Section 5.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Advances owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Advances owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Advances are held by the Lenders pro rata in accordance with the Commitments under the applicable Facility without giving effect to Section 2.24(a)(iv).

Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.24(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees.

(A) No Defaulting Lender shall be entitled to receive any fee pursuant to Section 2.9(a) for any period during which such Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to such Defaulting Lender).

(B) Each Defaulting Lender shall be limited in its right to receive Letter of Credit Fees as provided in Section 3.3(d).

(C) With respect to any Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such Letter of Credit Fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letters of Credit that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to the Issuing Lender the amount of any such fee or Letter of Credit Fee, as applicable, otherwise payable to such Defaulting Lender to the extent allocable to the Issuing Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee or Letter of Credit Fee, as applicable.

(iv) Reallocation of Pro Rata Share to Reduce Fronting Exposure. During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit pursuant to Section 3.4, the L/C Percentage of each non-Defaulting Lender of any such Letter of Credit shall be computed without giving effect to the Revolving Commitment of such Defaulting Lender; provided that, (A) each such reallocation shall be given effect only if, at the date the applicable Lender becomes a Defaulting Lender, no Event of Default has occurred and is continuing; (B) the aggregate obligations of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit shall not exceed the positive difference, if any, of (1) the Revolving Commitment of that non-Defaulting Lender minus (2) the aggregate outstanding amount of the Revolving Loans of that Lender plus the aggregate amount of that Lender’s L/C Percentage of then outstanding Letters of Credit and (C) the conditions set forth in Section 5.2 are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time). No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a non-Defaulting Lender as a result of such non-Defaulting Lender’s increased exposure following such reallocation.

(b) Defaulting Lender Cure. If the Borrower, the Administrative Agent and the Issuing Lender agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), such Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit to be held on a pro rata basis by the Lenders in accordance with their respective Revolving Percentages, L/C Percentages and Term Percentages, as applicable (without giving effect to Section 2.24(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender having been a Defaulting Lender.

(c) New Letters of Credit. So long as any Lender is a Defaulting Lender, no Issuing Lender shall be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure in respect of Letters of Credit after giving effect thereto.

(d) Termination of Defaulting Lender. The Borrower may terminate the unused amount of the Revolving Commitment of any Revolving Lender that is a Defaulting Lender upon not less than ten (10) Business Days’ prior notice to the Administrative Agent (which shall promptly notify the Lenders thereof), and in such event the provisions of Section 2.24(a)(ii) will apply to all amounts thereafter paid by the Borrower for the account of such Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity or other amounts); provided that (i) no Event of Default shall have occurred and be continuing, and (ii) such termination shall not be deemed to be a waiver or release of any claim the Borrower, the Administrative Agent, the Issuing Lender or any other Lender may have against such Defaulting Lender.

2.25 Joint and Several Liability of the Borrowers.

(a) Each Borrower is accepting joint and several liability hereunder and under the other Loan Documents in consideration of the financial accommodations to be provided by the Lenders under this Agreement, for the mutual benefit, directly and indirectly, of each Borrower and in consideration of the undertakings of the other the Borrowers to accept joint and several liability for the Obligations.

(b) Each Borrower, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other the Borrowers, with respect to the payment and performance of all of the Obligations (including any Obligations arising under this Section 2.25), it being the intention of the parties hereto that all the Obligations shall be the joint and several obligations of each Borrower without preferences or distinction among them.

(c) If and to the extent that any Borrower shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of the Obligations in accordance with the terms thereof, then in each such event the other Borrowers will make such payment with respect to, or perform, such Obligations.

(d) The Obligations of each Borrower under the provisions of this Section 2.25 constitute the absolute and unconditional, full recourse Obligations of each Borrower enforceable against each Borrower to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of this Agreement.

(e) Except as otherwise expressly provided in this Agreement, each Borrower hereby waives notice of acceptance of its joint and several liability, notice of any Loans made or Letters of Credit issued under or pursuant to this Agreement, notice of the occurrence of any Default, Event of Default, or of any demand for any payment under this Agreement, notice of any action at any time taken or omitted by the Administrative Agent or Lenders under or in respect of any of the Obligations, any requirement of diligence or to mitigate damages and, generally, to the extent permitted by applicable law, all demands, notices and other formalities of every kind in connection with this Agreement (except as otherwise provided in this Agreement). Each Borrower hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the Obligations, the acceptance of any payment of any of the Obligations, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by the Administrative Agent or Lenders at any time or times in respect of any default by any Borrower in the performance or satisfaction of any term, covenant, condition or provision of this Agreement, any and all other indulgences whatsoever by the Administrative Agent or Lenders in respect of any of the Obligations, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of the Obligations or the addition, substitution or release, in whole or in part, of any Borrower. Without limiting the generality of the foregoing, each Borrower assents to any other action or delay in acting or failure to act on the part of the Administrative Agent or Lender with respect to the failure by any Borrower to comply with any of its respective Obligations, including, without limitation, any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with applicable laws or regulations thereunder, which might, but for the provisions of this Section 2.25 afford grounds for terminating, discharging or relieving any Borrower, in whole or in part, from any of its Obligations under this Section 2.25, it being the intention of each Borrower that, so long as any of the Obligations hereunder remain unsatisfied, the Obligations of each Borrower under this Section 2.25 shall not be discharged except by performance and then only to the extent of such performance. The Obligations of each Borrower under this Section 2.25 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any Borrower, the Administrative Agent or any Lender.

(f) Each Borrower represents and warrants to the Administrative Agent and Lenders that such Borrower is currently informed of the financial condition of the Borrowers and of all other circumstances which a diligent inquiry would reveal and which bear upon the risk of nonpayment of the Obligations. Each Borrower further represents and warrants to the Administrative Agent and Lenders that such Borrower has read and understands the terms and conditions of the Loan Documents. Each Borrower hereby covenants that such Borrower will continue to keep informed of the Borrowers’ financial condition, the financial condition of other guarantors, if any.

(g) Each Borrower waives all rights and defenses arising out of an election of remedies by the Administrative Agent or any Lender, even though that election of remedies, such as a nonjudicial foreclosure with respect to security for a guaranteed obligation, has destroyed the Administrative Agent’s or such Lender’s rights of subrogation and reimbursement against such Borrower under any applicable law.

(h) Each Borrower waives all rights and defenses that such Borrower may have because the Obligations are secured by real property at any time. This means, among other things:

(i) The Administrative Agent and Lenders may collect from such Borrower without first foreclosing on any real or personal property Collateral pledged by the Borrowers.

(ii) If the Administrative Agent or any Lender forecloses on any Collateral consisting of real property pledged by the Borrowers:

(A) The amount of the Obligations may be reduced only by the price for which that collateral is sold at the foreclosure sale, even if the collateral is worth more than the sale price.

(B) The Administrative Agent and Lenders may collect from such Borrower even if the Administrative Agent or Lenders, by foreclosing on real property, has destroyed any right such Borrower may have to collect from the other Borrowers.

This is an unconditional and irrevocable waiver of any rights and defenses such Borrower may have because the Obligations are secured by real property.

(i) The provisions of this Section 2.25 are made for the benefit of the Administrative Agent, Lenders and their respective successors and assigns, and may be enforced by it or them from time to time against any or all the Borrowers as often as occasion therefor may arise and without requirement on the part of the Administrative Agent, any Lender, any successor or any assign first to marshal any of its or their claims or to exercise any of its or their rights against any Borrower or to exhaust any remedies available to it or them against any Borrower or to resort to any other source or means of obtaining payment of any of the Obligations hereunder or to elect any other remedy. The provisions of this Section 2.25 shall remain in effect until all of the Obligations shall have been paid in full or otherwise fully satisfied. If at any time, any payment, or any part thereof, made in respect of any of the Obligations, is rescinded or must otherwise be restored or returned by the Administrative Agent or any Lender upon the insolvency, bankruptcy or reorganization of any Borrower, or otherwise, the provisions of this Section 2.25 will forthwith be reinstated in effect, as though such payment had not been made.

(j) Each Borrower hereby agrees that it will not enforce any of its rights of contribution or subrogation against any other Borrower with respect to any liability incurred by it hereunder or under any of the other Loan Documents, any payments made by it to the Administrative Agent or Lenders with respect to any of the Obligations or any collateral security therefor until such time as all of the Obligations have been paid in full in cash. Any claim which any Borrower may have against any other Borrower with respect to any payments to the Administrative Agent or Lender hereunder or under any other Loan Documents are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Obligations arising hereunder or thereunder, to the prior payment in full in cash of the Obligations and, in the event of any insolvency, bankruptcy, receivership, liquidation, reorganization or other similar proceeding under the laws of any jurisdiction relating to any Borrower, its debts or its assets, whether voluntary or involuntary, all such Obligations shall be paid in full in cash before any payment or distribution of any character, whether in cash, securities or other property, shall be made to any other Borrower therefor. Notwithstanding anything to the contrary contained in this Section 2.25, no Borrower shall exercise any rights of subrogation, contribution, indemnity, reimbursement or other similar rights against, and shall not proceed or seek recourse against or with respect to any property or asset of, any other Borrower (the “Foreclosed Borrower”), including after payment in full of the Obligations, if all or any portion of the Obligations have been satisfied in connection with an exercise of remedies in respect of the Capital Stock of such Foreclosed Borrower whether pursuant to the Security Documents or otherwise.

(k) Each Borrower hereby agrees that, after the occurrence and during the continuance of any Default or Event of Default, the payment of any amounts due with respect to the indebtedness owing by any Borrower to any other Borrower is hereby subordinated to the prior payment in full in cash of the Obligations. Each Borrower hereby agrees that after the occurrence and during the continuance of any Default or Event of Default, such Borrower will not demand, sue for or otherwise attempt to collect any indebtedness of any other Borrower owing to such Borrower until the Obligations shall have been paid in full in cash. If, notwithstanding the foregoing sentence, such Borrower shall collect, enforce or receive any amounts in respect of such indebtedness, such amounts shall be collected, enforced and received by such Borrower as trustee for the Administrative Agent, and such Borrower shall deliver any such amounts to the Administrative Agent for application to the Obligations in accordance with the terms of this Agreement.

(l) Subject to the foregoing, to the extent that any Borrower shall, under this Agreement as a joint and several obligor, repay any of the Obligations made to another Borrower hereunder or other Obligations incurred directly and primarily by any other Borrower (an “Accommodation Payment”), then the Borrower making such Accommodation Payment shall be entitled to contribution and indemnification from, and be reimbursed by, each other Borrower in an amount, for each of such other Borrower, equal to a fraction of such Accommodation Payment, the numerator of which fraction is such other Borrower’s Allocable Amount and the denominator of which is the sum of the Allocable Amounts of all of the Borrowers. As of any date of determination, the “Allocable Amount” of each Borrower shall be equal to the maximum amount of liability for Accommodation Payments which would be asserted against such Borrower hereunder without (a) rendering such Borrower “insolvent” within the meaning of Section 101(31) of the Bankruptcy Code, Section 2 of the Uniform Fraudulent Transfer Act (“UFTA”) or Section 2 of the Uniform Fraudulent Conveyance Act (“UFCA”), (b) leaving such Borrower with unreasonably small capital or assets, within the meaning of Section 548 of the Bankruptcy Code, Section 4 of the UFTA, or Section 5 of the UFCA, or (c) leaving such Borrower unable to pay its debts as they become due within the meaning of Section 548 of the Bankruptcy Code or Section 4 of the UFTA, or Section 5 of the UFCA.

2.26 Notes. If so requested by any Lender by written notice to the Borrower (with a copy to the Administrative Agent), the Borrower shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to Section 10.6) (promptly after the Borrower’s receipt of such notice) a Note or Notes to evidence such Lender’s Loans.

2.27 Incremental Term Loans.

(a) Not more than one (1) time during the period commencing on the Closing Date through but excluding the date that is forty-two (42) months following the Closing Date, provided no Default or Event of Default has occurred and is continuing and subject to the conditions set forth in clause (b) below, Borrower may request the funding of a new Term Loan (the “Incremental Term Loan”), in an amount not to exceed $20,000,000. Any such request for the Incremental Term Loan shall be in a minimum amount of $5,000,000. Upon the funding, if any, of the Incremental Term Loan, the scheduled amortization payments set forth in Section 2.3 shall be recalculated and increased, commencing in the first full quarter after such Incremental Term Loan is funded, by aggregating the Term Loan made on the Closing Date with the Incremental Term Loan and multiplying such amount by the applicable percentage set forth in the table in Section 2.3, and such amended amortization schedule shall be effective commencing on the last day of the first full fiscal quarter after the Incremental Term Loan is funded.

(b) Each of the following shall be conditions precedent to the making of the Incremental Term Loan:

(i) Each of the conditions precedent set forth in Section 5.2 shall be satisfied.

(ii) The Borrower shall be in compliance with the then applicable financial covenants set forth in Section 7.1 hereof as of the end of the most recently ended month or quarter, as applicable, for which financial statements have been delivered prior to the making of the Incremental Term Loan on a pro forma basis; provided, that, the Consolidated Leverage Ratio as of the last day of the most recently ended month or quarter, as applicable, for which financial statements have been delivered prior to the date on which the Incremental Term Loan is funded shall not exceed the (x) the Consolidated Leverage Ratio on the Closing Date and (y) 0.25x less than the then-prevailing Consolidated Leverage Ratio covenant compliance level set forth in Section 7.1(b) for the most recently reported fiscal quarter end.

(iii) The Borrower shall have delivered to the Administrative Agent updated Projections and a Compliance Certificate evidencing compliance with the requirements of clauses (i) and (ii) above, together with all reasonably detailed calculations demonstrating such compliance.

(iv) The Borrower shall have delivered an irrevocable written request for such Incremental Term Loan at least ten (10) Business Days prior to the requested funding date of such Incremental Term Loan.

(v) any prospective Lender, the Borrower and the Administrative Agent have signed a joinder agreement to this Agreement (an “Joinder”), in form and substance reasonably satisfactory to the Administrative Agent, to which such prospective Lender, the Borrower, and the Administrative Agent are party (any Joinder may, with the consent of the Administrative Agent, the Borrower and the Lenders or prospective Lender agreeing to the Incremental Term Loan, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate to effectuate the provisions of this Section 2.27 (including, if applicable, any amendment necessary to ensure and demonstrate that the Liens and security interests granted by the Loan Documents are perfected under the UCC to secure the Obligations in respect of the Incremental Term Loans) and the Borrower shall have executed any Notes requested by any Lender in connection with the making of the Incremental Term Loan. Notwithstanding anything to the contrary in this Agreement or in any other Loan Document, a Joinder reasonably satisfactory to the Administrative Agent, and the amendments to this Agreement effected thereby, shall not require the consent of any Lender other than the Lenders, or prospective Lender, agreeing to make the Incremental Term Loan.

(c) No Term Lender shall be obligated to participate in any Incremental Term Loan, and each such Term Lender’s determination to participate shall be in such Term Lender’s sole and absolute discretion. The Administrative Agent shall invite each Term Lender to provide an Incremental Term Loan (it being understood that no Term Lender shall be obligated to provide an Incremental Term Loan) and to the extent, one (1) Business Day after receipt of invitation, sufficient Term Lenders do not agree to provide an Incremental Term Loan on terms acceptable to the Borrower, then the Borrower may invite any prospective lender that satisfies the criteria of being an “Eligible Assignee” and is reasonably satisfactory to the Administrative Agent to become a Lender in connection with the proposed Incremental Term Loan.

(d) The Incremental Term Loan shall, for purposes of prepayments, be treated substantially the same as the Term Loan funded on the Closing Date, and shall have the same terms as the Term Loan; provided that the interest rates and fees for the Incremental Term Loan shall be agreed upon by the Borrower and the Lenders providing such Incremental Term Loan and shall be generally consistent with the then market rates and fees with respect to other term loans then in the market place; provided, further, however, that if the interest rate or fees required for the Incremental Term Loan exceeds the interest rate or fees (without giving effect to the Default Rate) then in effect for the Term Loan Facility by more than 0.25% (or more than 1.00% of original issue discount), then this Agreement shall be amended to increase the Applicable Margin applicable to the Term Loans funded on the Closing Date to the same rate as the Incremental Term Loan and fees applicable to the Term Loan Facility shall thereafter be adjusted to reflect the fees applicable to the Incremental Term Loan. Taking into account the scheduled amortization for the Term Loan from and after the date that the Incremental Term Loan is made as set forth in Section 2.27(a) above, the final stated maturity date of the Incremental Term Loan shall be no sooner than the Term Loan Maturity Date, and the weighted average life to maturity of any such Incremental Term Loan shall not be shorter than the weighted average life to maturity applicable to the then outstanding Term Loan. Without limiting the foregoing, the Borrower shall pay to each Lender providing a portion of the Incremental Term Loan an additional commitment fee in the amount of 1.00% of such Lender’s portion of the Incremental Term Loan payable on the date of the funding of such Incremental Term Loan.

(e) Upon the funding of any Incremental Term Loan, all references in this Agreement and any other Loan Document to the Term Loans shall be deemed, unless the context otherwise requires, to include the Incremental Term Loan advanced pursuant to this Section 2.27 and (ii) all references in this Agreement and any other Loan Document to the Term Commitments shall be deemed, unless the context otherwise requires, to include the commitment to advance an amount equal to the Incremental Term Loans contemplated pursuant to this Section 2.27.

(f) Any Incremental Term Loan established pursuant to this Section 2.27 shall constitute a Term Loan and Term Commitment under the Loan Documents, and shall rank pari passu in right of payment in respect of the Collateral and with the Obligations in respect of the Term Loans.

2.28 LTX as Administrative Borrower.

Each entity composing the Borrower hereby irrevocably appoints LTX as the borrowing agent and attorney-in-fact for all entities composing the Borrower (the “Administrative Borrower”) which appointment shall remain in full force and effect unless and until the Administrative Agent shall have received prior written notice signed by each entity composing the Borrower that such appointment has been revoked and that another entity composing the Borrower has been appointed Administrative Borrower. Each entity composing the Borrower hereby irrevocably appoints and authorizes the Administrative Borrower (a) to provide Agent with all notices with respect to Loans and Letters of Credit obtained for the benefit of any entity composing the Borrower and all other notices and instructions under this Agreement and the other Loan Documents, and (b) to take such action as the Administrative Borrower deems appropriate on its behalf to obtain Loans and Letters of Credit and to exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement and the other Loan Documents

SECTION 3

LETTERS OF CREDIT

3.1 L/C Commitment.

(a) Subject to the terms and conditions hereof, the Issuing Lender agrees to issue letters of credit (“Letters of Credit”) for the account of the Borrower on any Business Day during the Letter of Credit Availability Period in such form as may reasonably be approved from time to time by the Issuing Lender; provided that the Issuing Lender shall have no obligation to issue any Letter of Credit if, after giving effect to such issuance, the L/C Exposure would exceed either the Total L/C Commitments or the Available Revolving Commitment at such time. Each Letter of Credit shall (i) be denominated in Dollars or, in the sole discretion of the Issuing Lender with respect to any particular Letter of Credit, a Foreign Currency, and (ii) expire no later than the earlier of (x) the first anniversary of its date of issuance and (y) the Letter of Credit Maturity Date, provided that any Letter of Credit with a one-year term may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (y) above). For the avoidance of doubt, no commercial letters of credit shall be issued by the Issuing Lender to any Person under this Agreement. For purposes of this Agreement, the stated amount of any Letter of Credit issued in a Foreign Currency shall be converted into Dollars from time to time by the Issuing Lender and upon any drawing under such Letter of Credit.

(b) The Issuing Lender shall not at any time be obligated to issue any Letter of Credit if:

(i) such issuance would conflict with, or cause the Issuing Lender or any L/C Lender to exceed any limits imposed by, any applicable Requirement of Law;

(ii) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Lender from issuing, amending or reinstating such Letter of Credit, or any law, rule or regulation applicable to the Issuing Lender or any request, guideline or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Lender shall prohibit, or request that the Issuing Lender refrain from, the issuance, amendment, renewal or reinstatement of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuing Lender with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Lender is not otherwise compensated) not in effect on the Closing Date, or shall impose upon the Issuing Lender any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the Issuing Lender in good faith deems material to it;

(iii) the Issuing Lender has received written notice from any Lender, the Administrative Agent or the Borrower, at least one (1) Business Day prior to the requested date of issuance, amendment, renewal or reinstatement of such Letter of Credit, that one or more of the applicable conditions contained in Section 5.2 shall not then be satisfied (which notice shall contain a description of any such condition asserted not to be satisfied);

(iv) any requested Letter of Credit is not in form and substance acceptable to the Issuing Lender, or the issuance, amendment or renewal of a Letter of Credit shall violate any applicable laws or regulations or any applicable policies of the Issuing Lender;

(v) such Letter of Credit contains any provisions providing for automatic reinstatement of the stated amount after any drawing thereunder; or

(vi) any Lender is at that time a Defaulting Lender, unless the Issuing Lender has entered into arrangements, including the delivery of Cash Collateral pursuant to Section 3.10, satisfactory to the Issuing Lender (in its sole discretion) with the Borrower or such Defaulting Lender to eliminate the Issuing Lender’s actual or potential Fronting Exposure (after giving effect to Section 2.24(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or such Letter of Credit and all other L/C Exposure as to which the Issuing Lender has actual or potential Fronting Exposure, as it may elect in its sole discretion.

3.2 Procedure for Issuance of Letters of Credit. The Borrower may from time to time request that the Issuing Lender issue a Letter of Credit for the account of the Borrower by delivering to the Issuing Lender at its address for notices specified herein an Application therefor, completed to the satisfaction of the Issuing Lender, and such other certificates, documents and other papers and information as the Issuing Lender may request. Upon receipt of any Application, the Issuing Lender will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby (but in no event shall the Issuing Lender be required to issue any Letter of Credit earlier than three (3) Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed to by the Issuing Lender and the Borrower. The Issuing Lender shall furnish a copy of such Letter of Credit to the Borrower promptly following the issuance thereof. The Issuing Lender shall promptly furnish to the Administrative Agent, which shall in turn promptly furnish to the Lenders, notice of the issuance of each Letter of Credit (including the amount thereof).

3.3 Fees and Other Charges.

(a) Each Revolving Borrower agrees to pay, with respect to each Existing Letter of Credit and each outstanding Letter of Credit issued for the account of (or at the request of) the Borrower, (i) a letter of credit fee equal to the Applicable Rate relating to Letters of Credit multiplied by the average daily amount available to be drawn under each such Letter of Credit on the drawable amount of such Letter of Credit divided by 360 multiplied by the number of days in the applicable period to the Administrative Agent for the ratable account of the L/C Lenders (determined in accordance with their respective L/C Percentages) (a “Letter of Credit Fee”), and (ii) the Issuing Lender’s standard and reasonable fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit issued for the account of (or at the request of) such Revolving Borrower or processing of drawings thereunder (the fees in this clause (iii), collectively, the “Issuing Lender Fees”). The Issuing Lender Fees shall be paid when required by the Issuing Lender, and the Letter of Credit Fee shall be payable quarterly in arrears on the last Business Day of March, June, September and December of each year and on the Letter of Credit Maturity Date (each, an “L/C Fee Payment Date”) after the issuance date of such Letter of Credit. All Letter of Credit Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days.

(b) In addition to the foregoing fees, the Borrower shall pay or reimburse the Issuing Lender for such normal and customary costs and expenses as are incurred or charged by the Issuing Lender in issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit.

(c) The Borrower shall furnish to the Issuing Lender and the Administrative Agent such other documents and information pertaining to any requested Letter of Credit issuance, amendment or renewal, including any L/C-Related Documents, as the Issuing Lender or the Administrative Agent may require. This Agreement shall control in the event of any conflict with any L/C-Related Document (other than any Letter of Credit).

(d) Any Letter of Credit Fees otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided Cash Collateral satisfactory to the Issuing Lender pursuant to Section 3.10 shall be payable, to the maximum extent permitted by applicable law, to the other L/C Lenders in accordance with the upward adjustments in their respective L/C Percentages allocable to such Letter of Credit pursuant to Section 2.24(a)(iv), with the balance of such Letter of Credit Fees, if any, payable to the Issuing Lender for its own account.

(e) All fees payable pursuant to this Section 3.3 shall be fully-earned on the date paid and shall not be refundable for any reason.

3.4 L/C Participations; Existing Letters of Credit.

(a) L/C Participations. The Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Lender, and, to induce the Issuing Lender to issue Letters of Credit, each L/C Lender irrevocably agrees to accept and purchase and hereby accepts and purchases from the Issuing Lender, on the terms and conditions set forth below, for such L/C Lender’s own account and risk an undivided interest equal to such L/C Lender’s L/C Percentage in the Issuing Lender’s obligations and rights under and in respect of each Letter of Credit and the amount of each draft paid by the Issuing Lender thereunder. Each L/C Lender agrees with the Issuing Lender that, if a draft is paid under any Letter of Credit for which the Issuing Lender is not reimbursed in full by the Borrower pursuant to Section 3.5(a), such L/C Lender shall pay to the Issuing Lender upon demand at the Issuing Lender’s address for notices specified herein an amount equal to such L/C Lender’s L/C Percentage of the amount of such draft, or any part thereof, that is not so reimbursed. Each L/C Lender’s obligation to pay such amount shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such L/C Lender may have against the Issuing Lender, the Borrower or any other Person for any reason whatsoever, (ii) the occurrence of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 5.2, (iii) any adverse change in the condition (financial or otherwise) of the Borrower, (iv) any breach of this Agreement or any other Loan Document by the Borrower, any other Loan Party or any other L/C Lender, or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

(b) Existing Letters of Credit. On and after the Closing Date, each Existing Letter of Credit shall be deemed for all purposes, including for purposes of the fees to be collected pursuant to Sections 3.3(a) and (b), reimbursement of costs and expenses to the extent provided herein and for purposes of being secured by the Collateral, a Letter of Credit outstanding under this Agreement and entitled to the benefits of this Agreement and the other Loan Documents, and shall be governed by the applications and agreements pertaining thereto and by this Agreement (which shall control in the event of a conflict).

3.5 Reimbursement.

(a) If the Issuing Lender shall make any L/C Disbursement in respect of a Letter of Credit, the Issuing Lender shall notify the Borrower and the Administrative Agent thereof and the Borrower shall pay or cause to be paid to the Issuing Lender an amount equal to the entire amount of such L/C Disbursement not later than (i) the immediately following Business Day if the Issuing Lender issues such notice before 1:00 p.m. Eastern time on the date of such L/C Disbursement, or (ii) on the second following Business Day if the Issuing Lender issues such notice at or after 1:00 p.m. Eastern time on the date of such L/C Disbursement. Each such payment shall be made to the Issuing Lender at its address for notices referred to herein in Dollars and in immediately available funds.

(b) If the Issuing Lender shall not have received from the Borrower the payment that it is required to make pursuant to Section 3.5(a) with respect to a Letter of Credit within the time specified in such Section, the Issuing Lender will promptly notify the Administrative Agent of the L/C Disbursement and the Administrative Agent will promptly notify each L/C Lender of such L/C Disbursement and its L/C Percentage thereof, and each L/C Lender shall pay to the Issuing Lender upon demand at the Issuing Lender’s address for notices specified herein an amount equal to such L/C Lender’s L/C Percentage of such L/C Disbursement (and the Administrative Agent may apply Cash Collateral provided for this purpose) and upon such payment pursuant to this paragraph to reimburse the Issuing Lender for any L/C Disbursement, the Borrower shall be required to reimburse the L/C Lenders for such payments (including interest accrued thereon from the date of such payment until the date of such reimbursement at the rate applicable to Revolving Loans that are ABR Loans plus 2% per annum) on demand; provided that if at the time of and after giving effect to such payment by the L/C Lenders, the conditions to borrowings and Revolving Loan Conversions set forth in Section 5.2 are satisfied, the Borrower may, by written notice to the Administrative Agent certifying that such conditions are satisfied and that all interest owing under this paragraph has been paid, request that such payments by the L/C Lenders be converted into Revolving Loans (a “Revolving Loan Conversion”), in which case, if such conditions are in fact satisfied, the L/C Lenders shall be deemed to have extended, and the Borrower shall be deemed to have accepted, a Revolving Loan in the aggregate principal amount of such payment without further action on the part of any party, and the Total L/C Commitments shall be permanently reduced by such amount; any amount so paid pursuant to this paragraph shall, on and after the payment date thereof, be deemed to be Revolving Loans for all purposes hereunder; provided that the Issuing Lender, at its option, may effectuate a Revolving Loan Conversion regardless of whether the conditions to borrowings and Revolving Loan Conversions set forth in Section 5.2 are satisfied.

3.6 Obligations Absolute. The Borrower’s obligations under this Section 3 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that the Borrower may have or have had against the Issuing Lender, any beneficiary of a Letter of Credit or any other Person. The Borrower also agrees with the Issuing Lender that the Issuing Lender shall not be responsible for, and the Borrower’s obligations hereunder shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee. The Issuing Lender shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Issuing Lender. The Borrower agrees that any action taken or omitted by the Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct, shall be binding on the Borrower and shall not result in any liability of the Issuing Lender to the Borrower.

In addition to amounts payable as elsewhere provided in the Agreement, the Borrower hereby agrees to pay and to protect, indemnify, and save Issuing Lender harmless from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys’ fees and allocated costs of internal counsel) that the Issuing Lender may incur or be subject to as a consequence, direct or indirect, of (A) the issuance of any Letter of Credit, or (B) the failure of Issuing Lender or of any L/C Lender to honor a demand for payment under any Letter of Credit thereof as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority, in each case other than to the extent solely as a result of the gross negligence or willful misconduct of Issuing Lender or such L/C Lender (as finally determined by a court of competent jurisdiction).

3.7 Letter of Credit Payments. If any draft shall be presented for payment under any Letter of Credit, the Issuing Lender shall promptly notify the Borrower and the Administrative Agent of the date and amount thereof. The responsibility of the Issuing Lender to the Borrower in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are substantially in conformity with such Letter of Credit.

3.8 Applications. To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Section 3, the provisions of this Section 3 shall apply.

3.9 Interim Interest. If the Issuing Lender shall make any L/C Disbursement in respect of a Letter of Credit, then, unless either the Borrower shall have reimbursed such L/C Disbursement in full within the time period specified in Section 3.5(a) or the L/C Lenders shall have reimbursed such L/C Disbursement in full on such date as provided in Section 3.5(b), in each case the unpaid amount thereof shall bear interest for the account of the Issuing Lender, for each day from and including the date of such

L/C Disbursement to but excluding the date of payment by the Borrower, at the rate per annum that would apply to such amount if such amount were a Revolving Loan that is an ABR Loan; provided that the provisions of Section 2.15(c) shall be applicable to any such amounts not paid when due.

3.10 Cash Collateral.

(a) Certain Credit Support Events. Upon the request of the Administrative Agent or the Issuing Lender (i) if the Issuing Lender has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Advance by all the L/C Lenders that is not reimbursed by the Borrower or converted into a Revolving Loan pursuant to Section 3.5(b), or (ii) if, as of the Letter of Credit Maturity Date, any L/C Exposure for any reason remains outstanding, the Borrower shall, in each case, immediately Cash Collateralize the then effective L/C Exposure in an amount equal to 105% of such L/C Exposure (or, with respect to L/C Exposure consisting of foreign Letters of Credit, 110% of such L/C Exposure).

At any time that there shall exist a Defaulting Lender, within one (1) Business Day following the request of the Administrative Agent or the Issuing Lender (with a copy to the Administrative Agent), the Borrower shall deliver to the Administrative Agent Cash Collateral in an amount sufficient to cover 105% of the Fronting Exposure relating to the Letters of Credit (or, with respect to Fronting Exposure relating to foreign Letters of Credit, 110% of such Fronting Exposure) (after giving effect to Section 2.24(a)(iv) and any Cash Collateral provided by such Defaulting Lender).

(b) Grant of Security Interest. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts with the Administrative Agent. The Borrower, and to the extent provided by any Lender or Defaulting Lender, such Lender or Defaulting Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the Issuing Lender and the L/C Lenders, and agrees to maintain, a first priority security interest and Lien in all such Cash Collateral and in all proceeds thereof, as security for the Obligations to which such Cash Collateral may be applied pursuant to Section 3.10(c). If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent or any Issuing Lender as herein provided (other than Liens permitted under Section 7.02(o), or that the total amount of such Cash Collateral is less than 105% of the applicable L/C Exposure (or, with respect to L/C Exposure consisting of foreign Letters of Credit, 110% of such L/C Exposure), Fronting Exposure (or, with respect to Fronting Exposure relating to foreign Letters of Credit, 110% of such Fronting Exposure) and other Obligations secured thereby, the Borrower or the relevant Lender or Defaulting Lender, as applicable, will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by such Defaulting Lender).

(c) Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 3.10, Section 2.24 or otherwise in respect of Letters of Credit shall be held and applied to the satisfaction of the specific L/C Exposure, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(d) Termination of Requirement. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure in respect of Letters of Credit or other Obligations shall no longer be required to be held as Cash Collateral pursuant to this Section 3.10 following (i) the elimination of the applicable Fronting Exposure and other Obligations giving rise thereto (including by the termination of the Defaulting Lender status of the applicable Lender), or (ii) a determination by the Administrative Agent and the Issuing Lender that there exists excess Cash Collateral; provided, however, (A) that Cash Collateral furnished by or on behalf of a Loan Party shall not be released during the continuance of an Event of Default, and (B) that, subject to Section 2.24, the Person providing such Cash Collateral and the Issuing Lender may agree that such Cash Collateral shall not be released but instead shall be held to support future anticipated Fronting Exposure or other obligations, and provided further, that to the extent that such Cash Collateral was provided by the Borrower or any other Loan Party, such Cash Collateral shall remain subject to any security interest and Lien granted pursuant to the Loan Documents.

3.11 Additional Issuing Lenders. The Borrower may, at any time and from time to time with the consent of the Administrative Agent (which consent shall not be unreasonably withheld, conditioned or delayed) and such Lender or Lenders, as applicable, designate one or more additional Lenders to act as a Letter of Credit issuing bank under the terms of this Agreement. Any Lender designated as a Letter of Credit issuing bank pursuant to this paragraph shall be deemed to be an “Issuing Lender” (in addition to being a Lender) in respect of Letters of Credit issued or to be issued by such Lender, and, with respect to such Letters of Credit, such term shall thereafter apply to the other Issuing Lender and such Lender.

3.12 Resignation of the Issuing Lender. The Issuing Lender may resign at any time by giving at least 30 days’ prior written notice to the Administrative Agent, the Lenders and the Borrower. Subject to the next succeeding paragraph, upon the acceptance of any appointment as the Issuing Lender hereunder by a Lender that shall agree to serve as successor Issuing Lender, such successor shall succeed to and become vested with all the interests, rights and obligations of the retiring Issuing Lender and the retiring Issuing Lender shall be discharged from its obligations to issue additional Letters of Credit hereunder without affecting its rights and obligations with respect to Letters of Credit previously issued by it. At the time such resignation shall become effective, the Borrower shall pay all accrued and unpaid fees pursuant to Section 3.3. The acceptance of any appointment as the Issuing Lender hereunder by a successor Lender shall be evidenced by an agreement entered into by such successor, in a form satisfactory to the Borrower and the Administrative Agent, and, from and after the effective date of such agreement, (i) such successor Lender shall have all the rights and obligations of the previous Issuing Lender under this Agreement and the other Loan Documents (other than with respect to the rights of the retiring Issuing Lender with respect to Letters of Credit issued by such retiring Issuing Lender) and (ii) references herein and in the other Loan Documents to the term “Issuing Lender” shall be deemed to refer to such successor or to any previous Issuing Lender, or to such successor and all previous Issuing Lenders, as the context shall require. After the resignation of the Issuing Lender hereunder, the retiring Issuing Lender shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Lender under this Agreement and the other Loan Documents with respect to Letters of Credit issued by it prior to such resignation, but shall not be required to issue additional Letters of Credit or to extend, renew or increase any existing Letter of Credit.

3.13 Applicability of ISP. Unless otherwise expressly agreed by the Issuing Lender and the Borrower when a Letter of Credit is issued (including pursuant to any such agreement applicable to any Existing Letter of Credit) and subject to applicable laws, the Letters of Credit shall be governed by and subject to the rules of the ISP.

SECTION 4

REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into this Agreement, to make the initial Loans on the Closing Date and to make Loans and to issue the Letters of Credit thereafter (it being understood and agreed that the conversion or continuation of Loans hereunder shall not be deemed to be a Loan for the purposes of Section 4 hereof), the Borrowers hereby jointly and severally represent and warrant to the Administrative Agent and each Lender, as to themselves, each of their respective Subsidiaries and each other Loan Party, as applicable, that (it being understood and agreed that with respect to the Acquired Business, only the Specified Representations shall be made on the Closing Date):

4.1 Financial Condition.

(a) The Pro Forma Financial Statements have been prepared giving effect on a Pro Forma Basis (as if such events had occurred on such date) to (i) the consummation of the Acquisition, (ii) the Loans to be made on the Closing Date and the use of proceeds thereof, and (iii) the payment of fees and expenses in connection with the foregoing. The Pro Forma Financial Statements have been prepared based on the best information available to LTX as of the date of delivery thereof, and represent the Borrower’s good faith estimates on a Pro Forma basis of the estimated financial position of LTX and its consolidated Subsidiaries as of July 31, 2013 assuming that the events specified in the preceding sentence had actually occurred at such date, it being recognized by the Agent and Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount.

(b) The audited consolidated and consolidating balance sheets of LTX and its Subsidiaries as of July 31, 2013, and the related consolidated and consolidating statements of income and of cash flows for the fiscal years ended on such dates, reported on by and accompanied by an unqualified report from BDO LLP, present fairly in all material respects the financial condition of LTX and its Subsidiaries as at such date, and the consolidated results of its operations and its consolidated cash flows for the respective fiscal years then ended. The audited consolidated and consolidating balance sheets of the Acquired Business as of December 31, 2012, and the related consolidated and consolidating statements of income and of cash flows for the fiscal years ended on such dates, reported on by and accompanied by an unqualified report from PricewaterhouseCoopers LLP, present fairly in all material respects the financial condition of the Acquired Business as at such date, and the consolidated results of its operations for the respective fiscal years then ended. The unaudited consolidated and consolidating balance sheet of LTX and its Subsidiaries as at July 31, 2013, and the related unaudited consolidated and consolidating statements of income and cash flows for the three-month period ended on such date, present fairly in all material respects the consolidated financial condition of LTX and its Subsidiaries as at such date, and the consolidated results of its operations and its consolidated cash flows for the three-month period then ended (subject to normal year-end audit adjustments). The unaudited statements of income of the Acquired Business for the six-month period ended on June 30, 2013 present fairly in all material respects the financial condition of the Acquired Business as at such date, and the results of its operations for the six month period then ended (subject to normal year-end audit adjustments). All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except (i) as approved by the aforementioned firm of accountants and disclosed therein and (ii) for the absence of footnotes and subject to year end adjustments for unaudited financial statements). No Group Member has, as of the Closing Date, any material Guarantee Obligations, nor other material Indebtedness, that is not reflected in the financial statements referred to in this paragraph. During the period from July 31, 2013 to and including the date hereof, other than the Transactions, there has been no Disposition by any Group Member of any material part of its business or property.

4.2 No Change. Since July 31, 2012, as of the Closing Date, there has been no development or event that has had or would reasonably be expected to have a Material Adverse Effect.

4.3 Existence; Compliance with Law. Each Group Member (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation or other organization and in good standing under the laws of each jurisdiction where the failure to be so qualified would reasonably be expected to have a Material Adverse Effect and (d) is in material compliance with all Requirements of Law except in such instances in which (i) such Requirement of Law is being contested in good faith by appropriate proceedings diligently conducted and the prosecution of such contest would not reasonably be expected to result in a Material Adverse Effect, or (ii) the failure to comply therewith, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

4.4 Power, Authorization; Enforceable Obligations. Each Loan Party has the power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrower, to obtain extensions of credit hereunder. Each Loan Party has taken all necessary organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, to authorize the extensions of credit on the terms and conditions of this Agreement. No Governmental Approval or consent or authorization of, filing with, notice to or other act by or in respect of, any other Person is required in connection with the Acquisition and (except for filings in connection with the perfection of security interests) the extensions of credit hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents, except (i) Governmental Approvals, consents, authorizations, filings and notices to or other acts by or in respect of other Persons that have been obtained or made and are in full force and effect, (ii) the filings referred to in Section 4.19 and (iii) Governmental Approvals, consents, authorizations, filings and notices to or other acts by or in respect of other Persons described in Schedule 4.4. Each Loan Document has been duly executed and delivered on behalf of each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

4.5 No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the issuance of Letters of Credit, the borrowings hereunder and the use of the proceeds thereof will not violate any material Requirement of Law (except as set forth in Schedule 4.5 but including any Operating Document of any Group Member) or any material Contractual Obligation of any Group Member and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any material Requirement of Law or any such material Contractual Obligation (other than the Liens created by the Security Documents). No Requirement of Law or Contractual Obligation applicable to the Borrower or any of its Subsidiaries would reasonably be expected to have a Material Adverse Effect. The absence of obtaining the Governmental Approvals described in Schedule 4.5 and the violations of Requirements of Law referenced in Schedule 4.5 shall not have an adverse effect on any rights of the Lenders or the Administrative Agent pursuant to the Loan Documents or an adverse effect on the Group Members with regard to their continuing operations as expected to result from the Acquisition.

4.6 Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened in writing against any Group Member or against any of their respective properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) that would reasonably be expected to have a Material Adverse Effect (other than the matters disclosed on Schedule 4.6 (collectively, the “Disclosed Matters”). Since the date of this Agreement, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

4.7 No Default. No Group Member is in default under or with respect to any of its Contractual Obligations in any respect that would reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing, nor shall either result from the making of a requested credit extension.

4.8 Ownership of Property; Liens; Investments. Each Group Member has title in fee simple to, or a valid leasehold interest in, all of its real property, and good title to, or a valid leasehold interest in, all of its other property, and none of such property is subject to any Lien except as permitted by Section 7.3. No Loan Party owns any Investment except as permitted by Section 7.7. Section 10 of the Collateral Information Certificate sets forth a list of all real property owned by each Loan Party as of the Closing Date, if any, that is complete and accurate in all material respects. Section 11 of the Collateral Information Certificate sets forth a list of all leases of real property under which any Loan Party is the lessee as of the Closing Date that is complete and accurate in all material respects.

4.9 Intellectual Property. To the knowledge of Borrower, each Group Member owns, or is licensed to use, all Intellectual Property necessary for the conduct of its business as currently conducted, except where the failure to so own or license any such Intellectual Property would not reasonably be expected to have a Material Adverse Effect. No written claim has been asserted and is pending by any Person challenging or questioning any Group Member’s use of any Intellectual Property or the validity or effectiveness of any such Group Member’s Intellectual Property, nor does the Borrower know of any valid basis for any such claim, in each case unless such claim would not reasonably be expected to have a Material Adverse Effect. To the knowledge of the Loan Parties, the use of Intellectual Property by each Group Member, and the conduct of such Group Member’s business, as currently conducted, does not infringe on or otherwise violate the rights of any Person, unless such infringement would not reasonably be expected to have a Material Adverse Effect, and there are no claims pending or, to the knowledge of the Borrower, threatened in writing to such effect which could reasonably be expected to result in a Material Adverse Effect.

4.10 Taxes. Each Group Member has filed or caused to be filed all Federal, all material income and all other material state and other tax returns that are required to be filed and has paid all material Taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other material Taxes imposed on it or any of its property by any Governmental Authority (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the relevant Group Member); no Tax Lien has been filed upon any property of a Group Member (other than Liens permitted by Section 7.3(a)), and, to the knowledge of the Borrower, no material claim has been asserted, as of the Closing Date, with respect to any such Tax.

4.11 Federal Regulations. No part of the proceeds of any Loans, and no other extensions of credit hereunder, will be used (a) for “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect for any purpose that violates the provisions of the Regulations of the Board or (b) for any purpose that violates the provisions of the Regulations of the Board. If requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, as applicable, referred to in Regulation U.

4.12 Labor Matters. Except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes against any Group Member pending or, to the knowledge of the Borrower, threatened; (b) hours worked by and payment made to employees of each Group Member have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters; and (c) all payments due from any Group Member on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the relevant Group Member.

4.13 ERISA.

(a) Each Loan Party and each of its respective ERISA Affiliates are in compliance in all material respects with all applicable provisions and requirements of ERISA with respect to each Pension Plan, and have performed all their obligations under each Pension Plan;

(b) no ERISA Event has occurred or is reasonably expected to occur;

(c) each Loan Party and each of its respective ERISA Affiliates has met all applicable requirements under the ERISA Funding Rules with respect to each Pension Plan, and no waiver of the minimum funding standards under the ERISA Funding Rules has been applied for or obtained;

(d) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is at least 60%, and no Loan Party nor any of its respective ERISA Affiliates knows of any facts or circumstances that would reasonably be expected to cause the funding target attainment percentage to fall below 60% as of the most recent valuation date;

(e) as of the most recent valuation date for any Pension Plan, the amount of outstanding benefit liabilities (as defined in Section 4001(a)(18) of ERISA), individually or in the aggregate for all Pension Plans (excluding for purposes of such computation any Pension Plans with respect to which assets exceed benefit liabilities), does not exceed $1,000,000;

(f) the execution and delivery of this Agreement and the consummation of the transactions contemplated hereunder will not involve any transaction that is subject to the prohibitions of Section 406 of ERISA with respect to a Loan Party or its respective ERISA Affiliates or, to the knowledge of the Loan Parties, any other party in interest to a Pension Plan or in connection with which taxes could be imposed on such parties pursuant to Section 4975(c)(1)(A)-(D) of the Code;

(g) all liabilities under each Pension Plan are (i) funded to at least the minimum level required by law, (ii) provided for or recognized in the financial statements most recently delivered to the Administrative Agent and the Lenders pursuant hereto or (iii) estimated in the formal notes to the financial statements most recently delivered to the Administrative Agent and the Lenders pursuant hereto; and;

(h) (i) no Loan Party is nor will any such Loan Party be a “plan” within the meaning of Section 4975(e) of the Code; (ii) the respective assets of the Loan Parties do not and will not constitute “plan assets” within the meaning of the United States Department of Labor Regulations set forth in 29 C.F.R. §2510.3-101; (iii) no Loan Party is nor will any such Loan Party be a “governmental plan” within the meaning of Section 3(32) of ERISA; and (iv) transactions by or with any Loan Party are not and will not be subject to state statutes applicable to such Loan Party regulating investments of fiduciaries with respect to governmental plans.

4.14 Investment Company Act; Other Regulations. No Loan Party is an “investment company” within the meaning of the Investment Company Act of 1940, as amended. Except as set forth in Schedule 4.5, no such Loan Party is subject to regulation under any Requirement of Law (other than Regulation X of the Board), including the Federal Power Act, that may limit its ability to incur Indebtedness or that may otherwise render all or any portion of the Obligations unenforceable.

4.15 Subsidiaries. (a) Schedule 4.15 sets forth, as of the Closing Date, the name and jurisdiction of organization of the Borrower and each Subsidiary of the Borrower and, as to each such Subsidiary and the Borrower, the percentage of each class of Capital Stock owned by any Loan Party and any such Subsidiary, and (b) except as set forth in Schedule 4.15 and except as disclosed to the Administrative Agent by the Borrower in writing from time to time after the Closing Date, there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares) of any nature relating to any Capital Stock of the Borrower or any Subsidiary, except as may be created by the Loan Documents.

4.16 Use of Proceeds. The proceeds of the Term Loans and the Revolving Loans shall be used to finance a portion of the Acquisition, to pay related fees and expenses and for working capital and general corporate purposes. All or a portion of the proceeds of the Revolving Loans and the Letters of Credit, shall be used for general corporate purposes.

4.17 Environmental Matters. Except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect:

(a) Except as disclosed on Schedule 4.17, the facilities and properties owned, leased or operated by any Group Member (the “Properties”) do not contain, and, to the knowledge of the Borrower, have not previously contained, any Materials of Environmental Concern in amounts or concentrations or under circumstances that constitute or have constituted a violation of, or would give rise to liability under, any Environmental Law;

(b) no Group Member has received or is aware of any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the business operated by any Group Member (the “Business”), nor does the Borrower have knowledge or reason to believe that any such notice will be received or is being threatened;

(c) no Group Member has transported or disposed of Materials of Environmental Concern from the Properties in violation of, or in a manner or to a location that would give rise to liability under, any Environmental Law, nor has any Group Member generated, treated, stored or disposed of Materials of Environmental Concern at, on or under any of the Properties in violation of, or in a manner that would give rise to liability under, any applicable Environmental Law;

(d) no judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Borrower, threatened, under any Environmental Law to which any Group Member is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business;

(e) there has been no release or threat of release of Materials of Environmental Concern at or from the Properties arising from or related to the operations of any Group Member or otherwise in connection with the Business, in violation of or in amounts or in a manner that would give rise to liability under Environmental Laws;

(f) the Properties and all operations of the Group Members at the Properties are in compliance, and have in the last five years been in compliance, with all applicable Environmental Laws, and except as disclosed on Schedule 4.17, to the knowledge of the Borrower, there is no contamination at, under or about the Properties or violation of any Environmental Law with respect to the Properties or the Business; and

(g) no Group Member has assumed any liability of any other Person under Environmental Laws.

4.18 Accuracy of Information, Etc. No statement or written information contained in this Agreement, any other Loan Document or any other document, certificate or written statement furnished by or on behalf of any Loan Party to the Administrative Agent or the Lenders, or any of them, for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, contained as of the date such statement, information, document or certificate was so furnished, any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein not misleading in any material respect. The projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by the Borrower to be reasonable at the time made, it being recognized by Agent and the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount. As of the date hereof, the representations and warranties made by LTX contained in the Acquisition Documentation are true and correct in all material respects and all conditions to the consummation of the Acquisition set forth in the Acquisition Documentation have been satisfied.

4.19 Security Documents.

(a) The Guarantee and Collateral Agreement is effective to create in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein and the proceeds thereof. In the case of the Pledged Stock of any domestic issuer, if any, described in the Guarantee and Collateral Agreement that are securities represented by stock certificates or otherwise constituting certificated securities within the meaning of Section 8-102(a)(15) of the UCC or the corresponding code or statute of any other applicable jurisdiction (“Certificated Securities”), when certificates representing such Pledged Stock are delivered to the Administrative Agent, and in the case of the other Collateral constituting personal property described in the Guarantee and Collateral Agreement, when financing statements and other filings specified on Schedule 4.19(a) in appropriate form are filed in the offices specified on Schedule 4.19(a), the Administrative Agent, for the benefit of the Secured Parties, shall have a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, as security for the Obligations, in each case prior and superior in right to any other Person (except, in the case of Collateral other than Pledged Stock, Liens permitted by Section 7.3). As of the Closing Date, no Loan Party that is a limited liability company or partnership has issued any Capital Stock that is a not Certificated Security.

(b) Any Mortgages delivered after the Closing Date pursuant to Section 6.12 will be, upon execution, effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable Lien on the Mortgaged Properties described therein and proceeds thereof, and when the Mortgages are filed in the offices for the applicable jurisdictions in which the

Mortgaged Properties are located, each such Mortgage shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Mortgaged Properties and the proceeds thereof, as security for the Obligations (as defined in the relevant Mortgage), in each case prior and superior in right to any other Person, subject to Liens permitted under Section 7.3 hereof.

4.20 Solvency ; Fraudulent Transfer. LTX and its consolidated Subsidiaries are, and after giving effect to the Acquisition and the incurrence of all Indebtedness, Obligations and obligations being incurred in connection herewith and therewith, will be and will continue to be, Solvent. No transfer of property is being made by any Loan Party and no obligation is being incurred by any Loan Party in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of such Loan Party.

4.21 Regulation H. No Mortgage encumbers improved real property that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards and in which flood insurance has not been made available under the National Flood Insurance Act of 1968, except as would not reasonably be expected to have a Material Adverse Effect.

4.22 Designated Senior Indebtedness. The Loan Documents and all of the Obligations have been deemed “Designated Senior Indebtedness” or a similar concept thereto, if applicable, for purposes of any other Indebtedness of the Loan Parties.

4.23 Certain Documents. As of the Closing Date, the Borrower has delivered to the Administrative Agent a complete and correct copy of the Acquisition Agreement and other Acquisition Documentation reasonably requested by the Administrative Agent, including any amendments, supplements or modifications with respect to any of the foregoing. As of the Closing Date, the Acquisition Agreement is the valid, binding and enforceable obligation of Loan Parties party thereto.

4.24 Insurance. All insurance maintained by the Loan Parties is in full force and effect, all premiums (other than premiums financed in compliance with Section 7.2) have been duly paid, no Loan Party has received notice of violation or cancellation thereof (except as has been properly remedied), and there exists no default under any requirement of such insurance. Each Loan Party maintains, with financially sound and reputable insurance companies insurance on all its property (and also with respect to its foreign receivables) in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business.

4.25 No Casualty. No Loan Party has received any notice of any Casualty Event affecting all or any material portion of its property.

4.26 Patriot Act. Each Loan Party is in compliance, in all material respects, with the (a) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (b) the Patriot Act or the Bribery Act 2012. No part of the proceeds of the loans made hereunder will be used by any Loan Party or any of their Affiliates, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

4.27 OFAC. No Loan Party nor any of its Subsidiaries is in violation of any of the country or list based economic and trade sanctions administered and enforced by OFAC. No Loan Party nor any of its Subsidiaries (a) is a Sanctioned Person or a Sanctioned Entity, (b) has its assets located in Sanctioned Entities, or (c) derives revenues from investments in, or transactions with Sanctioned Persons or Sanctioned Entities. No proceeds of any Loan made hereunder will be used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity.

SECTION 5

CONDITIONS PRECEDENT

5.1 Conditions to Initial Extension of Credit. The effectiveness of this Agreement and the obligation of each Lender to make its initial extension of credit hereunder shall be subject to the satisfaction, prior to or concurrently with the making of each such extension of credit on the Closing Date, of the following conditions precedent:

(a) Loan Documents. The Administrative Agent shall have received each of the following, each of which shall be in form and substance satisfactory to the Administrative Agent:

(i) this Agreement, executed and delivered by the Administrative Agent, the Borrower and each Lender listed on Schedule 1.1A;

(ii) the Collateral Information Certificate, executed by a Responsible Officer of the Loan Parties;

(iii) if required by any Term Lender, a Term Loan Note executed by the Borrower in favor of such Term Lender;

(iv) if required by any Revolving Lender, a Revolving Loan Note executed by the Borrower in favor of such Revolving Lender;

(v) the Guarantee and Collateral Agreement, executed and delivered by the Borrower;

(vi) each Intellectual Property Security Agreement, executed by the applicable Grantor related thereto;

(vii) the SVB Deposit Account Control Agreement, executed by LTX, SVB and the Administrative Agent;

(viii) the SVB Securities Account Control Agreement, executed by LTX, SVB Securities, the Administrative Agent and Apex Clearing Corporation;

(ix) the SAM Securities Account Control Agreement, executed by LTX, SVB Asset Management, the Administrative Agent and U.S. Bank National Association;

(x) the Merganser Securities Account Control Agreement, executed by LTX, Merganser Capital Management, Inc. and the Administrative Agent;

(xi) except as otherwise provided in Section 5.3 hereof, each other Security Document, executed and delivered by the applicable Loan Party party thereto;

(xii) the Seller Subordination Agreement, executed by Dover Corporation and the Administrative Agent, which shall be delivered by Dover Corporation in escrow subject only to the receipt by the sellers of the consideration specified in the Acquisition Agreement;

(xiii) a completed liquidity report and a calculation of pro forma compliance with the covenant contained in Section 7.1(c)(i) dated as of the Closing Date; and

(xiv) the Flow of Funds Agreement, executed by the Borrower.

(b) Acquisition, Etc. The following shall have occurred, in each case on terms and conditions reasonably satisfactory to the Lenders:

(i) the Acquisition shall be, or subject only to the receipt by the sellers of the consideration specified in the Acquisition Agreement shall be, consummated in accordance with applicable law and the Acquisition Agreement; provided that the documents required under German law and/or the law of the Republic of the Philippines to consummate the Acquisition with respect to the German assets and entities and/or the Filipino assets and entities to be acquired shall be executed and delivered no later than the date on which the Acquisition is consummated;

(ii) all conditions to the consummation of the Acquisition set forth in the Acquisition Documentation shall have been, or subject only to the receipt by the sellers of the consideration specified in the Acquisition Agreement shall be, satisfied or waived; provided that the documents required under German law and/or the law of the Republic of the Philippines to consummate the Acquisition with respect to the German assets and entities and/or the Filipino assets and entities to be acquired shall be executed and delivered no later than the date on which the Acquisition is consummated;

(iii) the Administrative Agent shall have received a letter of undertaking and indemnity agreement executed by LTX and the Subsidiaries of LTX that will receive the proceeds of the Loans in order to pay the consideration specified in the Acquisition Agreement to the sellers, which letter shall be in form and substance satisfactory to the Administrative Agent;

(iv) the Administrative Agent shall have received a fully executed Acquisition Agreement and the Seller Note, certified in each case by a Responsible Officer to be a true and complete copy of the Acquisition Agreement and the Seller Note; and

(v) The Lenders shall be satisfied that, as of the Closing Date (after giving effect to the Acquisition), (A) the Loan Parties (including, for the avoidance of doubt, the Acquired Business), on a combined basis, shall have generated trailing twelve month Consolidated EBITDA of at least $17,500,000, (B) the Borrower, after giving effect to the consummation of the Acquisition and incurrence of the Loans to be made on the Closing Date, and the payment of the purchase price for the Acquisition and the payment of all costs and expenses in connection therewith, has cash and Cash Equivalents in an aggregate amount of not less than $55,000,000, and (C) the Consolidated Leverage Ratio, on a Pro Forma Basis after giving effect to the consummation of the Acquisition and the making of the Loans on the Closing Date, shall not exceed 3.00:1.00.

(c) Pro Forma Financial Statements; Financial Statements; Projections. The Administrative Agent shall have received (i) the Pro Forma Financial Statements, (ii) audited consolidated financial statements of LTX and its Subsidiaries as of July 31, 2011, July 31, 2012 and July 31, 2013, and (iii) audited consolidated balance sheets of the Acquired Business as of December 31, 2010, December 31, 2011 and December 31, 2012, the related consolidated audited statements of income and cash flows of the Acquired Business for each of the years ended December 31, 2012, the unaudited consolidated interim balance sheet of Acquired Business as of June 30, 2013, and the related unaudited interim statements of income and cash flows of the Acquired Business for the 6 months ended June 30, 2013.

(d) Approvals. Except for the Governmental Approvals described in Schedule 4.4, all Governmental Approvals and consents and approvals of, or notices to, any other Person (including the holders of any Capital Stock issued by any Loan Party) required in connection with the Acquisition, the execution and performance of the Loan Documents, and the consummation of the other transactions contemplated hereby, shall have been obtained and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened in writing by any competent authority that would reasonably be expected to restrain, prevent or otherwise impose burdensome conditions on the Acquisition or the financing contemplated hereby. The absence of obtaining the Governmental Approvals described in Schedule 4.4 shall not have a material adverse effect on any rights of the Lenders, the Administrative Agent pursuant to the Loan Documents.

(e) Secretary’s or Managing Member’s Certificates; Certified Operating Documents; Good Standing Certificates. The Administrative Agent shall have received (A) a certificate of each Loan Party, dated the Closing Date and executed by the Secretary, Managing Member or equivalent officer of such Loan Party, or other officer acceptable to the Administrative Agent, substantially in the form of Exhibit C, with appropriate insertions and attachments, including (i) the Operating Documents of such Loan Party, (ii) the relevant board resolutions or written consents of such Loan Party adopted by such Loan Party for the purposes of authorizing such Loan Party to enter into and perform the Loan Documents to which such Loan Party is party and (iii) the names, titles, incumbency and signature specimens of those representatives of such Loan Party who have been authorized by such resolutions and/or written consents to execute Loan Documents on behalf of such Loan Party; and (B) (i) a long form good standing certificate for each Loan Party certified as of a recent date by the appropriate Governmental Authority of its respective jurisdiction of organization, and (ii) certificates of qualification as a foreign corporation issued by each jurisdiction in which the failure of the applicable Loan Party to be so qualified would reasonably be expected to result in a Material Adverse Effect.

(f) Responsible Officer’s Certificates.

(i) The Administrative Agent shall have received a certificate signed by a Responsible Officer of each Loan Party, dated as of the Closing Date, in form and substance reasonably satisfactory to it, either (A) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by such Loan Party and the validity against such Loan Party of the Loan Documents to which it is party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required.

(ii) The Administrative Agent shall have received a certificate signed by a Responsible Officer of LTX, dated as of the Closing Date and in form and substance reasonably satisfactory to it, certifying (A) that the conditions specified in Sections 5.2(a) and (d) have been satisfied, and (B) that, solely with respect to LTX and its Subsidiaries, there has been no event or circumstance since July 31, 2012, that has had or that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(g) Patriot Act. The Administrative Agent shall have received, prior to the Closing Date, all documentation and other information required by Governmental Authorities under applicable “know your customer” and anti-money-laundering rules and regulations, including the Patriot Act.

(h) Due Diligence Investigation. The Administrative Agent shall have completed a due diligence investigation of the Borrower and its Subsidiaries in scope, and with results, satisfactory to the Administrative Agent and shall have been given such access to the management, records, books of account, contracts and properties of the Borrower and its Subsidiaries and shall have received such financial, business and other information regarding each of the foregoing Persons and businesses as it shall have reasonably requested.

(i) Reports. The Administrative Agent shall have received, in form and substance satisfactory to it, all environmental reports, asset appraisals, field audits, and such other reports and certifications, as it has reasonably requested; provided that to the extent any such reports, audits or certifications relate to the Acquired Business, the receipt of such reports, audits or certifications shall be subject to the limitations, if any, contained in the Acquisition Agreement.

(j) Collateral Matters.

(i) Lien Searches. The Administrative Agent shall have received the results of recent lien searches in each of the jurisdictions where any of the Loan Parties is formed or organized, and such searches shall reveal no liens on any of the assets of the Loan Parties except for Liens permitted by Section 7.3, or Liens to be discharged on or prior to the Closing Date.

(ii) Pledged Stock; Stock Powers; Pledged Notes. Subject to the provisions of Section 5.3, the Administrative Agent shall have received original versions of (A) the certificates representing the shares of Capital Stock pledged to the Administrative Agent (for the ratable benefit of the Secured Parties) pursuant to the Guarantee and Collateral Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof, and (B) each promissory note (if any) pledged to the Administrative Agent (for the ratable benefit of the Secured Parties) pursuant to the Guarantee and Collateral Agreement, endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.

(iii) Filings, Registrations, Recordings, Agreements, Etc. Subject to the provisions of Section 5.3, each document (including any UCC financing statements, Intellectual Property Security Agreements, Deposit Account Control Agreements, Securities Account Control Agreements, and landlord access agreements and/or bailee waivers) required by the Loan Documents or under law or reasonably requested by the Administrative Agent to be filed, executed, registered or recorded to create in favor of the Administrative Agent (for the ratable benefit of the Secured Parties), a perfected Lien on the Collateral described therein, prior and superior in right and priority to any Lien in the Collateral held by any other Person (other than with respect to Liens expressly permitted by Section 7.3), shall have been executed (if applicable) and delivered to the Administrative Agent in proper form for filing, registration or recordation.

(k) Insurance. The Administrative Agent shall have received (i) insurance certificates satisfying the requirements of Section 6.6 hereof and Section 5.2(b) of the Guaranty and Collateral Agreement, together with evidence reasonably satisfactory to the Administrative Agent that the insurance policies of each Loan Party have been endorsed for the purpose of naming the Administrative Agent (for the ratable benefit of the Secured Parties) as an “additional insured” or “lender loss payee”, as applicable, with respect to such insurance policies, in form and substance satisfactory to the Administrative Agent.

(l) Fees. The Lenders and the Administrative Agent shall have received all fees required to be paid on or prior to the Closing Date (including pursuant to the Fee Letter), and all reasonable and documented fees and expenses for which invoices have been presented (including the reasonable and documented fees and expenses of legal counsel to the Administrative Agent) for payment on or before the Closing Date. All such amounts will be paid on the Closing Date and will be reflected in the Flow of Funds Agreement.

(m) Legal Opinions. Subject to Section 5.3 hereof, the Administrative Agent shall have received the executed legal opinion of Wilmer Cutler Pickering Hale and Dorr LLP, counsel to the Loan Parties, in form and substance reasonably satisfactory to the Administrative Agent. Such legal opinions shall cover such matters incident to the transactions contemplated by this Agreement and the other Loan Documents as the Administrative Agent may reasonably require.

(n) Borrowing Notices. The Administrative Agent shall have received, in respect of the Term Loan to be made on the Closing Date, a completed Notice of Borrowing executed by the Borrower and otherwise complying with the requirements of Section 2.2.

(o) Solvency Certificate. The Administrative Agent shall have received a Solvency Certificate from the chief financial officer of the Borrower.

(p) No Material Adverse Effect. There shall not have occurred, (i) solely with respect to LTX and its Subsidiaries, since July 31, 2012, any event or condition that has had or would be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect, and (ii) solely with respect to the Acquired Business, since June 30, 2013, any event or condition that has had or would be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect (as such term is defined in the Acquisition Agreement).

(q) No Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of any Group Member, threatened in writing against any Group Member that would reasonably be expected to have a Material Adverse Effect (other than the matters disclosed on Schedule 4.6) (it being understood and agreed that with respect to the Acquired Business, only the Specified Representations shall be made on the Closing Date).

(r) Consistency. The final terms and conditions of each aspect of the Transaction shall be (i) as described in the Commitment Letter, and otherwise consistent with the description thereof provided to Administrative Agent in writing or (ii) otherwise reasonably satisfactory to Administrative Agent and the Lenders.

For purposes of determining compliance with the conditions specified in this Section 5.1, each Lender that has executed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter either sent (or made available) by the Administrative Agent to such Lender for consent, approval, acceptance or satisfaction, or required thereunder to be consented to or approved by or acceptable or satisfactory to such Lender, unless an officer of the Administrative Agent responsible for the transactions contemplated by the Loan Documents shall have received notice from such Lender prior to the Closing Date specifying such Lender’s objection thereto and either such objection shall not have been withdrawn by notice to the Administrative Agent to that effect on or prior to the Closing Date or, if any extension of credit on the Closing Date has been requested, such Lender shall not have made available to the Administrative Agent on or prior to the Closing Date such Lender’s Revolving Percentage or Term Percentage, as the case may be, of such requested extension of credit. Notwithstanding anything in this Agreement or any other Loan Document to the contrary, to the extent ECT has executed and delivered a Loan Document on the Closing Date, ECT shall become party to such Loan Document, and such Loan Document shall become effective as to ECT, subject to and only upon consummation of the Acquisition in accordance with Section 5.3(a) below.

5.2 Conditions to Each Extension of Credit. The agreement of each Lender to make any extension of credit requested to be made by it hereunder on any date (including its initial Loans disbursed on the Closing Date but excluding any Revolving Loan Conversion, any conversion of Loans pursuant to Section 2.13(a) and any continuation of Loans pursuant to Section 2.13(b))) is subject to the satisfaction of the following conditions precedent:

(a) Representations and Warranties. Each of the representations and warranties made by each Loan Party in or pursuant to any Loan Document (i) that is qualified by materiality shall be true and correct, and (ii) that is not qualified by materiality, shall be true and correct in all material respects, in each case, on and as of such date as if made on and as of such date, except to the extent any such representation and warranty expressly relates to an earlier date, in which case such representation and warranty shall have been true and correct in all material respects as of such earlier date; provided that it is understood and agreed that the only representations and warranties made with respect to the Acquired Business on the Closing Date shall be the Specified Representations.

(b) Availability. With respect to any requests for any Revolving Extensions of Credit, after giving effect to such Revolving Extension of Credit, the availability and borrowing limitations specified in Section 2.4 shall be complied with.

(c) Notices of Borrowing. The Administrative Agent shall have received a Notice of Borrowing in connection with any such request for extension of credit which complies with the requirements hereof.

(d) No Default. No Default or Event of Default shall have occurred and be continuing as of or on such date or after giving effect to the extensions of credit requested to be made on such date.

(e) No Material Adverse Effect. No development or event shall have occurred that has had or would reasonably be expected to have a Material Adverse Effect.

Each borrowing by and issuance of a Letter of Credit on behalf of the Borrower hereunder and each Revolving Loan Conversion (excluding any Revolving Loan Conversion, any conversion of Loans pursuant to Section 2.13(a) and any continuation of Loans pursuant to Section 2.13(b))) shall constitute a representation and warranty by the Borrower as of the date of such extension of credit or Revolving Loan Conversion, as applicable, that the conditions contained in this Section 5.2 have been satisfied.

5.3 Post-Closing Conditions Subsequent. Except as otherwise agreement by the Administrative Agent, the Borrower shall satisfy each of the conditions subsequent to the Closing Date specified in this Section 5.3 to the reasonable satisfaction of the Administrative Agent, in each case by no later than the date specified for such condition below (or such other date as Administrative Agent shall agree in its sole discretion), and notwithstanding anything to the contrary in this Agreement to the contrary, the failure of the Borrower to deliver such items prior to such date shall not constitute a Default hereunder:

(a) LTX shall cause the consideration specified in the Acquisition Agreement to be paid in full to the sellers as specified therein by no later than December 2, 2013, and upon such payment, the Acquisition shall be consummated and ECT shall automatically become a party to the Loan Documents to which it is party and such Loan Documents shall automatically become effective as to ECT.

(b) Within one (1) Business Day after the consummation of the Acquisition, the Borrower shall cause to be delivered to the Administrative Agent a legal opinion of Wilmer Cutler Pickering Hale and Dorr LLP as to certain matters relating to ECT, in a form agreed between the Administrative Agent and the Borrower on the Closing Date.

(c) The Borrower shall cause to be delivered to the Administrative Agent by no later than the date occurring forty-five (45) days after the Closing Date, the Deposit Account Control Agreements (other than the SVB Deposit Account Control Agreement) and the Securities Account Control Agreements (other than the SVB Securities Account Control Agreement and the Merganser Securities Account Control Agreement), in form and substance reasonably satisfactory to the Administrative Agent;

(d) The Borrower shall cause to be delivered to the Administrative Agent by no later than January 15, 2014, stock certificates and stock powers for each certificated entity whose Equity Interests are pledged pursuant to the Security Documents; and

(e) The Borrower shall (i) cause each Loan Party to deliver to the Administrative Agent by no later than the date occurring ten (10) Business Days after the Closing Date, the originally-executed signature pages of such Persons to any of the agreements, opinions and other documents referenced in Section 5.1 (including any such signature pages to this Agreement and each of the other Loan Documents) in respect of which the Administrative Agent, as an accommodation to the Loan Parties, has agreed to accept copies of such Persons’ signature pages for purposes of the closing of this Agreement and the other Loan Documents, and (ii) use commercially reasonable efforts to cause any other Persons party to any agreements or other documents referenced in Section 5.1(a), (b), (e), (f), (m) and (o) to deliver to the Administrative Agent by no later than the date occurring 30 days after the Closing Date the originally-executed signature pages of such Persons to any of the agreements, notice acknowledgments and other documents referenced in Section 5.1 in respect of which the Administrative Agent, as an accommodation to the Loan Parties, has agreed to accept copies of such Persons’ signature pages for purposes of the closing of this Agreement and the other Loan Documents.

SECTION 6

AFFIRMATIVE COVENANTS

The Borrowers hereby jointly and severally agree that, at all times prior to the Discharge of Obligations, each Borrower shall, and, where applicable, shall cause each of its respective Subsidiaries to:

6.1 Financial Statements. Furnish to the Administrative Agent, with sufficient copies for distribution to each Lender:

(a) as soon as available, but in any event within the lesser of (i) five (5) days of filing of any annual report on form 10-K (taking into account any extension thereof) with the SEC or (ii) five (5) days from the applicable filing due date set by the SEC with respect to the filing of such annual report on form 10-K, a copy of the audited consolidated and consolidating balance sheet of LTX and its consolidated Subsidiaries as at the end of such fiscal year and the related audited consolidated and consolidating statements of income and of cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous year, together with an unqualified opinion of BDO USA, LLP or other independent certified public accountants of nationally recognized standing and reasonably acceptable to the Administrative Agent;

(b) as soon as available, but in any event within the lesser of (i) five (5) days of filing of any quarterly report on form 10-Q with the SEC or (ii) five (5) days from the applicable filing due date set by the SEC with respect to the filing of such quarterly report on form 10-Q (taking into account any extension thereof), the unaudited consolidated and consolidating balance sheet of LTX and its consolidated Subsidiaries as at the end of such fiscal quarter and the related unaudited consolidated and consolidating statements of income and of cash flows for such fiscal quarter and the portion of the fiscal year through the end of such fiscal quarter, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments and the absence of footnotes);

(c) as soon as available, but in any event not later than 30 days after the end of each month occurring during each fiscal year of the Borrower commencing with month end January 31, 2014, (other than the third, sixth, ninth and twelfth months of each fiscal year), the unaudited consolidated and consolidating balance sheet of LTX and its consolidated Subsidiaries as at the end of such month and the related unaudited consolidated and consolidating statements of income and of cash flows for such month and the portion of the fiscal year through the end of such month, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer of the Borrower as being fairly stated in all material respects (subject to normal year-end audit adjustments).

All such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied (except as approved by such accountants or officer, as the case may be, and disclosed in reasonable detail therein, and except for the absence of footnotes and subject to year end adjustments for unaudited financial statements) consistently throughout the periods reflected therein and with prior periods.

Additionally, documents required to be delivered pursuant to this Section 6.1 and Section 6.2(e) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so, shall be deemed to have been delivered on the date on which the Borrower posts such documents, or provides a link thereto, either: (i) on the Borrower’s website on the Internet at the website address listed in Section 10.2; or (ii) when such documents are posted electronically on the Borrower’s behalf on an internet or intranet website to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent), if any; provided that the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender upon its request to the Borrower to deliver such paper copies until written request to cease delivering paper copies is given by the Administrative Agent or such Lender. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

6.2 Certificates; Reports; Other Information. Furnish to the Administrative Agent, for distribution to each Lender (or, in the case of clause (j), to the relevant Lender):

(a) [Reserved];

(b) concurrently with the delivery of any financial statements pursuant to Section 6.1, (i) a certificate of a Responsible Officer stating that, to the best of such Responsible Officer’s knowledge, no Default or Event of Default has occurred and is continuing except as specified in such certificate and (ii) in the case of all monthly (unless the last day of such month is also a quarter end date), quarterly or annual financial statements, (x) a Compliance Certificate containing all information and calculations necessary for determining compliance by each Group Member with the provisions of Section 7.1 of this Agreement as of the last day of the month, fiscal quarter or fiscal year of the Borrower, as the case may be, and (y) to the extent not previously disclosed to the Administrative Agent, a description of any change in the jurisdiction of organization of any Loan Party and a list of any federally registered Intellectual Property issued to or acquired by any Loan Party since the date of the most recent report delivered pursuant to this clause (y) (or, in the case of the first such report so delivered, since the Closing Date);

(c) as soon as available, and in any event no later than 60 days after the end of each fiscal year of the Borrower, a detailed consolidated budget for the following fiscal year (including a projected consolidated balance sheet of LTX and its Subsidiaries as of the end of each fiscal quarter of such fiscal year, the related consolidated statements of projected cash flow, projected changes in financial position and projected income and a description of the underlying assumptions applicable thereto), and, as soon as available, significant revisions, if any, of such budget and projections with respect to such fiscal year (collectively, the “Projections”), which Projections shall in each case be accompanied by a certificate of a Responsible Officer of the Borrower stating that such Projections are based on good faith estimates and assumptions believed by the Borrower to be reasonable at the time made, it being recognized by the Agent and Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount;

(d) promptly, and in any event within five (5) Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Loan Party or any Subsidiary thereof (other than routine comment letters from the staff of the SEC relating to the Borrower’s filings with the SEC), except where so furnishing the same would violate any applicable law or any policy of the SEC or such other agency;

(e) within five days after the same are sent, copies of each annual report, proxy or financial statement or other material report that the Borrower sends to the holders of any class of the Borrower’s debt securities or public equity securities and, within five days after the same are filed, copies of all annual, regular, periodic and special reports and registration statements which the Borrower may file with the SEC under Section 13 or 15(d) of the Exchange Act, or with any national securities exchange, and not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(f) upon request by the Administrative Agent, within five days after the same are sent or received, copies of all material correspondence, reports, documents and other filings with any Governmental Authority regarding the Loan Parties’ compliance with or maintenance of Governmental Approvals or Requirements of Law, in any case that would reasonably be expected to have a Material Adverse Effect;

(g) by no later than 15 days after the end of each month occurring during each fiscal year of the Borrower, and at any other times reasonably requested by the Administrative Agent, a Liquidity Report.

(h) concurrently with the delivery of the financial statements referred to in Section 6.1(a), a report of a reputable insurance broker with respect to the insurance coverage required to be maintained pursuant to Section 6.6 and the terms of the Guarantee and Collateral Agreement, together with any supplemental reports with respect thereto which the Administrative Agent may reasonably request.

(i) promptly, copies of any amendment, supplement, waiver or other modification with respect to the Acquisition Agreement and the Seller Note;

(j) promptly, such additional financial and other information as the Administrative Agent or any Lender may from time to time reasonably request.

6.3 Reserved.

6.4 Payment of Taxes.

(a) Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all material Taxes imposed by law on an applicable Loan Party of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the relevant Group Member.

(b) File or cause to be filed all Federal income and all other material state and other material tax returns that are required to be filed, taking into account any applicable extensions and waivers.

6.5 Maintenance of Existence; Compliance. (a) (i) Preserve, renew and keep in full force and effect its organizational existence and (ii) take all reasonable action to maintain or obtain all Governmental Approvals and all other rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 7.4 and except, in the case of clause (ii) above, to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect; (b) comply with all Contractual Obligations (including with respect to leasehold interests of the Borrower) and Requirements of Law except to the extent that failure to comply therewith would not, in the aggregate, reasonably be expected to have a Material Adverse Effect; (c) comply with all Governmental Approvals, and any term, condition, rule, filing or fee obligation, or other requirement related thereto, except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect; and (d) use commercially reasonable efforts to obtain the Governmental Approvals described in Schedule 4.5 within ninety (90) days after the Closing Date. Without limiting the generality of the foregoing, the Borrower shall, and shall cause each of its respective ERISA Affiliates to: (1) maintain each Pension Plan in compliance in all material respects with the applicable provisions of ERISA, the Code or other Federal or state law; (2) cause each Pension Plan to maintain its qualified status under Section 401(a) of the Code; (3) make all required contributions to any Pension Plan; (4) not become a party to any Multiemployer Plan; (5) ensure that all liabilities under each Pension Plan are either (x) funded to at least the minimum level required by law or, if higher, to the level required by the terms governing such Pension Plan; (y) insured with a reputable insurance company; or (z) provided for or recognized in the financial statements most recently delivered to the Administrative Agent and the Lenders pursuant hereto; and (6) ensure that the contributions or premium payments to or in respect of each Pension Plan are and continue to be promptly paid at no less than the rates required under the rules of such Pension Plan and in accordance with the most recent actuarial advice received in relation to such Pension Plan and applicable law.

6.6 Maintenance of Property; Insurance. (a) Keep all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted and (b) maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business.

6.7 Inspection of Property; Books and Records; Discussions. (a) Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities and (b) permit representatives and independent contractors of the Administrative Agent to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of the Group Members with officers, directors and employees of the Group Members and with their independent certified public accountants; provided that such inspections shall not be undertaken more frequently than once per year, unless an Event of Default has occurred and is continuing, in which case such inspections and audits shall occur as often as the Administrative Agent shall reasonably determine is necessary.

6.8 Notices. Give prompt written notice to the Administrative Agent of:

(a) the occurrence of any Default or Event of Default;

(b) any (i) default or event of default under any Contractual Obligation of any Group Member that could reasonably be expected to have a Material Adverse Effect; and (ii) litigation, investigation or proceeding that may exist at any time between any Group Member and any Governmental Authority that could reasonably be expected to have a Material Adverse Effect;

(c) any litigation or proceeding by or before any Governmental Authority affecting any Group Member (i) in which the amount involved is $1,000,000 or more and not covered by insurance, (ii) in which injunctive or similar relief is sought against any Group Member, or (iii) which relates to any Loan Document;

(d) (i) promptly after the Borrower has knowledge or becomes aware of the occurrence of any of the following events affecting any Loan Party or any of its respective ERISA Affiliates (but in no event more than ten days after Borrower acquires such knowledge), the occurrence of any of the following events, and shall provide the Administrative Agent with a copy of any notice prepared by it or any Loan Party with respect to such event that may be required to be filed with a Governmental Authority and any notice delivered by a Governmental Authority to the Borrower or any of its respective ERISA Affiliates with respect to such event, if such event would reasonably be expected to result in liability in excess of $1,000,000 of any Loan Party or any of their respective ERISA Affiliates: (A) an ERISA Event, (B) the adoption of any new Pension Plan by the Borrower or any ERISA Affiliate, (C) the adoption of any amendment to a Pension Plan, if such amendment will result in a material increase in benefits or unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA), or (D) the commencement of contributions by the Borrower or any ERISA Affiliate to any Pension Plan that is subject to Title IV of ERISA or Section 412 of the Code; and

(ii) upon the reasonable request of the Administrative Agent after the giving, sending or filing thereof, or the receipt thereof, copies of each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by Loan Party or any of its respective ERISA Affiliates with the IRS with respect to each Pension Plan; and

(iii) promptly after the receipt thereof by any Loan Party or any of its respective ERISA Affiliates, all notices from a Multiemployer Plan sponsor concerning an ERISA Event that would reasonably be expected to result in a liability in excess of $1,000,000 of any Loan Party or any of its respective ERISA Affiliates;

(e) (i) any Asset Sale undertaken by any Group Member, (ii) any issuance by any Group Member of any Capital Stock, (iii) any incurrence by any Group Member of any Indebtedness (other than Indebtedness constituting Loans) in a principal amount equaling or exceeding $500,000, and (iv) with respect to any such Asset Sale, issuance of Capital Stock or incurrence of Indebtedness, the amount of any Net Cash Proceeds received by such Group Member in connection therewith;

(f) any material change in accounting policies or financial reporting practices by any Loan Party, which notice requirement shall be deemed satisfied by any description of such change included in any Form 10-K, Form 10-Q or Form 8-K filed by the Borrower with the SEC; and

(g) any development or event that has had or would reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section 6.8 shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the relevant Group Member proposes to take with respect thereto.

6.9 Environmental Laws.

(a) Comply in all material respects with, and ensure compliance in all material respects by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply in all material respects with and maintain, and ensure that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws, in each case, except as would not reasonably be expected to have a Material Adverse Effect.

(b) Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws, in each case, except as would not reasonably be expected to have a Material Adverse Effect.

6.10 Operating Accounts. Except as agreed in writing by the Agent, maintain the Loan Parties’ primary U.S. depository and operating accounts and securities accounts (other than those set forth in Schedule 6.10 hereto) with SVB or with SVB’s Affiliates; provided that the Loan Parties shall have 180 days (or such long period as agreed by the Agent in its sole discretion) following the Closing Date to transition such primary depository and operating accounts to SVB or SVB’s Affiliates.

6.11 Audits. At reasonable times but no more than once a year, if requested by the Agent in its discretion, on five (5) Business Day’s prior notice (provided that no notice shall be required and the annual limitation shall not apply if an Event of Default has occurred and is continuing), the Administrative Agent, or its agents, shall have the right to inspect the Collateral and the right to audit and copy any and all of any Loan Party’s books and records including ledgers, records regarding assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information. The foregoing inspections and audits shall be at the Borrower’s expense.

6.12 Additional Collateral, Etc.

(a) With respect to any property (to the extent included in the definition of Collateral and not constituting Excluded Assets) acquired after the Closing Date by any Loan Party (other than (x)

any property described in paragraph (b), (c) or (d) below, and (y) any property subject to a Lien expressly permitted by Section 7.3(g)) as to which the Administrative Agent, for the ratable benefit of the Secured Parties, does not and shall not have a perfected Lien, promptly (and in any event within ten (10) Business Days, or such longer period as the Administrative Agent may agree) (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement or such other documents as the Administrative Agent may reasonably deem necessary or advisable to evidence that such Loan Party is a Guarantor and to grant to the Administrative Agent, for the ratable benefit of the Secured Parties, a security interest in such property and (ii) take all actions necessary or advisable in the opinion of the Administrative Agent to grant to the Administrative Agent, for the ratable benefit of the Secured Parties, a perfected first priority (subject only to Liens expressly permitted by Section 7.3) security interest and Lien in such property, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be reasonably requested by the Administrative Agent.

(b) With respect to any fee interest in any real property having a value (together with improvements thereof) of at least $5,000,000 acquired after the Closing Date by any Loan Party (other than any such real property subject to a Lien expressly permitted by Section 7.3(g)), promptly, to the extent requested by the Administrative Agent, (i) execute and deliver a first priority Mortgage, in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, covering such real property, (ii) if requested by the Administrative Agent, provide the Lenders with (x) title and extended coverage insurance covering such real property in an amount at least equal to the purchase price of such real property (or such other amount as shall be reasonably specified by the Administrative Agent) as well as a current ALTA survey thereof, together with a surveyor’s certificate, and (y) any consents or estoppels reasonably deemed necessary or advisable by the Administrative Agent in connection with such Mortgage, each of the foregoing in form and substance reasonably satisfactory to the Administrative Agent and (iii) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

(c) With respect to any new direct Subsidiary (other than an Excluded Foreign Subsidiary) created or acquired after the Closing Date by any Loan Party (including pursuant to a Permitted Acquisition), promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the ratable benefit of the Secured Parties, a perfected first priority security interest and Lien in the Capital Stock of such new Subsidiary that is owned directly by such Loan Party, (ii) deliver to the Administrative Agent such documents and instruments as may be reasonably required to grant, perfect, protect and ensure the priority of such security interest, including but not limited to, the certificates representing such Capital Stock, if any, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Loan Party, (iii) to the extent such new direct Subsidiary (other than an Excluded Foreign Subsidiary) is a Material Subsidiary, cause such new Subsidiary (A) to become a party to the Guarantee and Collateral Agreement, (B) to take such actions as are necessary or advisable in the opinion of the Administrative Agent to grant to the Administrative Agent for the ratable benefit of the Secured Parties a perfected first priority security interest and Lien in the Collateral (other than Excluded Assets and any interests in Excluded Foreign Subsidiaries, Liens on which shall be granted as set forth pursuant to clause (d) below, if applicable) described in the Guarantee and Collateral Agreement, with respect to such Subsidiary, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be reasonably requested by the Administrative Agent and (C) to deliver to the Administrative Agent a certificate of such Subsidiary, in a form reasonably satisfactory to the Administrative Agent, with appropriate insertions and attachments, and (iv) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

(d) With respect to any new Excluded Foreign Subsidiary created or acquired after the Closing Date and directly owned by any Loan Party (i) the applicable Loan Parties shall promptly execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement, as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the ratable benefit of the Secured Parties, a perfected first priority security interest and Lien in the Capital Stock of such new Excluded Foreign Subsidiary that is directly owned by any such Loan Party (provided that in no event shall more than 66% of the total outstanding voting Capital Stock of any such Excluded Foreign Subsidiary be required to be so pledged), (ii) at the request of the Administrative Agent, deliver to the Administrative Agent the certificates representing such Capital Stock, if any, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Loan Party, and (iii) if such Excluded Foreign Subsidiary is a Material Subsidiary, take such other action (including, as applicable, the delivery of any Foreign Pledge Documents reasonably requested by the Administrative Agent) as may be necessary or, in the opinion of the Administrative Agent, desirable to perfect the Administrative Agent’s security interest therein, including, if reasonably requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to such security interest, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

(e) Each Loan Party shall use commercially reasonable efforts to obtain a landlord’s agreement or bailee letter, as applicable, from the lessor of its headquarters location and from the lessor of or the bailee related to any other location in the United States where in excess of $500,000 of Collateral is stored or located, which agreement or letter, in any such case, shall be reasonably satisfactory in form and substance to the Administrative Agent.

6.13 Reserved.

6.14 Insider Subordinated Indebtedness. Cause any Insider Indebtedness owing by any Loan Party to become Insider Subordinated Indebtedness (a) on or prior to the Closing Date, in respect of any such Insider Indebtedness in existence as of the Closing Date or (b) contemporaneously with or promptly following the incurrence thereof, in respect of any such Insider Indebtedness incurred at any time after the Closing Date.

6.15 Acquisition. Cause the Acquisition to be consummated in all material respects in accordance with applicable law, the Acquisition Agreement and the Loan Documents.

6.16 Use of Proceeds. Use the proceeds of each credit extension only for the purposes specified in Section 4.16.

6.17 Designated Senior Indebtedness. Cause the Loan Documents and all of the Obligations (other than any such Obligations arising in connection with Bank Services) to be deemed “Designated Senior Indebtedness” or a similar concept thereto, if applicable, for purposes of any other Indebtedness of the Loan Parties.

6.18 Further Assurances. Execute any further instruments and take such further action as the Administrative Agent reasonably deems necessary to perfect, protect, ensure the priority of or continue the Administrative Agent’s Lien on the Collateral or to effect the purposes of this Agreement.

SECTION 7

NEGATIVE COVENANTS

The Borrowers hereby jointly and severally agree that, at all times prior to the Discharge of Obligations, neither the Borrower shall, nor shall the Borrower permit any of its respective Subsidiaries to, directly or indirectly:

7.1 Financial Condition Covenants.

(a) Consolidated Fixed Charge Coverage Ratio. Permit the Consolidated Fixed Charge Coverage Ratio as at the last day of any period of four consecutive fiscal quarters of the Borrower to be less than 1.50:1.00.

(b) Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio as at the last day of any period of four consecutive fiscal quarters of the Borrower ending with any quarter set forth below to exceed the ratio set forth below opposite such date:

Testing Date	Consolidated Leverage Ratio
January 31, 2014	3.00:1.00
April 30, 2014	3.00:1.00
July 31, 2014	2.50:1.00
October 31, 2014	2.50:1.00
January 31, 2015 and the last day of each fiscal quarter thereafter	2.00:1.00

(c) Minimum Liquidity.

(i) On a quarterly basis as tested on the last day of each fiscal quarter, permit the ratio of (A) Liquidity to (B) the outstanding principal balance of the Loans and outstanding Letters of Credit hereunder to be less than (x) 1.00:1.00 when the Consolidated Leverage Ratio is greater than 2.00:1.00, (y) 0.75:1.00 after the Consolidated Leverage Ratio has been less than 2.00:1.00 for two (2) consecutive fiscal quarters, and (z) 0.50:1.00 after the Consolidated Leverage Ratio has been less than 1.50:1.00 for two (2) consecutive fiscal quarters; provided that the Borrowers shall not be required to comply with this Section 7.1(c)(i) at any time after the Consolidated Leverage Ratio has been less than 1.00:1.00 for two (2) consecutive fiscal quarters.

(ii) Permit at any time the ratio of (A) Liquidity plus 60% of Domestic Accounts Receivable to (ii) the outstanding principal balance of the Loans and Letters of Credit hereunder, as tested monthly on the last day of each month (unless such month is a quarter end date for which the ratio set forth in Section 7.1(c)(i) above is to be tested) to be less than (x) 1.00:1.00 when the Consolidated Leverage Ratio for the most recently completed fiscal quarter is greater than 2.00:1.00, (y) 0.75:1.00 after the Consolidated Leverage Ratio has been less than 2.00:1.00 for two (2) consecutive fiscal quarters, and (z) 0.50:1.00 after the Consolidated Leverage Ratio has been less than 1.50:1.00 for two (2) consecutive fiscal quarters; provided that the Borrowers shall not be required to comply with this Section 7.1(c)(ii) at any time after the Consolidated Leverage Ratio has been less than 1.00:1.00 for two (2) consecutive quarters.

7.2 Indebtedness. Create, issue, incur, assume, become liable in respect of or suffer to exist any Indebtedness, except:

(a) Indebtedness of any Loan Party pursuant to any Loan Document;

(b) Indebtedness of (i) any Loan Party owing to any other Loan Party, (ii) any Loan Party to any Group Member; (iii) any Group Member (which is not a Loan Party) to any other Group Member (which is not a Loan Party); and (iv) any Group Member to any Loan Party to the extent such Indebtedness is permitted under Section 7.8(f)(ii) hereof;

(c) Guarantee Obligations (i) of any Loan Party of the Indebtedness of any other Loan Party; (ii) of any Group Member (which is not a Loan Party) of the Indebtedness of any Loan Party, (iii) by any Group Member (which is not a Loan Party) of the Indebtedness of any other Group Member (which is not a Loan Party); and (iv) of any Loan Party of the Indebtedness of any Group Member permitted under Section 7.2(b)(iv) hereof, provided that, in any case (i), (ii), (iii) or (iv), the Indebtedness so guaranteed is otherwise permitted by the terms hereof;

(d) Indebtedness outstanding on the date hereof and listed on Schedule 7.2(d) and any Permitted Refinancing Indebtedness in respect thereof;

(e) Indebtedness (including, without limitation, Capital Lease Obligations) secured by Liens permitted by Section 7.3(g) in an aggregate principal amount not to exceed $5,000,000 at any one time outstanding and any Permitted Refinancing Indebtedness in respect thereof);

(f) Surety Indebtedness and any other Indebtedness in respect of letters of credit, bank guarantees, banker’s acceptances or similar arrangements, provided that the aggregate amount of any such Indebtedness outstanding at any time shall not exceed $5,000,000;

(g) unsecured Indebtedness of the Loan Parties and their respective Subsidiaries in an aggregate principal amount, for all such Indebtedness taken together, not to exceed $5,000,000 at any one time outstanding;

(h) obligations (contingent or otherwise) of the of the Loan Parties and their respective Subsidiaries existing or arising under any Specified Swap Agreement, provided that such obligations are (or were) entered into by such Person in accordance with Section 7.13 and not for purposes of speculation;

(i) Indebtedness of a Person (other than a Loan Party or one of their respective Subsidiaries which constituted a Subsidiary prior to the consummation of the applicable merger referenced below) existing at the time such Person is merged with or into a Loan Party or a Subsidiary or becomes a Subsidiary; provided that (i) such Indebtedness was not, in any case, incurred by such other Person in connection with, or in contemplation of, such merger or acquisition, (ii) such merger or acquisition constitutes a Permitted Acquisition, and (iii) with respect to any such Person who becomes a Subsidiary, (A) such Subsidiary is the only obligor in respect of such Indebtedness, and (B) to the extent such Indebtedness is permitted to be secured hereunder, only the assets of such Subsidiary secure such Indebtedness;

(j) Indebtedness under the Seller Note, and Permitted Refinancing Indebtedness in respect thereof, provided that such Indebtedness is at all times subject to the terms of the Seller Subordination Agreement, or another subordination agreement reasonably acceptable to the Administrative Agent;

(k) Indebtedness in connection with a Permitted Acquisition in an amount not to exceed $5,000,000 in the aggregate, provided that in each case, (A) no Default or Event of Default has occurred and is continuing both immediately before and immediately after giving effect to the incurrence of such Indebtedness, and (B) at the time of incurrence thereof, the Loan Parties shall be in pro forma compliance with the financial covenants set forth in this Agreement as of the last day of the most recently ended Fiscal Quarter, it being understood that such covenants shall be determined on a Pro Forma Basis after giving effect to the incurrence of such Indebtedness;

(l) Purchase price adjustments, escrows, indemnification payments, deferred compensation and earn out payments required under the Acquisition Documents to the extent permitted by Section7.6 hereof;

(m) Long term purchase obligations;

(n) Indebtedness constituting severance obligations; and

(o) Indebtedness incurred in connection with the financing of insurance premiums.

7.3 Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, except:

(a) Liens for Taxes not yet due or that are being contested in good faith by appropriate proceedings; provided that adequate reserves with respect thereto are maintained on the books of the applicable Group Member in conformity with GAAP;

(b) carriers’, warehousemen’s, landlord’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business that are not overdue for a period of more than 30 days or that are being contested in good faith by appropriate proceedings;

(c) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation;

(d) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business (other than for indebtedness or any Liens arising under ERISA);

(e) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, are not substantial in amount and that do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Group Member;

(f) Liens in existence on the date hereof listed on Schedule 7.3(f); provided that (i) no such Lien is spread to cover any additional property after the Closing Date, (ii) the amount of Indebtedness secured or benefitted thereby is not increased, and (iii) any renewal or extension of the obligations secured thereby is permitted by Section 7.2(d);

(g) Liens securing Indebtedness incurred (x) pursuant to Section 7.2(e) to finance the acquisition of fixed or capital assets or to finance owned real estate or (y) pursuant to Section 7.2(f); provided that (i) such Liens with respect to Section 7.2(e) (A) shall be created substantially simultaneously with the acquisition of such fixed or capital assets, and (B) shall not at any time encumber any property other than the property financed by such Indebtedness, related property and proceeds thereof, and (ii) the aggregate principal amount of the Indebtedness secured by any Lien permitted under this clause (g) shall not exceed $7,500,000 at any time outstanding;

(h) Liens created pursuant to the Security Documents;

(i) any interest or title of a lessor or licensor under any lease or license entered into by a Group Member in the ordinary course of its business and covering only the assets so leased or licensed, related property and proceeds thereof;

(j) judgment Liens that do not constitute a Default or an Event of Default under Section 8.1(h) of this Agreement;

(k) bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash, Cash Equivalents, securities, commodities and other funds on deposit in one or more accounts maintained by a Group Member, in each case arising in the ordinary course of business in favor of banks, custodians, other depositary institutions, securities or commodities intermediaries or brokerages with which such accounts are maintained securing amounts owing to such banks or financial institutions with respect to cash management and operating account management or are arising under Section 4-208 or 4-210 of the UCC on items in the course of collection;

(l) (i) cash deposits and liens on cash and Cash Equivalents pledged to secure Indebtedness permitted under Section 7.2(f), (ii) Liens securing reimbursement obligations with respect to letters of credit permitted by Section 7.2(f) that encumber documents and other property relating to such letters of credit, and (iii) Liens securing Obligations under any Specified Swap Agreements permitted by Section 7.2(h);

(m) Liens on property of a Person existing at the time such Person is acquired by, merged into or consolidated with a Loan Party or becomes a Subsidiary of a Loan Party or acquired by a Loan Party; provided that (i) such Liens were not created in contemplation of such acquisition, merger, consolidation or Investment, (ii) such Liens do not extend to any assets other than those of such Person, and (iii) the applicable Indebtedness secured by such Lien is permitted under Section 7.2;

(n) the replacement, extension or renewal of any Lien permitted by clause (m) above upon or in the same property theretofore subject thereto or the replacement, extension or renewal (without increase in the amount or change in any direct or contingent obligor) of the Indebtedness secured thereby;

(o) Liens securing Indebtedness permitted under Section 7.2(j) hereof, and Permitted Refinancing Indebtedness in respect thereof; provided that such Liens are at all times subject to the terms of the Seller Subordination Agreement or any subordination agreement reasonably acceptable to the Administrative Agent; and

(p) Liens not otherwise permitted by this Section so long as neither (i) the aggregate outstanding principal amount of the obligations secured thereby nor (ii) the aggregate fair market value (determined as of the date such Lien is incurred) of the assets subject thereto exceeds (as to all Group Members) $1,000,000 at any one time.

7.4 Fundamental Changes. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its property or business, except that:

(a) any Subsidiary of a Loan Party may be merged or consolidated with or into a Loan Party (provided that such Loan Party shall be the continuing or surviving Person);

(b) any Subsidiary of the Borrower may Dispose of any or all of its assets (i) pursuant to any liquidation or other transaction that results in the assets of such Subsidiary being transferred to the Borrower or any other Loan Party, or from any Group Member that is not a Loan Party to any other Group Member, or (ii) pursuant to a Disposition permitted by Section 7.5;

(c) any Investment expressly permitted by Section 7.8 may be structured as a merger, consolidation, or amalgamation;

(d) any Group Member (other than a Loan Party) may be liquidated, wound up or dissolved (and to the extent that any such liquidation, winding up or dissolution results in the assets of such Group Member being transferred, such assets are transferred to another Group Member), unless such liquidation, winding up or dissolution would reasonably be expected to result in a Material Adverse Effect;

(e) any Group Member which is not a Loan Party may be merged or consolidated with or into, or transfer assets to another Group Member; and

(f) any Group Member may merge or consolidate with any other Person pursuant to a Permitted Acquisition so long as the surviving entity is a Subsidiary of the Borrower (and if such Group Member was a Loan Party, the surviving entity is a Loan Party).

7.5 Disposition of Property. Dispose of any of its property, whether now owned or hereafter acquired, or, in the case of any Subsidiary of LTX, issue or sell any shares of such Subsidiary’s Capital Stock to any Person, except:

(a) Dispositions of surplus, obsolete or worn out property or property that is no longer used in the business of the Borrower or such Subsidiary in the ordinary course of business;

(b) Dispositions of Inventory in the ordinary course of business;

(c) Dispositions permitted by clause (i) of Section 7.4(b);

(d) the sale or issuance of the Capital Stock of any Subsidiary of the Borrower (i) to the Borrower or any other Loan Party, or (ii) in connection with any transaction that does not result in a Change of Control;

(e) the use or transfer of money, cash or Cash Equivalents in a manner that is not prohibited by the terms of this Agreement or the other Loan Documents;

(f) the non-exclusive licensing of patents, trademarks, copyrights, and other Intellectual Property rights in the ordinary course of business;

(g) the Disposition of property (i) by any Loan Party to any other Loan Party, (ii) by any Group Member (which is not a Loan Party) to any other Group Member, and (iii) from any Loan Party to any Subsidiary that is not a Guarantor, in the aggregate not to exceed, together with any Investments permitted pursuant to Section 7.8(f)(ii) hereof, five percent (5%) of the Borrower’s consolidated total assets determined in accordance with GAAP (measured at the time of any such Disposition);

(h) Dispositions of property subject to a Casualty Event;

(i) leases or subleases of Real Property;

(j) the sale or discount without recourse of accounts receivable arising in the ordinary course of business in connection with the compromise or collection thereof; provided that any such sale or discount is undertaken in accordance with Section 6.3(b);

(k) any abandonment, cancellation, non-renewal or discontinuance of use or maintenance of Intellectual Property (or rights relating thereto) of any Group Member that the Borrower determines in good faith is desirable in the conduct of its business and not materially disadvantageous to the interests of the Lenders;

(l) Dispositions of other property having a fair market value not to exceed $1,000,000 in the aggregate for any fiscal year of the Borrower, provided that at the time of any such Disposition, no Event of Default shall have occurred and be continuing or would result from such Disposition; and provided further that the Net Cash Proceeds thereof are used to prepay the Term Loans in accordance with Section 2.12(e);

(m) Dispositions of property acquired after the date hereof in connection with Permitted Acquisitions or the Acquisition in an amount not to exceed $1,000,000 in the aggregate; provided that (i) the Borrower identifies any such property to be Disposed of in reasonable detail in writing to the Agent not later than three (3) Business Days prior to the consummation of any such acquisition and (ii) such property will be Disposed of for fair market value (as reasonably determined by the board of directors of the Borrower); and

(n) payments permitted under Section 7.6, Investments permitted under Section 7.7, and Liens permitted under Section 7.3.

provided, however, that any Disposition made pursuant to this Section 7.5 (other than under clauses (a), (h) and (k) shall be made in good faith on an arm’s length basis for fair value.

7.6 Restricted Payments. Make any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in-substance or legal defeasance), sinking fund or similar payment with respect to, any Subordinated Indebtedness (except in accordance with the applicable subordination agreement) or earn-out obligations, deferred payments, holdbacks or similar deferred consideration in connection with a Permitted Acquisition, or declare or pay any dividend (other than dividends payable solely in common stock of the Person making such dividend) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of any Group Member, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of any Group Member (collectively, “Restricted Payments”), except that, so long as no Event of Default shall have occurred and be continuing at the time of any action described below or would result therefrom:

(a) any Group Member may (i) make Restricted Payments to any Loan Party; (ii) declare and make dividends which are payable solely in the common Capital Stock of such Group Member; and (iii) make Investments permitted under Section 7.8 and dispositions permitted under Section 7.5;

(b) each Loan Party may purchase common Capital Stock or common Capital Stock options from present or former officers or employees of any Group Member upon the death, disability or termination of employment of such officer or employee; provided that no Default or Event of Default then exists or would result therefrom and the aggregate amount of payments made under this clause (b) shall not exceed $500,000 during any fiscal year of the Borrower;

(c) each Group Member may purchase, redeem or otherwise acquire Capital Stock issued by it with the proceeds received from the substantially concurrent issue of new shares of its common Capital Stock; provided that any such issuance is otherwise permitted hereunder (including by Section 7.5(d));

(d) (i) each Group Member may make repurchases of Capital Stock deemed to occur upon exercise of stock options or warrants if such repurchased Capital Stock represents a portion of the exercise price of such options or warrants, and (ii) repurchases of Capital Stock deemed to occur upon the withholding of a portion of the Capital Stock granted or awarded to a current or former officer, director, employee or consultant to pay for the taxes payable by such Person upon such grant or award (or upon vesting thereof);

(e) the Borrower may make Restricted Payments under the Seller Note (and any Permitted Refinancing Indebtedness in respect thereof) to the extent permitted by the Seller Subordination Agreement; and

(f) the Borrower may make Restricted Payments to repurchase its Capital Stock under the Borrower’s stock repurchase plan existing on the Closing Date in an aggregate amount not to exceed $6,000,000, provided that, after giving pro forma effect to any such Restricted Payment, the Consolidated Leverage Ratio for the immediately preceding four fiscal quarters is at least 0.25x lower than the maximum permitted ratio under Section 7.1(b).

(g) the Borrower and its Subsidiaries may make Restricted Payments not otherwise permitted by one of the foregoing clauses of this Section 7.6; provided that the aggregate amount of all such Restricted Payments made pursuant to this clause (f) shall not exceed $500,000.

7.7 Reserved.

7.8 Investments. Make any advance, loan, extension of credit (by way of guarantee or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or any assets constituting a business unit of, or make any other investment in, any Person (all of the foregoing, “Investments”), except:

(a) extensions of trade credit in the ordinary course of business;

(b) Investments in cash and Cash Equivalents;

(c) Guarantee Obligations permitted by Section 7.2;

(d) loans and advances to employees of any Group Member in the ordinary course of business (including for travel, entertainment and relocation expenses) in an aggregate amount for all Group Members not to exceed $1,000,000 at any one time outstanding;

(e) the Acquisition;

(f) intercompany Investments by (i) any Group Member in the Borrower or any Person that, prior to such investment, is a Loan Party or (ii) any Loan Party to any Subsidiary that is not a Loan Party; provided that the aggregate amount of all such Investments made pursuant to this clause (ii) in any fiscal year of the Borrower shall not to exceed, together with any Dispositions permitted pursuant to Section 7.5(g)(iii) hereof, an amount equal to five percent (5%) of the Borrower’s consolidated total assets determined in accordance with GAAP (measured at the time of any such Investment);

(g) Investments in the ordinary course of business consisting of endorsements of negotiable instruments for collection or deposit;

(h) Transfer pricing arrangements consistent with current practices and on commercially reasonable terms;

(i) Investments received in settlement of amounts due to any Group Member effected in the ordinary course of business or owing to such Group Member as a result of Insolvency Proceedings involving an Account Debtor or upon the foreclosure or enforcement of any Lien in favor of such Group Member;

(j) (i) Investments constituting Permitted Acquisitions, and (ii) Investments held by any Person as of the date such Person is acquired in connection with a Permitted Acquisition, provided that (A) such Investments were not made, in any case, by such Person in connection with, or in contemplation of, such Permitted Acquisition, and (B) with respect to any such Person which becomes a Subsidiary as a result of such Permitted Acquisition, such Subsidiary remains the only holder of such Investment;

(k) in addition to Investments otherwise expressly permitted by this Section, Investments by the Group Members the aggregate amount of all of which Investments (valued at cost) does exceed $1,000,000 during any fiscal year of the Borrower;

(l) deposits made to secure the performance of leases, licenses or contracts in the ordinary course of business, and other deposits made in connection with the incurrence of Liens permitted under Section 7.3;

(m) the licensing or contribution of Intellectual Property pursuant to joint marketing arrangements with other Persons in the ordinary course of business;

(n) promissory notes and other non-cash consideration received in connection with Dispositions permitted by Section 7.5, to the extent not exceeding the limits specified therein with respect to the receipt of non-cash consideration in connection with such Dispositions;

(o) purchases or other acquisitions (other than the Acquisition) by any Group Member of the Capital Stock in a Person that, upon the consummation thereof, will be a Subsidiary (including as a result of a merger or consolidation) or all or substantially all of the assets of, or assets constituting one or more business units of, any Person (each, a “Permitted Acquisition”); provided that, with respect to each such purchase or other acquisition:

(i) the newly-created or acquired Subsidiary (or assets acquired in connection with an asset sale) shall be (x) in the same or a related line of business as that conducted by the Borrower on the date hereof, or (y) in a business that is ancillary to and in furtherance of the line of business as that conducted by the Borrower on the date hereof;

(ii) all transactions related to such purchase or acquisition shall be consummated in all material respects in accordance with all Requirements of Law;

(iii) the Borrower shall give the Administrative Agent at least ten (10) Business Days’ prior written notice and a description of any such purchase or acquisition;

(iv) the Borrower shall provide to the Administrative Agent as soon as available but in any event not later than five (5) Business Days after the execution thereof, a copy of any executed purchase agreement or similar agreement with respect to any such purchase or acquisition;

(v) the Borrower shall provide to the Administrative Agent, to the extent available, a due diligence package with respect to such purchase or acquisition;

(vi) any such newly-created or acquired Subsidiary, or the Loan Party that is the acquirer of assets in connection with an asset acquisition, shall comply with the requirements of Section 6.12, except to the extent compliance with Section 6.12 is prohibited by pre-existing Contractual Obligations or Requirements of Law binding on such Subsidiary or its properties;

(vii) Liquidity shall equal or exceed $50,000,000 as of the date such Permitted Acquisition is consummated (after giving effect, on a Pro Forma Basis, to the consummation of such acquisition);

(viii) (x) immediately before and immediately after giving effect to any such purchase or other acquisition, no Default or Event of Default shall have occurred and be continuing and (y) immediately after giving effect to such purchase or other acquisition, the Consolidated Leverage Ratio shall not exceed the applicable ratio, less 0.25x, as set forth in Section 7.1(b) hereof, and the Borrower and its Subsidiaries shall be in compliance with each of the other financial covenants set forth in Section 7.1, to the extent effective at such time, based upon financial statements delivered to the Administrative Agent which give effect, on a Pro Forma Basis, as of the end of the last completed fiscal quarter, to such acquisition or other purchase;

(ix) no liabilities in excess of $5,000,000 are assumed in connection with such purchase or acquisition and no Indebtedness is assumed or incurred in connection with any such purchase or acquisition other than Indebtedness permitted by the terms of Section 7.2(k);

(x) such purchase or acquisition shall not constitute an Unfriendly Acquisition;

(xi) the aggregate amount of the cash consideration paid by such Group Member in connection with Permitted Acquisitions (including costs and expenses, earn-out obligations, deferred payments, holdbacks or similar deferred consideration in connection therewith, and Indebtedness assumed and/or incurred in connection therewith) shall not exceed $15,000,000 during any fiscal year of the Borrower or $30,000,000 in the aggregate with respect to all such Permitted Acquisitions;

(xii) the Borrower shall have delivered to the Administrative Agent, at least five Business Days prior to the date on which any such purchase or other acquisition is to be consummated (or such later date as is agreed by the Administrative Agent in its sole discretion), a certificate of a Responsible Officer of the Borrower, in form and substance reasonably satisfactory to the Administrative Agent, certifying that all of the requirements set forth in this definition have been satisfied or will be satisfied on or prior to the consummation of such purchase or other acquisition;

(p) In addition to the Investments otherwise expressly permitted by this Section 7.7, Investments (including in joint ventures, strategic alliances and corporate collaborations) by the Group Members the aggregate amount of all of which Investments (valued at cost) does not exceed $5,000,000; and

(q) Investments existing on the Closing Date and described on Schedule 7.8.

7.9 ERISA. The Borrower shall not, and shall not permit any of its ERISA Affiliates to: (a) terminate any Pension Plan so as to result in any material liability to such Person or any of such Person’s ERISA Affiliates, (b) permit to exist any ERISA Event, or any other event or condition, which presents the risk of a material liability to any of their respective ERISA Affiliates, (c) make a complete or partial withdrawal (within the meaning of ERISA Section 4201) from any Multiemployer Plan so as to result in any material liability to such Person or any of their respective ERISA Affiliates, (d) enter into any new Pension Plan or modify any existing Pension Plan so as to increase its obligations thereunder which would result in any material liability to any such Person or any of its respective ERISA Affiliates, (e) permit the present value of all nonforfeitable accrued benefits under any Pension Plan (using the actuarial assumptions utilized by the PBGC upon termination of a Pension Plan) materially to exceed the fair market value of Pension Plan assets allocable to such benefits, all determined as of the most recent valuation date for each such Pension Plan, or (f) engage in any transaction which would cause any obligation, or action taken or to be taken, hereunder (or the exercise by the Administrative Agent or any Lender of any of its rights under this Agreement, any Note or the other Loan Documents) to be a non-exempt (under a statutory or administrative class exemption) prohibited transaction under ERISA or Section 4975 of the Code.

7.10 Optional Payments and Modifications of Debt Instruments. Amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of the Seller Note that would shorten the maturity or increase the amount of any payment of principal thereof or the rate of interest thereon or shorten any date for payment of interest thereon or that would be otherwise materially adverse to any Lender or any other Secured Party.

7.11 Transactions with Affiliates. Except as described on Schedule 7.11, enter into any transaction, including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than any other Loan Party) unless such transaction is (a) otherwise permitted under this Agreement, (b) in the ordinary course of business of the relevant Group Member, and (c) upon fair and reasonable terms no less favorable to the relevant Group Member than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate.

7.12 Sale Leaseback Transactions. Enter into any Sale Leaseback Transaction unless (a) the Disposition of the applicable property subject to such Sale Leaseback Transaction is permitted under Section 7.5 (including with respect to the application of the Net Cash Proceeds received in connection therewith), and (b) any Liens in the property of any Loan Party incurred in connection with any such Sale Leaseback Transaction are permitted under Section 7.3.

7.13 Swap Agreements. Enter into any Swap Agreement, except Specified Swap Agreements which are entered into by a Group Member to (a) hedge or mitigate risks to which such Group Member has actual exposure (other than those in respect of Capital Stock), or (b) effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of such Group Member.

7.14 Accounting Changes. Make any change in its (a) accounting policies or reporting practices, except as required by GAAP, or (b) fiscal year.

7.15 Negative Pledge Clauses. Except as set forth in Schedule 7.15, enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of any Loan Party to create, incur, assume or suffer to exist any Lien upon any Collateral, whether now owned or hereafter acquired, to secure its Obligations under the Loan Documents to which it is a party, other than (a) this Agreement and the other Loan Documents, (b) any agreements governing any cash pooling or treasury management arrangements, purchase money Liens or Capital Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby, related assets and proceeds), (c) customary restrictions on the assignment of leases, licenses and other agreements, (d) any agreement in effect at the time any Subsidiary becomes a Subsidiary of a Loan Party, so long as such agreement was not entered into solely in contemplation of such Person becoming a Subsidiary or, in any such case, that is set forth in any agreement evidencing any amendments, restatements, supplements, modifications, extensions, renewals and replacements of the foregoing, so long as such amendment, restatement, supplement, modification, extension, renewal or replacement applies only to such Subsidiary and does not otherwise expand in any material respect the scope of any restriction or condition contained therein, and (e) any restriction pursuant to any document, agreement or instrument governing or relating to any Lien permitted under Sections 7.3(c), (d), (f), (g), (i), (l), (m), (n) and (p) or any agreement or option to Dispose any asset of any Group Member, the Disposition of which is permitted by any other provision of this Agreements (in each case, provided that any such restriction relates only to the assets or property subject to such Lien or being Disposed).

7.16 Clauses Restricting Subsidiary Distributions. Except as set forth in Schedule 7.16, enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Loan Party and any of their respective Subsidiaries to (a) make Restricted Payments in respect of any Capital Stock of such Subsidiary held by, or to pay any Indebtedness owed to, any other Group Member, (b) make loans or advances to, or other Investments in, any other Group Member, or (c) transfer any of its assets to any other Group Member, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Loan Documents, (ii) any restrictions with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with a Disposition permitted hereby of all or substantially all of the Capital Stock or assets of such Subsidiary, (iii) customary restrictions on the assignment of leases, licenses and other agreements, (iv) customary restrictions under agreements governing cash pooling and treasury management arrangements, (v) restrictions under agreements governing purchase money liens or Capital Lease Obligations otherwise permitted hereby which restrictions are only effective against the assets financed thereby, related property and proceed thereof, (vi) any agreement in effect at the time any Subsidiary becomes a Subsidiary of a Borrower, so long as such agreement applies only to such Subsidiary, was not entered into solely in contemplation of such Person becoming a Subsidiary or in each case that is set forth in any agreement evidencing any amendments, restatements, supplements, modifications, extensions, renewals and replacements of the foregoing, so long as such amendment, restatement, supplement, modification, extension, renewal or replacement does not expand in any material respect the scope of any restriction or condition contained therein, or (vii) any restriction pursuant to any document, agreement or instrument governing or relating to any Lien permitted under Sections 7.3(c), (d), (f), (g), (i), (k), (l), (m), (n) and (p) (provided that any such restriction relates only to the assets or property subject to such Lien or being Disposed).

7.17 Lines of Business. Enter into any business, either directly or through any Subsidiary, except for those businesses in which the Borrower and its respective Subsidiaries are engaged on the date of this Agreement or that are reasonably related, ancillary or incidental thereto.

7.18 Designation of other Indebtedness. Designate any Indebtedness or indebtedness other than the Obligations as “Designated Senior Indebtedness” or a similar concept thereto, if applicable.

7.19 Amendments to Acquisition Documentation ; Certification of Certain Equity Interests. (a) Amend, supplement or otherwise modify the terms and conditions of the Acquisition Agreement except for any such amendment, supplement or modification that (i) becomes effective after the Closing Date and (ii) would not reasonably be expected to have a Material Adverse Effect; (b) fail to enforce, to the extent appropriate in the exercise of Borrower’s reasonable business judgment, the Loan Parties’ rights (including rights to indemnification) under the Acquisition Documentation; or (c) take any action to certificate any Equity Interests having been pledged to the Administrative Agent (for the ratable benefit of the Secured Parties) which were uncertificated at the time so pledged, in any such case, without promptly undertaking to the reasonable satisfaction of the Administrative Agent all such actions as may reasonably be requested by the Administrative Agent to continue the perfection of its Liens (held for the ratable benefit of the Secured Parties) in any such newly certificated Equity Interests.

7.20 Amendments to Organizational Agreements. Amend or permit any amendments to any Loan Party’s organizational documents if such amendment would be adverse to Administrative Agent or the Lenders in any material respect, provided that an amendment to the organizational documents of the Borrower shall not be deemed to be adverse if it does not result in a Change of Control.

7.21 Use of Proceeds. Use the proceeds of any extension of credit hereunder, whether directly or indirectly, and whether immediately, incidentally or ultimately, to (a) purchase or carry margin stock (within the meaning of Regulation U of the Board) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose, in each case in violation of, or for a purpose which violates, or would be inconsistent with, Regulation T, U or X of the Board, (b) finance an Unfriendly Acquisition, or (c) for any other purpose other than as permitted by Section 4.16 hereof.

7.22 Subordinated Debt.

(a) Amendments. Amend, modify, supplement, waive compliance with, or consent to noncompliance with, any Subordinated Debt Document, unless the amendment, modification, supplement, waiver or consent is in compliance with the subordination provisions therein and any subordination agreement (including, without limitation, the Seller Subordination Agreement) with respect thereto in favor of the Administrative Agent and the Lenders.

(b) Payments. Make any voluntary or optional payment, prepayment or repayment on, redemption, exchange or acquisition for value of, or any sinking fund or similar payment with respect to, any Subordinated Debt (other than any Permitted Refinancing Indebtedness in respect thereof), except as permitted by the subordination provisions in the applicable Subordinated Debt Documents and any subordination agreement (including, without limitation, the Seller Subordination Agreement) with respect thereto in favor of the Administrative Agent and the Lenders.

SECTION 8

EVENTS OF DEFAULT

8.1 Events of Default. The occurrence of any of the following shall constitute an Event of Default:

(a) the Borrower shall fail to pay any amount of principal of any Loan when due in accordance with the terms hereof; or the Borrower shall fail to pay any amount of interest on any Loan, or any other amount payable hereunder or under any other Loan Document, within three (3) Business Days after any such interest or other amount becomes due in accordance with the terms hereof; or

(b) any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other written statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document (i) if qualified by materiality, shall be incorrect or misleading when made or deemed made, or (ii) if not qualified by materiality, shall be incorrect or misleading in any material respect when made or deemed made; or

(c) any Loan Party shall default in the observance or performance of any agreement contained in Section 5.3, Section 6.1, clause (i) or (ii) of Section 6.5(a), Section 6.6(b), Section 6.8(a) (with respect to an “Event of Default” described in such Section 6.8(a)), Section 6.10 or Section 7 of this Agreement; or

(d) any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document to which it is party (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days thereafter; or

(e) (1) any Group Member shall (i) default in making any payment of any principal of any Indebtedness (including any Guarantee Obligation, but excluding the Loans and any Swap Agreement) on the scheduled due date with respect thereto; or (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; (iii) default in making any payment or delivery under any such Indebtedness constituting a Swap Agreement in an amount greater than $5,000,000 beyond the period of grace, if any, provided in such Swap Agreement; or (iv) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to (x) cause, or to permit the holder or beneficiary of, or, in the case of any such Indebtedness constituting a Swap Agreement, counterparty under, such Indebtedness (or a trustee or agent on behalf of such holder, beneficiary, or counterparty) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable or (in the case of any such Indebtedness constituting a Swap Agreement) to be terminated, or (y) to cause, with the giving of notice if required, any Group Member to purchase or redeem or make an offer to purchase or redeem such Indebtedness prior to its stated maturity; provided that, (A) unless such Indebtedness constitutes a Specified Swap Agreement, a default, event or condition described in clause (i), (ii), (iii), or (iv) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii), (iii), and (iv) of this paragraph (e) shall have occurred with respect to Indebtedness the outstanding principal amount (and, in the case of Swap Agreements, other than Specified Swap Agreements, the Swap Termination Value) of which, individually or in the aggregate of all such Indebtedness, exceeds in the aggregate $5,000,000; and (B) clauses (i), (ii) and (iv) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of property or assets securing Indebtedness or as a result of the voluntary sale or transfer of Capital Stock owned by any Group Member in a transaction not prohibited hereunder; or (2) any default or event of default (however designated) shall occur with respect to any Subordinated Indebtedness of any Loan Party; or

(f) (i) any Group Member shall commence any case, proceeding or other action (a) under any Debtor Relief Law seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (b) seeking appointment of a receiver, trustee, custodian, conservator, judicial manager or other similar official for it or for all or any substantial part of its assets, or any Group Member shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Group Member any case, proceeding or other action of a nature referred to in clause (i) above that (a) results in the entry of an order for relief or any such adjudication or appointment, or (b) remains undismissed, undischarged or unbonded for a period of 60 days (provided that, during such 60 day period, no Loans shall be advanced or Letters of Credit issued hereunder); or (iii) there shall be commenced against any Group Member any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof (provided that, during such 60 day period, no Loans shall be advanced or Letters of Credit issued hereunder); or (iv) any Group Member shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) any Group Member shall generally not, or shall be generally unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(g) There shall occur one or more ERISA Events which individually or in the aggregate results in or otherwise is associated with liability of any Loan Party or any ERISA Affiliate thereof in excess of $500,000 during the term of this Agreement; or there exists an amount of unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA), individually or in the aggregate for all Pension Plans (excluding for purposes of such computation any Pension Plans with respect to which assets exceed benefit liabilities) which exceeds $500,000; or

(h) There is entered against any Group Member (i) one or more final judgments or orders for the payment of money involving in the aggregate a liability (not paid or fully covered by insurance (other than customary deductibles) as to which the relevant insurance company has acknowledged coverage) of $3,000,000 or more, or (ii) one or more non-monetary final judgments that have, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case (i) or (ii), (A) enforcement proceedings are commenced by any creditor upon such judgment, order, penalty or fine, as applicable, or (B) such judgment or order, as applicable, shall not have been vacated, discharged, stayed or bonded, as applicable, pending appeal within 60 days from the entry or issuance thereof; or

(i) (i) any of the Security Documents shall cease, for any reason, to be in full force and effect (other than pursuant to the terms thereof), or any Loan Party shall so assert, or any Lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby; or

(ii) there shall be commenced against any Loan Party any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged or stayed or bonded pending appeal within 60 days from the entry thereof; or

(iii) any court order enjoins, restrains or prevents a Loan Party from conducting all or any material part of its business; or

(j) the guarantee contained in Section 2 of the Guarantee and Collateral Agreement shall cease, for any reason, to be in full force and effect or any Loan Party shall so assert; or

(k) a Change of Control shall occur; or

(l) any of the Governmental Approvals approving the Acquisition shall have been (i) revoked, rescinded, suspended, modified in an adverse manner or not renewed in the ordinary course for a full term or (ii) subject to any decision by a Governmental Authority that designates a hearing with respect to any applications for renewal of any of the Governmental Approvals or that could result in the Governmental Authority taking any of the actions described in clause (i) above, and such decision or such revocation, rescission, suspension, modification or nonrenewal (A) has, or could reasonably be expected to have, a Material Adverse Effect, or (B) materially adversely affects the Acquisition; or

(m) Any Loan Document not otherwise referenced in Section 8.1(i) or (j), at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or the Discharge of Obligations, ceases to be in full force and effect in any material respect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any Loan Document; or any Loan Party denies that it has any or any further liability or obligation under any Loan Document to which it is a party, or purports to revoke, terminate or rescind any such Loan Document.

8.2 Remedies upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) of Section 8.1 with respect to the Borrower, the Commitments shall immediately terminate automatically and the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents shall automatically immediately become due and payable, and

(b) if such event is any other Event of Default, any of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower declare the Revolving Commitments, the Term Commitments and the L/C Commitments to be terminated forthwith, whereupon the Revolving Commitments, the Term Commitments and the L/C Commitments shall immediately terminate; (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable; (iii) SVB and any of its Affiliates, as applicable, may terminate any FX Forward Contract or other Bank Services Agreement then outstanding; and (iv) exercise on behalf of itself, the Lenders and the Issuing Lender all rights and remedies available to it, the Lenders and the Issuing Lender under the Loan Documents. With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the Borrower shall Cash Collateralize an amount equal to 105% of the aggregate then undrawn and unexpired amount of such Letters of Credit (or, with respect to foreign Letters of Credit, 110% of the aggregate then undrawn and unexpired amount of such foreign Letters of Credit). Amounts so Cash Collateralized shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other Obligations of the Borrower hereunder and under the other Loan Documents in accordance with Section 8.3. In addition, to the extent elected by SVB or any of its applicable Affiliates, the Borrower shall also Cash Collateralize the amount of any Obligations in respect of Bank Services then outstanding. After all such Letters of Credit and Bank Services Agreements shall have been terminated, expired or fully drawn upon, as applicable, and all amounts drawn under any such Letters of Credit shall have been reimbursed in full and all other Obligations of the Borrower and the other Loan Parties

(including any such Obligations arising in connection with Bank Services) shall have been paid in full, the balance, if any, of the funds having been so Cash Collateralized shall be returned to the Borrower (or such other Person as may be lawfully entitled thereto). Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrower.

8.3 Application of Funds. After the exercise of remedies provided for in Section 8.2, any amounts received by the Administrative Agent on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to the payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest but including any Collateral-Related Expenses, fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Sections 2.19, 2.20 and 2.21) payable to the Administrative Agent in its capacity as such (including interest thereon);

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders, the Issuing Lender (including any Issuing Lender Fees and the reasonable fees, charges and disbursements of counsel to the respective Lenders and the Issuing Lender and amounts payable under Sections 2.19, 2.20 and 2.21), and any Qualified Counterparties, in each case, ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans and L/C Disbursements which have not yet been converted into Revolving Loans, and to payment of premiums and other fees (including any interest thereon) under any Specified Swap Agreements, in each case, ratably among the Lenders, the Issuing Lender and any Qualified Counterparties, in each case, ratably among them in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, L/C Disbursements which have not yet been converted into Revolving Loans, and settlement amounts, payment amounts and other termination payment obligations under any Specified Swap Agreements, in each case, ratably among the Lenders, the Issuing Lender and any applicable Qualified Counterparties, in each case, ratably among them in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the Administrative Agent for the account of the Issuing Lender, to Cash Collateralize that portion of the L/C Exposure comprised of the aggregate undrawn amount of Letters of Credit pursuant to Section 3.10;

Sixth, to the payment of all other Obligations of the Loan Parties that are then due and payable to the Administrative Agent and the other Secured Parties on such date, in each case, ratably among them in proportion to the respective aggregate amounts of all such Obligations owing to the Administrative Agent and the other Secured Parties on such date;

Seventh, for the account of any applicable Qualified Counterparty, to Cash Collateralize Obligations arising under any then outstanding Specified Swap Agreements, in each case, ratably among them in proportion to the respective amounts described in this clause Seventh payable to them;

Eighth, to payment of that portion of the Obligations constituting settlement amounts, payment amounts and other termination payment obligations under any and Bank Services Agreements, in each case, ratably among SVB and any of its applicable Affiliates (as provider(s) of Bank Services), and, if so elected by SVB, to the Administrative Agent for the account of SVB, to Cash Collateralize then-outstanding Obligations arising in connection with Bank Services; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full (excluding, for this purpose, any Obligations which have been Cash Collateralized in accordance with the terms hereof), to the Borrower or as otherwise required by Law.

Subject to Sections 2.24(a), 3.4, 3.5 and 3.10, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral for Letters of Credit after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

SECTION 9

THE ADMINISTRATIVE AGENT

9.1 Appointment and Authority.

(a) Each of the Lenders hereby irrevocably appoints SVB to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.

(b) The provisions of Section 9 are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Lender, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities to any Lender or any other Person, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

(c) The Administrative Agent shall also act as the collateral agent under the Loan Documents, and the Issuing Lender and each of the other Lenders (in their respective capacities as a Lender and, as applicable, Qualified Counterparty or provider of Bank Services) hereby irrevocably (i) authorize the Administrative Agent to enter into all other Loan Documents, as applicable, including the Guarantee and Collateral Agreement, any subordination agreements and any other Security Documents, and (ii) appoint and authorize the Administrative Agent to act as the agent of the Secured Parties for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. The Administrative Agent, as collateral agent and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.2 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Section 9 and Section 10 (including Section 9.7, as though such co-agents, sub-agents and attorneys-in-fact were the collateral agent under the Loan Documents) as if set forth in full herein with respect thereto. Without limiting the generality of the foregoing, the Administrative Agent is further authorized on behalf of all the Lenders, without the necessity of any notice to or further consent from the Lenders, from time to time to take any action, or permit the any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent to take any action, with respect to any Collateral or the Loan Documents which may be necessary to perfect and maintain perfected the Liens upon any Collateral granted pursuant to any Loan Document.

9.2 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Section shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Facilities provided for herein as well as activities as the Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub agents.

9.3 Exculpatory Provisions. The Administrative Agent shall have no duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder and thereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent shall not:

(a) be subject to any fiduciary or other implied duties, regardless of whether any Default or any Event of Default has occurred and is continuing;

(b) have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), as applicable; provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(c) except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and the Administrative Agent shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by any Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 8.2 and 10.1), or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Section 5.1, Section 5.2 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.4 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for any of the Loan Parties), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or such other number or percentage of Lenders as shall be provided for herein or in the other Loan Documents) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or such other number or percentage of Lenders as shall be provided for herein or in the other Loan Documents), and such request and any action taken or failure to act pursuant thereto shall be binding upon the Lenders and all future holders of the Loans.

9.5 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received notice in writing from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action or refrain from taking such action with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

9.6 Non-Reliance on Administrative Agent and Other Lenders. Each Lender expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys in fact or affiliates has made any representations or warranties to it and that no act by the

Administrative Agent hereafter taken, including any review of the affairs of a Group Member or any affiliate of a Group Member, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Group Members and their affiliates and made its own credit analysis and decision to make its Loans hereunder and enter into this Agreement. Each Lender also agrees that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under or based upon this Agreement, the other Loan Documents or any related agreement or any document furnished hereunder or thereunder, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Group Members and their affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall have no duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Group Member or any Affiliate of a Group Member that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys in fact or affiliates.

9.7 Indemnification. Each of the Lenders agrees to indemnify each of the Administrative Agent, the Issuing Lender and each of its Related Parties in its capacity as such (to the extent not reimbursed by the Borrower or any other Loan Party pursuant to any Loan Document and without limiting the obligation of the Borrower or any other Loan Party to do so) according to its Aggregate Exposure Percentage in effect on the date on which indemnification is sought under this Section 9.7 (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, in accordance with its Aggregate Exposure Percentage immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against the Administrative Agent or such other Person in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent or such other Person under or in connection with any of the foregoing and any other amounts not reimbursed by the Borrower or such other Loan Party; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted primarily from the Administrative Agent’s or such other Person’s gross negligence or willful misconduct, and that with respect to such unpaid amounts owed to any Issuing Lender solely in its capacity as such, only the Revolving Lenders shall be required to pay such unpaid amounts, such payment to be made severally among them based on such Revolving Lenders’ Revolving Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought). The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.

9.8 Agent in Its Individual Capacity. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.9 Successor Administrative Agent.

(a) The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the State of New York, or an Affiliate of any such bank with an office in the State of New York. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b) With effect from the Resignation Effective Date (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Secured Parties under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed and such collateral security is assigned to such successor Administrative Agent) and (ii) except for any indemnity payments owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than any rights to indemnity payments owed to the retiring or removed Administrative Agent), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of Section 9 and Section 10.5 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as the Administrative Agent.

9.10 Collateral and Guaranty Matters. The Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion,

(a) to release any Lien on any Collateral or other property granted to or held by the Administrative Agent under any Loan Document (i) upon the Discharge of Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit, Bank Services and Specified Swap Agreements (other than Letters of Credit, Bank Services and Specified Swap Agreements the Obligations in respect of which have been Cash Collateralized in an amount equal to 105% thereof (or, with respect to foreign Letters of Credit, 110% thereof) in accordance with the terms hereof or as to which other arrangements satisfactory to the Administrative Agent, the Issuing Lender, provider of Bank Services or any applicable Qualified Counterparty, as applicable, shall have been made), (ii) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted hereunder or under any other Loan Document, or (iii) subject to Section 10.1, if approved, authorized or ratified in writing by the Required Lenders;

(b) to subordinate any Lien on any Collateral or other property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Sections 7.3(g) and (i); and

(c) to release any Guarantor from its obligations under the Guarantee and Collateral Agreement if such Person ceases to be a Subsidiary as a result of a transaction permitted under the Loan Documents.

(d) Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.10.

(e) The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

9.11 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or Obligation in respect of any Letter of Credit shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated), by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, Obligations in respect of any Letter of Credit and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.9 and 10.5) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.9 and 10.5.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

9.12 Survival.

This Section 9 shall survive the Discharge of Obligations.

SECTION 10

MISCELLANEOUS

10.1 Amendments and Waivers.

(a) Neither this Agreement, nor any other Loan Document (other than any L/C Related Document and other than any Bank Services Agreement), nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 10.1. The Required Lenders and each Loan Party party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Administrative Agent and each Loan Party party to the relevant Loan Document may, from time to time, (i) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (ii) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided that no such waiver and no such amendment, supplement or modification shall (A) forgive the principal amount or extend the final scheduled date of maturity of any Loan, extend the scheduled date of any amortization payment in respect of any Term Loan, reduce the stated rate of any interest or fee payable hereunder (except that any amendment or modification of defined terms used in the financial covenants in this Agreement shall not constitute a reduction in the rate of interest or fees for purposes of this clause (A)) or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Lender’s Revolving Commitment or Term Commitment, in each case without the written consent of each Lender directly affected thereby; (B) eliminate or reduce the voting rights of any Lender under this Section 10.1 without the written consent of such Lender; (C) reduce any percentage specified in the definition of Required Lenders, consent to the assignment or transfer by the Borrower of any of its respective rights and obligations under this Agreement and the other Loan Documents, release all or substantially all of the Collateral or release all or substantially all of the Guarantors from their obligations under the Guarantee and Collateral Agreement, in each case without the written consent of all Lenders; (D) (i) amend, modify or waive the pro rata requirements of Section 2.18 in a manner that adversely affects Revolving Lenders without the written consent of each Revolving Lender or (ii) amend, modify or waive the pro rata requirements of Section 2.18 in a manner that adversely affects Term Lenders or the L/C Lenders without the written consent of each Term Lender and/or, as applicable, each L/C Lender; (E) reduce the percentage specified in the definition of Majority Revolving Lenders without the written consent of all Revolving Lenders or reduce the percentage specified in the definition of Majority Term Lenders without the written consent of all Term Lenders; (F) amend, modify or waive any provision of Section 9 without the written consent of the Administrative Agent; (G) amend, modify or waive any provision of Section 3 without the written consent of the Issuing Lender; or (H)(i) amend or modify the application of prepayments set forth in Section 2.12(e) or the application of payments set forth in Section 8.3 in a manner that adversely affects Revolving Lenders without the written consent of the Majority Revolving Lenders, (ii) amend or modify the application of prepayments set forth in Section 2.12(e) or the application of payments set forth in Section 8.3 in a manner that adversely affects

Term Lenders or the L/C Lenders without the written consent of the Majority Term Lenders and, as applicable, the L/C Lenders, or (iii) amend or modify the application of payments provisions set forth in Section 8.3 in a manner that adversely affects the Issuing Lender, provider of Bank Services or any Qualified Counterparty, as applicable, without the written consent of the Issuing Lender, provider of Bank Services or each such Qualified Counterparty, as applicable. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Administrative Agent, the Issuing Lender, provider of Bank Services, each Qualified Counterparty, and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured during the period such waiver is effective; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon. Notwithstanding the foregoing, the Issuing Lender may amend any of the L/C Documents without the consent of the Administrative Agent or any other Lender.

(b) Notwithstanding anything to the contrary contained in Section 10.1(a) above, in the event that the Borrower or any other Loan Party, as applicable, requests that this Agreement or any of the other Loan Documents, as applicable, be amended or otherwise modified in a manner which would require the consent of all of the Lenders and such amendment or other modification is agreed to by the Borrower and/or such other Loan Party, as applicable, the Required Lenders and the Administrative Agent, then, with the consent of the Borrower and/or such other Loan Party, as applicable, the Administrative Agent and the Required Lenders, this Agreement or such other Loan Document, as applicable, may be amended without the consent of the Lender or Lenders who are unwilling to agree to such amendment or other modification (each, a “Minority Lender”), to provide for:

(i) the termination of the Commitments of each such Minority Lender;

(ii) the assumption of the Loans and Commitments of each such Minority Lender by one or more Replacement Lenders pursuant to the provisions of Section 2.23; and

(iii) the payment of all interest, fees and other obligations payable or accrued in favor of each Minority Lender and such other modifications to this Agreement or to such Loan Documents as the Borrower, the Administrative Agent and the Required Lenders may determine to be appropriate in connection therewith.

(c) Notwithstanding any provision herein to the contrary but subject to the proviso in Section 10.1(a), this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (i) to add one or more additional credit or term loan facilities to this Agreement and to permit all such additional extensions of credit and all related obligations and liabilities arising in connection therewith and from time to time outstanding thereunder to share ratably (or on a basis subordinated to the existing facilities hereunder) in the benefits of this Agreement and the other Loan Documents with the obligations and liabilities from time to time outstanding in respect of the existing facilities hereunder, and (ii) in connection with the foregoing, to permit, as deemed appropriate by the Administrative Agent and approved by the Required Lenders, the Lenders providing such additional credit facilities to participate in any required vote or action required to be approved by the Required Lenders and Majority Revolving Lenders or Majority Term Lenders, as applicable.

(d) Notwithstanding any provision herein to the contrary, any Bank Services Agreement may be amended or otherwise modified by the parties thereto in accordance with the terms thereof without the consent of the Administrative Agent or any Lender.

10.2 Notices.

(a) All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by facsimile or electronic mail), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three (3) Business Days after being deposited in the mail, postage prepaid, or, in the case of facsimile or electronic mail notice, when received, addressed as follows in the case of the Borrower and the Administrative Agent, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:

Borrower:

LTX-Credence Corporation

825 University Avenue

Norwood, Massachusetts 02060-2643

Attention: Mark Gallenberger

Facsimile No.: 781-329-8836

Telephone No.: 781-467-5417

E-Mail: mark_gallenberger@ltxc.com

Website URL: www.credence.com

with a copy to: Wilmer Cutler Pickering Hale & Dorr LLP 7 World Trade Center 250 Greenwich Street New York, New York 10007 Attention: George W. Shuster, Jr. Facsimile No.: 212-230-8888

Administrative Agent:

Silicon Valley Bank

275 Grove Street, Suite 2-200

Newton, MA 02466

Attention: Michael Shuhy, Vice President

Facsimile No.: 617-969-4395

E-Mail: mshuhy@svb.com

with a copy to:

Riemer & Braunstein LLP

3 Center Plaza

Boston, Massachusetts 02108

Attention: Charles W. Stavros

Facsimile No.: 617-880-3456

provided that any notice, request or demand to or upon the Administrative Agent or the Lenders shall not be effective until received.

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications (including email and Internet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (a) notices and other communications sent to an email address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return email or other written acknowledgment); and (b) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its email address as described in the foregoing clause (a) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (a) and (b), if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(c) Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

(d) (i) Each Loan Party agrees that the Administrative Agent may, but shall not be obligated to, make the Communications (as defined below) available to the Issuing Lender and the other Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system (the “Platform”).

(ii) the Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower or the other Loan Parties, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s, any Loan Party’s or the Administrative Agent’s transmission of communications through the Platform. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed to the Administrative Agent, any Lender or the Issuing Lender by means of electronic communications pursuant to this Section, including through the Platform.

10.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.4 Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

10.5 Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the Facilities during the Syndication Period, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents, or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, and (iii) all out-of-pocket expenses incurred by the Administrative Agent or any Lender (including the fees, charges and disbursements of any counsel for the Administrative Agent or any Lender, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued or participated in hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender (including the Issuing Lender), and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower or any other Loan Party) other than such Indemnitee and its Related Parties arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Materials of Environmental Concern on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. This Section 10.5(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, or liabilities arising from any non-Tax claim.

(c) Reimbursement by Lenders. To the extent that the Borrower or any other Loan Party pursuant to any other Loan Document for any reason fails indefeasibly to pay any amount required under paragraph (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), the Issuing Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the Issuing Lender or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the Total Credit Exposure at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided that with respect to such unpaid amounts owed to the Issuing Lender solely in its capacity as such, only the Revolving Lenders shall be required to pay such unpaid amounts, such payment to be made severally among them based on such Revolving Lenders’ Revolving Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) and provided further, that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the Issuing Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or the Issuing Lender in connection with such capacity. The obligations of the Lenders under this paragraph (c) are subject to the provisions of Sections 2.1, 2.4 and 2.20(e).

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit, or the use of the proceeds thereof. No Indemnitee referred to in paragraph (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e) Payments. All amounts due under this Section shall be payable promptly after demand therefor.

(f) Survival. Each party’s obligations under this Section shall survive the resignation of the Administrative Agent and the Issuing Lender, the replacement of any Lender, the termination of the Loan Documents, the termination of the Commitments and the Discharge of Obligations.

10.6 Successors and Assigns; Participations and Assignments.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (which for purposes of this Section 10.6 shall include SVB and any Affiliate of SVB that is party to any Bank Services Agreement with the Borrower or another Group Member), except that neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this

Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it); provided that (in each case with respect to any Facility) any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitments and/or the Loans at the time owing to it (in each case with respect to any Facility) or contemporaneous assignments to related Approved Funds that equal at least the amount specified in paragraph (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in paragraph (b)(i)(A) of this Section, the aggregate amount of the Commitments (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $1,000,000, in the case of any assignment in respect of the Revolving Facility or the Term Loan Facility, as applicable, unless each of the Administrative Agent and, so long as no Default or Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans and/or the Commitments assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis.

(iii) Required Consents. No consent shall be required for any assignment by a Lender except to the extent required by paragraph (b)(i)(B) of this Section and, in addition:

(A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) a Default or an Event of Default has occurred and is continuing at the time of such assignment, or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five Business Days after having received notice thereof; and provided further, that the Borrower’s consent to any transfer made to an Eligible Syndication Transferee shall not be required during the Syndication Period;

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (i) the Revolving Facility or any unfunded Commitments with respect to the Term Loan Facility if such assignment is to a Person that is not a Lender with a Commitment in respect of such Facility, an Affiliate of such Lender or an Approved Fund with respect to such Lender, or (ii) any Term Loans to a Person who is not a Lender, an Affiliate of a Lender or an Approved Fund; and

(C) the consent of the Issuing Lender shall be required for any assignment in respect of the Revolving Facility.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent any such administrative questionnaire as the Administrative Agent may request.

(v) No Assignment to Certain Persons. No such assignment shall be made to (A) a Loan Party or any of a Loan Party’s Affiliates or Subsidiaries or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B).

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural Person.

(vii) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the Issuing Lender and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit in accordance with its Revolving Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.19, 2.20, 2.21 and 10.5 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person or any Loan Party or any of any Loan Party’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitments and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrower, the Administrative Agent, the Issuing Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnities under Sections 2.20(e) and 9.7 with respect to any payments made by such Lender to its Participant(s).

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver which affects such Participant and for which the consent of such Lender is required (as described in Section 10.1). The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.19, 2.20 and 2.21 (subject to the requirements and limitations therein, including the requirements under Section 2.20(f) (it being understood that the documentation required under Section 2.20(f) shall be delivered to such participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 2.23 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 2.19 or 2.20, with respect to any participation, than its participating Lender would have been entitled to receive. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.23 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.7 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.18(k) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the

Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f) Notes. The Borrower, upon receipt by the Borrower of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in Section 10.6.

(g) Representations and Warranties of Lenders. Each Lender, upon execution and delivery hereof or upon succeeding to an interest in the Commitments or Loans, as the case may be, represents and warrants as of the Closing Date or as of the effective date of the applicable Assignment and Assumption that (i) it is an Eligible Assignee; (ii) it has experience and expertise in the making of or investing in commitments, loans or investments such as the Commitments and Loans, and is able (including under Requirements of Law) to make Revolving Loans to the Borrower on the terms set forth in this Agreement; and (iii) it will make or invest in its Commitments and Loans for its own account in the ordinary course of its business and without a view to distribution of such Commitments and Loans within the meaning of the Securities Act or the Exchange Act, or other federal securities laws (it being understood that, subject to the provisions of this Section 10.6, the disposition of such Commitments and Loans or any interests therein shall at all times remain within its exclusive control).

10.7 Adjustments; Set-off.

(a) Except to the extent that this Agreement expressly provides for payments to be allocated to a particular Lender or to the Lenders under a particular Facility, if any Lender (a “Benefitted Lender”) shall, at any time after the Loans and other amounts payable hereunder shall immediately become due and payable pursuant to Section 8.2, receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 8.1(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of the Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b) Upon the occurrence and during the continuance of any Event of Default, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, without prior notice to the Borrower or any other Loan Party, any such notice being expressly waived by the Borrower and each Loan Party, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final), in any currency, at any time held or owing, and any other credits, indebtedness, claims or obligations, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender, its Affiliates or any branch or agency thereof to or for the credit or the account of the Borrower or any other Loan Party, as the case may be, against any and all of the obligations of the Borrower or such other Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or its Affiliates, irrespective of whether or not such Lender or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such other Loan Party may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided, that in the event that any Defaulting Lender or any of its Affiliates shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.23 and, pending such payment, shall be segregated by such Defaulting Lender or Affiliate thereof from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender or Affiliate thereof as to which it exercised such right of setoff. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application made by such Lender or any of its Affiliates; provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of each Lender and its Affiliates under this Section 10.7 are in addition to other rights and remedies (including other rights of set-off) which such Lender or its Affiliates may have.

10.8 Payments Set Aside. To the extent that any payment or transfer by or on behalf of the Borrower is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or transfer or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any Insolvency Proceeding or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect. This Section 10.8 shall survive the Discharge of Obligations.

10.9 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.10 Counterparts; Electronic Execution of Assignments.

(a) This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile or other electronic mail transmission shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

(b) The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

10.11 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 10.11, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited under or in connection with any Insolvency Proceeding, as determined in good faith by the Administrative Agent or the Issuing Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

10.12 Integration. This Agreement and the other Loan Documents represent the entire agreement of the Borrower, the other Loan Parties, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

10.13 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK. This Section 10.13 shall survive the Discharge of Obligations.

10.14 Submission to Jurisdiction; Waivers. The Borrower, the Agent and each Loan Party hereby irrevocably and unconditionally:

(a) submits to the exclusive jurisdiction of the State and Federal courts in the Southern District of the State of New York; provided that nothing in this Agreement shall be deemed to operate to preclude the Administrative Agent or any Lender from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of Administrative Agent or such Lender. The Borrower expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and the Borrower hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court. The Borrower hereby waives personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to the Borrower at the addresses set forth in Section 10.2 of this Agreement and that service so made shall be deemed completed upon the earlier to occur of the Borrower’s actual receipt thereof or three (3) days after deposit in the U.S. mails, proper postage prepaid;

(b) WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ITS RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR THE PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL; and

(c) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

This Section 10.14 shall survive the Discharge of Obligations.

10.15 Acknowledgements. The Borrower hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b) none of the Administrative Agent nor any Lender has any fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Administrative Agent and Lenders, on one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrower and the Lenders.

10.16 Releases of Guarantees and Liens.

(a) Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent is hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender except as expressly required by Section 10.1) to take any action requested by the Borrower having the effect of releasing any Collateral or Guarantee Obligations (1) to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document or that has been consented to in accordance with Section 10.1 or (2) under the circumstances described in Section 10.16(b) below.

(b) Substantially simultaneously with the Discharge of Obligations, the Collateral shall be released from the Liens created by the Security Documents, and the Security Documents and all obligations (other than those expressly stated to survive such termination) and liens of the Administrative Agent and each Loan Party under the Security Documents shall terminate and be released, all without delivery of any instrument or performance of any act by any Person. The collateral agent and the Lenders shall take such action and sign such instruments or documents reasonably requested by Borower to effect such termination and release.

10.17 Treatment of Certain Information; Confidentiality. Each of the Administrative Agent and each Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners); (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, upon the request or demand of any Governmental Authority, in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law or if requested or required to do so in connection with any litigation or similar proceeding; (d) to any other party hereto; (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement, or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder; (g) on a confidential basis to (i) any rating agency in connection with rating the Borrower or its Subsidiaries or the Facilities or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Facilities; (h) with the consent of the Borrower; or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section, or (y) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a non-confidential basis from a source other than the Borrower.

Notwithstanding anything herein to the contrary, any party to this Agreement (and any employee, representative, or other agent of any party to this Agreement) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure. However, any such information relating to the tax treatment or tax structure is required to be kept confidential to the extent necessary to comply with any applicable federal or state securities laws.

For purposes of this Section, “Information” means all information received from the Borrower or any of its Subsidiaries relating to the Borrower or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a non-confidential basis prior to disclosure by the Borrower or any of its Subsidiaries; provided that, in the case of information received from the Borrower or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

10.18 Automatic Debits. With respect to any principal, interest, fee, or any other cost or expense (including attorney costs of the Administrative Agent or any Lender payable by the Borrower hereunder) due and payable to the Administrative Agent or any Lender under the Loan Documents, the Borrower hereby irrevocably authorizes the Administrative Agent to debit any deposit account of the Borrower maintained with the Administrative Agent in an amount such that the aggregate amount debited from all such deposit accounts does not exceed such principal, interest, fee or other cost or expense. If there are insufficient funds in such deposit accounts to cover the amount then due, such debits will be reversed (in whole or in part, in the Administrative Agent’s sole discretion) and such amount not debited shall be deemed to be unpaid. No such debit under this Section 10.18 shall be deemed a set-off.

10.19 Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of each Borrower and each other Loan Party in respect of any such sum due from it to the Administrative Agent or any Lender hereunder or under any other Loan Document shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or any Lender from any Borrower or any other Loan Party in the Agreement Currency, such Borrower and each other Loan Party agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Lender, as the case may be, against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or any Lender in such currency, the Administrative Agent or such Lender, as the case may be, agrees to return the amount of any excess to such Borrower or other Loan Party, as applicable (or to any other Person who may be entitled thereto under applicable law).

10.20 Patriot Act. Each Lender and the Administrative Agent (for itself and not on behalf of any other party) hereby notifies the Borrower that, pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the names and addresses and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Patriot Act. Each Borrower will, and will cause each of its respective Subsidiaries to, provide, to the extent commercially reasonable or required by any Requirement of Law, such information and take such actions as are reasonably requested by the Administrative Agent or any Lender to assist the Administrative Agent and the Lenders in maintaining compliance with the Patriot Act.

[Remainder of page left blank intentionally]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

BORROWER:

LTX-CREDENCE CORPORATION as a Borrower

By:	/s/ Mark J. Gallenberger

Name:	Mark J. Gallenberger

Title:	Vice President, Chief Financial Officer and Treasurer

EVERETT CHARLES TECHNOLOGIES LLC as a Borrower

By:	/s/ Mark J. Gallenberger

Name:	Mark J. Gallenberger

Title:	Vice President, Chief Financial Officer and Secretary

Signature Page to Credit Agreement

ADMINISTRATIVE AGENT:

SILICON VALLEY BANK, as the Administrative Agent

By:	/s/ Michael Shuhy

Name:	Michael Shuhy

Title:	Vice President

Signature Page 2 to Credit Agreement

LENDERS:

SILICON VALLEY BANK, as Issuing Lender and as a Lender

By:	/s/ Michael Shuhy

Name:	Michael Shuhy

Title:	Vice President

Signature Page 3 to Credit Agreement

Schedule 1.1A

Lender Commitments and Aggregate Exposure Percentages

TERM COMMITMENTS

Lender	Term Commitments	Term Percentage

Silicon Valley Bank	$50,000,000	100.000000000%
Total	$50,000,000	100.000000000%

REVOLVING COMMITMENTS

Lender	Revolving Commitment	Revolving Percentage

Silicon Valley Bank	$5,000,000	100.000000000%
Total	$5,000,000	100.000000000%

L/C COMMITMENTS

(which is a sublimit of, and not in addition to, the Revolving Commitments)

Lender	L/C Commitments	L/C Percentage

Silicon Valley Bank	$5,000,000	100.000000000%
Total	$5,000,000	100.000000000%

Schedule 1.1B

Existing Letters of Credit

L/C Number	Expiration Date	Beneficiary	Stated Amount
1100190562-005	10/30/13	KBS 825 University Avenue, LLC	$262,167.00
1100221743-003	9/16/13	Pacific Gas and Electric Company	$130,695.00
1100225085-003	1/1/14	The Travelers Indemnity Company	$38,000.00

Schedule 4.4

Required Consents

Materiality Limitation

1.	Borrowers do not list those Governmental Approvals, consents, authorizations, filings or notices, the failure of which to obtain or make would not, individually or in the aggregate, reasonably be expected to adversely affect Borrower’s business in any material respect, prevent or materially delay the consummation of the Acquisition, or result in any material liability to Borrowers.

Acquired Contracts Requiring Consent by Contracting Party: The following contracts have been identified by Dover as requiring consent and/or notice. However, such consent and/or notice is not required to consummate the Acquisition.

1.	Letter of Offer by and between DBS Trustee Limited (as trustee of Mapletree Industrial Trust) and Dover Asia Trading Private Limited, trading as Everett Charles Technologies, dated as of April 13, 2011, together with the Terms of Lease and Acceptance Portion, dated as of May 12, 2011.

2.	Letter of Offer by and between DBS Trustee Limited (as trustee of Mapletree Industrial Trust) and Dover Asia Trading Private Limited, trading as Everett Charles Technologies, dated as of June 17, 2011, together with the Terms of Lease and Acceptance Portion, dated as of July 19, 2011.

3.	Letter of Offer by and between DBS Trustee Limited (as trustee of Mapletree Industrial Trust) and Dover Asia Trading Private Limited, trading as Everett Charles Technologies, dated as of February 13, 2012, together with the Terms of Lease and Acceptance Portion, dated as of February 28, 2012.

4.	Letter of Offer by and between Mapletree Trustee Pte. Ltd. (as trustee of Mapletree Industrial Trust), and Dover Asia Trading Private Limited, trading as Everett Charles Technologies, dated as of June 11, 2010.

5.	Letter of Offer by and between HSBC Institutional Trust Services (Singapore) Limited (for and on behalf of Ascendas Real Estate Investment Trust), and Dover Global Trading Private Limited, trading as Multitest Electronic Systems (Asia), dated as of October 25, 2012, together with the Acceptance of an Offer of Lease, dated as of December 6, 2012.

6.	Master Purchase Agreement by and between Multitest Electronic Systems GmbH and NXP Semiconductors Netherlands B.V., dated as of August 8, 2008.

7.	Supply Contract and Supplementary Agreement by and between Dover Global Trading PTE LTD, trading as Multitest Electronic Systems Asia, and TNT Express Worldwide (Singapore) PTE LTD, dated as of May 12, 2009, as amended by the Supplementary Agreement, dated as of December 20, 2010, the Supplementary Agreement, dated as of January 30, 2012, and the Supplementary Agreement, dated as of December 13, 2012.

8.	Lease Agreement by and between CLPF—Cotton Center, L.P. and Dover Corporation (predecessor in interest to Everett Charles Technologies, Inc.), dated as of April 1, 2009, as amended by the First Amendment, dated as of March 31, 2010, and the Second Amendment, dated as of March 29, 2012, with respect to the Phoenix Facility (as such term is defined below).

9.	Contract of Insurance by and between Everett Charles Technologies and/or Dover Asia Trading Pte. Ltd. and Tokio Marine Life Insurance Singapore Ltd., as renewed by the Renewal, dated as of May 23, 2012.

10.	Development and Supply Agreement by and between atg Luther & Maelzer GmbH and alpha microelectronics gmbH, dated as of September 1, 2009.

11.	Master Supply Agreement by and between Everett Charles Technologies and Teradyne Inc., dated as of December 15, 2008.

12.	Outstanding customs payment guarantee of MYR 50,000 by MT Penang that is secured by its credit facility at The Royal Bank of Scotland (Berhad).

Schedule 4.5

Requirements of Law

None.

Schedule 4.6

Disclosed Matters

Renesas Electronics Corporation, the successor in interest to NEC Electronics Corporation, v. LTX-Credence Corporation and Credence Systems K.K., Tokyo District Court; Tokyo Japan, Heisei 22 (2010) (wa) No. 11683.

Mr. Long Kim Wing, a former employee of LTX-Credence Singapore Pte, Ltd. v. LTX-Credence Singapore Pte, Ltd., pre-litigation demand made October 2, 2013, for S$479,506.50 (approximately $383,000), no suit filed to date.

Exceltek Electronics Technology (Dongguan) Co. Ltd. v. DTGS Shenzhen Co. Ltd., Bao An Court, Bao An district, Shenzhen. Case number: No. 2024 ShenzhenBaoAnMin2Chu.(2013).

Schedule 4.15

Subsidiaries

LTX-Credence Corporation — Massachusetts

Name of Subsidiary	Jurisdiction of Organization or Formation	Percentage of Equity Interests Owned
Credence Capital Corporation	California	100
Credence International Limited, Inc.	Delaware	100
Wholly owned subsidiaries:	—	—
Credence International Limited, Inc. – Taiwan Branch	Taiwan	100
Credence Korea	South Korea	100
Credence International Ltd.	British Virgin Islands	100
Wholly owned subsidiaries:	—	—
Credence International Ltd. Malaysia Branch	Malaysia	100
Credence International Ltd. Taiwan Branch	Taiwan	100
Credence Malta Limited	Malta	100
Everett Charles Technologies (Shenzhen) Limited	China	100
LTX-Credence Singapore Pte. Ltd.	Singapore	100
NPTest de Costa Rica SA	Costa Rica	100
NPTest (Philippines) Inc.	Philippines	100
Test Solutions (Suzhou) Co., Ltd.	China	100
Credence Semiconductor Test Systems (Shanghai) Co., Ltd.	China	100
Credence Systems (M) Sdn BhD	Malaysia	100
Credence Systems (P), Inc.	Philippines	100
Credence Systems (UK) Limited	United Kingdom	100
Wholly owned subsidiary:	—	—
Credence Systems (UK) Limited – Belgian Branch	Belgium	100
Everett Charles Technologies Board Test Manufacturing Limited Company	Hungary	100
Everett Charles Technologies LLC	Delaware	100
LTX Asia International, Inc.	Delaware	100
Wholly owned subsidiaries:	—	—
LTX Asia International Inc. – Taiwan Branch	Taiwan	100

LTX (Shanghai) Company Limited	China	100
LTX-Credence Armenia L.L.C.	Republic of Armenia	100
LTX-Credence (Deutschland) GmBH	Germany	100
Wholly owned subsidiaries:	—	—
atg Luther & Maelzer GmbH	Germany	100
Subsidiaries:	—	—
atg Luther & Maelzer Asia Ltd.	Taiwan	100
Multitest GmbH	Germany	100
Subsidiaries:
Multitest elektronische Systeme GmbH	Germany	100
LTX-Credence France S.A.S.	France	100
LTX-Credence Italia S.r.l	Italy	100
LTX-Credence Sdn BhD.	Malaysia 100	100
Wholly owned subsidiaries:	—	—
LTX Corporation Philippine Branch	Philippines	100
Wholly owned subsidiary:	—	—
Multitest Electronic Systems (Philippines) Corporation	Philippines	100
Multitest Electronic Systems (Penang) Sdn. Bhd.	Malaysia	100
LTX-Credence Systems K.K.	Japan	100
LTX LLC	Delaware	100
Multitest Electronic Systems Inc.	Delaware	100

Everett Charles Technologies LLC—Delaware

Subsidiaries: None.

Schedule 4.17

Environmental Matters

1.	In May of 2012, the Los Angeles County Fire Department, Health and Hazardous Materials Division, conducted an inspection at the Pomona Facility. The inspection identified violations generally related to hazardous waste accumulation, labeling, containment and record keeping. The Inspection Report required corrections of the identified violations by May 23, 2012. The Pomona Facility made such corrections and executed a Certification of Compliance on May 31, 2012, which was then submitted to and accepted by the Los Angeles County Fire Department.

2.	In December of 2012, the Los Angeles County Certified Unified Program Agency issued a Past Due Notice, Consolidated Invoice (the “Notice”) to the Pomona Facility, which identified the permitting fees for the Hazardous Materials Disclosure Program and Hazardous Waste Generator Program (Fiscal Year July 1, 2012 to June 30, 2013) as past due. The payment of $3,404.80 identified on the Notice, which included the permit fees and a penalty, was paid to the Los Angeles County Fire Department on January 24, 2013.

3.	A Title 22 Inspection Report, dated as of August 29, 2012, for the property located at 3021 Kenneth Street, Santa Clara, California identified unsecured wires and hoses and the improper use of extension cords and hoses in relation to the facility’s hazardous waste tank system. The facility has corrected each of these items.

4.	A limited Vapor Intrusion Screening Report dated September 4, 2013, for LTX-Credence Corporation by Vertex Environmental Industries, Inc., relating to the commercial buildings located at 3021 Kenneth Street and 1491 Space Park Drive, Santa Clara, California, addressed matters relating to: (i) a chlorinated solvent plume located beneath the Harbor Electronics facilities related to historic operations conducted by an unrelated party, Bourns, Inc. (“Bourns”), and for which Bourns was reported as the responsible party; and (ii) low concentrations of metals in soils either reflecting background levels or below corresponding Environmental Screening Levels.

Schedule 4.19(a)

Required Lien Filings

1.	For LTX-Credence Corporation, file with the Secretary of the Commonwealth of the Commonwealth of Massachusetts.

2.	For Everett Charles Technologies LLC, file with the Secretary of State for the State of Delaware.

3.	For LTX-Credence Corporation and Everett Charles Technologies LLC, as applicable, file with the United States Patent and Trademark Office in Washington, D.C.

4.	For LTX-Credence Corporation and Everett Charles Technologies LLC, as applicable, file with the United States Copyright Office in Washington, D.C.

Schedule 6.10

Securities Accounts

Securities Account maintained with Merganser Capital Management, Inc.

Schedule 7.2(d)

Existing Indebtedness

1.	Letter of Credit issued by Silicon Valley Bank in the amount of €183,950, for the benefit Deutsche Bank AG, at the account of atg L&M, to secure customer obligations and a rental deposit.

2.	Letter of Credit issued by Silicon Valley Bank in the amount of €20,000, for the benefit Deutsche Bank AG, at the account of Multitest elektronische Systems GmbH to secure customs payments.

3.	Bank guarantee issued by The Royal Bank of Scotland (Berhad) in the amount of MYR 50,000 at the account of Multitest Electronic Systems (Penang) Sdn. Bhd. to secure customs payments.

4.	Loan from NPTest de Costa Rica SA to LTX-Credence Corporation in the principal amount of $4,500,000.00.

5.	Intercompany Promissory Note issued by LTX-Credence (Deutschland) GmbH to LTX-Credence Corporation.

6.	Intercompany Promissory Note issued by Credence International Ltd. to LTX-Credence Corporation.

7.	Intercompany Promissory Note issued by LTX Credence Singapore Pte. Ltd to LTX-Credence Corporation.

8.	Intercompany Promissory Note issued by LTX-Credence Sdn BhD. to LTX-Credence Corporation.

Schedule 7.3(f)

Existing Liens

Debtor	Jurisdiction	UCC Filing No.	UCC Filing Date	Secured Party	UCC Collateral Description
Credence Capital Corporation	CA	06-705888574	02/15/2006	Key Equipment Finance Inc.	(a) Contracts, (b) Equipment, (c) credit enhancements (d) all payments under the Contracts, (e) all Contract rights, (f) insurance payments against Customers and/or third parties, (g) all rights under Vendor Agreements with respect to the Equipment; and all accounts, general intangibles, instruments and other rights to payment arising of the foregoing. The term “Assigned Interests” does not include any intellectual property
Multitest Electronic Systems Inc.	DE	2011 1139032	03/28/2011	U.S. Bancorp Business Equipment Finance Group	Equipment
		2011 4437193	11/17/2011	U.S. Bancorp Equipment Finance, Inc.	Equipment
	CA	127310271680	04/24/2012	Avnet Electronics Marketing, A Group of Avnet, Inc.	All inventory shipped by Avnet
Everett Charles Technologies LLC	DE	2011 2084625	06/01/2011	U.S. Bancorp Equipment Finance, Inc.	Equipment
		2011 2722828	07/14/2011	U.S. Bancorp Equipment Finance, Inc.	Equipment
Everett Charles Technologies	AZ	2009-157-9946-9	05/1/2009	CLPF Cotton Center, LP	Rent. All trade and other fixtures and inventory, equipment, contract rights, accounts receivable and proceeds.

Schedule 7.8

Investments

ETZ Elektrisches Testzentrum fuer Leiterplatten GmbH (15.38%)

FTZ Fraes-und Technologiezentrum GmbH Frasdorf (39%)

See Schedule 7.2(d) items 6-9, and Schedule 4.15.

Schedule 7.11

Transactions with Affiliates

None.

Schedule 7.15

Negative Pledge Clauses

None.

Schedule 7.16

Clauses Restricting Subsidiary Distributions

None.

EXHIBIT A

FORM OF GUARANTEE AND COLLATERAL AGREEMENT

(Please see attached)

Exhibit A

Execution Version

GUARANTEE AND COLLATERAL AGREEMENT

Dated as of November 27, 2013

made by

LTX-CREDENCE CORPORATION

AND

EVERETT CHARLES TECHNOLOGIES LLC,

as the Borrowers,

and the other Grantors referred to herein,

in favor of

SILICON VALLEY BANK,

as Administrative Agent

5.12	Compliance with Laws, Etc	19
5.13	Location of Books and Chief Executive Office	19
5.14	Location of Collateral	19
5.15	Maintenance of Records	19
5.16	Disposition of Collateral	19
5.17	Liens	19
5.18	Expenses	19
5.19	Leased Premises; Collateral Held by Warehouseman, Bailee, Etc	19
5.20	Chattel Paper	20
5.21	Commercial Tort Claims	20
5.22	Letter-of-Credit Rights	20
5.23	Shareholder Agreements and Other Agreements	20

SECTION 6.	REMEDIAL PROVISIONS	20

6.1	Certain Matters Relating to Receivables	20
6.2	Communications with Obligors; Grantors Remain Liable	21
6.3	Investment Property	21
6.4	Proceeds to be Turned Over To Administrative Agent	22
6.5	Application of Proceeds	23
6.6	Code and Other Remedies	23
6.7	Registration Rights	23
6.8	Intellectual Property License	24
6.9	Deficiency	24

SECTION 7.	THE ADMINISTRATIVE AGENT	24

7.1	Administrative Agent’s Appointment as Attorney-in-Fact, etc	25
7.2	Duty of Administrative Agent	26
7.3	Authority of Administrative Agent	26

SECTION 8.	MISCELLANEOUS	27

8.1	Amendments in Writing	27
8.2	Notices	27
8.3	No Waiver by Course of Conduct; Cumulative Remedies	27
8.4	Enforcement Expenses; Indemnification	27
8.5	Successors and Assigns	27
8.6	Set Off	28
8.7	Counterparts	28
8.8	Severability	28
8.9	Section Headings	28
8.10	Integration	28
8.11	GOVERNING LAW	28
8.12	Submission To Jurisdiction; Waivers	28
8.13	Acknowledgements	29
8.14	Additional Grantors	29
8.15	Releases	29
8.16	WAIVER OF JURY TRIAL	30

SCHEDULES

Schedule 1	Notice Addresses
Schedule 2	Investment Property
Schedule 3	Perfection Matters
Schedule 4	Jurisdictions of Organization and Chief Executive Offices, etc.
Schedule 5	Equipment and Inventory Locations
Schedule 6	Intellectual Property
Schedule 7	Letter of Credit Rights
Schedule 8	Commercial Tort Claims

ANNEXES

Annex 1	Form of Assumption Agreement
Annex 2	Form of Pledge Supplement

GUARANTEE AND COLLATERAL AGREEMENT

This GUARANTEE AND COLLATERAL AGREEMENT (this “Agreement”), dated as of November 27, 2013 is made by each of the signatories hereto (together with any other entity that may become a party hereto as provided herein, each a “Grantor” and, collectively, the “Grantors”), in favor of SILICON VALLEY BANK, as administrative agent (together with its successors, in such capacity, the “Administrative Agent”) for the banks and other financial institutions or entities (each a “Lender” and, collectively, the “Lenders”) from time to time parties to that certain Credit Agreement, dated as of the date hereof (as amended, amended and restated, supplemented, restructured or otherwise modified, renewed or replaced from time to time, the “Credit Agreement”), among LTX-CREDENCE CORPORATION, a Massachusetts corporation (the “LTX”), Everett Charles Technologies LLC, a Delaware limited liability company (“ECT”, and together with LTX, each, a “Borrower” and collectively, the “Borrowers”), the Lenders party thereto and the Administrative Agent.

INTRODUCTORY STATEMENTS

WHEREAS, the Borrowers are members of an affiliated group of companies that includes each other Grantor;

WHEREAS, the proceeds of the extensions of credit under the Credit Agreement will be used in part to enable the Borrowers to make valuable transfers to one or more of the other Grantors in connection with the operation of their respective business;

WHEREAS, certain of the Qualified Counterparties may enter into Specified Swap Agreements with the Borrowers;

WHEREAS, the Borrowers and the other Grantors are engaged in related businesses, and each Grantor derives substantial direct and indirect benefit from the extensions of credit under the Credit Agreement and from the Specified Swap Agreements; and

WHEREAS, it is a condition precedent to the Closing Date that the Grantors shall have executed and executed and delivered this Agreement in favor of the Administrative Agent for the ratable benefit of the Secured Parties.

NOW, THEREFORE, in consideration of the above premises, the parties hereto hereby agree as follows:

SECTION 1. Defined Terms.

1.1 Definitions.

(a) Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the respective meanings given to such terms in the Credit Agreement, and the following terms are used herein as defined in the UCC: Account, Certificated Security, Chattel Paper, Commercial Tort Claim, Commodity Account, Document, Equipment, Farm Products, Fixtures, General Intangible, Goods, Instrument, Inventory, Letter-of-Credit Rights, Money, Securities Account and Supporting Obligation.

(b) The following terms shall have the following meanings:

“Agreement”: as defined in the preamble hereto.

“Books”: all books, records and other written, electronic or other documentation in whatever form maintained now or hereafter by or for any Grantor in connection with the ownership of its assets or the conduct of its business or evidencing or containing information relating to the Collateral, including: (a) ledgers; (b) records indicating, summarizing, or evidencing such Grantor’s assets (including Inventory and Rights to Payment), business operations or financial condition; (c) computer programs and software; (d) computer discs, tapes, files, manuals, spreadsheets; (e) computer printouts and output of whatever kind; (f) any other computer prepared or electronically stored, collected or reported information and equipment of any kind; and (g) any and all other rights now or hereafter arising out of any contract or agreement between such Grantor and any service bureau, computer or data processing company or other Person charged with preparing or maintaining any of such Grantor’s books or records or with credit reporting, including with regard to any of such Grantor’s Accounts.

“Borrower”: as defined in the preamble hereto.

“Collateral”: as defined in Section 3.1.

“Collateral Account”: any collateral account established by the Administrative Agent as provided in Section 6.1 or 6.4.

“Commodity Exchange Act”: the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Copyright License”: any written agreement which (a) names a Grantor as licensor or licensee (including those listed on Schedule 6), and (b) grants any right under any Copyright to a Grantor, including any rights to manufacture, distribute, exploit and sell materials derived from any Copyright.

“Copyrights”: (a) all copyrights arising under the laws of the United States, any other country or any political subdivision thereof, together with the underlying works of authorship (including titles), whether registered or unregistered and whether published or unpublished (including those listed on Schedule 6), all computer programs, computer databases, computer program flow diagrams, source codes, object codes and all tangible property embodying or incorporating any copyrights, all registrations and recordings thereof, and all applications in connection therewith, including, without limitation, all registrations, recordings and applications in the U.S. Copyright Office, and (b) the right to obtain any renewals thereof.

“Deposit Account”: as defined in the Uniform Commercial Code of any applicable jurisdiction and, in any event, including any demand, time, savings, passbook or like account maintained by a Grantor with a depositary institution.

“Discharge of Obligations”: as defined in the Credit Agreement.

“Excluded Accounts”: (i) Deposit Accounts used specifically and exclusively for payroll, payroll taxes and other employee wage or benefit payments to or for a Loan Party’s employees, (ii) Deposit Accounts and Securities Accounts that are not maintained in the United States, (iii) Deposit Accounts and Securities Accounts exclusively holdings funds and other property pledged as collateral to secure Indebtedness permitted under Section 7.2(f) of the Credit Agreement, to the extent permitted under the Credit Agreement, and (iv) LTX’s Deposit Account designated as a CIGNA Account established for the purposes of payment of insurance claims so long as the average balance in any such account does not exceed $500,000 at any time, with amounts in excess thereof to be promptly transferred to a Controlled Account.

“Excluded Assets”: collectively,

(a) Equipment and other fixed or capital assets owned by any Grantor on the date hereof or hereafter acquired that is subject to a Lien securing a purchase money obligation or Capital Lease Obligation not prohibited by the terms of the Credit Agreement if the contract or other agreement pursuant to which such Lien is granted (or the documentation providing for such purchase money obligation or Capital Lease Obligation) validly prohibits the creation of any other Lien on such Equipment or other assets and proceeds of such Equipment or other assets;

(b) any leasehold interests of any Grantor;

(c) Capital Stock of any Excluded Foreign Subsidiary (other than Capital Stock representing up to 66% of the total outstanding voting Capital Stock of any Excluded Foreign Subsidiary that is a direct Subsidiary of a Grantor); and

(d) Excluded Accounts.

provided, however, that any Proceeds, substitutions or replacements of any Excluded Assets shall not be Excluded Assets (unless such Proceeds, substitutions or replacements are otherwise, in and of themselves, Excluded Assets).

“Excluded Swap Obligation”: with respect to any Grantor, any obligation to pay or perform under any Specified Swap Agreement, if and to the extent that all or a portion of the guarantee of such Grantor of, or the grant by such Grantor of a security interest to secure, such obligations under a Specified Swap Agreement (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Grantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guarantee of such Grantor or the grant of such security interest becomes effective with respect to such obligations under a Specified Swap Agreement or such guarantee. If any obligation to pay or perform under any Specified Swap Agreement arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such obligations under a Specified Swap Agreement that is attributable to swaps for which such guarantee or security interest is or becomes illegal.

“Grantor”: as defined in the preamble hereto.

“Guarantor”: as defined in Section 2.1(a).

“Investment Account”: any of a Securities Account, a Commodity Account or a Deposit Account.

“Investment Property”: the collective reference to (a) all “investment property” as such term is defined in Section 9-102(a)(49) of the New York UCC (other than any voting Capital Stock or other ownership interests of an Excluded Foreign Subsidiary excluded from the definition of “Pledged Stock”), and (b) whether or not constituting “investment property” as so defined, all Pledged Notes and all Pledged Collateral.

“Issuer”: with respect to any Investment Property, the issuer of such Investment Property.

“Patent License”: any written agreement which (a) names a Grantor as licensor or licensee and (b) grants to such Grantor any right under a Patent, including the right to manufacture, use or sell any invention covered in whole or in part by such Patent, including any such agreements referred to on Schedule 6.

“Patents”: (a) all letters patent of the United States, any other country or any political subdivision thereof, all reissues and extensions thereof and all goodwill associated therewith, including, without limitation, any of the foregoing referred to on Schedule 6, (b) all applications for letters patent of the United States or any other country and all divisions, continuations and continuations-in-part thereof, including, without limitation, any of the foregoing referred to on Schedule 6, and (c) all rights to obtain any reissues or extensions of the foregoing.

“Pledged Collateral”: (a) any and all Pledged Stock; (b) all other Investment Property of any Grantor; (c) all warrants, options or other rights entitling any Grantor to acquire any interest in Capital Stock or other securities of the direct or indirect Subsidiaries of such Grantor or of any other Person; (d) all Instruments; (e) all securities, property, interest, dividends and other payments and distributions issued as an addition to, in redemption of, in renewal or exchange for, in substitution or upon conversion of, or otherwise on account of, any of the foregoing; (f) all certificates and instruments now or hereafter representing or evidencing any of the foregoing; (g) all rights, interests and claims with respect to the foregoing, including under any and all related agreements, instruments and other documents, and (h) all cash and non-cash proceeds of any of the foregoing, in each case whether presently existing or owned or hereafter arising or acquired and wherever located, and as from time to time received or receivable by, or otherwise paid or distributed to or acquired by, any Grantor; provided that in no event shall Pledged Collateral include any Excluded Assets.

“Pledged Collateral Agreements”: as defined in Section 5.23.

“Pledged Notes”: all promissory notes listed on Schedule 2 and all other promissory notes issued to or held by any Grantor.

“Pledged Stock”: all of the issued and outstanding shares of Capital Stock, whether certificated or uncertificated, of any Grantor’s direct Subsidiaries now or hereafter owned by any such Grantor and including the Capital Stock listed on Schedule 2 hereof (as amended or supplemented from time to time); provided that in no event shall Pledged Stock include any Excluded Assets.

“Proceeds”: all “proceeds” as such term is defined in Section 9-102(a)(64) of the UCC and, in any event, shall include, without limitation, all dividends or other income from any Investment Property constituting Collateral and all collections thereon or distributions or payments with respect thereto.

“Receivable”: any right to payment for goods sold or leased or for services rendered, whether or not such right is evidenced by an Instrument or Chattel Paper and whether or not it has been earned by performance (including any Account).

“Rights to Payment”: any and all of any Grantor’s Accounts and any and all of any Grantor’s rights and claims to the payment or receipt of money or other forms of consideration of any kind in, to and under or with respect to its Chattel Paper, Documents, General Intangibles, Instruments, Investment Property, Letter-of-Credit Rights, Proceeds and Supporting Obligations.

“Secured Obligations”: collectively, the “Obligations”, as such term is defined in the Credit Agreement; provided, however, that “Secured Obligations” shall not include any Excluded Swap Obligation.

“Secured Parties” means the Administrative Agent, the Issuing Lender, the Swing Line Lender, each Lender, any provider of any Bank Services, and any Qualified Counterparty with whom any Borrower enters into a Specified Swap Agreement.

“Trademark License”: any written agreement which (a) names a Grantor as licensor or licensee and (b) grants to such Grantor any right to use any Trademark, any such agreement referred to on Schedule 6.

“Trademarks”: (a) all trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos, Internet domain names and other source or business identifiers, and all goodwill associated therewith, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications in connection therewith, whether in the U.S. Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof, or otherwise, and all common-law rights related thereto, including, without limitation, any of the foregoing referred to on Schedule 6, and (b) the right to obtain all renewals thereof.

1.2 Other Definitional Provisions. The rules of interpretation set forth in Section 1.2 of the Credit Agreement are by this reference incorporated herein, mutatis mutandis, as if set forth herein in full.

SECTION 2. Guarantee.

2.1 Guarantee.

(a) Each Grantor, other than the Borrowers, who has executed this Agreement as of the date hereof, together with each Subsidiary of any Grantor who accedes to this Agreement as a Grantor after the date hereof pursuant to Section 6.13 of the Credit Agreement (each a “Guarantor” and, collectively, the “Guarantors”), hereby, jointly and severally, unconditionally and irrevocably, guarantees to the Administrative Agent, for the ratable benefit of the Secured Parties and their respective successors, indorsees, transferees and assigns, the prompt and complete payment and performance by the Borrowers and the other Loan Parties when due (whether at the stated maturity, by acceleration or otherwise) of the Secured Obligations. In furtherance of the foregoing, and without limiting the generality thereof, each Guarantor agrees as follows:

(i) each Guarantor’s liability hereunder shall be the immediate, direct, and primary obligation of such Guarantor and shall not be contingent upon the Administrative Agent’s or any Secured Party’s exercise or enforcement of any remedy it or they may have against any Borrower, any other Guarantor, any other Person, or all or any portion of the Collateral; and

(ii) the Administrative Agent may enforce this guaranty notwithstanding the existence of any dispute between any of the Secured Parties and any Borrower or any other Guarantor with respect to the existence of any Event of Default.

(b) Anything herein or in any other Loan Document to the contrary notwithstanding, the maximum liability of each Guarantor hereunder and under the other Loan Documents shall in no event exceed the amount which can be guaranteed by such Guarantor under applicable federal and state laws relating to the insolvency of debtors (after giving effect to the right of contribution established in Section 2.2).

(c) Each Guarantor agrees that the Secured Obligations may at any time and from time to time exceed the amount of the liability of such Guarantor hereunder without impairing the guarantee contained in this Section 2 or affecting the rights and remedies of the Administrative Agent or any other Secured Party hereunder.

(d) The guarantee contained in this Section 2 shall remain in full force and effect until the Discharge of Obligations, notwithstanding that from time to time during the term of the Credit Agreement the outstanding amount of the Secured Obligations may be zero.

(e) No payment made by any Borrower, any Guarantor, any other guarantor or any other Person or received or collected by the Administrative Agent or any other Secured Party from any Borrower, any Guarantor, any other guarantor or any other Person by virtue of any action or proceeding or any setoff or appropriation or application at any time or from time to time in reduction of or in payment of the Secured Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of any Guarantor hereunder which shall, notwithstanding any such payment (other than any payment made by such Guarantor in respect of the Secured Obligations or any payment received or collected from such Guarantor in respect of the Secured Obligations), remain liable for the Secured Obligations up to the maximum liability of such Guarantor hereunder until the Discharge of Obligations.

(f) Any term or provision of this Agreement or any other Loan Document to the contrary notwithstanding, the maximum aggregate amount for which any Guarantor shall be liable hereunder shall not exceed the maximum amount for which such Guarantor can be liable without rendering this Agreement or any other Loan Document, as it relates to such Guarantor, subject to avoidance under applicable Requirements of Law relating to fraudulent conveyance or fraudulent transfer (including the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act and Section 548 of Title 11 of the United States Code or any applicable provisions of comparable Requirements of Law) (collectively, “Fraudulent Transfer Laws”). Any analysis of the provisions of this Agreement for purposes of Fraudulent Transfer Laws shall take into account the right of contribution established in Section 2.2, and, for purposes of such analysis, give effect to any discharge of intercompany debt as a result of any payment made under the Agreement.

2.2 Right of Contribution. If in connection with any payment made by any Guarantor hereunder any rights of contribution arise in favor of such Guarantor against one or more other Guarantors, such rights of contribution shall be subject to the terms and conditions of Section 2.3. The provisions of this Section 2.2 shall in no respect limit the obligations and liabilities of any Guarantor to the Administrative Agent and the other Secured Parties, and each Guarantor shall remain liable to the Administrative Agent and the other Secured Parties for the full amount guaranteed by such Guarantor hereunder.

2.3 No Subrogation. Notwithstanding any payment made by any Guarantor hereunder or any setoff or application of funds of any Guarantor by the Administrative Agent or any other Secured Party, no Guarantor shall be entitled to be subrogated to any of the rights of the Administrative Agent or any other Secured Party against any Borrower or any other Guarantor or any Collateral or guarantee or right of offset held by the Administrative Agent or any other Secured Party for the payment of the Secured Obligations, nor shall any Guarantor seek or be entitled to seek any contribution or reimbursement from any Borrower or any other Guarantor in respect of payments made by such Guarantor hereunder, in each case, until the Discharge of Obligations. If any amount shall be paid to any Guarantor on account of such subrogation rights at any time prior to the Discharge of Obligations, such amount shall be held by such Guarantor in trust for the Administrative Agent and the other Secured Parties, shall be segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to the Administrative Agent in the exact form received by such Guarantor (duly indorsed by such Guarantor to the Administrative Agent, if required), to be applied in such order as set forth in Section 6.5 hereof irrespective of the occurrence or the continuance of any Event of Default.

2.4 Amendments, etc. with respect to the Secured Obligations. Each Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against any Guarantor and without notice to or further assent by any Guarantor, any demand for payment of any of the Secured Obligations made by the Administrative Agent or any other Secured Party may be rescinded by the Administrative Agent or such Secured Party and any of the Secured Obligations continued, and the Secured Obligations, or the liability of any other Person upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Administrative Agent or any other Secured Party, and the Credit Agreement, the other Loan Documents, the Bank Services Agreements, the Specified Swap Agreements, and any other documents executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as the Administrative Agent (or the Required Lenders or all of the Lenders, as the case may be) may deem advisable from time to time, and any collateral security, guarantee or right of offset at any time held by the Administrative Agent or any other Secured Party for the payment of the Secured Obligations may be sold, exchanged, waived, surrendered or released. Neither the Administrative Agent nor any other Secured Party shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Secured Obligations or for the guarantee contained in this Section 2 or any property subject thereto.

2.5 Guarantee Absolute and Unconditional; Guarantor Waivers; Guarantor Consents. Each Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Secured Obligations and notice of or proof of reliance by the Administrative Agent or any other Secured Party upon the guarantee contained in this Section 2 or acceptance of the guarantee contained in this Section 2; the Secured Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the guarantee contained in this Section 2; and all dealings between any Borrower and any of the Guarantors on the one hand, and the Administrative Agent and the other Secured Parties, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon the guarantee contained in this Section 2. Each Guarantor further waives:

(a) diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon any Borrower or any of the other Guarantors with respect to the Secured Obligations;

(b) any right to require any Secured Party to marshal assets in favor of any Borrower, such Guarantor, any other Guarantor or any other Person, to proceed against any Borrower, any other Guarantor or any other Person, to proceed against or exhaust any of the Collateral, to give notice of the terms, time and place of any public or private sale of personal property security constituting the Collateral or other collateral for the Secured Obligations or to comply with any other provisions of Section 9-611 of the UCC (or any equivalent provision of any other applicable law) or to pursue any other right, remedy, power or privilege of any Secured Party whatsoever;

(c) the defense of the statute of limitations in any action hereunder or for the collection or performance of the Secured Obligations;

(d) any defense arising by reason of any lack of corporate or other authority or any other defense of any Borrower, such Guarantor or any other Person;

(e) any defense based upon the Administrative Agent’s or any Secured Party’s errors or omissions in the administration of the Secured Obligations;

(f) any rights to set-offs and counterclaims;

(g) any defense based upon an election of remedies (including, if available, an election to proceed by nonjudicial foreclosure) which destroys or impairs the subrogation rights of such Guarantor or the right of such Guarantor to proceed against any Borrower or any other obligor of the Secured Obligations for reimbursement; and

(h) without limiting the generality of the foregoing, to the fullest extent permitted by law, any defenses or benefits that may be derived from or afforded by applicable law that limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms of this Agreement.

Each Guarantor understands and agrees that the guarantee contained in this Section 2 shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to (i) the validity or enforceability of the Credit Agreement or any other Loan Document, any of the Secured Obligations or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by the Administrative Agent or any other Secured Party, (ii) any defense, setoff or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by any Borrower or any other Person against the Administrative Agent or any other Secured Party, (iii) any other circumstance whatsoever (with or without notice to or knowledge of any Borrower or such Guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of the Borrowers and the Guarantors for the Secured Obligations, or of such Guarantor under the guarantee contained in this Section 2, in bankruptcy or in any other instance, (iv) any Insolvency Proceeding with respect to any Borrower, any Guarantor or any other Person, (v) any merger, acquisition, consolidation or change in structure of any Borrower, any Guarantor or any other Person, or any sale, lease, transfer or other disposition of any or all of the assets or Voting Stock of any Borrower, any Guarantor or any other Person, (vi) any assignment or other transfer, in whole or in part, of any Secured Party’s interests in and rights under this Guaranty or the other Loan Documents, including any Secured Party’s right to receive payment of the Secured Obligations, or any assignment or other transfer, in whole or in part, of any Secured Party’s interests in and to any of the Collateral, (vi) any Secured Party’s vote, claim, distribution, election, acceptance, action or inaction in any Insolvency Proceeding related to any of the Secured Obligations, and (vii) any other guaranty, whether by such Guarantor or any other Person, of all or any part of the Secured Obligations or any other indebtedness, obligations or liabilities of any Guarantor to any Secured Party.

When making any demand hereunder or otherwise pursuing its rights and remedies hereunder against any Guarantor, the Administrative Agent or any other Secured Party may, but shall be under no obligation to make a similar demand on or otherwise pursue such rights and remedies as it may have against any Borrower, any other Guarantor or any other Person or against any collateral security or guarantee for the Secured Obligations or any right of offset with respect thereto. Any failure by the Administrative Agent or any other Secured Party to make any such demand, to pursue such other rights or remedies or to collect any payments from any Borrower, any other Guarantor or any other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of any Borrower, any other Guarantor or any other Person or any such collateral security, guarantee or right of offset, shall not relieve any Guarantor of any obligation or liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Administrative Agent or any other Secured Party against any Guarantor. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

Each Guarantor further unconditionally consents and agrees that, without notice to or further assent from any Guarantor: (a) the principal amount of the Secured Obligations may be increased or decreased and additional indebtedness or obligations of any Borrower or any other Persons under the Loan Documents may be incurred, by one or more amendments, modifications, renewals or extensions of any Loan Document or otherwise in accordance with their respective terms; (b) the time, manner, place or terms of any payment under any Loan Document may be extended or changed, including by an increase or decrease in the interest rate on any Secured Obligation or any fee or other amount payable under such Loan Document, by an amendment, modification or renewal of any Loan Document or otherwise; (c) the time for any Borrower’s (or any other Loan Party’s) performance of or compliance with any term, covenant or agreement on its part to be performed or observed under any Loan Document may be extended, or such performance or compliance waived, or failure in or departure from such performance or compliance consented to, all in such manner and upon such terms as the Administrative Agent may deem proper; (d) in addition to the Collateral, the Secured Parties may take and hold other security (legal or equitable) of any kind, at any time, as collateral for the Secured Obligations, and may, from time to time, in whole or in part, exchange, sell, surrender, release, subordinate, modify, waive, rescind, compromise or extend such security and may permit or consent to any such action or the result of any such action, and may apply such security and direct the order or manner of sale thereof; (e) any Secured Party may discharge or release, in whole or in part, any other Guarantor or any other Loan Party or other Person liable for the payment and performance of all or any part of the Secured Obligations, and may permit or consent to any such action or any result of such action, and shall not be obligated to demand or enforce payment upon any of the Collateral, nor shall any Secured Party be liable to any Guarantor for any failure to collect or enforce payment or performance of the Secured Obligations from any Person or to realize upon the Collateral, and (f) the Secured Parties may request and accept other guaranties of the Secured Obligations and any other indebtedness, obligations or liabilities of any Borrower or any other Loan Party to any Secured Party and may, from time to time, in whole or in part, surrender, release, subordinate, modify, waive, rescind, compromise or extend any such guaranty and may permit or consent to any such action or the result of any such action; in each case (a) through (f), as the Secured Parties may deem advisable, and without impairing, abridging, releasing or affecting this Agreement.

2.6 Reinstatement. The guarantee contained in this Section 2 shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Secured Obligations is rescinded or must otherwise be restored or returned by the Administrative Agent or any other Secured Party upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of any Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, any Borrower or any such Guarantor or any substantial part of its respective property, or otherwise, all as though such payments had not been made.

2.7 Payments. Each Guarantor hereby guarantees that payments hereunder will be paid to the Administrative Agent without setoff or counterclaim in Dollars at the Funding Office.

SECTION 3. GRANT OF SECURITY INTEREST

3.1 Grant of Security Interests. Each Grantor hereby grants to the Administrative Agent, for the ratable benefit of the Secured Parties, a security interest in all of the following property now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest and wherever located (collectively, the “Collateral”), as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Secured Obligations:

(a) all Accounts;

(b) all Chattel Paper;

(c) all Commercial Tort Claims, including all Commercial Tort Claims listed in Schedule 8 hereto;

(d) all Deposit Accounts;

(e) all Documents;

(f) all Equipment;

(g) all Fixtures;

(h) all General Intangibles;

(i) all Goods;

(j) all Instruments;

(k) all Intellectual Property;

(l) all Inventory;

(m) all Investment Property (including all Pledged Collateral);

(n) all Letter-of-Credit Rights;

(o) all Money;

(p) all Books and records pertaining to the Collateral

(q) all other property not otherwise described above; and

(r) to the extent not otherwise included, all Proceeds, Supporting Obligations and products of any and all of the foregoing; provided, however, that notwithstanding anything to the contrary contained in clauses (a) through (q) above, the security interests created by this Agreement shall not extend to, and the term “Collateral” (including all of the individual items comprising Collateral) shall not include, any Excluded Assets.

Notwithstanding any of the other provisions set forth in this Section 3, this Agreement shall not constitute a grant of a security interest in any Excluded Assets or any property to the extent that such grant of a security interest is prohibited by any Requirement of Law of a Governmental Authority or constitutes a breach or default under or results in the termination of or requires any consent not obtained under, any contract, license, agreement, instrument or other document evidencing or giving rise to such property, except (i) to the extent that the terms in such contract, license, instrument or other document providing for such prohibition, breach, default or termination, or requiring such consent are not permitted under the terms and conditions of the Credit Agreement or (ii) to the extent that such Requirement of Law or the term in such contract, license, agreement, instrument or other document providing for such prohibition, breach, default or termination or requiring such consent is ineffective under Section 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law (including the Bankruptcy Code) or principles of equity; provided, however, that such security interest shall attach immediately at such time as such Requirement of Law is not effective or applicable, or such prohibition, breach, default or termination is no longer applicable or is waived, and to the extent severable, shall attach immediately to any portion of the Collateral that does not result in such consequences; and provided, further, that no United States intent-to-use trademark or service mark application shall be included in the Collateral to the extent that, and solely during the period in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark or service mark application under Federal law. After such period, each Grantor acknowledges that such interest in such trademark or service mark application shall be subject to a security interest in favor of the Administrative Agent and shall be included in the Collateral.

3.2 Grantors Remains Liable. Anything herein to the contrary notwithstanding, (a) each Grantor shall remain liable under any contracts, agreements and other documents included in the Collateral, to the extent set forth therein, to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed, (b) the exercise by the Administrative Agent of any of the rights granted to the Administrative Agent hereunder shall not release any Grantor from any of its duties or obligations under any such contracts, agreements and other documents included in the Collateral, and (c) neither the Administrative Agent nor any other Secured Party shall have any obligation or liability under any such contracts, agreements and other documents included in the Collateral by reason of this Agreement, nor shall the Administrative Agent or any other Secured Party be obligated to perform any of the obligations or duties of any Grantor thereunder or to take any action to collect or enforce any such contract, agreement or other document included in the Collateral hereunder.

3.3 Perfection and Priority.

(a) Financing Statements. Pursuant to any applicable law, each Grantor authorizes the Administrative Agent (and its counsel and its agents) to file or record at any time and from time to time any financing statements and other filing or recording documents or instruments with respect to the Collateral and each Grantor shall execute and deliver to the Administrative Agent and each Grantor hereby authorizes the Administrative Agent (and its counsel and its agents) to file (with or without the signature of such Grantor) at any time and from time to time, all amendments to financing statements, continuation financing statements, termination statements, security agreements relating to the Intellectual Property, assignments, fixture filings, affidavits, reports notices and all other documents and instruments, in such form and in such offices as the Administrative Agent or the Required Lenders determine appropriate to perfect and continue perfected, maintain the priority of or provide notice of the Administrative Agent’s security interest in the Collateral under and to accomplish the purposes of this Agreement. Each Grantor authorizes the Administrative Agent to use the collateral description “all personal property, whether now owned or hereafter acquired” or any other similar collateral description in any such financing statements. Each Grantor hereby ratifies and authorizes the filing by the Administrative Agent (and its counsel and its agents) of any financing statement with respect to the Collateral made prior to the date hereof.

(b) Filing of Financing Statements. Each Grantor shall deliver to the Administrative Agent, from time to time, such completed UCC-1 financing statements for filing or recording in the appropriate filing offices as may be reasonably requested by the Administrative Agent.

(c) Transfer of Security Interest Other Than by Delivery. If for any reason Pledged Collateral comprised of certificated securities cannot be delivered to or for the account of the Administrative Agent as provided in Section 5.6(b), each applicable Grantor shall promptly take such other steps as may be necessary or as shall be reasonably requested from time to time by the Administrative Agent to effect a transfer of a perfected first priority security interest in and pledge of such Pledged Collateral to the Administrative Agent for itself and on behalf of and for the ratable benefit of the other Secured Parties pursuant to the UCC. To the extent practicable, each such Grantor shall thereafter deliver any such securities certificates representing Pledged Collateral to or for the account of the Administrative Agent as provided in Section 5.6(b).

(d) Intellectual Property. (i) Each Grantor shall, in addition to executing and delivering this Agreement, take such other action as may be necessary, or as the Administrative Agent may reasonably request, to perfect the Administrative Agent’s security interest in the Intellectual Property. (ii) No later than 45 days after the last day of the Fiscal Quarter during which any Grantor creates or otherwise acquires any Intellectual Property after the date hereof which is registered or becomes registered or the subject of an application for registration with the U.S. Copyright Office or the U.S. Patent and Trademark Office, as applicable, such Grantor shall modify this Agreement by amending Schedule 6 to include any Intellectual Property which becomes part of the Collateral and which was not included on Schedule 6 as of the date hereof (or as updated after the date hereof) and, if requested by the Agent, execute and deliver an amendment to this Agreement to be recorded with the U.S. Copyright Office or the U.S. Patent and Trademark Office, as applicable, and take such other action as may be necessary, or as the Administrative Agent or the Required Lenders may reasonably request, to perfect the Administrative Agent’s security interest in such Intellectual Property.

(e) Bailees. Any Person (other than the Administrative Agent) at any time and from time to time holding all or any portion of the Collateral shall be deemed to, and shall, hold the Collateral as the agent of, and as pledge holder for, the Administrative Agent. The Grantors shall comply with the provisions of Section 6.12(e) of the Credit Agreement, to the extent applicable.

(f) Control. Each Grantor will cooperate with the Administrative Agent in obtaining control (as defined in the UCC) of Collateral consisting of any Deposit Accounts maintained in the United States (other than Excluded Accounts), Securities Account maintained by a Grantor in the United States (other than Excluded Accounts), Electronic Chattel Paper or Letter-of-Credit Rights, including delivery of control agreements, as the Administrative Agent may reasonably request, to perfect and continue perfected, maintain the priority of or provide notice of the Administrative Agent’s security interest in such Collateral, provided that at the applicable Grantor’s election, such control agreement shall provide that unless the Administrative Agent has delivered a notice of exclusive control or similar instruction under such control agreement, the depositary or intermediary, as applicable, will comply with the instructions of the applicable Grantor.

(g) Additional Subsidiaries. To the extent required pursuant to Section 6.12(c), in the event that any Grantor acquires rights in any Subsidiary after the date hereof, it shall deliver to the Administrative Agent a completed pledge supplement, substantially in the form of Annex 2 (the “Pledge Supplement”), together with all schedules thereto, reflecting the pledge of the Capital Stock of such new Subsidiary (except to the extent such Capital Stock consists of Excluded Assets). Notwithstanding the foregoing, it is understood and agreed that the security interest of the Administrative Agent shall attach to the Pledged Collateral related to such Subsidiary immediately upon any Grantor’s acquisition of rights therein and shall not be affected by the failure of any Grantor to deliver a Pledge Supplement.

SECTION 4. REPRESENTATIONS AND WARRANTIES

In addition to the representations and warranties of the Grantors set forth in the Credit Agreement, which are incorporated herein by this reference, and to induce the Administrative Agent and the Lenders to enter into the Credit Agreement and to induce the Lenders to make their respective extensions of credit to any Borrower thereunder (it being understood and agreed that the conversion or continuation of Loans shall not be deemed to be an extension of credit for purposes of Section 4 hereof), each Grantor hereby represents and warrants to the Administrative Agent and each other Secured Party that:

4.1 Title; No Other Liens. Except for the Liens permitted to exist on the Collateral by Section 7.3 of the Credit Agreement, such Grantor owns each item of the Collateral in which a Lien is granted by it free and clear of any and all Liens. No financing statement, fixture filing or other public notice with respect to all or any part of the Collateral is on file or of record or will be filed in any public office, except such as have been filed as permitted by the Credit Agreement. For the avoidance of doubt, it is understood and agreed that each Grantor may, as part of its business, grant licenses to third parties to use Intellectual Property owned, developed or licensed by such Grantor. For purposes of this Agreement and the other Loan Documents, such licensing activity shall not constitute a “Lien” on such Intellectual Property. The Administrative Agent and each other Secured Party understands that any such licenses may be exclusive to the applicable licensees, and such exclusivity provisions may limit the ability of the Administrative Agent to utilize, sell, lease or transfer the related Intellectual Property or otherwise realize value from such Intellectual Property pursuant hereto.

4.2 Perfected Liens. The security interests granted to the Administrative Agent pursuant to this Agreement (a) upon completion of the filings and other actions specified on Schedule 3 (which, in the case of all filings and other documents referred to on said Schedule, have been delivered to the Administrative Agent in completed and duly (if applicable) executed form) will constitute valid perfected security interests in all of the Collateral in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, as collateral security for the Secured Obligations, enforceable in accordance with the terms hereof against any creditors of any Grantor and any Persons purporting to purchase any Collateral from any Grantor, and (ii) are prior to all other Liens on the Collateral in existence on the date hereof except for Liens permitted by the Credit Agreement which have priority over the Liens of the Administrative Agent on the Collateral (for the ratable benefit of the Secured Parties) by operation of law, and, in the case of Collateral other than Pledged Collateral, Liens permitted by Section 7.3 of the Credit Agreement. Unless an Event of Default has occurred and is continuing, each Grantor has the right to remove the Fixtures in which such Grantor has an interest within the meaning of Section 9-334(f)(2) of the UCC.

4.3 Jurisdiction of Organization; Chief Executive Office and Locations of Books. On the date hereof, such Grantor’s jurisdiction of organization, identification number from the jurisdiction of organization (if any), and the location of such Grantor’s chief executive office or sole place of business, as the case may be, are specified on Schedule 4. On the date hereof, all locations where Books pertaining to the Rights to Payment of such Grantor are kept, including all equipment necessary for accessing such Books and the names and addresses of all service bureaus, computer or data processing companies and other Persons keeping any Books or collecting Rights to Payment for such Grantor, are set forth in Schedule 4.

4.4 Inventory and Equipment. On the date hereof (a) the Inventory and (b) the Equipment (other than mobile goods) are kept at the locations listed on Schedule 5.

4.5 Farm Products. None of the Collateral constitutes, or is the Proceeds of, Farm Products.

4.6 Pledged Collateral. (a) All of the Pledged Stock held by such Grantor has been duly and validly issued, and is fully paid and non-assessable, subject in the case of Pledged Stock constituting partnership interests or limited liability company membership interests to future assessments required under applicable law and any applicable partnership or operating agreement, (b) such Grantor is or, in the case of any such additional Pledged Collateral will be, the legal record and beneficial owner thereof, (c) in the case of Pledged Stock of a Subsidiary of such Grantor or Pledged Collateral of such Grantor constituting Instruments issued by a Subsidiary of such Grantor, there are no restrictions on the transferability of such Pledged Collateral or such additional Pledged Collateral to the Administrative Agent or with respect to the foreclosure, transfer or disposition thereof by the Administrative Agent, except as provided under applicable securities or “Blue Sky” laws, (d) the Pledged Stock pledged by such Grantor constitute all of the issued and outstanding shares of Capital Stock of each Issuer owned by such Grantor (except for Excluded Assets), and such Grantor owns no securities convertible into or exchangeable for any shares of Capital Stock of any such Issuer that do not constitute Pledged Stock hereunder, (e) any and all Pledged Collateral Agreements which affect in any material respect the voting or giving of written consents with respect to any of the Pledged Stock pledged by such Grantor have been disclosed to the Administrative Agent, and (f) as to each such Pledged Collateral Agreement relating to the Pledged Stock pledged by such Grantor, (i) to the best knowledge of such Grantor, such Pledged Collateral Agreement contains the entire agreement between the parties thereto with respect to the subject matter thereof and is in full force and effect in accordance with its terms, (ii) to the best knowledge of such Grantor party thereto, there exists no material violation or material default under any such Pledged Collateral Agreement by such Grantor or the other parties thereto, and (iii) such Grantor has not knowingly waived or released any of its material rights under or otherwise consented to a material departure from the terms and provisions of any such Pledged Collateral Agreement.

4.7 Investment Accounts. Schedule 2 sets forth under the headings “Securities Accounts” and “Commodity Accounts”, respectively, all of the Securities Accounts and Commodity Accounts in which such Grantor has an interest as of the date hereof. Except as disclosed to the Administrative Agent, such Grantor is the sole entitlement holder of each such Securities Account and Commodity Account, and such Grantor has not consented to, and is not otherwise aware of, any Person (other than the Administrative Agent) having “control” (within the meanings of Sections 8-106 and 9-106 of the UCC) over, or any other interest (other than a Permitted Lien) in, any such Securities Account or Commodity Account or any securities or other property credited thereto;

(a) Schedule 2 sets forth under the heading “Deposit Accounts” all of the Deposit Accounts in which such Grantor has an interest as of the date hereof, and, except as otherwise disclosed to the Administrative Agent, such Grantor is the sole account holder of each such Deposit Account and such Grantor has not consented to, and is not otherwise aware of, any Person (other than the Administrative Agent) having either sole dominion and control (within the meaning of common law) or “control” (within the meaning of Section 9-104 of the UCC) over, or any other interest (other than a Permitted Lien) in, any such Deposit Account or any money or other property deposited therein; and

(b) In each case to the extent requested by the Administrative Agent, such Grantor has taken all actions necessary or desirable to: (i) establish the Administrative Agent’s “control” (within the meanings of Sections 8-106 and 9-106 of the UCC) over any Certificated Securities (as defined in Section 9-102 of the UCC) that comprise Collateral to the extent required by the Credit Agreement; (ii) establish the Administrative Agent’s “control” (within the meanings of Sections 8-106 and 9-106 of the UCC) over any portion of the Investment Accounts constituting Securities Accounts, Commodity Accounts, Securities Entitlements or Uncertificated Securities (each as defined in Section 9-102 of the UCC) in each case to the extent such Securities Accounts, Commodity Accounts, Securities Entitlements or Uncertificated Securities comprise Collateral and such action is required by the Credit Agreement;

(iii) establish the Administrative Agent’s “control” (within the meaning of Section 9-104 of the UCC) over all Deposit Accounts to the extent such Deposit Accounts comprise Collateral and such action is required by the Credit Agreement; and (iii) deliver all Instruments (as defined in Section 9-102 of the UCC) to the Administrative Agent to the extent required hereunder.

4.8 Receivables. No amount payable to such Grantor under or in connection with any Receivable or other Right to Payment is evidenced by any Instrument (other than checks, drafts or other Instruments that will be promptly deposited in an Investment Account) or Chattel Paper, in any case in excess of $500,000, which has not been delivered to the Administrative Agent. As of the date hereof, none of the account debtors or other obligors in respect of Receivables owed to any Grantor in excess of $1,000,000 in the aggregate is the government of the United States or any agency or instrumentality thereof.

4.9 Intellectual Property. Schedule 6 lists all registrations and applications for Intellectual Property (including registered Copyrights, Patents, Trademarks and all applications therefor), in each case owned by such Grantor in its own name on the date hereof.

4.10 Instruments. (i) Such Grantor has not previously assigned any interest in any Instruments (including but not limited to the Pledged Notes) held by such Grantor (other than such interests as have been or will be released on or before the date hereof), and (ii) no Person other than such Grantor owns an interest in such Instruments (whether as joint holders, participants or otherwise).

4.11 Letter of Credit Rights. Such Grantor does not have any Letter-of-Credit Rights having a potential value in excess of $250,000 except as set forth in Schedule 7 or as have been notified to the Administrative Agent in accordance with Section 5.22.

4.12 Commercial Tort Claims. Such Grantor does not have any Commercial Tort Claims having a potential value in excess of $500,000 except as set forth in Schedule 8 or as have been notified to the Administrative Agent in accordance with Section 5.21.

SECTION 5. COVENANTS

In addition to the covenants of the Grantors set forth in the Credit Agreement, which are incorporated herein by this reference, each Grantor covenants and agrees with the Administrative Agent and the other Secured Parties that, from and after the date of this Agreement until the Discharge of Obligations:

5.1 Delivery of Instruments, Certificated Securities and Chattel Paper. If any amount payable under or in connection with any of the Collateral shall be or become evidenced by any Instrument (other than checks, drafts or other Instruments that will be promptly deposited in an Investment Account or any other account permitted under the Loan Documents), Certificated Security or Chattel Paper evidencing an amount in excess of $500,000, such Instrument, Certificated Security or Chattel Paper shall be promptly delivered to the Administrative Agent, duly indorsed in a manner satisfactory to the Administrative Agent, to be held as Collateral pursuant to this Agreement.

5.2 Maintenance of Insurance.

(a) Such Grantor will maintain, with financially sound and reputable companies, insurance policies (i) insuring the Inventory and Equipment against loss by fire, explosion, theft and such other casualties as may be reasonably satisfactory to the Administrative Agent and (ii) insuring such

Grantor, the Administrative Agent and the other Secured Parties against liability for personal injury and property damage relating to such Inventory and Equipment, such policies to be in such form and amounts and having such coverage risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business reasonably satisfactory to the Administrative Agent and the other Secured Parties.

(b) All such insurance shall (i) provide that no cancellation, material reduction in amount or material change in coverage thereof shall be effective until at least 30 days after receipt by the Administrative Agent of written notice thereof (10 days for non-payment),(ii) name the Administrative Agent as an additional insured party or loss payee, and (iii) be reasonably satisfactory in all other respects to the Administrative Agent.

5.3 Maintenance of Perfected Security Interest; Further Documentation.

(a) Such Grantor shall maintain the security interests of the Administrative Agent (for the benefit of the Secured Parties) created by this Agreement as perfected security interests having at least the priority described in Section 4.2 and shall defend such security interests against the claims and demands of all Persons whomsoever, subject to Liens permitted under the Credit Agreement and subject to the rights of such Grantor under the Loan Documents to use and dispose of the Collateral.

(b) Such Grantor will furnish to the Administrative Agent from time to time statements and schedules further identifying and describing the assets and property of such Grantor and such other reports in connection therewith as the Administrative Agent may reasonably request, all in reasonable detail.

(c) At any time and from time to time, upon the written request of the Administrative Agent, and at the sole expense of such Grantor, such Grantor will promptly and duly execute and deliver, and have recorded, such further instruments and documents and take such further actions as the Administrative Agent may reasonably request for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted, including, without limitation, filing any financing or continuation statements under the Uniform Commercial Code (or other similar laws) in effect in any jurisdiction with respect to the security interests created hereby.

5.4 Changes in Locations, Name, Etc. Such Grantor will not, except upon 15 days’ (or such shorter period as may be agreed to by the Administrative Agent) prior written notice to the Administrative Agent and delivery to the Administrative Agent of (a) all additional executed financing statements and other documents reasonably requested by the Administrative Agent to maintain the validity, perfection and priority of the security interests provided for herein, and (b) if applicable, a written supplement to Schedule 4 showing the relevant new jurisdiction of organization, location of chief executive office or sole place of business, as appropriate:

(i) change its jurisdiction of organization, identification number from the jurisdiction of organization (if any) or the location of its chief executive office or sole place of business, as appropriate, from that referred to in Section 4.3;

(ii) change its name; or

(iii) except as permitted in Section 5.14, locate any material portion of tangible Collateral in any state or other jurisdiction other than those in which such Grantor operates as of the Closing Date.

5.5 Notices. Such Grantor will advise the Administrative Agent promptly, in reasonable detail, of:

(a) any Lien (other than Liens permitted under Section 7.3 of the Credit Agreement) on any of the Collateral; and

(b) the occurrence of any other event which could reasonably be expected to have a material adverse effect on the security interests created hereby.

5.6 Instruments; Investment Property.

(a) Upon the request of the Administrative Agent, such Grantor will (i) immediately deliver to the Administrative Agent, or an agent designated by it, appropriately endorsed or accompanied by appropriate instruments of transfer or assignment, all Instruments, Documents, Chattel Paper and certificated securities with respect to any Investment Property (other than Excluded Assets) held by such Grantor, all letters of credit of such Grantor, and all other Rights to Payment held by such Grantor at any time evidenced by promissory notes, trade acceptances or other instruments, in any case with a value in excess of $500,000, and (ii) provide such notice, obtain such acknowledgments and take all such other action, with respect to any such Chattel Paper, Documents and Letter-of-Credit Rights held by such Grantor, as the Administrative Agent shall reasonably specify.

(b) If such Grantor shall receive any certificate (including any certificate representing a dividend or a distribution in connection with any reclassification, increase or reduction of capital or any certificate issued in connection with any reorganization) in respect of the Capital Stock of any Issuer, whether in addition to, in substitution of, as a conversion of, or in exchange for, any Pledged Collateral, or otherwise in respect thereof, in any case with a value in excess of $500,000, such Grantor shall accept the same as the agent of the Administrative Agent and the other Secured Parties, hold the same in trust for the Administrative Agent and the other Secured Parties and deliver the same forthwith to the Administrative Agent in the exact form received, duly indorsed by such Grantor to the Administrative Agent, if required, together with an undated stock power covering such certificate duly executed in blank by such Grantor and with, if the Administrative Agent so requests, signature guaranteed, to be held by the Administrative Agent, subject to the terms hereof, as additional collateral security for the Secured Obligations; provided that in no event shall this Section 5.6(b) apply to any Excluded Assets. During the continuance of an Event of Default, any sums paid upon or in respect of the Investment Property upon the liquidation or dissolution of any Issuer shall, unless otherwise subject to a perfected security interest in favor of the Administrative Agent, be paid over to the Administrative Agent to be held by it hereunder as additional collateral security for the Secured Obligations, and in case any distribution of capital shall be made on or in respect of the Investment Property or any property shall be distributed upon or with respect to the Investment Property pursuant to the recapitalization or reclassification of the capital of any Issuer or pursuant to the reorganization thereof, the property so distributed shall, unless otherwise subject to a perfected security interest in favor of the Administrative Agent, be delivered to the Administrative Agent to be held by it hereunder as additional collateral security for the Secured Obligations. During the continuance of an Event of Default, if any sums of money or property so paid or distributed in respect of such Investment Property shall be received by such Grantor, such Grantor shall, until such money or property is paid or delivered to the Administrative Agent, unless otherwise subject to a perfected security interest in favor of the Administrative Agent, hold such money or property in trust for the Administrative Agent and the other Secured Parties, segregated from other funds of such Grantor, as additional collateral security for the Secured Obligations.

(c) In the case of any Grantor which is an Issuer, such Issuer agrees that (i) it will be bound by the terms of this Agreement relating to the Capital Stock issued by it and will comply with such terms insofar as such terms are applicable to it, (ii) it will notify the Administrative Agent promptly in writing of the occurrence of any of the events described in Section 5.6(a) and (b) with respect to the Pledged Collateral issued by it and (iii) the terms of Sections 6.3(c) and 6.7 shall apply to it, mutatis mutandis, with respect to all actions that may be required of it pursuant to Section 6.3(c) or 6.7 with respect to the Capital Stock issued by it.

5.7 Securities Accounts; Deposit Accounts.

(a) With respect to any Securities Account (other than Excluded Accounts), such Grantor shall cooperate with the Administrative Agent to cause any applicable securities intermediary maintaining such Securities Account to show on its books that the Administrative Agent is the entitlement holder with respect to such Securities Account, and, if requested by the Administrative Agent, such Grantor shall cooperate with the Administrative Agent to cause such securities intermediary to enter into an agreement in form and substance reasonably satisfactory to the Administrative Agent with respect to such Securities Account pursuant to which such securities intermediary shall agree to comply with the Administrative Agent’s “entitlement orders” without further consent by such Grantor, as requested by the Administrative Agent (provided that, at the election of the Grantor, such control agreement shall permit the Grantor to transfer funds and issue instructions unless the Administrative Agent has issued a notice of exclusive control or similar instruction during the occurrence of an Event of Default); and

(b) with respect to any Deposit Account (other than Excluded Accounts), such Grantor shall (with respect to the Deposit Accounts subject to Section 6.10 and Section 5.3 of the Credit Agreement, no later than the date specified therein) cooperate with the Administrative Agent to cause any applicable depositary institution maintaining such account to enter into an agreement in form and substance reasonably satisfactory to the Administrative Agent pursuant to which the Administrative Agent shall be granted “control” (within the meaning of Section 9-104 of the UCC) over such Deposit Account (provided that, at the election of the Grantor, such control agreement shall permit the Grantor to transfer funds and issue instructions unless the Administrative Agent has issued a notice of exclusive control or similar instruction during the occurrence of an Event of Default).

(c) The Administrative Agent agrees that it will only communicate “entitlement orders” or “notices of exclusive control” or similar instructions with respect to the Deposit Accounts and Securities Accounts of the Grantors after the occurrence and during the continuance of an Event of Default.

(d) Such Grantor shall give the Administrative Agent prompt notice of the establishment of any new Deposit Account and of any new Securities Account established by such Grantor with respect to any Investment Property held by such Grantor and update Schedule 2 as necessary to reflect such new Deposit Account or Securities Account.

5.8 Intellectual Property.

(a) Such Grantor (either itself or through licensees) will, except as would not reasonably be expected to result in a Material Adverse Effect (i) continue to use each material Trademark in order to maintain such material Trademark in full force free from any claim of abandonment for non-use, (ii) maintain as in the past the quality of products and services offered under each such material Trademark, (iii) use each such material Trademark with the appropriate notice of registration and all other notices and legends required by applicable Requirements of Law, (iv) not adopt or use any mark which is confusingly similar or a colorable imitation of any such material Trademark unless the Administrative Agent, for the ratable benefit of the Secured Parties, shall obtain, to the extent available, a perfected security interest in such mark pursuant to this Agreement, and (v) not (and not knowingly permit any licensee or sublicensee thereof to) do any act or knowingly omit to do any act whereby any such material Trademark may become invalidated or impaired in any way.

(b) Such Grantor (either itself or through licensees) will not do any act, or omit to do any act, whereby any material Patent may become forfeited, abandoned or dedicated to the public, except as would not reasonably be expected to result in a Material Adverse Effect.

(c) Such Grantor (either itself or through licensees) will not (and will not permit any licensee or sublicensee thereof to) do any act or knowingly omit to do any act whereby any such material Copyrights may become invalidated or otherwise impaired, except as would not reasonably be expected to result in a Material Adverse Effect. Such Grantor will not (either itself or through licensees) do any act whereby any material portion of such Copyrights may fall into the public domain, except as would not reasonably be expected to result in a Material Adverse Effect.

(d) Such Grantor (either itself or through licensees) will not do any act that knowingly uses any material Intellectual Property to infringe the intellectual property rights of any other Person, except as would not reasonably be expected to result in a Material Adverse Effect.

(e) Such Grantor will notify the Administrative Agent promptly if it knows that any application or registration relating to any material Intellectual Property has become forfeited, abandoned or dedicated to the public, or of any material adverse determination or development (including, without limitation, the institution of, or any such determination or development in, any proceeding in the United States Patent and Trademark Office, the United States Copyright Office or any court or tribunal in any country) regarding such Grantor’s ownership of, or the validity of, any material Intellectual Property or such Grantor’s right to register the same or to own and maintain the same, in each case except as would not reasonably be expected to result in a Material Adverse Effect.

(f) Whenever such Grantor, either by itself or through any agent, employee, licensee or designee, shall file an application for the registration of any material Patent or Trademark with the U.S. Patent and Trademark Office, such Grantor shall report (i) the initial application to and (ii) the corresponding grant, if any, of such Patent or Trademark from the U.S. Patent and Trademark Office to the Administrative Agent, each within 45 days after the last day of the fiscal quarter in which such filing or grant, as applicable, occurs. Whenever such Grantor, either by itself or through any agent, employee, licensee or designee, shall file an application for the registration of any Copyright with the U.S. Copyright Office, such Grantor shall report the filing of the initial application to the Administrative Agent not later than 45 days after the last day of the fiscal quarter in which such filing occurred. Upon request of the Administrative Agent, other than in respect of intent-to-use trademark or service mark applications, such Grantor shall execute and deliver, and have recorded, any and all agreements, instruments, documents, and papers as the Administrative Agent may reasonably request to evidence the Administrative Agent’s and the other Secured Parties’ security interest in any Copyright, Patent or Trademark and the goodwill and general intangibles of such Grantor relating thereto or represented thereby.

(g) Such Grantor will take all reasonable and necessary steps, including, without limitation, in any proceeding before the U.S. Patent and Trademark Office, the U.S. Copyright Office or any similar office or agency in any other country or any political subdivision thereof, to maintain and pursue each material application (and to obtain the relevant registration) and to maintain each registration of the material U.S. Intellectual Property, including filing of applications for renewal, affidavits of use and affidavits of incontestability, except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

(h) In the event that any material Intellectual Property is infringed, misappropriated or diluted by a third party, such Grantor shall take such actions as such Grantor shall reasonably deem appropriate under the circumstances to protect such Intellectual Property, except as would not reasonably be expected to result in a Material Adverse Effect.

5.9 Receivables. Other than in the ordinary course of business or consistent with its past practice, and except as would not reasonably be expected to result in a Material Adverse Effect, such Grantor will not, (a) grant any extension of the time of payment of any Receivable, (b) compromise or settle any Receivable for less than the full amount thereof, (c) release, wholly or partially, any Person liable for the payment of any Receivable, (d) allow any credit or discount whatsoever on any Receivable or (e) amend, supplement or modify any Receivable in any manner that could adversely affect the value thereof.

5.10 [Reserved]

5.11 Preservation of Collateral. Grantors will do and perform all reasonable acts that may be necessary and appropriate to maintain, preserve and protect the Collateral, except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

5.12 Compliance with Laws, Etc. Such Grantor will comply in all material respects with all laws, regulations and ordinances, and all policies of insurance, relating in a material way to the possession, operation, maintenance and control of the Collateral, except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

5.13 [Reserved].

5.14 Location of Collateral. Such Grantor will: (a) keep all material Collateral held by such Grantor and all Books pertaining to the Rights of Payment of such Grantor at the locations set forth in Schedule 5 or at such other locations as may be disclosed in writing to the Administrative Agent pursuant to clause (b) and will not remove any such Collateral from such locations (other than in connection with sales of Inventory in the ordinary course of such Grantor’s business, the movement of Collateral as part of such Grantor’s supply chain and in the ordinary course of such Grantor’s business, other dispositions permitted by Section 5.15 and Section 7.5 of the Credit Agreement and movements of Collateral from one disclosed location to another disclosed location within the United States), except upon at least 10 days’ prior written notice of any removal to the Administrative Agent; and (b) give the Administrative Agent at least 10 days’ prior written notice of any change in the locations set forth in Schedule 5.

5.15 Maintenance of Records. Such Grantor will keep separate, accurate and complete Books with respect to Collateral held by such Grantor, disclosing the Administrative Agent’s security interest hereunder.

5.16 Disposition of Collateral. Such Grantor will not surrender or lose possession of (other than to the Administrative Agent), sell, lease, rent, or otherwise dispose of or transfer any of the Collateral held by such Grantor or any right or interest therein, except to the extent permitted by the Loan Documents.

5.17 Liens. Such Grantor will keep the Collateral held by such Grantor free of all Liens except Liens permitted under Section 7.3 of the Credit Agreement.

5.18 Expenses. Such Grantor will pay all expenses of protecting, storing, warehousing, insuring, handling and shipping the Collateral held by such Grantor, to the extent the failure to pay any such expenses could reasonably be expected to materially and adversely affect the value of the Collateral.

5.19 Leased Premises; Collateral Held by Warehouseman, Bailee, Etc. At the Administrative Agent’s request, such Grantor will use commercially reasonable efforts to obtain from each Person from whom such Grantor leases any premises, and from each other Person at whose premises any Collateral held by such Grantor is at any time present (including any bailee, warehouseman or similar Person), in each case where any Collateral in excess of $500,000 is maintained, any such collateral access, subordination, landlord waiver, bailment, consent and estoppel agreements as the Administrative Agent may require, in form and substance reasonably satisfactory to the Administrative Agent.

5.20 Chattel Paper. Such Grantor will not create any Chattel Paper in excess of $500,000 without placing a legend on such Chattel Paper acceptable to the Administrative Agent indicating that the Administrative Agent has a security interest in such Chattel Paper. Such Grantor will give the Administrative Agent immediate notice if such Grantor at any time holds or acquires an interest in any Chattel Paper, including any Electronic Chattel Paper and shall comply, in all respects, with the provisions of Section 5.1 hereof.

5.21 Commercial Tort Claims. Such Grantor will give the Administrative Agent prompt notice if such Grantor shall at any time hold or acquire any Commercial Tort Claim with a potential value in excess of $500,000.

5.22 Letter-of-Credit Rights. Such Grantor will give the Administrative Agent prompt notice if such Grantor shall at any time hold or acquire any Letter-of-Credit Rights with a potential value in excess of $500,000.

5.23 Shareholder Agreements and Other Agreements.

(a) Such Grantor shall comply with all of its obligations under any shareholders agreement, operating agreement, partnership agreement, voting trust, proxy agreement or other similar agreement or understanding (collectively, the “Pledged Collateral Agreements”) to which it is a party and shall enforce all of its rights thereunder, except, with respect to any such Pledged Collateral Agreement relating to any Pledged Collateral issued by a Person other than a Subsidiary of a Grantor, to the extent the failure to enforce any such rights could reasonably be expected to materially and adversely affect the value of the Pledged Collateral to which any such Pledged Collateral Agreement relates.

(b) Such Grantor agrees that no Pledged Stock1 (i) shall be dealt in or traded on any securities exchange or in any securities market, (ii) shall constitute an investment company security, or (iii) shall be held by such Grantor in a Securities Account.

[1]	NTD: definition of “Pledged Stock” limited to stock of Grantor’s direct subs

SECTION 6. REMEDIAL PROVISIONS

Each Grantor covenants and agrees with the Administrative Agent and the other Secured Parties that, from and after the date of this Agreement until the Discharge of Obligations:

6.1 Certain Matters Relating to Receivables.

(a) The Administrative Agent hereby authorizes each Grantor to collect such Grantor’s Receivables, and the Administrative Agent may curtail or terminate said authority at any time after the occurrence and during the continuance of an Event of Default. If required by the Administrative Agent at any time after the occurrence and during the continuance of an Event of Default, any payments of Receivables, when collected by any Grantor, (i) shall be forthwith (and, in any event, within two Business Days) deposited by such Grantor in the exact form received, duly indorsed by such Grantor to the Administrative Agent if required, in a Collateral Account over which the Administrative Agent has control, subject to withdrawal by the Administrative Agent for the account of the Secured Parties only as provided in Section 6.5, and (ii) until so turned over, shall be held by such Grantor in trust for the Administrative Agent and the other Secured Parties, segregated from other funds of such Grantor. After the occurrence and during the continuance of an Event of Default, each such deposit of Proceeds of Receivables shall be accompanied by a report identifying in reasonable detail the nature and source of the payments included in the deposit.

(b) At the Administrative Agent’s request, after the occurrence of an Event of Default, each Grantor shall deliver to the Administrative Agent all original and other documents evidencing, and relating to, the agreements and transactions which gave rise to the Receivables, including, without limitation, all original orders, invoices and shipping receipts.

6.2 Communications with Obligors; Grantors Remain Liable.

(a) The Administrative Agent in its own name or in the name of others may at any time after the occurrence and during the continuance of an Event of Default communicate with obligors under the Receivables to verify with them to the Administrative Agent’s satisfaction the existence, amount and terms of any Receivables.

(b) Upon the request of the Administrative Agent, at any time after the occurrence and during the continuance of an Event of Default, each Grantor shall notify obligors on the Receivables that the Receivables have been assigned to the Administrative Agent for the ratable benefit of the Secured Parties and that payments in respect thereof shall be made directly to the Administrative Agent.

(c) Anything herein to the contrary notwithstanding, each Grantor shall remain liable under each of the Receivables to observe and perform all the conditions and obligations to be observed and performed by it thereunder, all in accordance with the terms of any agreement giving rise thereto. Neither the Administrative Agent nor any other Secured Party shall have any obligation or liability under any Receivable (or any agreement giving rise thereto) by reason of or arising out of this Agreement or the receipt by the Administrative Agent or any Lender of any payment relating thereto, nor shall the Administrative Agent nor any other Secured Party be obligated in any manner to perform any of the obligations of any Grantor under or pursuant to any Receivable (or any agreement giving rise thereto), to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by it or as to the sufficiency of any performance by any party thereunder, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times.

6.3 Investment Property.

(a) Unless an Event of Default shall have occurred and be continuing and the Administrative Agent shall have given written notice to the relevant Grantor of the Administrative

Agent’s intent to exercise its corresponding rights pursuant to Section 6.3(b), each Grantor shall be permitted to receive all cash dividends paid in respect of the Pledged Collateral and all payments made in respect of the Pledged Notes to the extent not prohibited by the Credit Agreement, and to exercise all voting and corporate or other organizational rights with respect to the Investment Property of such Grantor; provided, however, that no vote shall be cast or corporate or other organizational right exercised or other action taken which, in the Administrative Agent’s reasonable discretion, would materially impair the Collateral or which would be inconsistent with or result in any violation of any provision of the Credit Agreement, this Agreement or any other Loan Document.

(b) If an Event of Default shall occur and be continuing and the Administrative Agent shall give notice of its intent to exercise such rights to the relevant Grantor or Grantors, (i) the Administrative Agent shall have the right (A) to receive any and all cash dividends, payments or other Proceeds paid in respect of the Investment Property (including the Pledged Collateral) of any or all of the Grantors and make application thereof to the Secured Obligations in the order set forth in Section 6.5, and (B) to exchange uncertificated Pledged Collateral for certificated Pledged Collateral and to exchange certificated Pledged Collateral for certificates of larger or smaller denominations, for any purpose consistent with this Agreement (in each case to the extent such exchanges are permitted under the applicable Pledged Collateral Agreements or otherwise agreed upon by the Issuer of such Pledged Collateral), and (ii) any and all of such Investment Property shall be registered in the name of the Administrative Agent or its nominee, and the Administrative Agent or its nominee may thereafter exercise (x) all voting, corporate and other rights pertaining to such Investment Property at any meeting of shareholders of the relevant Issuer or Issuers or otherwise and (y) any and all rights of conversion, exchange and subscription and any other rights, privileges or options pertaining to such Investment Property as if it were the absolute owner thereof (including, without limitation, the right to exchange at its discretion any and all of any such Investment Property upon the merger, consolidation, reorganization, recapitalization or other fundamental change in the corporate or other organizational structure of any Issuer, or upon the exercise by any Grantor or the Administrative Agent of any right, privilege or option pertaining to such Investment Property, and in connection therewith, the right to deposit and deliver any and all of such Investment Property with any committee, depositary, transfer agent, registrar or other designated agency upon such terms and conditions as the Administrative Agent may determine), all without liability except to account for property actually received by it, but the Administrative Agent shall have no duty to any Grantor to exercise any such right, privilege or option and shall not be responsible for any failure to do so or delay in so doing.

(c) Each Grantor hereby authorizes and instructs each Issuer of any Pledged Collateral or Pledged Notes pledged by such Grantor hereunder to (i) comply with any instruction received by it from the Administrative Agent in writing that (x) states that an Event of Default has occurred and is continuing and (y) is otherwise in accordance with the terms of this Agreement, without any other or further instructions from such Grantor, and each Grantor agrees that each Issuer shall be fully protected in so complying, and (ii) following the receipt of such an instruction, unless otherwise expressly permitted hereby, pay any dividends or other payments with respect to the Pledged Collateral or, as applicable, the Pledged Notes directly to the Administrative Agent.

(d) If an Event of Default shall have occurred and be continuing, the Administrative Agent shall have the right to apply the balance from any Deposit Account (other than Excluded Accounts) or instruct the bank at which any Deposit Account (other than Excluded Accounts) is maintained to pay the balance of any Deposit Account (other than Excluded Accounts) to or for the benefit of the Administrative Agent.

6.4 Proceeds to be Turned Over To Administrative Agent. In addition to the rights of the Administrative Agent and the other Secured Parties specified in Section 6.1 with respect to payments of Receivables, if an Event of Default shall occur and be continuing, all Proceeds received by any Grantor consisting of cash, checks, Cash Equivalents and other near-cash items shall be held by such Grantor in trust for the Administrative Agent and the other Secured Parties, segregated from other funds of such Grantor, and shall, forthwith upon receipt by such Grantor, be turned over to the Administrative Agent in the exact form received by such Grantor (duly indorsed by such Grantor to the Administrative Agent, if required). All Proceeds received by the Administrative Agent hereunder during the occurrence of an Event of Default shall be held by the Administrative Agent in a Collateral Account over which it maintains control, within the meaning of the UCC. All Proceeds while held by the Administrative Agent in a Collateral Account (or by such Grantor in trust for the Administrative Agent and the other Secured Parties) shall continue to be held as collateral security for all the Secured Obligations and shall not constitute payment thereof until applied as provided in Section 6.5.

6.5 Application of Proceeds. If an Event of Default shall have occurred and be continuing, at any time at the Administrative Agent’s election, the Administrative Agent may apply all or any part of Proceeds constituting Collateral, whether or not held in any Collateral Account, in payment of the Secured Obligations in accordance with Section 8.3 of the Credit Agreement.

6.6 Code and Other Remedies. If an Event of Default shall occur and be continuing, the Administrative Agent, on behalf of the Secured Parties, may exercise, in addition to all other rights and remedies granted to them in this Agreement and in any other instrument or agreement securing, evidencing or relating to the Secured Obligations, all rights and remedies of a secured party under the UCC or any other applicable law. Without limiting the generality of the foregoing, the Administrative Agent, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law) to or upon any Grantor or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived), may if an Event of Default has occurred and is continuing, forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may forthwith sell, lease, assign, give option or options to purchase, or otherwise dispose of and deliver the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of the Administrative Agent or any other Secured Party or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk. The Administrative Agent or any other Secured Party shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in any Grantor, which right or equity is hereby waived and released. Each Grantor further agrees, at the Administrative Agent’s request, to assemble the Collateral and make it available to the Administrative Agent at places which the Administrative Agent shall reasonably select, whether at such Grantor’s premises or elsewhere. The Administrative Agent shall apply the net proceeds of any action taken by it pursuant to this Section 6.6, in accordance with the provisions of Section 6.5, only after deducting all reasonable costs and expenses of every kind incurred in connection therewith or incidental to the care or safekeeping of any of the Collateral or in any way relating to the Collateral or the rights of the Administrative Agent and the other Secured Parties hereunder, including, without limitation, reasonable attorneys’ fees and disbursements, to the payment in whole or in part of the Secured Obligations, in such order as is contemplated by Section 8.3 of the Credit Agreement, and only after such application and after the payment by the Administrative Agent of any other amount required by any provision of law, including Section 9615(a)(3) of the UCC, but only to the extent of the surplus, if any, owing to any Grantor. To the extent permitted by applicable law, each Grantor waives all claims, damages and demands it may acquire against the Administrative Agent or any other Secured Party arising out of the exercise by any of them of any rights hereunder, except to the extent caused by the gross negligence or willful misconduct of the Administrative Agent or such Secured Party or their respective agents. If any notice of a proposed sale or other disposition of Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least 10 days before such sale or other disposition.

6.7 Registration Rights.

(a) If the Administrative Agent shall, while an Event of Default has occurred and is continuing, determine to exercise its right to sell any or all of the Pledged Stock pursuant to Section 6.6, and if in the opinion of the Administrative Agent it is necessary or advisable to have the Pledged Stock, or that portion thereof to be sold, registered under the provisions of the Securities Act, the relevant Grantor will use its best efforts to cause the Issuer thereof to (i) execute and deliver, and cause the directors and officers of such Issuer to execute and deliver, all such instruments and documents, and do or cause to be done all such other acts as may be, in the opinion of the Administrative Agent, necessary or advisable to register the Pledged Stock, or that portion thereof to be sold, under the provisions of the Securities Act, (ii) use its best efforts to cause the registration statement relating thereto to become effective and to remain effective for a period of one year from the date of the first public offering of the Pledged Stock, or that portion thereof to be sold, and (iii) make all amendments thereto and/or to the related prospectus which, in the opinion of the Administrative Agent, are necessary or advisable, all in conformity with the requirements of the Securities Act and the rules and regulations of the Securities and Exchange Commission applicable thereto. Each Grantor agrees to cause such Issuer to comply with the provisions of the securities or “Blue Sky” laws of any and all jurisdictions which the Administrative Agent shall designate and to make available to its security holders, as soon as practicable, an earnings statement (which need not be audited) which will satisfy the provisions of Section 11(a) of the Securities Act.

(b) Each Grantor recognizes that the Administrative Agent may be unable to effect a public sale of any or all the Pledged Stock, by reason of certain prohibitions contained in the Securities Act and applicable state securities laws or otherwise, and may be compelled to resort to one or more private sales thereof to a restricted group of purchasers which will be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof. Each Grantor acknowledges and agrees that any such private sale may result in prices and other terms less favorable than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner. Subject to its compliance with state securities laws applicable to private sales, the Administrative Agent shall be under no obligation to delay a sale of any of the Pledged Stock for the period of time necessary to permit the Issuer thereof to register such securities for public sale under the Securities Act, or under applicable state securities laws, even if such Issuer would agree to do so.

(c) Each Grantor agrees to use commercially reasonable efforts to do or cause to be done all such other acts as may be necessary to make such sale or sales of all or any portion of the Pledged Stock pursuant to this Section 6.7 valid and binding and in compliance with any applicable Requirement of Law. Each Grantor further agrees that a breach of any of the covenants contained in this Section 6.7 will cause irreparable injury to the Administrative Agent and the other Secured Parties, that the Administrative Agent and the other Secured Parties have no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section 6.7 shall be specifically enforceable against such Grantor, and such Grantor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that no Event of Default has occurred under the Credit Agreement.

6.8 Intellectual Property License. Solely for the purpose of enabling the Administrative Agent to exercise rights and remedies under this Section 6 and at such time when an Event of Default has occurred and is continuing or as the Administrative Agent shall be lawfully entitled to exercise such rights and remedies, each Grantor hereby grants to the Administrative Agent, for the benefit of the Secured Parties, an irrevocable, non-exclusive, worldwide license (exercisable without payment of royalty or other compensation to such Grantor), subject, in the case of Trademarks, to sufficient rights to quality control and inspection in favor of such Grantor to avoid the risk of invalidation of said Trademarks, to use, operate under, license, or sublicense any Intellectual Property now owned or hereafter acquired by the Grantors in connection with such exercise of rights and remedies.

6.9 Deficiency. Each Grantor shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Collateral are insufficient to pay its Secured Obligations and the fees and disbursements of any attorneys employed by the Administrative Agent or any other Secured Party to collect such deficiency.

SECTION 7. THE ADMINISTRATIVE AGENT

Each Grantor covenants and agrees with the Administrative Agent and the other Secured Parties that:

7.1 Administrative Agent’s Appointment as Attorney-in-Fact, etc.

(a) Each Grantor hereby irrevocably constitutes and appoints the Administrative Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Grantor and in the name of such Grantor or in its own name, for the purpose of carrying out the terms of this Agreement, when an Event of Default has occurred and is continuing, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Agreement, and, without limiting the generality of the foregoing, each Grantor hereby gives the Administrative Agent the power and right, on behalf of such Grantor, without notice to or assent by such Grantor, to do any or all of the following when an Event of Default has occurred and is continuing:

(i) in the name of such Grantor or its own name, or otherwise, take possession of and indorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due under any Receivable or with respect to any other Collateral and file any claim or take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Administrative Agent for the purpose of collecting any and all such moneys due under any Receivable or with respect to any other Collateral whenever payable;

(ii) in the case of any Intellectual Property, execute and deliver, and have recorded, any and all agreements, instruments, documents and papers as the Administrative Agent may request to evidence the Administrative Agent’s and the other Secured Parties’ security interest in such Intellectual Property and the goodwill and general intangibles of such Grantor relating thereto or represented thereby;

(iii) pay or discharge taxes and Liens levied or placed on or threatened against the Collateral, effect any repairs or any insurance called for by the terms of this Agreement and pay all or any part of the premiums therefor and the costs thereof;

(iv) execute, in connection with any sale provided for in Section 6.6 or 6.7, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral; and

(v) (A) direct any party liable for any payment under any of the Collateral to make payment of any and all moneys due or to become due thereunder directly to the Administrative Agent or as the Administrative Agent shall direct; (B) ask or demand for, collect, and receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral; (C) sign and indorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications, notices and other documents in connection with any of the Collateral; (D) commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any portion thereof and to enforce any other right in respect of any Collateral, including, without limitation, to bring suits for any infringement or impairment of any of the Grantor’s Intellectual Property; (E) defend any suit, action or proceeding brought against such Grantor with respect to any Collateral; (F) settle, compromise or adjust any such suit, action or proceeding and, in connection therewith, give such discharges or releases as the Administrative Agent may deem appropriate; (G) assign any Copyright, Patent or Trademark (along with the goodwill of the business to which any such Copyright, Patent or Trademark pertains), throughout the world for such term or terms, on such conditions, and in such manner, as the Administrative Agent shall in its sole discretion determine; and (H) generally, sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Administrative Agent were the absolute owner thereof for all purposes, and do, at the Administrative Agent’s option and such Grantor’s expense, at any time, or from time to time, all acts and things which the Administrative Agent deems necessary to protect, preserve or realize upon the Collateral and the Administrative Agent’s and the other Secured Parties’ security interests therein and to effect the intent of this Agreement, all as fully and effectively as such Grantor might do.

Anything in this Section 7.1(a) to the contrary notwithstanding, the Administrative Agent agrees that it will not exercise any rights under the power of attorney provided for in this Section 7.1(a) unless an Event of Default shall have occurred and be continuing.

(b) If any Grantor fails to perform or comply with any of its agreements contained herein, the Administrative Agent, at its option, but without any obligation so to do, may perform or comply, or otherwise cause performance or compliance, with such agreement.

(c) The expenses of the Administrative Agent incurred in connection with actions undertaken as provided in this Section 7.1, together with interest thereon at a rate per annum equal to the highest rate per annum at which interest would then be payable on any category of past due ABR Loans under the Credit Agreement, from the date of payment by the Administrative Agent to the date reimbursed by the relevant Grantor, shall be payable by such Grantor to the Administrative Agent on demand.

(d) Each Grantor hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. All powers, authorizations and agencies contained in this Agreement are coupled with an interest and are irrevocable until this Agreement is terminated and the security interests created hereby are released.

7.2 Duty of Administrative Agent. The Administrative Agent’s sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession, under Section 9-207 of the UCC or otherwise, shall be to deal with it in the same manner as the Administrative Agent deals with similar property for its own account. Neither the Administrative Agent, any other Secured Party nor any of their respective officers, directors, employees or agents shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Grantor or any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof. The powers conferred on the Administrative Agent and the other Secured Parties hereunder are solely to protect the Administrative Agent’s and the other Secured Parties’ interests in the Collateral and shall not impose any duty upon the Administrative Agent or any other Secured Party to exercise any such powers. The Administrative Agent and the other Secured Parties shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder, except for their own gross negligence or willful misconduct.

7.3 Authority of Administrative Agent. Each Grantor acknowledges that the rights and responsibilities of the Administrative Agent under this Agreement with respect to any action taken by the Administrative Agent or the exercise or non-exercise by the Administrative Agent of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement shall, as between the Administrative Agent and the other Secured Parties, be governed by the Credit Agreement and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Administrative Agent and the Grantors, the Administrative Agent shall be conclusively presumed to be acting as agent for the Secured Parties with full and valid authority so to act or refrain from acting, and no Grantor shall be under any obligation, or entitlement, to make any inquiry respecting such authority.

SECTION 8. MISCELLANEOUS

8.1 Amendments in Writing. None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except in accordance with Section 10.1 of the Credit Agreement.

8.2 Notices. All notices, requests and demands to or upon the Administrative Agent or any Grantor hereunder shall be effected in the manner provided for in Section 10.2 of the Credit Agreement; provided that any such notice, request or demand to or upon any Guarantor shall be addressed to such Guarantor at its notice address set forth on Schedule 1.

8.3 No Waiver by Course of Conduct; Cumulative Remedies. Neither the Administrative Agent nor any other Secured Party shall by any act (except by a written instrument pursuant to Section 8.1), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default, as applicable. No failure to exercise, nor any delay in exercising, on the part of the Administrative Agent or any other Secured Party, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Administrative Agent or any other Secured Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which the Administrative Agent or such other Secured Party would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

8.4 Enforcement Expenses; Indemnification.

(a) Each Guarantor agrees to pay or reimburse the Administrative Agent and each other Secured Party for all its costs and expenses incurred in collecting against such Guarantor under the guaranty contained in Section 2 of this Agreement or otherwise enforcing or preserving any rights under this Agreement and the other Loan Documents to which such Guarantor is a party, including the fees and disbursements of counsel (including the allocated fees and expenses of in-house counsel) to the Administrative Agent and of counsel to each other Secured Party.

(b) Each Guarantor agrees to pay, and to save the Administrative Agent and each other Secured Party harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all stamp, excise, sales or other taxes which may be payable or determined to be payable with respect to any of the Collateral or in connection with any of the transactions contemplated by this Agreement.

(c) Each Guarantor agrees to pay, and to save the Administrative Agent and each other Secured Party harmless from, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement to the extent the Borrowers would be required to do so pursuant to the Credit Agreement.

(d) The agreements in this Section 8.4 shall survive repayment of the Secured Obligations and any other amounts payable under the Credit Agreement and the other Loan Documents.

8.5 Successors and Assigns. This Agreement shall be binding upon the successors and assigns of each Grantor and shall inure to the benefit of the Administrative Agent and each other Secured Party and their respective successors and assigns; provided that no Grantor may assign, transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of the Administrative Agent.

8.6 Set Off. Each Grantor hereby irrevocably authorizes the Administrative Agent and each other Secured Party and any Affiliate thereof at any time and from time to time after the occurrence and during the continuance of an Event of Default, without notice to such Grantor or any other Grantor, any such notice being expressly waived by each Grantor, to setoff and appropriate and apply any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by the Administrative Agent or such Secured Party or such Affiliate to or for the credit or the account of such Grantor, or any part thereof in such amounts as the Administrative Agent or such Secured Party may elect, against and on account of the Secured Obligations and liabilities of such Grantor to the Administrative Agent or such Secured Party hereunder and under the other Loan Documents and claims of every nature and description of the Administrative Agent or such Secured Party against such Grantor, in any currency, whether arising hereunder, under the Credit Agreement, any other Loan Document or otherwise, as the Administrative Agent or such Secured Party may elect, whether or not the Administrative Agent or any other Secured Party has made any demand for payment and although such obligations, liabilities and claims may be contingent or unmatured. The rights of the Administrative Agent and each other Secured Party under this Section 8.6 are in addition to other rights and remedies (including, without limitation, other rights of setoff) which the Administrative Agent or such other Secured Party may have.

8.7 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile and/or electronic mail), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

8.8 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

8.9 Section Headings. The Section headings used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

8.10 Integration. This Agreement and the other Loan Documents represent the agreement of the Grantors, the Administrative Agent and the other Secured Parties with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any other Secured Party relative to subject matter hereof and thereof not expressly set forth or referred to herein or in the other Loan Documents.

8.11 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

8.12 Submission to Jurisdiction; Waivers. Each Grantor hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Grantor at its address referred to in Section 8.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 8.12 any special, exemplary, punitive or consequential damages.

8.13 Acknowledgements. Each Grantor hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents to which it is a party;

(b) neither the Administrative Agent nor any other Secured Party has any fiduciary relationship with or duty to any Grantor arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Grantors, on the one hand, and the Administrative Agent and the other Secured Parties, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among any of the Secured Parties or among the Grantors and any of the Secured Parties.

8.14 Additional Grantors. Each Subsidiary of a Grantor that is required to become a party to this Agreement pursuant to Section 6.12 of the Credit Agreement shall become a Grantor for all purposes of this Agreement upon execution and delivery by such Subsidiary of an Assumption Agreement in the form of Annex 1 hereto.

8.15 Releases.

(a) Upon the Discharge of Obligations, the Collateral shall be released from the Liens in favor of the Administrative Agent and the other Secured Parties created hereby, this Agreement shall terminate with respect to the Administrative Agent and the other Secured Parties, and all obligations (other than those expressly stated to survive such termination) of each Grantor to the Administrative Agent or any other Secured Party hereunder shall terminate, all without delivery of any instrument or performance of any act by any party. At the sole expense of any Grantor following any such termination, the Administrative Agent shall deliver such documents as such Grantor shall reasonably request to evidence such termination.

(b) If any of the Collateral shall be sold, transferred or otherwise disposed of by any Grantor in a transaction permitted the Credit Agreement, then the Administrative Agent, at the request and sole expense of such Grantor, shall promptly execute and deliver to such Grantor all releases or other documents reasonably necessary or desirable for the release of the Liens created hereby on such Collateral, as applicable. At the request and sole expense of the Borrowers, a Guarantor shall be released from its obligations hereunder in the event that all the Capital Stock of such Guarantor shall be sold, transferred or otherwise disposed of to a Person other than a Grantor in a transaction permitted by the Credit Agreement; provided that the Borrowers shall have delivered to the Administrative Agent, at least ten days, or such shorter period as the Administrative Agent may agree, prior to the date of the proposed release, a written request for release identifying the relevant Guarantor and the terms of the sale or other disposition in reasonable detail, including the price thereof and any expenses in connection therewith, together with a certification by the Borrowers stating that such transaction is in compliance with terms and provisions of the Credit Agreement and the other Loan Documents.

8.16 WAIVER OF JURY TRIAL. EACH GRANTOR AND THE ADMINISTRATIVE AGENT EACH HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND FOR ANY COUNTERCLAIM THEREIN. WITHOUT INTENDING IN ANY WAY TO LIMIT ANY GRANTOR’S AGREEMENT TO WAIVE THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY, if the above waiver of the right to a trial by jury is not enforceable, each Grantor and the Administrative Agent agree that any and all disputes or controversies of any nature between them arising at any time shall be decided by a reference to a private judge, mutually selected by the Grantors, the Administrative Agent and the Lenders (or, if they cannot agree, by the Presiding Judge of the Santa Clara County, California Superior Court) appointed in accordance with California Code of Civil Procedure Section 638 (or pursuant to comparable provisions of federal law if the dispute falls within the exclusive jurisdiction of the federal courts), sitting without a jury, in Santa Clara County, California; and each Grantor hereby submits to the jurisdiction of such court. The reference proceedings shall be conducted pursuant to and in accordance with the provisions of California Code of Civil Procedure §§ 638 through 645.1, inclusive. The private judge shall have the power, among others, to grant provisional relief, including entering temporary restraining orders, issuing preliminary and permanent injunctions and appointing receivers. All such proceedings shall be closed to the public and confidential and all records relating thereto shall be permanently sealed. If during the course of any dispute, a party desires to seek provisional relief, but a judge has not been appointed at that point pursuant to the judicial reference procedures, then such party may apply to the Santa Clara County, California Superior Court for such relief. The proceeding before the private judge shall be conducted in the same manner as it would be before a court under the rules of evidence applicable to judicial proceedings. Grantors shall be entitled to discovery which shall be conducted in the same manner as it would be before a court under the rules of discovery applicable to judicial proceedings. The private judge shall oversee discovery and may enforce all discovery rules and orders applicable to judicial proceedings in the same manner as a trial court judge. Grantors agree that the selected or appointed private judge shall have the power to decide all issues in the action or proceeding, whether of fact of law, and shall report a statement of decision thereon pursuant to the California Code of Civil Procedure § 644(a). Nothing in this paragraph shall limit the right of the Administrative Agent or any Lender at any time to exercise self-help remedies, foreclose against collateral, or obtain provisional remedies. The private judge shall also determine all issues relating to the applicability, interpretation and enforceability of this paragraph.

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IN WITNESS WHEREOF, each of the undersigned has caused this Guarantee and Collateral Agreement to be duly executed and delivered as of the date first above written.

GRANTORS:

LTX-CREDENCE CORPORATION

By:

Name:

Title:

EVERETT CHARLES TECHNOLOGIES LLC

By:

Name:

Title:

ADMINISTRATIVE AGENT:

SILICON VALLEY BANK

By:

Name:

Title:

SCHEDULE 1

NOTICE ADDRESSES OF GUARANTORS

[Schedules provided separately]

Guarantor	Notice Address

SCHEDULE 2

DESCRIPTION OF INVESTMENT PROPERTY

Pledged Stock:

Grantor	Issuer	Class of Capital Stock	Certificate No.	No. of Shares / Units

Pledged Notes:

Grantor	Issuer	Date of Issuance	Payee	Principal Amount

Securities Accounts:

Grantor	Securities Intermediary	Address	Account Number(s)

Commodity Accounts:

Grantor	Commodities Intermediary	Address	Account Number(s)

Deposit Accounts:

Grantor	Depositary Bank	Address	Account Number(s)

SCHEDULE 3

FILINGS AND OTHER ACTIONS

REQUIRED TO PERFECT SECURITY INTERESTS2

Uniform Commercial Code Filings

1.	UCC Financing Statement naming LTX-Credence Corporation as “debtor” and the Administrative Agent as “secured party” to be filed with the Secretary of State of the State of Massachusetts.

2.	UCC Financing Statement naming Everett Charles Technologies LLC as “debtor” and the Administrative Agent as “secured party” to be filed with the Secretary of State of the State of Delaware.

[4.	UCC-3 Termination Statement to be filed with the Secretary of State of the State of [ ] for the purpose of terminating UCC-1 Financing Statement No. [ ] filed by [ ] against [BORROWER].]

[5.	UCC-3 Termination Statement to be filed with the Secretary of State of the State of [ ] for the purpose of terminating UCC-1 Financing Statement No. [ ] filed by [ ] against [GUARANTOR].]

Copyright, Patent and Trademark Filings

[                    ]

Other Actions

1.	Execution and delivery of SVB Deposit Account Control Agreement

2.	Execution and delivery of Merganser Securities Account Control Agreement

[2]	Conform to the particulars of the transaction.

SCHEDULE 4

LOCATION OF JURISDICTION OF ORGANIZATION,

CHIEF EXECUTIVE OFFICE AND LOCATION OF BOOKS

Grantor	Jurisdiction of Organization	Organizational Identification Number	Location of Chief Executive Office	Location of Books

SCHEDULE 5

LOCATIONS OF EQUIPMENT AND INVENTORY

Grantor	Address Location

SCHEDULE 6

RIGHTS OF THE GRANTORS RELATING TO PATENTS

Issued Patents of [NAME OF GRANTOR]

Jurisdiction	Patent No.	Issue Date	Inventor	Title

Pending Patent Applications of [NAME OF GRANTOR]

Jurisdiction	Serial No.	Filing Date	Inventor	Title

SECTION 6. Issued Patents and Pending Patent Applications Licensed to [NAME OF GRANTOR]

[                    ]

RIGHTS OF THE GRANTORS RELATING TO TRADEMARKS

Registered Trademarks of [NAME OF GRANTOR]

Jurisdiction	Registration No.	Registration Date	Filing Date	Registered Owner	Mark

Pending Trademark Applications of [NAME OF GRANTOR]

Jurisdiction	Application No.	Filing Date	Applicant	Mark

SECTION 7. Registered Trademarks and Pending Trademark Applications Licensed to [NAME OF GRANTOR]

[                    ]

RIGHTS OF THE GRANTORS RELATING TO COPYRIGHTS

Registered Copyrights of [NAME OF GRANTOR]

Jurisdiction	Registration No.	Registration Date	Work of Authorship

Pending Copyright Applications of [NAME OF GRANTOR]

Jurisdiction	Application No.	Application Date	Work of Authorship

SECTION 8. Registered Copyrights and Pending Copyright Applications Licensed to [NAME OF GRANTOR]

[                    ]

SCHEDULE 7

LETTER OF CREDIT RIGHTS

SCHEDULE 8

COMMERCIAL TORT CLAIMS

ANNEX 1 TO

GUARANTEE AND COLLATERAL AGREEMENT

FORM OF

ASSUMPTION AGREEMENT

This ASSUMPTION AGREEMENT, dated as of [                    ], is executed and delivered by [                                        ] (the “Additional Grantor”), in favor of SILICON VALLEY BANK, as administrative agent (in such capacity, the “Administrative Agent”) for the banks and other financial institutions or entities (the “Lenders”) from time to time parties to that certain Credit Agreement, dated as of November 27, 2013 (as amended, amended and restated, supplemented, restructured or otherwise modified, renewed or replaced from time to time, the “Credit Agreement”), among LTX-CREDENCE CORPORATION, a Massachusetts corporation (the “LTX”), ECT, LLC, a Delaware limited liability company (“ECT”, and together with LTX, each, a “Borrower” and collectively, the “Borrowers”), the Lenders party thereto and the Administrative Agent. All capitalized terms not defined herein shall have the respective meanings ascribed to such terms in such Credit Agreement.

W I T N E S S E T H:

WHEREAS, in connection with the Credit Agreement, the Borrowers and certain of their Affiliates (other than the Additional Grantor) have entered into that certain Guarantee and Collateral Agreement, dated as of November 27, 2013 in favor of the Administrative Agent for the benefit of the Secured Parties defined therein (the “Guarantee and Collateral Agreement”);

WHEREAS, the Borrowers are required, pursuant to Section 6.12 of the Credit Agreement to cause the Additional Grantor to become a party to the Guarantee and Collateral Agreement in order to grant in favor of the Administrative Agent (for the ratable benefit of the Lenders) the Liens and security interests therein specified and provide its guarantee of the Obligations as therein contemplated; and

WHEREAS, the Additional Grantor has agreed to execute and deliver this Assumption Agreement in order to become a party to the Guarantee and Collateral Agreement;

NOW, THEREFORE, IT IS AGREED:

1. Guarantee and Collateral Agreement. By executing and delivering this Assumption Agreement, the Additional Grantor, as provided in Section 8.14 of the Guarantee and Collateral Agreement, (a) hereby becomes a party to the Guarantee and Collateral Agreement as both a “Grantor” and a “Guarantor” thereunder with the same force and effect as if originally named therein as a Grantor and a Guarantor and, without limiting the generality of the foregoing, hereby expressly assumes all obligations and liabilities of a Grantor and a Guarantor thereunder, and (b) hereby grants to the Administrative Agent, for the benefit of the Secured Parties, as security for the Secured Obligations, a security interest in all of the Additional Grantor’s right, title and interest in any and to all Collateral of the Additional Grantor, in each case whether now owned or hereafter acquired or in which the Additional Grantor now has or hereafter acquires an interest and wherever the same may be located, but subject in all respects to the terms, conditions and exclusions set forth in the Guarantee and Collateral Agreement. The information set forth in Schedule 1 hereto is hereby added to the information set forth in the Schedules to the Guarantee and Collateral Agreement. The Additional Grantor hereby represents and warrants that each of the representations and warranties contained in Section 4 of the Guarantee and Collateral Agreement (x) that is qualified by materiality is true and correct, and (y) that is not qualified by materiality, is true and correct in all material respects, in each case, on and as the date hereof (after giving effect to this Assumption Agreement) as if made on and as of such date (except to the extent any such representation and warranty expressly relates to an earlier date).

2. Governing Law. THIS ASSUMPTION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF CALIFORNIA.

3. Loan Document. This Assumption Agreement shall constitute a Loan Document under the Credit Agreement.

IN WITNESS WHEREOF, the undersigned has caused this Assumption Agreement to be duly executed and delivered as of the date first above written.

[ADDITIONAL GRANTOR]

By:
Name:
Title:

Schedule to

Assumption Agreement

Supplement to Schedule 1

Supplement to Schedule 2

Supplement to Schedule 3

Supplement to Schedule 4

Supplement to Schedule 5

Supplement to Schedule 6

Supplement to Schedule 7

Supplement to Schedule 8

ANNEX 2 TO

GUARANTEE AND COLLATERAL AGREEMENT

FORM OF

PLEDGE SUPPLEMENT

To:	Silicon Valley Bank, as Administrative Agent

Re:	[Borrower]

Date:

Ladies and Gentlemen:

This Pledge Supplement (this “Pledge Supplement”) is made and delivered pursuant to Section 3.3(g) of that certain Guarantee and Collateral Agreement, dated as of November 27, 2013 (as amended, modified, renewed or extended from time to time, the “Guarantee and Collateral Agreement”), among each Grantor party thereto (each a “Grantor” and collectively, the “Grantors”), and Silicon Valley Bank (the “Administrative Agent”). All capitalized terms used in this Pledge Supplement and not otherwise defined herein shall have the meanings assigned to them in either the Guarantee and Collateral Agreement or the Credit Agreement (as defined in the Guarantee and Collateral Agreement), as the context may require.

The undersigned,                                      [insert name of Grantor], a                      [corporation, partnership, limited liability company, etc.], confirms and agrees that all Pledged Collateral of the undersigned, including the property described on the supplemental schedule attached hereto, shall be and become part of the Pledged Collateral and shall secure all Secured Obligations.

Schedule 2 to the Guarantee and Collateral Agreement is hereby amended by adding to such Schedule 2 the information set forth in the supplement attached hereto.

This Pledge Supplement shall constitute a Loan Document under the Credit Agreement.

THIS PLEDGE SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF CALIFORNIA.

IN WITNESS WHEREOF, the undersigned has executed this Pledge Supplement, as of the date first above written.

[NAME OF APPLICABLE GRANTOR]

By:

Name:

Title:

SUPPLEMENT TO ANNEX 2

TO THE SECURITY AGREEMENT

Name of Subsidiary	Number of Units/Shares Owned	Certificate(s) Numbers	Date Issued	Class or Type of Units or Shares	Percentage of Subsidiary’s Total Equity Interests Owned

Exhibit B

EXHIBIT B

FORM OF COMPLIANCE CERTIFICATE

LTX-CREDENCE CORPORATION & EVERETT CHARLES TECHNOLOGIES LLC

Date:                  , 20

This Compliance Certificate is delivered pursuant to Section 6.2(b)(ii) of that certain Credit Agreement, dated as of November 27, 2013, among LTX-CREDENCE CORPORATION, a Massachusetts corporation (“LTX”), EVERETT CHARLES TECHNOLOGIES LLC, a Delaware limited liability company (collectively with LTX, the “Borrower”), the several banks and other financial institutions from time to time parties thereto (each a “Lender”, and collectively, the “Lenders”), SILICON VALLEY BANK (“SVB”), as the Issuing Lender, and SVB, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”) (as amended, restated, amended and restated, supplemented, restructured or otherwise modified from time to time, the “Credit Agreement”). Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

The undersigned, a duly authorized and acting Responsible Officer of the Borrower, hereby certifies, in his/her capacity as an officer of the Borrower, and not in any personal capacity, as follows:

I have reviewed and am familiar with the contents of this Compliance Certificate.

I have reviewed the terms of the Credit Agreement and the other Loan Documents and have made, or caused to be made under my supervision, a review in reasonable detail of the transactions and condition of the Borrower and its Subsidiaries during the accounting period covered by the financial statements attached hereto as Attachment 1 (the “Financial Statements”). Except as set forth on Attachment 2, such review did not disclose the existence at the end of the accounting period covered by the Financial Statements, and I have no knowledge of the existence as of the date of this Compliance Certificate, of any condition or event which constitutes a Default or an Event of Default.

Attached hereto as Attachment 3 are the computations showing compliance with the covenants set forth in [for compliance certificates provided with respect to quarterly and annual Financial Statements: Sections 7.1(a), (b) and (c)(i) of the Credit Agreement,][for compliance certificates provided with respect to monthly Financial Statements where the Subject Month is not the end of a fiscal quarter: Section 7.1(c)(ii) of the Credit Agreement,] as of the as of the Statement Date set forth in such Attachment 3.

[To the extent not previously disclosed to the Administrative Agent, a description of any change in the jurisdiction of organization of any Loan Party.]

[To the extent not previously disclosed to the Administrative Agent, an updated Schedule 6 to the Guarantee and Collateral Agreement, listing any registered patents, registered trademarks or registered copyrights issued to or acquired by any Loan Party since [the Closing Date][during the most recent Fiscal Quarter].]3

[Remainder of page intentionally left blank; signature page follows]

[3]	To be included in Compliance Reports delivered with respect to quarterly financials only.

Exhibit B

IN WITNESS WHEREOF, I have executed this Compliance Certificate as of the date first written above.

LTX-CREDENCE CORPORATION

By:

Name:

Title:

EVERETT CHARLES TECHNOLOGIES LLC

By:

Name:

Title:

Exhibit B

Attachment 1

to Compliance Certificate

[Attach Financial Statements]

Attachment 1

Attachment 2

to Compliance Certificate

Except as set forth below, no Default or Event of Default has occurred. [If a Default or Event of Default has occurred, the following describes the nature of the Default or Event of Default in reasonable detail and the steps, if any, being taken or contemplated by the Borrower to be taken on account thereof.]

Attachment 2

Attachment 3

to Compliance Certificate

The information described herein is as of [            ], [        ] (the “Statement Date”), and pertains to the Test Period or Subject Period defined below.

I.	Section 7.1(a) — Consolidated Fixed Charge Coverage Ratio[4]

	A.	Consolidated EBITDA for the Subject Period:

(“Subject Period” means the four fiscal quarter period ending on the Statement Date)

		1.	Consolidated Net Income for the Subject Period:	$

		2.	Consolidated Interest Expense for the Subject Period:	$

		3.	Provision for income taxes for the Subject Period:	$

		4.	Depreciation expenses for the Subject Period:	$

		5.	Amortization expenses for the Subject Period:	$

		6.	Costs and expenses relating to the Acquisition and the transactions contemplated under the Loan Documents not in excess of $4,500,000 in the aggregate:	$

		7.	Non-cash stock compensation expense:	$

		8.	Non-cash foreign exchange losses:	$

		9.	Other non-cash items reducing Consolidated Net Income (excluding any such non-cash item to the extent that it represents an accrual or reserve for potential cash items in any future period or amortization of a prepaid cash item that was paid in a prior period):	$

		10.	Other non-cash items increasing Consolidated Net Income for the Subject Period (excluding any such non-cash item to the extent it represents the reversal of an accrual or reserve for potential cash item in any prior period):	$

		11.	Consolidated EBITDA for the Subject Period (Lines I.A.1+I.A.2+I.A.3+I.A.4+I.A.5+I.A.6+I.A.7+I.A.8+I.A.9 minus I.A.10):	$

	B.	Portion of taxes based on income actually paid by the Borrower and its Subsidiaries in cash (net of any cash refunds received) during the Subject Period:		$

[4]	Consolidated Fixed Charge Coverage Ratio only tested as of the end of each Fiscal Quarter

Attachment 3

	C.	Consolidated Capital Expenditures (excluding the principal amount funded with the Loans) for the Subject Period:		$

	D.	Consolidated Fixed Charges for the Subject Period:

		1.	Consolidated Interest Expense for the Subject Period:	$

		2.	Scheduled payments made during the Subject Period by the Borrower and its Subsidiaries on account of principal of Indebtedness of the Borrower and its Subsidiaries (including scheduled principal payments in respect of the Term Loans but excluding Loans under the Revolving Commitments to the extent the Borrower has the right to continue or convert such Loans pursuant to Section 2.13 of the Credit Agreement):[5]	$

		3.	Consolidated Fixed Charges for the Subject Period(Lines I.C.1+I.C.2) (without duplication):	$

	E.	Consolidated Fixed Charge Coverage Ratio for the Subject Period(ratio of Lines (I.A.11 minus I.B minus I.C.) to I.D.3):		to 1

		Minimum required:		1.50 to 1

Covenant compliance: Yes ☐ No ☐

II.	Section 7.1(b) — Consolidated Leverage Ratio[6]

	A.	Consolidated Senior Indebtedness as of the Statement Date:		$

	B.	Consolidated EBITDA for the Subject Period (Line I.A.11):		$

	C.	Consolidated Leverage Ratio (ratio of Line II.A to II.B):		to 1

		Maximum permitted:		to 1

Covenant compliance: Yes ☐ No ☐

[5]	For the first year following the Closing Date any calculation of Consolidated Fixed Charges shall be made for the period of time from the Closing Date through such date of calculation and annualized (x) with a multiple of 4x for the period ending January 31, 2014, (y) with a multiple of 2x for the period ending April 30, 2014, and (z) with a multiple of 1.3x for the period ending July 31, 2014.
[6]	Consolidated Leverage Ratio only tested as of the end of each Fiscal Quarter

Attachment 3

III.	Section 7.1(c)(i) — Minimum Liquidity[7]

	A.	Liquidity as of the Statement Date:	$

	B.	Outstanding principal balance of the Loans and outstanding Letters of Credit as of the Statement Date:	$

	C.	Ratio (ratio of Line III.A to III.B):	to 1

		Minimum permitted:	to 1

Covenant compliance: Yes ☐ No ☐

IV.	Section 7.1(c)(ii) — Minimum Liquidity (to be tested monthly on the last day of each month (unless such month is a quarter end date for which the ratio set forth in Section 7.1(c)(i) is tested above))[8]

	A.	Liquidity as of the Statement Date:	$

	B.	Domestic Accounts Receivable as of the Statement Date multiplied by 60%:	$

	C.	Outstanding principal balance of the Loans and outstanding Letters of Credit as of the Statement Date:	$

	D.	Ratio (ratio of (Line IV.A+Line IV.B) to IV.C):	to 1

		Minimum permitted:	to 1

Covenant compliance: Yes ☐ No ☐

[7]	Borrowers shall not be required to comply with Section 7.1(c)(i) at any time after the Consolidated Leverage Ratio has been less than 1.00:1.00 for two (2) consecutive quarters.
[8]	Borrowers shall not be required to comply with Section 7.1(c)(ii) at any time after the Consolidated Leverage Ratio has been less than 1.00:1.00 for two (2) consecutive quarters.

Attachment 3

EXHIBIT C

FORM OF [SECRETARY’S][MANAGING MEMBER’S] CERTIFICATE

[NAME OF APPLICABLE LOAN PARTY]

This Certificate is delivered pursuant to Section 5.1(e) of that certain Credit Agreement, dated as of November 27, 2013, among LTX-CREDENCE CORPORATION, a Massachusetts corporation (“LTX”), EVERETT CHARLES TECHNOLOGIES LLC, a Delaware limited liability company (collectively with LTX, the “Borrower”), the several banks and other financial institutions from time to time parties thereto (each a “Lender”, and collectively, the “Lenders”), SILICON VALLEY BANK (“SVB”), as the Issuing Lender, and SVB as administrative agent for the Lenders (in such capacity, the “Administrative Agent”) (as amended, restated, amended and restated, supplemented, restructured or otherwise modified from time to time, the “Credit Agreement”). Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement. The undersigned [Secretary][Managing Member] of [the Borrower][insert the name of the certifying Loan Party, a [        ] [corporation][limited liability company], the “Certifying Loan Party”] hereby certifies as follows:

1. I am the duly elected and qualified [Secretary][Managing Member] of [the Borrower][the Certifying Loan Party].

2. There are no liquidation or dissolution proceedings pending or, to my knowledge, threatened against [the Borrower][the Certifying Loan Party], nor has any other event occurred which could be reasonably likely to materially adversely affect or threaten the continued [corporate][company] existence of [the Borrower][the Certifying Loan Party].

3. [The Borrower][The Certifying Loan Party] is a [corporation][limited liability company] duly [incorporated][organized], validly existing and in good standing under the laws of the jurisdiction of its organization.

4. Attached hereto as Annex 1 is a true and complete copy of the resolutions duly adopted by the Board of [Directors][Managers] of [the Borrower][the Certifying Loan Party] authorizing the execution, delivery and performance of the Loan Documents to which [the Borrower][the Certifying Loan Party] is a party and all other agreements, documents and instruments to be executed, delivered and performed in connection therewith. Such resolutions have not in any way been amended, modified, revoked or rescinded, and have been in full force and effect since their adoption up to and including the date hereof and are now in full force and effect.

5. Attached hereto as Annex 2 is a true and complete copy of the [By-Laws][Operating Agreement] of [the Borrower][the Certifying Loan Party] as amended to date and as in effect on the date hereof.

6. Attached hereto as Annex 3 is a true and complete copy of the Certificate of [Incorporation][Formation] of [the Borrower][the Certifying Loan Party] as amended to date and as in effect on the date hereof, along with a long-form good-standing certificate for [the Borrower][the Certifying Loan Party] from the jurisdiction of its organization.

7. Attached hereto as Annex 4 are certificates of qualification as a foreign corporation of [the Borrower][the Certifying Loan Party] issued by each jurisdiction in which the

Exhibit C

[the Borrower][the Certifying Loan Party] is required to be so qualified, except for any jurisdiction the failure to be so qualified would not reasonably be expected to result in a Material Adverse Effect.

8. The following persons are now duly elected and qualified officers of [the Borrower][the Certifying Loan Party] holding the offices indicated next to their respective names below, and the signatures appearing opposite their respective names below are the true and genuine signatures of such officers, and each of such officers, acting alone, is duly authorized to execute and deliver on behalf of [the Borrower][the Certifying Loan Party] each of the Loan Documents to which it is a party and any certificate or other document to be delivered by [the Borrower][the Certifying Loan Party] pursuant to the Loan Documents to which it is a party:

Name	Office	Signature

[ ]	[ ]
[ ]	[ ]
[ ]	[ ]
[ ]	[ ]

[Signature page follows]

Exhibit C

IN WITNESS WHEREOF, I have hereunto set my hand as of the date set forth below.

Name:
Title:	[Secretary][Managing Member]

I, [            ], in my capacity as the [            ] of [the Borrower][the Certifying Loan Party], do hereby certify in the name and on behalf of [the Borrower][the Certifying Loan Party] that [            ] is the duly elected and qualified [Secretary][Managing Member] of [the Borrower][the Certifying Loan Party] and that the signature appearing above is [her][his] genuine signature.

Date: [ ]
Name:
Title:

Exhibit C

ANNEX 1

RESOLUTIONS

Exhibit C

ANNEX 2

[BY-LAWS][OPERATING AGREEMENT]

Exhibit C

ANNEX 3

[CERTIFICATE OF INCORPORATION][CERTIFICATE OF FORMATION]

AND

GOOD-STANDING CERTIFICATE

Exhibit C

ANNEX 4

CERTIFICATES OF FOREIGN QUALIFICATION

Exhibit C

EXHIBIT D

FORM OF SOLVENCY CERTIFICATE

[BORROWER NAME]

Date:              , 20

To the Administrative Agent,

and each of the Lenders party

to the Credit Agreement referred to below:

This SOLVENCY CERTIFICATE (this “Certificate”) is delivered pursuant to Section 5.1(o) of that certain Credit Agreement, dated as of November 27, 2013, among LTX-CREDENCE CORPORATION, a Massachusetts corporation (“LTX”), EVERETT CHARLES TECHNOLOGIES LLC, a Delaware limited liability company (collectively with LTX, the “Borrower”), the several banks and other financial institutions from time to time parties thereto (each a “Lender”, and collectively, the “Lenders”), SILICON VALLEY BANK (“SVB”), as the Issuing Lender, and SVB as administrative agent for the Lenders (in such capacity, the “Administrative Agent”) (as amended, restated, amended and restated, supplemented, restructured or otherwise modified from time to time, the “Credit Agreement”). Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement. The undersigned [Chief Financial Officer] of the Borrower, in such capacity only and not in her/his individual capacity, does hereby certify on behalf of each Loan Party and their respective Subsidiaries as of the date hereof that:

1. For purposes of this Certificate, the terms below shall have the following definitions:

(a)	“Fair Value”

The amount at which the assets (both tangible and intangible), in their entirety, of the applicable Loan Party or Subsidiary thereof would change hands between a willing buyer and a willing seller, within a commercially reasonable period of time, each having reasonable knowledge of the relevant facts, with neither being under any compulsion to act.

(b)	“Present Fair Salable Value”

The amount that could be obtained by an independent willing seller from an independent willing buyer if the assets of the applicable Loan Party or Subsidiary thereof are sold with reasonable promptness in an arm’s-length transaction under present conditions for the sale of comparable business enterprises.

(c)	“Stated Liabilities”

The recorded liabilities (including contingent liabilities that would be recorded in accordance with GAAP) of the applicable Loan Party or Subsidiary thereof as of the date hereof after giving effect to the Loans made by the Lenders on the Closing Date and the consummation of the Transactions, determined in accordance with GAAP consistently applied.

Exhibit D

(d)	“Identified Contingent Liabilities”

The maximum estimated amount of liabilities reasonably likely to result from pending litigation, asserted claims and assessments, guaranties, uninsured risks and other contingent or unliquidated liabilities of the applicable Loan Party or Subsidiary thereof after giving effect to the Loans made by the Lenders on the Closing Date and the consummation of the Transactions (including all fees and expenses related thereto but exclusive of such contingent liabilities to the extent reflected in Stated Liabilities).

(e)	“will be able to pay its or their Stated Liabilities and Identified Contingent Liabilities as they mature or otherwise become payable”

For the period from the date hereof through each of (i) the Revolving Termination Date, (ii) the Term Loan Maturity Date and (iii) the Letter of Credit Maturity Date (and after giving effect to the Loans made by the Lenders on the Closing Date and the consummation of the Transactions), LTX and its consolidated Subsidiaries will have sufficient assets and cash flow to pay its Stated Liabilities and Identified Contingent Liabilities as those liabilities mature.

(f)	“does not have Unreasonably Small Capital”

For the period from the date hereof through each of (i) the Revolving Termination Date, (ii) the Term Loan Maturity Date and (iii) the Letter of Credit Maturity Date, after giving effect to the Loans made by the Lenders on the Funding Date and the consummation of the Transactions and all Indebtedness (including Indebtedness incurred under the Credit Agreement) being incurred or assumed and Liens created by the Loan Parties in connection therewith, LTX and its consolidated Subsidiaries’ property is not an unreasonably small amount of capital with which to conduct business.

2. For purposes of this Certificate, the undersigned has, or officers of the Loan Parties under the direction and supervision of the undersigned have, performed the following procedures as of and for the periods set forth below.

(a)	Reviewed the financial statements referred to in Section 5.1(c) of the Credit Agreement.

(b)	Made inquiries of certain officials of the Loan Parties who have responsibility for financial and accounting matters regarding (i) the existence and amount of Identified Contingent Liabilities associated with the business of the Loan Parties and (ii) whether the Pro Forma Financial Statements were prepared in conformity with GAAP applied on a basis consistent with that of the Borrower’s audited financial statements as of July 31, 2013.

(c)	Reviewed, to the satisfaction of the undersigned, the Loan Documents and the respective Schedules and Exhibits thereto and the Acquisition Documents and the respective schedules and exhibits thereto.

Exhibit D

(d)	With respect to Identified Contingent Liabilities:

1.	inquired of certain officials of the Loan Parties who have responsibility for legal, financial and accounting matters as to the existence and estimated liability with respect to all contingent liabilities associated with the business of the Loan Parties; and

2.	confirmed with officers of the Loan Parties that, to the best of such officers’ knowledge, (i) all appropriate items were included in Stated Liabilities or Identified Contingent Liabilities and (ii) the amounts relating thereto were the maximum estimated amount of liabilities reasonably likely to result therefrom as of the date hereof.

(e)	Made inquiries of certain officers of the Loan Parties who have responsibility for financial reporting and accounting matters regarding whether they were aware of any events or conditions that, as of the date hereof, would cause any Loan Party or Subsidiary thereof, after giving effect to the Loans made by the Lenders on the Closing Date and the consummation of the Transactions, to (i) have assets with a Fair Value that is less than the sum of its Stated Liabilities and Identified Contingent Liabilities; (ii) have assets with a Present Fair Salable Value that is less than the amount that will be required to pay its Stated Liabilities and Identified Contingent Liabilities as they become absolute and matured; (iii) have Unreasonably Small Capital; or (iv) not be able to pay its or their respective Stated Liabilities and Identified Contingent Liabilities as they mature or otherwise become payable.

(f)	Have caused to be prepared the projections relating to the Loan Parties and their Subsidiaries, which have been previously delivered to the Administrative Agent and the Lenders, based on good faith estimates and assumptions, and have re-examined such projections on the date hereof and considered the effect thereon of any changes since the date of the preparation thereof on the results projected therein. After such review, the undersigned hereby certifies that in [his][her] opinion such projections are reasonable and attainable (it being recognized by the Lenders that such projections of future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results contained therein) and such projections support the conclusions contained in paragraph 3 below.

3. Based on and subject to the foregoing, the undersigned Chief Financial Officer of LTX hereby certifies on behalf of each of the Loan Parties that, on and as of the date hereof and after giving effect to the Loans made by the Lenders on the Closing Date and the consummation of the Transactions, the initial borrowings on the Closing Date and the application of the proceeds thereof, it is my opinion that (i) the Fair Value of the assets of LTX and its consolidated Subsidiaries exceeds the aggregate amount of LTX’s and its consolidated Subsidiaries’ Stated Liabilities and Identified Contingent Liabilities; (ii) the Present Fair Salable Value of the assets of LTX and its consolidated Subsidiaries will be greater than the amount that will be required to pay LTX’s and its consolidated Subsidiaries’ Stated Liabilities and Identified Contingent Liabilities as they become absolute and matured; (iii) LTX and its consolidated Subsidiaries do not have Unreasonably Small Capital; and (iv) LTX and its consolidated Subsidiaries intend to and believe that they will be able to pay their Stated Liabilities and Identified Contingent Liabilities as they mature or otherwise become payable.

Exhibit D

4. The Borrower does not intend, in receiving the Loans to be made on the Closing Date and consummating the Transactions and the other transactions contemplated by the Loan Documents, to delay, hinder, or defraud either present or future creditors.

(Signature page follows)

Exhibit D

I represent the foregoing information to be, to the best of my knowledge and belief, true and correct and execute this Certificate as of the date first written above.

[By:
Name:

as Chief Financial Officer of: LTX-CREDENCE CORPORATION, a Massachusetts corporation]

[By:
Name:

as Chief Financial Officer of: EVERETT CHARLES TECHNOLOGIES LLC, a Delaware limited liability company]

Exhibit D

EXHIBIT E

FORM OF ASSIGNMENT AND ASSUMPTION

[BORROWER NAME]

This Assignment and Assumption Agreement (the “Assignment Agreement”) is dated as of the Assignment Effective Date set forth below and is entered into by and between the Assignor identified in item 1 below (the “Assignor”) and the Assignee identified in item 2 below (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment Agreement as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Assignment Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by the Assignor to the Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Each such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment Agreement, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:

[for Assignee, if applicable, indicate [Affiliate][Approved Fund] of [identify Lender]]

3.	Borrower:	LTX-CREDENCE CORPORATION, a Massachusetts corporation, and EVERETT CHARLES TECHNOLOGIES LLC, a Delaware limited liability company

4.	Administrative Agent:	SILICON VALLEY BANK

5.	Credit Agreement:	Credit Agreement, dated as of November 27, 2013, among LTX-CREDENCE CORPORATION, a Massachusetts corporation (“LTX”), EVERETT CHARLES TECHNOLOGIES LLC, a Delaware limited

Exhibit E

liability company (collectively with LTX, the “Borrower”), the several banks and other financial institutions from time to time parties thereto (each a “Lender”, and collectively, the “Lenders”), SILICON VALLEY BANK (“SVB”), as the Issuing Lender, and SVB as administrative agent for the Lenders (in such capacity, the “Administrative Agent”)

6.	Assigned Interest[s]:

Assignor	Assignee	Facility Assigned[1]	Aggregate Amount of Commitment / Loans for all Lenders[2]	Amount of Commitment / Loans Assigned[3]	Percentage Assigned of Commitment / Loans[4]		CUSIP Number
			$	$		%
			$	$		%
			$	$		%

[7.	Trade Date: ][5]

Assignment Effective Date:                  , 20     [TO BE INSERTED BY THE ADMINISTRATIVE AGENT AND WHICH SHALL BE THE ASSIGNMENT EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

[Signature pages follow]

[1]	Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment Agreement (e.g. “Revolving Facility”, “Term Facility”, etc.)
[2]	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Assignment Effective Date.
[3]	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Assignment Effective Date.
[4]	Set forth, to at least 9 decimals, as a percentage of the applicable Commitment/Loans of all Lenders thereunder.
[5]	To be completed if the Assignor(s) and the Assignee(s) intend that the minimum assignment amount is to be determined as of the Trade Date.

Exhibit E

The terms set forth in this Assignment Agreement are hereby agreed to:

ASSIGNOR[1]
[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE[2]
[NAME OF ASSIGNEE]

By:
Name:
Title:

[1]	Add additional signature blocks as needed.
[2]	Add additional signature blocks as needed.

Exhibit E

Consented to and Accepted:

SILICON VALLEY BANK, as Administrative Agent

By
Name:
Title:

By
Name:
Title:

[Consented to:][3]

[NAME OF RELEVANT PARTY]

By
Name:
Title:

[NAME OF RELEVANT PARTY]

By
Name:
Title:

[3]	To be added only if the consent of the Borrower and/or other parties (e.g. Swingline Lender, Issuing Lender) is required by the terms of the Credit Agreement.

Exhibit E

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment Agreement and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of any Loan Party, any of their respective Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by any Loan Party, any of their respective Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document or any other instrument or document furnished pursuant hereto or thereto.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment Agreement and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an Assignee under Section 10.6(b) of the Credit Agreement (subject to such consents, if any, as may be required under Section 10.6(b) of the Credit Agreement), (iii) from and after the Assignment Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.1 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment Agreement and to purchase the Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment Agreement and to purchase the Assigned Interest, and (vii) attached to the Assignment Agreement is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on any of the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Assignment Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Assignment Effective Date and to the Assignee for amounts which have accrued from and after the Assignment Effective Date.

Exhibit E

3. General Provisions. This Assignment Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment Agreement may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment Agreement by telecopy (or other electronic method of transmission) shall be effective as delivery of a manually executed counterpart of this Assignment Agreement. This Assignment Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York.

Exhibit E

EXHIBIT F-1

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships for U.S. Federal Income Tax Purposes)

[Date]

Reference is made to that certain Credit Agreement, dated as of November 27, 2013 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among LTX-CREDENCE CORPORATION, a Massachusetts corporation (“LTX”), EVERETT CHARLES TECHNOLOGIES LLC, a Delaware limited liability company (collectively with LTX, the “Borrower”), the several banks and other financial institutions or entities from time to time parties thereto (each a “Lender”, and collectively, the “Lenders”), SILICON VALLEY BANK (“SVB”), as the Issuing Lender, and SVB as administrative agent for the Lenders (in such capacity, the “Administrative Agent”).

Pursuant to the provisions of Section 2.20 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

IN WITNESS WHEREOF, the undersigned has caused this certificate to be duly executed and delivered by its proper and duly authorized signatory as of the day and year first written above.

[Name of Lender]

By
Name:
Title:

Exhibit F-1

EXHIBIT F-2

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships for U.S. Federal Income Tax Purposes)

[Date]

Reference is made to that certain Credit Agreement, dated as of November 27, 2013 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among LTX-CREDENCE CORPORATION, a Massachusetts corporation (“LTX”), EVERETT CHARLES TECHNOLOGIES LLC, a Delaware limited liability company (collectively with LTX, the “Borrower”), the several banks and other financial institutions or entities from time to time parties thereto (each a “Lender”, and collectively, the “Lenders”), SILICON VALLEY BANK (“SVB”), as the Issuing Lender, and SVB as administrative agent for the Lenders (in such capacity, the “Administrative Agent”).

Pursuant to the provisions of Section 2.20 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

IN WITNESS WHEREOF, the undersigned has caused this certificate to be duly executed and delivered by its proper and duly authorized signatory as of the day and year first written above.

[Name of Participant]

By
Name:
Title:

Exhibit F-2

EXHIBIT F-3

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships for U.S. Federal Income Tax Purposes)

[Date]

Reference is made to that certain Credit Agreement, dated as of November 27, 2013 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among LTX-CREDENCE CORPORATION, a Massachusetts corporation (“LTX”), EVERETT CHARLES TECHNOLOGIES LLC, a Delaware limited liability company (collectively with LTX, the “Borrower”), the several banks and other financial institutions or entities from time to time parties thereto (each a “Lender”, and collectively, the “Lenders”), SILICON VALLEY BANK (“SVB”), as the Issuing Lender, and SVB as administrative agent for the Lenders (in such capacity, the “Administrative Agent”).

Pursuant to the provisions of Section 2.20 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

IN WITNESS WHEREOF, the undersigned has caused this certificate to be duly executed and delivered by its proper and duly authorized signatory as of the day and year first written above.

[Name of Participant]

By
Name:
Title:

Exhibit F-3

EXHIBIT F-4

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships for U.S. Federal Income Tax Purposes)

[Date]

Reference is made to that certain Credit Agreement, dated as of November 27, 2013 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among LTX-CREDENCE CORPORATION, a Massachusetts corporation (“LTX”), EVERETT CHARLES TECHNOLOGIES LLC, a Delaware limited liability company (collectively with LTX, the “Borrower”), the several banks and other financial institutions or entities from time to time parties thereto (each a “Lender”, and collectively, the “Lenders”), SILICON VALLEY BANK (“SVB”), as the Issuing Lender, and SVB as administrative agent for the Lenders (in such capacity, the “Administrative Agent”).

Pursuant to the provisions of Section 2.20 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

IN WITNESS WHEREOF, the undersigned has caused this certificate to be duly executed and delivered by its proper and duly authorized signatory as of the day and year first written above.

[Name of Lender]

By
Name:
Title:

Exhibit F-4

EXHIBIT G-1

FORM OF REVOLVING LOAN NOTE

LTX-CREDENCE CORPORATION & EVERETT CHARLES TECHNOLOGIES LLC

THIS REVOLVING LOAN NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS AND PROVISIONS OF THE CREDIT AGREEMENT REFERRED TO BELOW. TRANSFERS OF THIS REVOLVING LOAN NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MUST BE RECORDED IN THE REVOLVING LOAN REGISTER MAINTAINED BY THE ADMINISTRATIVE AGENT PURSUANT TO THE TERMS OF SUCH CREDIT AGREEMENT.

$[ ]	[insert date]

FOR VALUE RECEIVED, the undersigned, LTX-CREDENCE CORPORATION, a Massachusetts corporation (“LTX”) and EVERETT CHARLES TECHNOLOGIES LLC, a Delaware limited liability company (collectively with LTX, the “Borrower”), hereby unconditionally promises to pay to [insert name of applicable Lender] (the “Lender”) or its registered assigns at the Funding Office specified in the Credit Agreement (as hereinafter defined) in Dollars and in immediately available funds, on the Revolving Termination Date the principal amount of (a) [insert amount of applicable Lender’s Revolving Commitment] ($[        ]), or, if less, (b) the aggregate unpaid principal amount of all Revolving Loans made by the Lender to the Borrower pursuant to Section 2.4 of the Credit Agreement referred to below. The Borrower further agrees to pay interest in like money at such office on the unpaid principal amount hereof from time to time outstanding at the rates and on the dates specified in the Credit Agreement.

The holder of this Revolving Loan Note (this “Note”) is authorized to indorse on the schedules annexed hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof the date, Type and amount of each Revolving Loan made pursuant to the Credit Agreement and the date and amount of each payment or prepayment of principal thereof, each continuation thereof, each conversion of all or a portion thereof to another Type and, in the case of Eurodollar Loans, the length of each Interest Period with respect thereto. Each such indorsement shall constitute prima facie evidence of the accuracy of the information indorsed. The failure to make any such indorsement or any error in any such indorsement shall not affect the obligations of the Borrower in respect of any Revolving Loan.

This Note (a) is one of the Revolving Loan Notes referred to in the Credit Agreement, dated as of November 27, 2013, among the Borrower, the several banks and other financial institutions or entities from time to time party thereto as lenders, and SILICON VALLEY BANK, as Administrative Agent (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), (b) is subject to the provisions of the Credit Agreement and (c) is subject to optional and mandatory prepayment in whole or in part as provided in the Credit Agreement. This Note is secured and guaranteed as provided in the Loan Documents. Reference is hereby made to the Loan Documents for a description of the properties and assets in which a security interest has been granted, the nature and extent of the security and the guarantees, the terms and conditions upon which the security interests and each guarantee were granted and the rights of the holder of this Note in respect thereof.

Upon the occurrence and during the continuance of any one or more Events of Default, all principal and all accrued interest then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable, all as provided in the Credit Agreement.

Exhibit G-1

All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, indorser or otherwise, hereby waive presentment, demand, notice, and protest.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN OR IN THE CREDIT AGREEMENT, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AND IN ACCORDANCE WITH THE REGISTRATION AND OTHER PROVISIONS OF SECTION 10.6 OF THE CREDIT AGREEMENT.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

LTX-CREDENCE CORPORATION, as a Borrower

By:

Name:

Title:

EVERETT CHARLES TECHNOLOGIES LLC, as a Borrower

By:

Name:

Title:

Exhibit G-1

Schedule A

to Revolving Loan Note

LOANS, CONVERSIONS AND REPAYMENTS OF ABR LOANS

Date	Amount of ABR Loans	Amount Converted to ABR Loans	Amount of Principal of ABR Loans Repaid	Amount of ABR Loans Converted to Eurodollar Loans	Unpaid Principal Balance of ABR Loans	Notation Made By

Exhibit G-1

Schedule B

to Revolving Loan Note

LOANS, CONTINUATIONS, CONVERSIONS AND REPAYMENTS OF EURODOLLAR LOANS

Date	Amount of Eurodollar Loans	Amount Converted to Eurodollar Loans	Interest Period and Eurodollar Rate with Respect Thereto	Amount of Principal of Eurodollar Loans Repaid	Amount of Eurodollar Loans Converted to ABR Loans	Unpaid Principal Balance of Eurodollar Loans	Notation Made By

Exhibit G-1

EXHIBIT G-2

FORM OF TERM LOAN NOTE

LTX-CREDENCE CORPORATION & EVERETT CHARLES TECHNOLOGIES LLC

THIS TERM LOAN NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS AND PROVISIONS OF THE CREDIT AGREEMENT REFERRED TO BELOW. TRANSFERS OF THIS TERM LOAN NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MUST BE RECORDED IN THE TERM LOAN REGISTER MAINTAINED BY THE ADMINISTRATIVE AGENT PURSUANT TO THE TERMS OF SUCH CREDIT AGREEMENT.

$[ ]	[insert Closing Date]

FOR VALUE RECEIVED, the undersigned, LTX-CREDENCE CORPORATION, a Massachusetts corporation (“LTX”) and EVERETT CHARLES TECHNOLOGIES LLC, a Delaware limited liability company (collectively with LTX, the “Borrower”), hereby unconditionally promises to pay to [insert name of applicable Lender] (the “Lender”) or its registered assigns at the Funding Office specified in the Credit Agreement (as hereinafter defined) in Dollars and in immediately available funds, the principal amount of (a) [insert amount of applicable Lender’s Term Commitment] ($[        ]), or, if less, (b) the aggregate unpaid principal amount of the Term Loans made by the Lender pursuant to the Credit Agreement referred to below. The principal amount hereof shall be paid in the amounts and on the dates specified in Section 2.3 of the Credit Agreement. The Borrower further agrees to pay interest in like money at such office on the unpaid principal amount hereof from time to time outstanding at the rates and on the dates specified in the Credit Agreement.

The holder of this Term Loan Note (this “Note”) is authorized to indorse on the schedules annexed hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof the date, Type and amount of the Term Loan and the date and amount of each payment or prepayment of principal with respect thereto, each conversion of all or a portion thereof to another Type, each continuation of all or a portion thereof as the same Type and, in the case of Eurodollar Loans, the length of each Interest Period with respect thereto. Each such indorsement shall constitute prima facie evidence of the accuracy of the information indorsed. The failure to make any such indorsement or any error in any such indorsement shall not affect the obligations of the Borrower in respect of the Term Loan.

This Note (a) is one of the Term Loan Notes referred to in the Credit Agreement, dated as of November 27, 2013, among the Borrower, the several banks and other financial institutions or entities from time to time party thereto as lenders, and SILICON VALLEY BANK, as Administrative Agent (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), (b) is subject to the provisions of the Credit Agreement, and (c) is subject to optional and mandatory prepayment in whole or in part as provided in the Credit Agreement. This Note is secured and guaranteed as provided in the Loan Documents. Reference is hereby made to the Loan Documents for a description of the properties and assets in which a security interest has been granted, the nature and extent of the security and the guarantees, the terms and conditions upon which the security interests and each guarantee were granted and the rights of the holder of this Note in respect thereof.

Upon the occurrence and during the continuance of any one or more Events of Default, all principal and all accrued interest then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable, all as provided in the Credit Agreement.

Exhibit G-2

All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, indorser or otherwise, hereby waive presentment, demand, notice, and protest.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN OR IN THE CREDIT AGREEMENT, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AND IN ACCORDANCE WITH THE REGISTRATION AND OTHER PROVISIONS OF SECTION 10.6 OF THE CREDIT AGREEMENT.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

LTX-CREDENCE CORPORATION, as a Borrower

By:

Name:

Title:

EVERETT CHARLES TECHNOLOGIES LLC, as a Borrower

By:

Name:

Title:

Exhibit G-2

Schedule A

to Term Loan Note

LOANS, CONVERSIONS AND REPAYMENTS OF ABR LOANS

Date	Amount of ABR Loans	Amount Converted to ABR Loans	Amount of Principal of ABR Loans Repaid	Amount of ABR Loans Converted to Eurodollar Loans	Unpaid Principal Balance of ABR Loans	Notation Made By

Exhibit G-2

Schedule B

to Term Loan Note

LOANS, CONTINUATIONS, CONVERSIONS AND REPAYMENTS OF EURODOLLAR LOANS

Date	Amount of Eurodollar Loans	Amount Converted to Eurodollar Loans	Interest Period and Eurodollar Rate with Respect Thereto	Amount of Principal of Eurodollar Loans Repaid	Amount of Eurodollar Loans Converted to ABR Loans	Unpaid Principal Balance of Eurodollar Loans	Notation Made By

Exhibit G-2

EXHIBIT H

FORM OF COLLATERAL INFORMATION CERTIFICATE

(Please see attached)

Exhibit H

FORM OF COLLATERAL INFORMATION CERTIFICATE

LTX-CREDENCE CORPORATION

AND

EVERETT CHARLES TECHNOLOGIES LLC

AS THE BORROWER

Dated as of November [    ], 2013

COLLATERAL INFORMATION CERTIFICATE

To: Silicon Valley Bank, as Administrative Agent

THIS COLLATERAL INFORMATION CERTIFICATE is being delivered pursuant to Section 5.1 of that certain Credit Agreement, dated as of November [    ], 2013 (the “Credit Agreement”), among LTX-CREDENCE CORPORATION, a Massachusetts corporation (“LTXC”) and Everett Charles Technologies LLC, a Delaware limited liability company (“ECT”, and together with LTX, collectively, the “Borrower” or the “Loan Parties”), the lenders party thereto (the “Lenders”), and Silicon Valley Bank, as administrative agent for such Lenders (in such capacity, the “Administrative Agent”).

Capitalized terms used and not otherwise defined herein shall have the respective meanings set forth in the Credit Agreement or the other Loan Documents referenced therein. Other terms which are used but not otherwise defined herein but which are defined in Article 8 or Article 9 of the UCC shall have the respective meanings set forth in such applicable Article of the UCC.

The undersigned, being the duly appointed Chief Financial Officer of the Borrower and a Responsible Officer of each other Loan Party, hereby certifies on behalf of each Loan Party that as of the Closing Date, after giving immediate effect to the Acquisition:

NAMES:

1.	The exact legal name of the Borrower and each other Loan Party as it appears in its respective organizational papers, its respective jurisdiction of formation, its respective organizational identification number and its respective date of formation, is as follows:

Name of Loan Party	Jurisdiction of Formation	Organizational Identification No.	Date of Formation

2.	Set forth below is each other legal name that each Loan Party has had during the last five years, together with the date of the relevant change:

Loan Party	Prior Legal Name	Date of Name Change

2

3.	Within the past five years, the following Persons have been merged into a Loan Party or such Loan Party has acquired all or a material portion of the assets of such Person (provide names, dates and brief description of transaction):

Loan Party	Name of Party Merged with or Acquired	Date of Merger or Asset Acquisition	Description of Transaction

4.	The following is a list of all other names (including trade names or similar appellations) used by a Loan Party or any of its divisions or other business units at any time during the past five years:

Loan Party	Other Names Used Within Last Five Years

5.	The following is a list of all the share or membership certificates evidencing equity interests (other than publicly traded equity interests) of each Loan Party, including the record owners, the certificate numbers, the certificate dates and the number of shares or percentage of membership interests represented by such certificates:

Loan Party	Certificate Number	Certificate/Issuance Date	No. Shares or Ownership Percentage	Record Owner

6.	No stock, debt instruments, or cash collateral of any Loan Party has been pledged to any Person, except as follows:

Loan Party	Description of Liens

3

LOCATIONS:

7.	The chief executive office of each Loan Party is located at the addresses specified below:

Loan Party	Address of Chief Executive Office

8.	The following is a list of all locations not identified in Item 5, above, where each Loan Party maintains its books and records relating to the Collateral:

Loan Party	Address where Books and Records are Maintained

9.	The following is a list of all locations where any of the Collateral comprising Goods, including Inventory, Equipment or Fixtures (other than motor vehicles and other mobile goods to the extent in transit from time to time), is located:

Loan Party	Locations

4

10.	The following is a list of all real property owned of record and beneficially by each Loan Party:

Loan Party	Description of Real Property

11.	The following is a list of all real property leased or subleased by or to each Loan Party, whether by way of a ground lease, a master lease, a standard site lease, license or otherwise (each a “Lease”) (include the name of each of the parties to each Lease as it appears on the Lease, and the address of the relevant premises under such Lease).

Loan Party	Parties to Lease	Address of Leased Premises	Description of Lease

5

12.	Each of the following firms provides insurance services for the Loan Parties.

Loan Party	Name of Insurance Provider

13.	Reserved

6

INFORMATION ABOUT COLLATERAL:

Material Contracts:

14.	The following is a list of all material licenses or sublicenses pursuant to which any third party licenses or sublicenses to a Loan Party the right to use any intellectual property rights, including any right to use any software or any patent, trademark or copyright exclusive or any mass market, non-customized licenses or sublicenses (collectively, the “Inbound Licenses”):

Loan Party	Licensor of Inbound License	Name and Date of License Agreement	Description of Licensed Intellectual Property Rights

15.	The following is a list of all material licenses or sublicenses pursuant to which each Loan Party licenses or sublicenses to any third party the right to use any intellectual property rights, including any right to use any software or any Patent, Trademark or Copyright (collectively, the “Outbound Licenses”):

Loan Party	Licensee under Outbound License	Name and Date of License Agreement	Description of Licensed Intellectual Property Rights

16.	The following is a list of (and the location of) all material equipment and other personal property leased or subleased by each Loan Party from any third party, whether leased individually or jointly with others (include the name of the lessor or sublessor as it appears on the lease or sublease, the title of the applicable lease or sublease as amended to date, including all schedules thereto, and a general description of leased equipment and other property, the address at which such equipment and other property is located (collectively, the “Personal Property Leases”)):

LTX-Credence Corporation

Lessor/Sublessor	Description of Leased/Subleased Equipment	Address where Leased/Subleased Equipment is Located

ECT

Lessor/Sublessor	Description of Leased/Subleased Equipment	Address where Leased/Subleased Equipment is Located

7

17.	The following is a list of all material contracts and agreements, including collective bargaining agreements, and employment agreements, to which each Loan Party is a party or in which it has an interest relating to material employees (collectively, the “Employee Contracts”):

Loan Party	Description of Employee Contract

18.	The following is a list of all other material contracts and agreements of any kind or nature (to the extent not otherwise previously listed in this Collateral Information Certificate) to which any Loan Party is a party or in which it has an interest (collectively, the “Other Material Contracts”):

Loan Party	Description of Other Material Contract

8

Government Licenses:

19.	The following is a list of all material federal, state and other governmental licenses or authorizations required or reasonably necessary to operate each Loan Party’s business as currently conducted or as contemplated by such Loan Party to be operated immediately after the Closing Date (collectively, the “Governmental Licenses”):

Loan Party	Description of Governmental License

9

Intellectual Property:

20.	The following is a list of domestic and foreign registered patents and patent applications owned, or otherwise used by each Loan Party, whether individually or jointly with others:

LTX-Credence Corporation

Issued Patents and Pending Patent Applications Licensed to or used by LTX-Credence Corporation

Jurisdiction	Patent No.	Issue Date	Inventor	Title

10

Issued Patents of ECT

SEE ATTACHED SCHEDULE [    ]

Pending Patent Applications of ECT

SEE ATTACHED SCHEDULE [    ]

Issued Patents and Pending Patent Applications Licensed to or used by ECT

SEE ATTACHED SCHEDULE [    ]

21.	The following is a list of domestic and foreign registered trademarks, trademark registrations, service mark registrations, tradenames or applications therefor, owned, or otherwise used by each Loan Party, whether individually or jointly with others:

Registered Trademarks of LTX-Credence Corporation

Jurisdiction	Registration No.	Registration Date	Filing Date	Registered Owner	Mark

Pending Trademark Applications of LTX-Credence Corporation

Jurisdiction	Application No.	Filing Date	Applicant	Mark

Registered Trademarks and Pending Trademark Applications Licensed to or used by LTX-Credence Corporation

Registered Trademarks of ECT

SEE ATTACHED SCHEDULE [    ]

11

Pending Trademark Applications of ECT

SEE ATTACHED SCHEDULE [    ]

Registered Trademarks and Pending Trademark Applications Licensed to or used by ECT

SEE ATTACHED SCHEDULE [    ]

22.	The following is a list of domestic and foreign copyrights, copyright works, copyright registrations and applications therefor, owned or used by each Loan Party, whether individually or jointly with others:

Registered Copyrights of LTX-Credence Corporation

Jurisdiction	Registration No.	Registration Date	Work of Authorship

12

Pending Copyright Applications of LTX-Credence Corporation

Jurisdiction	Application No.	Application Date	Work of Authorship

Registered Copyrights and Pending Copyright Applications Licensed to or used by LTX-Credence Corporation

Registered Copyrights of ECT

Pending Copyright Applications of ECT

Registered Copyrights and Pending Copyright Applications Licensed to or used by ECT

13

Investment Property and Deposits:

23.	The Loan Parties hold notes payable from the following Persons:

Loan Party	Date of Note	Maturity Date of Note	Principal Amount of Note	Name of Note Obligor	Are Note Obligations Secured (Y or N)

24.	The Loan Parties maintain the following deposit accounts (including demand, time, savings, passbook or similar accounts) with depositary banks:

Loan Party	Type of Account (i.e. Payroll, Operations, Cash Management, etc.)	Name of Depository Bank	Account No.	Is Account Currently Blocked or Restricted (Y/N)

14

25.	The Loan Parties beneficially own “investment property” in the following securities accounts held with securities intermediaries:

Loan Party	Name of Securities Intermediary	Account No.	Description of Investment Property	Is Account Currently Blocked or Restricted (Y/N)

26.	The Loan Parties beneficially own the following stocks, bonds, investment securities, partnership and joint venture investments and other investments:

27.	The Loan Parties own the following types of assets:

Loan Party	Aircraft (Y/N)	Motor Vehicles (Y/N)	Vessels, Boats, Ships (Y/N)	Franchise Agreements (Y/N)	Commercial Tort Claims (Y/N)

28.	The Borrower’s assets are encumbered by liens of third parties as follows, in addition to the leases listed above in No. 11 and the permitted liens as set forth in section 7 of the Credit Agreement:

Debtor	Jurisdiction	UCC Filing No.	UCC Filing Date	Secured Party	UCC Collateral Description

15

29.	The following is a list of all letters of credit as to which any Loan Party is the beneficiary or otherwise has any right to payment or performance:

Loan Party Beneficiary	Name of Issuer	Name of Account Party	Letter of Credit No. and Amount	Standby or Commercial Letter of Credit?

INFORMATION ABOUT THE LOAN PARTIES:

30.	Each Loan Party is qualified to do business in the following jurisdictions as of the Closing Date:

Loan Party	Jurisdictions in which Qualified to do Business

31.	Each Loan Party has the following subsidiaries:

LTX-Credence Corporation

Name of Subsidiary	Jurisdiction of Organization or Formation	Organizational Identification Number	Percentage of Equity Interests Owned

ECT

Name of Subsidiary	Jurisdiction of Organization or Formation	Organizational Identification Number	Percentage of Equity Interests Owned

32.	List all formation documents and material equity holders agreements pertaining to each Loan Party or to which any Loan Party is a party, including operating agreements, partnership agreements, bylaws, certificates of formation, certificates or articles of organization, certificates or articles of incorporation, shareholder or other equityholders agreements, trust or voting rights agreements, registration rights agreements, warrants and warrant purchase agreements, convertible debt documents and options and other equity incentive plans.

16

The undersigned certifies that each such agreement is in full force and effect, and has not been modified, amended, supplemented or restated except as listed.

Loan Party	Description of Document/Agreement

33.	The following is a complete list of litigation, investigations, or proceedings of or before any arbitrator or Governmental Authority pending or to the knowledge of the Loan Party, threatened in writing against any Group Member or against any of their respective properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated by the Credit Agreement or the Loan Documents, or (b) that would reasonably be expected to have a Material Adverse Effect:

Loan Party	Description of Pending or Threatened Litigation

17

The undersigned hereby certifies the foregoing information to be true and correct in all material respects and executes this Collateral Information Certificate as of the date first written above on behalf of each of the Borrowers.

LTX-CREDENCE CORPORATION, AS BORROWER

By:
Name:
Title:

EVERETT CHARLES TECHNOLOGIES LLC, AS BORROWER

By:
Name:
Title:

18

SCHEDULES TO THE COLLATERAL INFORMATION CERTIFICATE

(Please see attached schedules)

EXHIBIT I

FORM OF NOTICE OF BORROWING

LTX-CREDENCE CORPORATION & EVERETT CHARLES TECHNOLOGIES LLC

Date:

TO:	SILICON VALLEY BANK

3003 Tasman Drive

Santa Clara, CA 95054

Attention: Corporate Services Department

RE:	Credit Agreement, dated as of November 27, 2013 (as amended, modified, supplemented or restated from time to time, the “Credit Agreement”), by and among LTX-CREDENCE CORPORATION, a Massachusetts corporation (“LTX”), EVERETT CHARLES TECHNOLOGIES LLC, a Delaware limited liability company (collectively with LTX, the “Borrower”), the several banks and other financial institutions from time to time parties thereto (each a “Lender”, and collectively, the “Lenders”), SILICON VALLEY BANK (“SVB”), as the Issuing Lender, and SVB as administrative agent for the Lenders (in such capacity, the “Administrative Agent”). Capitalized terms used but not otherwise defined herein shall have the respective meanings given to such terms in the Credit Agreement.

Ladies and Gentlemen:

The undersigned refers to the Credit Agreement and hereby gives you irrevocable notice, pursuant to Section [2.2] [2.5] of the Credit Agreement, of the borrowing of a [Term Loan][Revolving Loan][Swingline Loan].

The requested Borrowing Date, which shall be a Business Day, is                     .

The aggregate amount of the requested Loan is $        .

The requested Loan shall consist of $         of ABR Loans and $         of Eurodollar Loans.

The duration of the Interest Period for the Eurodollar Loans included in the requested Loan shall be              [one][two][three][six] months.

[Insert instructions for remittance of the proceeds of the applicable Loans to be borrowed]

The undersigned, in his/her capacity as a Responsible Officer of the Borrower and not in his/her individual capacity, hereby certifies that the following statements are true on the date hereof, and will be true on the date of the proposed Loan before and after giving effect thereto, and to the application of the proceeds therefrom, as applicable:

(a) each representation and warranty of each Loan Party contained in or pursuant to any Loan Document (i) to the extent qualified by materiality, is true and correct, and (ii) to the extent not qualified by materiality, is true and correct in all material respects, in each case, on and as of the date hereof as if made on and as of the date hereof, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date; [provided that it is understood and agreed that only representations and warranties made with respect to the Acquired Business on the Closing Date shall be the Specified Representations]17; [and]

[17]	For initial loan request on the Closing Date.

Exhibit I

(b) no Default or Event of Default exists or will occur after giving effect to the extensions of credit requested herein [; and]

[(c) after giving effect to such Revolving Extension of Credit, the availability and borrowing limitations specified in Section 2.4 of the Credit Agreement will be satisfied.]

[Signature page follows]

Exhibit I

IN WITNESS WHEREOF, the undersigned has caused this notice to be duly executed and delivered by its proper and duly authorized officer as of the day and year first written above.

LTX-CREDENCE CORPORATION

By:

Name:

Title:

EVERETT CHARLES TECHNOLOGIES LLC

By:

Name:

Title:

For internal Bank use only

Eurodollar Pricing Date	Eurodollar Rate	Eurodollar Variance		Maturity Date
%

Exhibit I

EXHIBIT J

FORM OF NOTICE OF CONVERSION/CONTINUATION

LTX-CREDENCE CORPORATION & EVERETT CHARLES TECHNOLOGIES LLC

Date:

TO:	SILICON VALLEY BANK

3003 Tasman Drive

Santa Clara, CA 95054

Attention:

RE:	Credit Agreement, dated as of November 27, 2013 (as amended, modified, supplemented or restated from time to time, the “Credit Agreement”), by and among LTX-CREDENCE CORPORATION, a Massachusetts corporation (“LTX”), EVERETT CHARLES TECHNOLOGIES LLC, a Delaware limited liability company (collectively with LTX, the “Borrower”), the several banks and other financial institutions from time to time parties thereto (each a “Lender”, and collectively, the “Lenders”), SILICON VALLEY BANK (“SVB”), as the Issuing Lender, and SVB as administrative agent for the Lenders (in such capacity, the “Administrative Agent”). Capitalized terms used but not otherwise defined herein shall have the respective meanings given to such terms in the Credit Agreement.

Ladies and Gentlemen:

The undersigned, in his/her capacity as a Responsible Officer of the Borrower and not in his/her individual capacity, refers to the Credit Agreement and hereby gives you irrevocable notice pursuant to Section [2.13(a)] [2.13(b)] of the Credit Agreement, of the [conversion] [continuation] of the Loans specified herein, that:

1. The date of the [conversion] [continuation] is                     .

2. The aggregate amount of the proposed Loans to be [converted] [continued] is $

3. The Loans are to be [converted into] [continued as] [Eurodollar] [ABR] Loans.

4. The duration of the Interest Period for the Eurodollar Loans included in the [conversion] [continuation] shall be [one][two][three][six] months.

5. The undersigned on behalf of the Borrower, hereby certifies that no Default or Event of Default exists or shall occur after giving effect to the [conversion] [continuation] requested to be made on such date.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned has caused this notice to be duly executed and delivered by its proper and duly authorized officer as of the day and year first written above.

LTX-CREDENCE CORPORATION

By:

Name:

Title:

EVERETT CHARLES TECHNOLOGIES LLC

By:

Name:

Title:

For internal Bank use only

Eurodollar Pricing Date	Eurodollar Rate	Eurodollar Variance		Maturity Date
%

Exhibit I